                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No. 4)

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      /X/        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      / /        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Under Rule Section240.14a-12

                               MORTON'S RESTAURANT GROUP, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

                                               Not Applicable
      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ------------------------------------------------------------
           (2)  Aggregate number of securities to which transaction applies:
                ------------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ------------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ------------------------------------------------------------
           (5)  Total fee paid:
                ------------------------------------------------------------

/X/        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ------------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ------------------------------------------------------------
           (3)  Filing Party:
                ------------------------------------------------------------
           (4)  Date Filed:
                ------------------------------------------------------------

          PRELIMINARY COPY, SUBJECT TO COMPLETION, DATED JUNE 18, 2002

                                 [INSERT LOGO]

                          MORTON'S RESTAURANT GROUP, INC.
                            3333 NEW HYDE PARK ROAD
                         NEW HYDE PARK, NEW YORK 11042
                             [              ], 2002

Dear Stockholder:

    You are cordially invited to attend a special meeting of stockholders of Morton's Restaurant Group, Inc. ("Morton's") to be held at 9:00 a.m. (local time) on Tuesday, July 23, 2002, at The Garden City Hotel, 45 Seventh Street, Garden City, New York 11530.

    At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 26, 2002, as amended on June 15, 2002, by and among Morton's Acquisition Company ("Morton's Acquisition"), Morton's Holdings, LLC (formerly known as Morton's Holdings, Inc., "Morton's Holdings") and Morton's, and to approve the merger contemplated by the merger agreement. Morton's Holdings is wholly owned by Castle Harlan Partners III, L.P. ("CHP"), a private investment fund that makes investments identified by its affiliates. Under the merger agreement, Morton's Acquisition, a wholly owned subsidiary of Morton's Holdings, will be merged with and into Morton's, with Morton's as the surviving corporation. Upon completion of the merger, each issued and outstanding share of Morton's common stock will be converted into the right to receive $13.50 in cash without interest (other than shares held by Morton's or any of Morton's subsidiaries, held in Morton's treasury, or held by Morton's Holdings or Morton's Acquisition, or shares held by Morton's stockholders who perfect their appraisal rights under Delaware law). Following completion of the merger, Morton's will continue its operations, but as a privately held company.

    The Board of Directors of Morton's formed a Special Committee, which is composed of directors who are not officers or employees of Morton's, Morton's Holdings, Morton's Acquisition or CHP and who have no financial interest in the proposed merger different from Morton's stockholders generally. The Special Committee, acting with the advice and assistance of its own legal and financial advisors, evaluated and negotiated the merger proposal, including the terms of the merger agreement, with Morton's Holdings and Morton's Acquisition. The Special Committee unanimously determined that the proposed merger and merger agreement are fair to and in the best interests of Morton's and its unaffiliated stockholders, approved the merger and the merger agreement and recommended to the Board of Directors to approve and adopt the merger agreement and approve the merger. The Board of Directors, based in part on the unanimous recommendation of the Special Committee, has determined by the unanimous vote of those participating that the merger is fair to and in the best interests of Morton's and its unaffiliated stockholders and has approved and adopted the merger agreement and approved the merger. THEREFORE, THE BOARD OF DIRECTORS, BASED ON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER.

    In reaching their decisions, the Board of Directors and the Special Committee considered, among other things, the oral opinion, subsequently confirmed by the written opinion, dated March 26, 2002, of Greenhill & Co., LLC, the Special Committee's financial advisor. This opinion stated that, based on and subject to the considerations, limitations, assumptions and qualifications set forth in the opinion, as of March 26, 2002, the $12.60 per share cash consideration that was to be received by Morton's stockholders in the proposed merger was fair, from a financial point of view, to Morton's stockholders (other than Morton's Holdings and its subsidiaries, including Morton's Acquisition, and CHP and its affiliates). A copy of Greenhill's written opinion is attached to the proxy statement as Appendix B and should be read in its entirety. On
June 15, 2002, the cash merger consideration was increased to $13.50 per share.

    The enclosed proxy statement provides information about Morton's, Morton's Holdings, Morton's Acquisition, certain of their affiliates, the merger agreement, the proposed merger and the special meeting. A copy of the merger agreement is attached to the proxy statement as Appendix A for your information. You may obtain additional information about Morton's from documents filed with the Securities and Exchange Commission. PLEASE READ THE ENTIRE PROXY STATEMENT CAREFULLY, INCLUDING THE APPENDICES. IN PARTICULAR, BEFORE VOTING, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION OF THE PROXY STATEMENT ENTITLED "SPECIAL FACTORS."

    YOUR VOTE IS VERY IMPORTANT. THE MERGER CANNOT BE COMPLETED UNLESS THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF MORTON'S COMMON STOCK ENTITLED TO VOTE APPROVE AND ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED WHITE PROXY CARD. IF YOU COMPLETE, DATE, SIGN AND RETURN YOUR WHITE PROXY CARD WITHOUT INDICATING HOW YOU WISH TO VOTE, YOUR PROXY WILL BE COUNTED AS A VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER. IF YOU FAIL TO RETURN YOUR WHITE PROXY CARD AND FAIL TO VOTE AT THE SPECIAL MEETING, THE EFFECT WILL BE THE SAME AS A VOTE AGAINST THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER. RETURNING THE WHITE PROXY CARD DOES NOT DEPRIVE YOU OF YOUR RIGHT TO ATTEND THE SPECIAL MEETING AND VOTE YOUR SHARES IN PERSON.

                                         Sincerely,

                                         Allen J. Bernstein
                                         Chairman of the Board,
                                         President and Chief Executive Officer

New Hyde Park, New York

This proxy statement is dated [                  , 2002] and is first being
mailed to stockholders of Morton's on or about [                  , 2002].

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THIS TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    PRELIMINARY COPY, SUBJECT TO COMPLETION
                              DATED JUNE 18, 2002
                                 [INSERT LOGO]

                        MORTON'S RESTAURANT GROUP, INC.
                            3333 NEW HYDE PARK ROAD
                         NEW HYDE PARK, NEW YORK 11042

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 23, 2002

                            ------------------------

To the Stockholders of
Morton's Restaurant Group, Inc.:

    Notice is hereby given that a special meeting of stockholders of Morton's Restaurant Group, Inc., a Delaware corporation ("Morton's"), will be held at The Garden City Hotel, 45 Seventh Street, Garden City, New York 11530, at 9:00 a.m. (local time) on July 23, 2002, for the following purposes:

        1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 26, 2002, as amended on June 15, 2002, by and among Morton's Holdings, LLC (formerly known as Morton's Holdings, Inc., "Morton's Holdings"), Morton's Acquisition Company ("Morton's Acquisition") and Morton's, and to approve the merger contemplated by the merger agreement. Morton's Holdings is wholly owned by Castle Harlan Partners III, L.P., a private investment fund that makes investments identified by its affiliates. Under the merger agreement, Morton's Acquisition, a wholly owned subsidiary of Morton's Holdings, will be merged with and into Morton's, with Morton's as the surviving corporation. Upon completion of the merger, each issued and outstanding share of Morton's common stock will be converted into the right to receive $13.50 in cash without interest (other than shares held by Morton's or any of Morton's subsidiaries, held in Morton's treasury, or held by Morton's Holdings or Morton's Acquisition, or shares held by Morton's stockholders who perfect their appraisal rights under Delaware law).

        2. To consider and vote upon such other matters as may properly come before the special meeting, including the approval of any adjournment of the special meeting solely for the purpose of soliciting additional proxies in favor of proposal 1, if necessary.

    Only holders of record of Morton's common stock at the close of business on May 29, 2002, the record date, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof.

    THE BOARD OF DIRECTORS, BASED IN PART ON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, HAS DETERMINED BY THE UNANIMOUS VOTE OF THOSE PARTICIPATING THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF MORTON'S AND ITS UNAFFILIATED STOCKHOLDERS AND HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND APPROVED THE MERGER. THEREFORE, THE BOARD OF DIRECTORS, BASED ON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER.

    Stockholders of Morton's who do not vote in favor of the approval and adoption of the merger agreement and the approval of the merger will have the right to seek appraisal of the fair value of their shares of Morton's common stock if the merger is completed, but only if they submit a written demand for an appraisal before the vote is taken on the merger agreement and the merger and they comply with Delaware law as explained in the accompanying proxy statement.

    YOUR VOTE IS VERY IMPORTANT. THE MERGER CANNOT BE COMPLETED UNLESS THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF MORTON'S COMMON STOCK ENTITLED TO VOTE APPROVE AND ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED WHITE PROXY CARD TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. IF YOU ATTEND THE SPECIAL MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE SPECIAL MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

    The merger is described in the accompanying proxy statement, which you are urged to read carefully. A copy of the merger agreement is attached to the accompanying proxy statement as Appendix A for your information.

                                          By Order of the Board of Directors,

                                          Agnes Longarzo
                                          Secretary

New Hyde Park, New York
[            , 2002]

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
SUMMARY TERM SHEET..........................................         1

QUESTIONS AND ANSWERS ABOUT THE MERGER......................         2

SUMMARY.....................................................         5
  The Merger................................................         5
  The Participants..........................................         5
  Reasons for the Recommendation of the Special Committee
    and the Board of Directors..............................         6
  Position of Morton's Holdings, Morton's Acquisition, CHP,
    John K. Castle and David B. Pittaway as to the Fairness
    of the Merger...........................................         7
  Opinion of Financial Advisor to the Special Committee.....         7
  Interests of Morton's Directors and Officers in the
    Merger..................................................         7
  Merger Financing..........................................         9
  The Special Meeting.......................................         9
  Appraisal Rights..........................................        10
  The Merger Agreement......................................        10
  Conditions to Completing the Merger.......................        10
  Limitation on Considering Other Acquisition Proposals.....        10
  Termination...............................................        11
  Termination Fee; Expense Reimbursement....................        12
  Certain Effects of the Merger.............................        12
  Federal Regulatory Matters................................        12
  Liquor Licenses...........................................        12
  Material U.S. Federal Income Tax Consequences.............        12
  Litigation Challenging the Merger.........................        13

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  INFORMATION...............................................        15

MORTON'S SELECTED HISTORICAL FINANCIAL DATA.................        15

TRADING MARKETS AND MARKET PRICE............................        17

THE SPECIAL MEETING.........................................        18
  General...................................................        18
  Record Date and Voting Information........................        18
  Proxies; Revocation.......................................        19
  Expenses of Proxy Solicitation............................        19
  Adjournments..............................................        19

THE PARTICIPANTS............................................        20
  Morton's Restaurant Group, Inc............................        20
  Morton's Holdings, LLC and Morton's Acquisition Company...        21
  Castle Harlan Partners III, L.P...........................        21
  John K. Castle............................................        22
  David B. Pittaway.........................................        22

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
                                                                PAGE
                                                              --------
SPECIAL FACTORS.............................................        23
  Background of the Merger..................................        23
  Reasons for the Recommendation of the Special Committee
    and the Board of Directors..............................        43
  Position of Morton's Holdings, Morton's Acquisition, CHP,
    John K. Castle and David B. Pittaway as to the Fairness
    of the Merger...........................................        50
  Forward-Looking Information...............................        53
  Opinion of Financial Advisor to the Special Committee.....        56
  Purpose and Structure of the Merger.......................        62
  Effects of the Merger; Plans or Proposals After the
    Merger..................................................        63
  Risks That the Merger Will Not Be Completed...............        65
  Interests of Morton's Directors and Officers in the
    Merger..................................................        65
  Certain Relationships Between CHP (and its affiliates) and
    Morton's................................................        69
  Merger Financing..........................................        69
  Estimated Fees and Expenses of the Merger.................        70
  Federal Regulatory Matters................................        70
  Liquor Licenses...........................................        71
  Material U.S. Federal Income Tax Consequences.............        71
  Litigation Challenging the Merger.........................        72
  Appraisal Rights..........................................        73

THE MERGER AGREEMENT........................................        76
  The Merger................................................        76
  Effective Time of the Merger..............................        76
  Certificate of Incorporation, Bylaws and Directors and
    Officers of Morton's as the Surviving Corporation.......        76
  Conversion of Common Stock................................        77
  Payment for Shares........................................        77
  Transfer of Shares........................................        78
  Treatment of Stock Options................................        78
  Representations and Warranties............................        78
  Conduct of Business Pending the Merger....................        81
  Limitation on Considering Other Acquisition Proposals.....        83
  Special Meeting...........................................        85
  Reasonable Best Efforts...................................        85
  Employee Matters..........................................        86
  Indemnification and Insurance.............................        86
  Stockholders Rights Plan..................................        87
  Conditions to Completing the Merger.......................        87
  Termination...............................................        89
  Termination Fee; Expense Reimbursement....................        90
  Letter Regarding Reimbursement of Certain Costs Relating
    to Amendment No. 15 to Morton's Credit Agreement........        92

COMMON STOCK PURCHASE INFORMATION...........................        92
  Purchases by Morton's.....................................        92
  Purchases by Directors and Officers of Morton's...........        93
  Recent Transactions.......................................        93

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................        94

INDEPENDENT AUDITORS........................................        96

                                                                PAGE
                                                              --------
FUTURE STOCKHOLDER MEETINGS AND PROPOSALS...................        96

OTHER MATTERS...............................................        96
  Presentation by Greenhill at the May 10, 2001 Board of
    Directors Meeting.......................................        97
  Presentation by Greenhill at the June 6, 2001 Special
    Committee Meeting.......................................       101
  Presentation by Greenhill at the June 29, 2001 Special
    Committee Meeting.......................................       107
  Presentation by Greenhill at the July 31, 2001 Special
    Committee Meeting.......................................       109
  Presentation by Greenhill at the October 29, 2001 Special
    Committee Meeting.......................................       110
  Presentation by Greenhill at the February 19, 2002 Special
    Committee Meeting.......................................       116

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION................       121

                            ------------------------

APPENDIX A...................................  Agreement and Plan of Merger, dated as of
                                               March 26, 2002, as amended on June 15, 2002,
                                               by and among Morton's Holdings, LLC (formerly
                                               known as Morton's Holdings, Inc.), Morton's
                                               Acquisition Company and Morton's Restaurant
                                               Group, Inc.

APPENDIX B...................................  Opinion of Greenhill & Co., LLC, dated
                                               March 26, 2002.

APPENDIX C...................................  Section 262 of the Delaware General
                                               Corporation Law.

APPENDIX D...................................  Information Relating to the Directors and
                                               Executive Officers of Morton's Restaurant
                                               Group, Inc.

APPENDIX E...................................  Information Relating to Morton's Holdings,
                                               LLC, Morton's Acquisition Company, Castle
                                               Harlan Partners III, L.P., John K. Castle and
                                               David B. Pittaway and Information Relating
                                               to the Directors and Executive Officers of
                                               Castle Harlan Partners III, G.P., Inc.,
                                               Morton's Holdings, LLC and Morton's
                                               Acquisition Company.

APPENDIX F...................................  Annual Report on Form 10-K/A for the Fiscal
                                               Year Ended December 30, 2001.

APPENDIX G...................................  Quarterly Report on Form 10-Q/A for the
                                               Fiscal Quarter Ended March 31, 2002.

                               SUMMARY TERM SHEET

    This Summary Term Sheet highlights selected information contained in the proxy statement and may not contain all of the information that is important to you. You are urged to read the entire proxy statement carefully, including the appendices. In the proxy statement, the terms Morton's and the Company refer to Morton's Restaurant Group, Inc.

    - STOCKHOLDER VOTE--You are being asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 26, 2002, as amended on June 15, 2002, by and among Morton's Acquisition Company, Morton's Holdings, LLC (formerly known as Morton's Holdings, Inc.) and Morton's, and the merger contemplated by the merger agreement. Under the merger agreement, Morton's Acquisition will be merged into Morton's, with Morton's as the surviving corporation. Approval and adoption of the merger agreement and approval of the merger require the affirmative vote of the holders of a majority of the outstanding shares of Morton's common stock. See "The Special Meeting" beginning on page 18.

    - PAYMENT--Upon completion of the merger, you will be entitled to receive $13.50 in cash, without interest, for each share of Morton's common stock that you own. You will not own any shares of Morton's common stock or any other interest in Morton's after completion of the merger. Each outstanding option to purchase shares of Morton's common stock will be canceled at the effective time of the merger, and each option holder will be entitled to receive a cash payment, without interest, equal to the difference between $13.50 and the exercise price of the option, multiplied by the number of shares subject to the option. Options with an exercise price equal to or greater than $13.50 per share, however, will be canceled at the effective time of the merger without any payment or other consideration. See "The Merger Agreement" beginning on page 76.

    - SPECIAL COMMITTEE--The Special Committee is a committee of Morton's Board of Directors that, with the advice and assistance of its own legal and financial advisors, evaluated and negotiated the merger proposal, including the terms of the merger agreement, with Morton's Holdings and Morton's Acquisition. The Special Committee consists solely of directors who are not officers or employees of Morton's or of Morton's Holdings, Morton's Acquisition or CHP and who have no financial interest in the proposed merger different from Morton's stockholders generally. The members of the Special Committee are Robert L. Barney, Lee M. Cohn (Chairman) and Alan A. Teran.

    - MORTON'S HOLDINGS--Morton's Holdings is Morton's Holdings, LLC, a newly formed Delaware limited liability company wholly owned by Castle Harlan Partners III, L.P., referred to as CHP, a private investment fund, organized as a Delaware limited partnership, that makes investments identified by its affiliates. See "The Participants" beginning on page 20.

    - MORTON'S ACQUISITION--Morton's Acquisition is Morton's Acquisition Company, a newly formed Delaware corporation and a wholly owned subsidiary of Morton's Holdings, LLC. See "The Participants" beginning on page 20.

    - FAIRNESS OF THE MERGER--The Special Committee and, based in part upon the unanimous recommendation of the Special Committee, the Board of Directors of Morton's have each determined that the terms of the merger agreement and the proposed merger are fair to and in the best interests of Morton's and its unaffiliated stockholders. See "Special Factors--Reasons for the Recommendation of the Special Committee and the Board of Directors" beginning on page 43.

    - TAX CONSEQUENCES--Generally, the merger will be taxable for U.S. federal income tax purposes for Morton's stockholders. You will recognize taxable gain or loss in the amount of the difference between $13.50 and your adjusted tax basis for each share of Morton's common stock that you own. See "Special Factors--Material U.S. Federal Income Tax Consequences" beginning on page 71.

    - CONDITIONS--The merger agreement and the merger are subject to approval by the holders of a majority of the outstanding shares of Morton's common stock, as well as other conditions, including that the parties obtain required governmental consents and approvals (including liquor licenses necessary to maintain continuity of service of alcoholic beverages post-merger), that no court or governmental entity has imposed an order or injunction prohibiting the merger, that Morton's has received identified third party consents and approvals (including with respect to mortgage financing and equipment leasing contracts) and that no event has occurred that has resulted in or would reasonably be likely to result in a material adverse effect on Morton's. See "The Merger Agreement--Conditions to Completing the Merger" beginning on page 87.

    - AFTER THE MERGER--Upon completion of the merger, Morton's Holdings will own 100% of Morton's. You will cease to have ownership interests in Morton's or rights as Morton's stockholders, and, as a result, if the merger is completed, you will not participate in any future earnings, losses, growth or decline of Morton's. See "Special Factors--Effects of the Merger; Plans or Proposals After the Merger" beginning on page 63.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   WHAT AM I BEING ASKED TO VOTE UPON? (see page 18)

A: You are being asked to consider and vote upon a proposal to approve and adopt the merger agreement and to approve the merger contemplated by the merger agreement. Under the merger agreement, Morton's Acquisition will be merged with and into Morton's, with Morton's as the surviving corporation. Morton's Acquisition is a newly formed Delaware corporation that is wholly owned by Morton's Holdings, a newly formed Delaware limited liability company. If the merger agreement and the merger are approved and adopted and the merger is completed, Morton's will no longer be a publicly held corporation, and you will no longer own
     Morton's common stock.

Q:   WHAT WILL I RECEIVE IN THE MERGER? (see page 77)

A: Upon completion of the merger, you will be entitled to receive $13.50 in cash, without interest, for each issued and outstanding share of Morton's common stock.

Q:   WHY IS THE BOARD OF DIRECTORS RECOMMENDING THAT I VOTE IN
     FAVOR OF THE MERGER AGREEMENT AND THE MERGER? (see page 43)

A: In the opinion of the Board of Directors, the merger is fair to and in the best interests of Morton's and its unaffiliated stockholders. The Board of Directors has based this opinion, in part, on (1) the unanimous recommendation of the Special Committee of the Board of Directors, which consists solely of directors who are not officers or employees of Morton's, Morton's Holdings, Morton's
     Acquisition or CHP and who have no financial interest in the proposed merger different from Morton's stockholders generally, that the Board of Directors approve and adopt the merger agreement and approve the merger and (2) the oral opinion, subsequently confirmed by the written opinion, dated March 26, 2002, of Greenhill & Co., LLC, the Special
     Committee's financial advisor, that, based on and subject to the considerations, limitations, assumptions and qualifications set forth in the opinion, as of March 26, 2002, the $12.60 per share cash consideration that was to be received by Morton's stockholders in the proposed merger was fair, from a financial point of view, to Morton's stockholders (other than Morton's Holdings and its subsidiaries, including Morton's Acquisition, and CHP and its affiliates). On June 15, 2002, the cash merger consideration was increased to $13.50 per share. THEREFORE, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE
     APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE
     APPROVAL OF THE MERGER. Because of their affiliation with
     CHP, directors John K. Castle and David B. Pittaway did not participate in or vote at the meeting of the Board of Directors on March 26, 2002 at which the Board of Directors discussed and approved the merger agreement and the merger, or the meeting of the Board of Directors on June 15, 2002 at which the Board of Directors discussed and approved the amendment to the merger agreement. They also were not present during any deliberations of the Board of Directors at which Morton's strategic alternatives were discussed from the time that affiliates of Morton's Holdings began exploring a possible transaction with Morton's in August 2001. Because Morton's Holdings informed Morton's after entering into the original merger agreement that Morton's Holdings intends to offer to senior employees, including directors Allen J. Bernstein and Thomas J.
     Baldwin, the opportunity to subscribe for equity interests in Morton's Holdings of up to an aggregate of approximately
     7.5% of the total equity interests of Morton's Holdings, Messrs. Bernstein and Baldwin did not participate in or vote at the meeting of the Board of Directors on June 15, 2002 at which the Board of Directors discussed and approved the amendment to the merger agreement.

Q:   ARE THERE RISKS TO BE CONSIDERED? (see page 63)

A: Under the terms of the merger agreement, the cash consideration of $13.50 per share will not change even if the market price of our common stock changes before the merger is completed. Additionally, if the merger is completed, public stockholders of Morton's will not participate in any future earnings, losses, growth or decline of Morton's. For other factors to be considered, see
     "Special Factors," particularly "--Effects of the Merger;
     Plans or Proposals After the Merger" and "--Interests of
     Morton's Directors and Officers in the Merger."

Q:   WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: The parties to the merger agreement are working toward completing the merger as quickly as possible. If Morton's stockholders approve the merger agreement and the other conditions to the merger are satisfied or waived, the merger is expected to be completed in the summer of 2002.

Q:   WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE
     MERGER TO ME? (see page 71)

A: The receipt of cash for shares of common stock in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws.
     Generally, you will recognize gain or loss for these purposes equal to the difference between $13.50 per share and your tax basis for the shares of common stock that you owned immediately before completion of the merger. For U.S.
     federal income tax purposes, this gain or loss generally would be a capital gain or loss if you held the shares of common stock as a capital asset.

     TAX MATTERS ARE VERY COMPLEX, AND THE TAX CONSEQUENCES OF
     THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN
     SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR FOR A FULL
     UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

Q:   WHEN AND WHERE IS THE SPECIAL MEETING?

A: The special meeting of Morton's stockholders will be held at The Garden City Hotel, 45 Seventh Street, Garden City, New
     York 11530, at 9:00 a.m. (local time) on July 23, 2002.

Q:   WHO CAN VOTE ON THE MERGER AGREEMENT?

A: Holders of Morton's common stock at the close of business on May 29, 2002, the record date for the special meeting, may vote in person or by proxy on the merger agreement and the merger at the special meeting.

Q:   WHAT VOTE IS REQUIRED TO APPROVE AND ADOPT THE MERGER
     AGREEMENT AND TO APPROVE THE MERGER?

A: The approval and adoption of the merger agreement and the approval of the merger require the affirmative vote of the holders of at least a majority of the outstanding shares of Morton's common stock. The executive officers of Morton's, owning an aggregate of approximately 6.80% of Morton's common stock, have indicated to us that they intend to vote in favor of the merger agreement and the merger.

Q:   WHAT DO I NEED TO DO NOW?
A:   You should read this proxy statement carefully, including
     its appendices, and consider how the merger affects you.
     Then, mail your completed, dated and signed white proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of Morton's stockholders.
Q:   WHAT HAPPENS IF I DO NOT RETURN A WHITE PROXY CARD?
A:   The failure to return your white proxy card will have the
     same effect as voting against the merger agreement and the merger.
Q:   MAY I VOTE IN PERSON?
A:   Yes. You may attend the special meeting of Morton's
     stockholders and vote your shares in person whether or not you sign and return your proxy card. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must obtain a proxy from
     the record holder.
Q:   MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY
     CARD?
A:   Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can
     complete and submit a new proxy card. Third, you can attend the special meeting and vote in person. Your attendance
     alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions
     received from your broker to change those instructions.
Q:   IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY
     BROKER VOTE MY SHARES FOR ME?
A:   Your broker will not be able to vote your shares without
     instructions from you. You should instruct your broker to
     vote your shares, following the procedures provided by your broker.
Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?
A:   No. After the merger is completed, you will receive written instructions for exchanging your shares of Morton's common stock for a cash payment of $13.50 per share, without
     interest.
Q:   WHAT RIGHTS DO I HAVE TO SEEK AN APPRAISAL OF MY SHARES?
     (see page 73)
A:   If you wish, you may seek an appraisal of the fair value of your shares, but only if you comply with all requirements of
     Delaware law as described on pages 73 through 76 and in
     Appendix C of this proxy statement. Depending upon the
     determination of the Delaware Court of Chancery, the
     appraised fair value of your shares of Morton's common
     stock, which you will receive if you seek an appraisal, may be less than, equal to or more than the $13.50 per share to be paid in the merger.
Q:   WHO CAN HELP ANSWER MY QUESTIONS?
A:   The information provided above in question-and-answer format is for your convenience only and is merely a summary of the information contained in this proxy statement. You should
     carefully read the entire proxy statement, including the
     appendices. If you would like additional copies, without
     charge, of this proxy statement or if you have questions
     about the merger, including the procedures for voting your shares, you should contact:

                    Morton's Restaurant Group, Inc.
                    Attention: Thomas J. Baldwin
                    3333 New Hyde Park Road
                    New Hyde Park, New York 11042
                    Telephone: (516) 627-1515
                    OR
                    Georgeson Shareholder Communications Inc.
                    17 State Street, 10th Floor
                    New York, New York 10004
                    Telephone: (866) 300-8590

                                    SUMMARY

    This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. For a more complete understanding of the merger, you should carefully read this entire document and the documents that it references. In particular, you should read the documents that are part of the proxy statement, including the merger agreement that is attached to the proxy statement as Appendix A for your information. In addition, important information about Morton's is provided in the Annual Report on Form 10K/A for the fiscal year ended December 30, 2001 and the Quarterly Report on Form 10-Q/A for the fiscal quarter ended March 31, 2002, included as Appendix F and Appendix G, respectively, to the proxy statement. Page references are included in parentheses at various points in this summary to direct you to a more detailed description in the proxy statement of the topics presented.

THE MERGER (see page 76)

    Under the merger agreement, Morton's Acquisition will merge with and into Morton's, and each issued and outstanding share of Morton's common stock will be converted into the right to receive $13.50 in cash, without interest (other than shares held by Morton's or any of Morton's subsidiaries, held in Morton's treasury, or held by Morton's Holdings or Morton's Acquisition, or shares held by Morton's stockholders who perfect their appraisal rights under Delaware law). Each outstanding option to purchase shares of Morton's common stock will be canceled at the effective time of the merger, and each option holder will be entitled to receive a cash payment, without interest, equal to the difference between $13.50 and the exercise price of the option, multiplied by the number of shares subject to the option. Options with an exercise price equal to or greater than $13.50 per share, however, will be canceled at the effective time of the merger without any payment or other consideration. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware. The parties intend to complete the merger as soon as practicable once all conditions to the merger have been satisfied or waived, which they anticipate will be in the summer of 2002. Upon completion of the merger, Morton's will be the surviving corporation and will be a wholly-owned subsidiary of Morton's Holdings, and Morton's Acquisition will cease to exist. Unless otherwise specified, references in this proxy statement to the merger agreement are to the merger agreement as amended through the date of this proxy statement.

THE PARTICIPANTS (see page 20)

    MORTON'S RESTAURANT GROUP, INC.

    Morton's owns and operates 61 Morton's of Chicago Steakhouse restaurants and 4 Bertolini's Authentic Trattoria restaurants. These concepts appeal to a broad spectrum of consumer tastes and target separate price points and dining experiences. Morton's provides strategic support and direction to its subsidiary companies and evaluates and analyzes potential locations for new restaurants. Morton's was incorporated in Delaware in October 1988 and its executive offices are located at 3333 New Hyde Park Road, New Hyde Park, New York 11042. Information about the directors and executive officers of Morton's is set forth in Appendix D to this proxy statement.

    MORTON'S HOLDINGS, LLC AND
    MORTON'S ACQUISITION COMPANY

    Morton's Holdings, LLC, referred to as Morton's Holdings, is a Delaware limited liability company that is wholly owned by its sole member, Castle Harlan Partners III, L.P., referred to as CHP. Morton's Holdings was originally formed as a Delaware corporation under the name of "Morton's Holdings, Inc." and was recently converted into a Delaware limited liability company. Morton's Acquisition Company, referred to as Morton's Acquisition, is a Delaware corporation that is wholly owned by Morton's Holdings. Both Morton's Holdings and Morton's Acquisition were formed solely for purposes of completing the merger and have not participated in any activities to date other than those incident to their formation and the transactions contemplated by the merger agreement. Morton's Holdings and Morton's Acquisition were incorporated in Delaware in March 2002. Morton's Holdings was converted into a Delaware limited liability company in April 2002. Additional information about Morton's Holdings and Morton's Acquisition and information about the directors and executive officers of Morton's Holdings and Morton's Acquisition is set forth in Appendix E to this proxy statement.

    CASTLE HARLAN PARTNERS III, L.P.

    Castle Harlan Partners III, L.P., referred to as CHP, is a private investment fund, organized as a limited partnership under the laws of the State of Delaware, which makes investments identified by its affiliates. CHP and its affiliates have approximately $630 million of committed capital. Since 1987, CHP and its predecessor investment funds have completed acquisitions of approximately $5 billion. CHP and its affiliates are highly experienced investors that have successfully completed 35 transactions in a wide variety of industries, including aviation services, consumer products, energy services, general manufacturing and restaurants. Additional information about CHP is set forth in Appendix E to this proxy statement.

    JOHN K. CASTLE

    John K. Castle is a natural person and a United States citizen. John K. Castle's principal business address is c/o Castle Harlan Partners III, L.P., 150 East 58th Street, New York, New York 10155 and his business telephone number is
(212) 644-8600. John K. Castle is an executive officer of certain affiliates of CHP and is a member of the Board of Directors of Morton's. Additional information about the foregoing individual is set forth in Appendix E to this proxy statement.

    DAVID B. PITTAWAY

    David B. Pittaway is a natural person and a United States citizen. David B. Pittaway's principal business address is c/o Castle Harlan Partners III, L.P., 150 East 58th Street, New York, New York 10155 and his business telephone number is (212) 644-8600. David B. Pittaway is an executive officer of certain affiliates of CHP and is a member of the Board of Directors of Morton's. Additional information about the foregoing individual is set forth in Appendix E to this proxy statement.

REASONS FOR THE RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS (see page 43)

    The Board of Directors of Morton's formed a Special Committee, which is composed of directors who are not officers or employees of Morton's, Morton's Holdings, Morton's Acquisition or CHP and who have no financial interest in the proposed merger different from Morton's stockholders generally. The Special Committee, acting with the advice and assistance of its own legal and financial advisors, evaluated and negotiated the merger proposal, including the terms of the merger agreement, with Morton's Holdings and Morton's Acquisition. The Special Committee unanimously determined that the proposed merger and merger agreement are fair to and in the best interests of Morton's and its unaffiliated stockholders, approved the merger and the merger agreement and recommended to the Board of Directors to approve and adopt the merger agreement and approve the merger. The Board of Directors, based in part on the unanimous recommendation of the Special Committee, has determined by unanimous vote of those participating that the merger is fair to and in the best interests of Morton's and its unaffiliated stockholders and has approved and adopted the merger agreement and approved the merger. THEREFORE, THE BOARD OF DIRECTORS, BASED ON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER. Each of the Board of Directors and the Special Committee based its decision on a number of factors, including the oral opinion, subsequently confirmed by the written opinion, dated March 26, 2002, of Greenhill & Co., LLC, the Special Committee's financial advisor, referred to as Greenhill, that, based on and subject to the considerations, limitations, assumptions and qualifications set forth in the opinion, as of March 26, 2002, the $12.60 per share cash consideration that was to be received by Morton's stockholders in the proposed merger was fair, from a financial point of view, to Morton's stockholders (other than Morton's Holdings and its subsidiaries, including Morton's Acquisition, and CHP and its affiliates). On June 15, 2002, the cash merger consideration was increased to $13.50 per share.

    Because of their affiliation with CHP, directors John K. Castle and David B. Pittaway did not participate in or vote at the meeting of the Board of Directors on March 26, 2002 at which the Board of Directors discussed and approved the merger agreement and the merger, or the meeting of the Board of Directors on June 15, 2002 at which the Board of Directors discussed and approved the amendment to the merger agreement. They also were not present during any deliberations of the Board of Directors at which Morton's strategic alternatives were discussed from the time that affiliates of Morton's Holdings began exploring a possible transaction with Morton's in August 2001. Because Morton's Holdings informed Morton's after entering into the original merger agreement that Morton's Holdings intends to offer to senior employees, including directors Allen J. Bernstein and Thomas J. Baldwin, the opportunity to subscribe for equity interests in Morton's Holdings of up to an aggregate of approximately 7.5% of the total equity interests of Morton's Holdings, Messrs. Bernstein and Baldwin did not participate in or vote at the meeting of the Board of Directors on June 15, 2002 at which the Board of Directors discussed and approved the amendment to the merger agreement.

POSITION OF MORTON'S HOLDINGS, MORTON'S ACQUISITION, CHP, JOHN K. CASTLE AND DAVID B. PITTAWAY AS TO THE FAIRNESS OF THE MERGER (see page 50)

    Each of Morton's Holdings, Morton's Acquisition, CHP, John K. Castle and David B. Pittaway (we refer to Morton's Holdings, Morton's Acquisition, CHP and Messrs. Castle and Pittaway as the "CH Parties") believes that the consideration to be received in the merger by Morton's unaffiliated stockholders is fair to such stockholders from a financial point of view and that the merger is procedurally fair to Morton's unaffiliated stockholders.

OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE (see page 56)

    In deciding to approve the terms of the merger agreement and the merger, one of the factors that the Board of Directors and the Special Committee considered was the oral opinion, subsequently confirmed by the written opinion, dated
March 26, 2002, of Greenhill, the Special Committee's financial advisor, that, based on and subject to the considerations, limitations, assumptions and qualifications set forth in the opinion, as of March 26, 2002, the $12.60 per share cash consideration that was to be received by Morton's stockholders in the proposed merger was fair, from a financial point of view, to Morton's stockholders (other than Morton's Holdings and its subsidiaries, including Morton's Acquisition, and CHP and its affiliates). The complete Greenhill opinion, including applicable considerations, limitations, assumptions and qualifications, describes the basis for the opinion and is attached as Appendix B to this proxy statement. YOU ARE URGED TO READ THE ENTIRE OPINION CAREFULLY. GREENHILL'S OPINION WAS ADDRESSED TO THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS FOR THE PURPOSES OF THEIR EVALUATION OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY MORTON'S STOCKHOLDER AS TO HOW TO VOTE WITH RESPECT TO THE PROPOSED MERGER.

INTERESTS OF MORTON'S DIRECTORS AND OFFICERS IN THE MERGER (see page 65)

    The merger is not conditioned on any agreement or transaction with the current management of Morton's. Prior to the execution of the merger agreement, neither Morton's Holdings nor any of its affiliates (including Messrs. Castle and Pittaway) had any discussions or negotiations with the executive officers of Morton's regarding any proposed changes to their employment or other compensation arrangements or the terms of any investment in Morton's Holdings or Morton's following the completion of the merger. When considering the recommendation of the Board of Directors that you vote for approval and adoption of the merger agreement and approval of the merger, however, you should be aware that a number of Morton's directors and officers have interests in the merger that are different from, or in addition to, yours. These interests include the following:

    - John K. Castle and David B. Pittaway are executive officers of certain affiliates of CHP, and each has an indirect financial interest in Morton's Holdings;

    - the merger agreement provides that the current officers of Morton's, including Allen J. Bernstein and Thomas J. Baldwin, will continue as the officers of Morton's immediately following the merger until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal;

    - Allen J. Bernstein, Thomas J. Baldwin, John K. Castle, Lee M. Cohn, Alan
      A. Teran, Dr. John J. Connolly and David B. Pittaway also serve on the boards of directors of one or more private companies controlled by CHP and its affiliates. Dr. Connolly and Mr. Castle are principals in several medical publishing ventures. Dianne H. Russell is also an officer of one of the Company's lenders;

    - Morton's Holdings has informed Morton's that Morton's Holdings intends to offer to certain senior employees, including Allen J. Bernstein and Thomas
      J. Baldwin, the opportunity to subscribe for equity interests in Morton's Holdings of up to an aggregate of approximately 7.5% of the total equity interests of Morton's Holdings. It is expected that the subscription by these individuals for equity interests in Morton's Holdings, if any, would be on substantially the same terms as the subscription by CHP for equity interests in Morton's Holdings at the time of completion of the merger. Any such investment will reduce, on a dollar-for-dollar basis, the amount of cash merger consideration to be received by any such individual in exchange for such individual's shares of Morton's common stock in the merger. The identity of the individuals who may subscribe for equity interests in Morton's Holdings, and the percentage ownership of Morton's Holdings that such individuals may hold following the merger in this connection (not to exceed 7.5% in the aggregate), may vary and may not be finally determined until shortly prior to completion of the merger. The opportunities to invest in Morton's Holdings provides these individuals with interests in the merger that are different from, or in addition to, your interests as a Morton's stockholder;

    - Morton's Holdings has informed Morton's that Morton's Holdings expects that, following completion of the merger, an aggregate of approximately 10-15% of the common equity interests of Morton's Holdings will be reserved pursuant to an employee equity incentive program that provides for the issuance to employees of the surviving corporation of options to purchase equity interests in Morton's Holdings and/or restricted equity interests in Morton's Holdings. Morton's Holdings has not determined the details of the employee equity incentive program and has not determined who may be eligible to participate in the program or the conditions for eligibility for and vesting of such awards;

    - there are currently no plans, proposals or negotiations that relate to, or would result in, a change in the terms of the employment or other compensation arrangements of Morton's executive officers. All of these employment or other compensation arrangements were entered into prior to, and not in anticipation of, the negotiation of the merger agreement;

    - pursuant to change of control agreements that were entered into prior to, and not in anticipation of, the negotiation of the merger agreement, each of the seven executive officers will receive payments of up to three times their current compensation, which amounts range from approximately $440,000 to approximately $4,546,000, if their employment is terminated within three years of the merger by the employee for good reason or by the employer without cause;

    - all options for shares of Morton's common stock, specifically options for 843,475 shares held by Morton's executive officers and options for 287,799 shares held by other Morton's employees, will be fully vested immediately prior to the effective time of the merger; and

    - the merger agreement provides, as is customary for transactions of this type, that indemnification and insurance arrangements will be maintained for Morton's directors and officers.

    Upon consummation of the merger, it is expected that Castle Harlan, Inc., an affiliate of CHP which identifies and manages investments on behalf of certain affiliated private investment funds, will enter into a consulting agreement with Morton's. Pursuant to the consulting agreement, Morton's will agree to pay Castle Harlan, Inc. an annual fee for management and consulting services to be rendered to Morton's following the merger in an amount of up to $2.8 million per year, subject to certain performance-based conditions being satisfied. The first such annual fee in the amount of approximately $2.8 million will be paid in advance to Castle Harlan, Inc. upon completion of the merger.

MERGER FINANCING (see page 69)

    Morton's and Morton's Holdings estimate that the total amount of new funds necessary to consummate the merger and related transactions will be approximately $78.0 million. Approximately $10.0 million of this amount will be used to retire existing bank debt of Morton's, and the remainder will be used to pay the merger consideration and to pay fees and expenses necessary to complete the merger and related transactions. CHP has committed to provide $78.0 million of equity financing to Morton's Holdings at the time of completion of the Merger. CHP and Morton's Holdings have agreed not to amend, modify or terminate that commitment in any respect that would adversely affect the probability that the transactions contemplated by the merger agreement will close, or that will delay the closing, without the prior written consent of Morton's (which consent requires the approval of the Special Committee).

    Completion of the merger is not contingent on obtaining any additional financing (other than the repayment of $10.0 million of bank debt contemplated by the amendment to the credit agreement described below) to repay Morton's existing bank debt. Morton's Holdings has negotiated on behalf of Morton's, and Morton's and its bank lenders have executed, an amendment (which will only become binding and effective concurrently with completion of the merger) to Morton's credit agreement to allow the merger to take place. The amendment is subject to completion of the merger, repayment of $10.0 million of bank debt and other customary conditions for amendments of this type.

THE SPECIAL MEETING (see page 18)

    TIME, DATE AND PLACE. A special meeting of the stockholders of Morton's will be held at The Garden City Hotel, 45 Seventh Street, Garden City, New York 11530, at 9:00 a.m. (local time) on July 23, 2002, to consider and vote upon the proposal to approve and adopt the merger agreement and approve the merger.

    RECORD DATE AND VOTING INFORMATION. You are entitled to vote at the special meeting if you owned shares of Morton's common stock at the close of business on May 29, 2002, which is the record date for the special meeting. You will have one vote at the special meeting for each share of Morton's common stock you owned at the close of business on the record date. On the record date, there were 4,189,711 shares of Morton's common stock entitled to be voted at the special meeting.

    REQUIRED VOTE. The approval and adoption of the merger agreement and the approval of the merger require the affirmative vote of the holders of a majority of the shares of Morton's common stock outstanding at the close of business on the record date. Abstentions and broker non-votes are equivalent to votes cast against the proposal.

    SHARES HELD BY MANAGEMENT. The executive officers of Morton's collectively hold, as of the record date, approximately 6.80% of the Company's outstanding common stock. These stockholders have indicated to Morton's their intention to vote their shares in favor of approving and adopting the merger agreement and approving the merger.

APPRAISAL RIGHTS (see page 73)

    Morton's is a corporation organized under Delaware law. Under Delaware law, if you do not vote in favor of the merger and instead follow the appropriate procedures for demanding appraisal rights as described on pages 73 through 76 and in Appendix C, you will receive a cash payment for the "fair value" of your shares of Morton's common stock, as determined by the Delaware Court of Chancery. The price determined by the Delaware Court of Chancery may be less than, equal to or more than the $13.50 in cash you would have received for each of your shares in the merger if you had not exercised your appraisal rights. Generally, in order to exercise appraisal rights, among other things:

    - you must not vote for approval and adoption of the merger agreement and approval of the merger; and

    - you must make written demand for appraisal in compliance with Delaware law before the vote on the merger agreement and the merger.

    Merely voting against the merger agreement and the merger will not perfect your appraisal rights under Delaware law. Appendix C to this proxy statement contains the Delaware statute relating to your appraisal rights. IF YOU WANT TO EXERCISE YOUR APPRAISAL RIGHTS, PLEASE READ AND CAREFULLY FOLLOW THE PROCEDURES DESCRIBED ON PAGES 73 THROUGH 76 AND IN APPENDIX C. FAILURE TO TAKE ALL OF THE STEPS REQUIRED UNDER DELAWARE LAW MAY RESULT IN THE LOSS OF YOUR APPRAISAL RIGHTS.

THE MERGER AGREEMENT (see page 76)

    The merger agreement, including the conditions to the closing of the merger, is described on pages 76 through 92 and is attached to this proxy statement as Appendix A for your information. You should read carefully the entire merger agreement as it is the legal document that governs the merger.

CONDITIONS TO COMPLETING THE MERGER (see page 87)

    The merger agreement and the merger are subject to approval by the holders of a majority of the outstanding shares of Morton's common stock, as well as other conditions, including that the parties obtain required governmental consents and approvals (including liquor licenses necessary to maintain continuity of service of alcoholic beverages post-merger), that no court or governmental entity has imposed an order or injunction prohibiting the merger, that Morton's has received identified third party consents and approvals (including with respect to certain mortgage financing and equipment leasing contracts) and that no event has occurred that has resulted in or would reasonably be likely to result in a material adverse effect on Morton's.

LIMITATION ON CONSIDERING OTHER ACQUISITION PROPOSALS (see page 83)

    Morton's has agreed that it, including its subsidiaries, its affiliates and each of its and their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents, will not take specified actions relating to other proposals to acquire Morton's, including that it will not encourage, solicit, initiate or facilitate, directly or indirectly, the making or submission of any acquisition proposal or except in accordance with the terms of the merger agreement as described below, enter into any agreement, arrangement or understanding with respect to any acquisition proposal, or to agree to approve or endorse any acquisition proposal or enter into any agreement, arrangement or understanding that would require Morton's to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement.

    So long as Morton's has not breached the applicable provisions of the merger agreement, prior to the special meeting, Morton's, in response to an unsolicited acquisition proposal, may, subject to compliance with certain conditions, take specified actions, including, if the acquisition proposal is or is reasonably likely to lead to a superior proposal (as defined in the merger agreement), requesting clarifications from, or furnishing information to, and if the acquisition proposal is a superior proposal, participating in discussions with, any person making such unsolicited acquisition proposal.

    Morton's has agreed that neither the Board of Directors nor any Board committee will (a) withdraw, modify or amend, or propose to withdraw, modify or amend, in a manner adverse to Morton's Holdings or Morton's Acquisition, the approval, adoption or recommendation, as the case may be, of the merger, the merger agreement or any of the other transactions contemplated by the merger agreement, (b) approve or recommend, or propose to approve or recommend, any acquisition proposal, (c) cause Morton's to accept the acquisition proposal and/or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement, related to the acquisition proposal, or
(d) resolve to do any of the foregoing; unless the Board of Directors has complied with the requirements of the merger agreement and, based on the recommendation of the Special Committee, (a) the acquisition proposal is a superior proposal, (b) the Board of Directors reasonably determines in accordance with the terms of the merger agreement that it is necessary to take these actions in order to comply with its fiduciary duties under applicable law and all of the conditions to Morton's right to terminate the merger agreement in accordance with the merger agreement have been satisfied and (c) simultaneously or substantially simultaneously with the withdrawal, modification or recommendation, Morton's terminates the merger agreement.

TERMINATION (see page 89)

    Morton's or Morton's Holdings may terminate the merger agreement at any time prior to the effective time of the merger, whether before or after the stockholders of Morton's have approved and adopted the merger agreement, if:

    - both parties agree by mutual written consent;

    - the merger has not been consummated by September 23, 2002, so long as the party attempting to terminate has not willfully and materially breached a representation, warranty, obligation, covenant or agreement set forth in the merger agreement; provided, that Morton's Holdings may extend the termination date to December 21, 2002, if the only condition to closing not met is with respect to authorizations, approvals and consents necessary or required for the sale of alcoholic beverages;

    - a governmental entity or court of competent jurisdiction has taken any nonappealable final action that permanently restrains, enjoins or otherwise prohibits the merger or the other transactions contemplated by the merger agreement, so long as a material failure to fulfill any obligation under the merger agreement by the party attempting to terminate was not the principal cause of or did not result in such action;

    - the holders of a majority of shares of Morton's outstanding common stock do not adopt and approve the merger agreement and approve the merger at the special meeting; or

    - the other party has materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement.

    Morton's Holdings may terminate the merger agreement if:

    - (a) Morton's (1) withdraws, modifies or amends, or proposes to withdraw, modify or amend, in a manner adverse to Morton's Holdings or Morton's Acquisition, the approval, adoption or recommendation, as the case may be, of the merger, the merger agreement or any of the other transactions contemplated by the merger agreement or (2) approves or recommends, or proposes to approve or recommend, or enters into any agreement, arrangement or understanding with respect to, any acquisition proposal;
      (b) the Board of Directors or any Board committee resolves to take any of the actions set forth in preceding subclause (a); (c) if after an acquisition proposal has been made, the Board of Directors or the Special Committee fails to affirm its recommendation and approval of the merger and the merger agreement within three business days of any request by Morton's Holdings to do so; or (d) if a tender offer or exchange offer constituting an acquisition proposal is commenced and the Board of Directors or the Special Committee does not recommend against acceptance of such offer by Morton's stockholders; or

    - Morton's has breached the limitations on its consideration of other acquisition proposals (See "--Limitation on Considering Other Acquisition Proposals").

    Morton's may terminate the merger agreement if Morton's receives a superior proposal, and the Board of Directors reasonably determines in accordance with the merger agreement that it is necessary to terminate the merger agreement and enter into an agreement to effect the superior proposal in order to comply with its fiduciary duties under applicable law.

TERMINATION FEE; EXPENSE REIMBURSEMENT (see page 90)

    If the merger agreement is terminated then Morton's may be obligated to pay to Morton's Holdings an amount equal to (a) the out-of-pocket expenses of Morton's Holdings and Morton's Acquisition related to the merger and any related financing up to $1,320,000 and (b) a fee equal to (1) $1,320,000 minus (2) the amount paid as reimbursement of out-of-pocket expenses of Morton's Holdings and Morton's Acquisition or an amount equal to the out-of-pocket expenses of Morton's Holdings and Morton's Acquisition related to the merger and any related financing up to $1,320,000.

CERTAIN EFFECTS OF THE MERGER (see page 63)

    Upon completion of the merger, Morton's Holdings will own 100% of Morton's. Subsequent to the merger, Morton's current stockholders (other than the members of management, if any, that make an equity investment in Morton's Holdings) will cease to have ownership interests in Morton's or rights as Morton's stockholders and, as a result, if the merger is completed, such stockholders of Morton's will not participate in any future earnings, losses, growth or decline of Morton's. In addition, Morton's will be a privately held corporation, and there will be no public market for its common stock. The common stock will cease to be quoted on the New York Stock Exchange, and price quotations with respect to sales of shares of Morton's common stock in the public market will no longer be available. In addition, registration of the common stock under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, will be terminated.

FEDERAL REGULATORY MATTERS (see page 70)

    The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder, referred to as the HSR Act, require that Morton's and the ultimate parent entity of Morton's Acquisition file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and observe a waiting period before completing the merger. In compliance with the HSR Act, Morton's filed the necessary forms with the U.S. Department of Justice and the U.S. Federal Trade Commission on April 11, 2002, and CHP filed them on April 9, 2002. On April 19, 2002, the U.S. Federal Trade Commission granted early termination of the waiting period under the HSR Act. However, the U.S. Department of Justice and the U.S. Federal Trade Commission, state antitrust authorities or a private person or entity could seek to enjoin the merger under antitrust laws at any time before its completion or to compel rescission or divestiture at any time subsequent to the merger.

LIQUOR LICENSES (see page 71)

    As a condition to the completion of the merger, Morton's and Morton's Holdings must have filed and/or obtained any and all authorizations, approvals, consents or orders from any governmental entity necessary or required in order to obtain and maintain in effect for a reasonable period of time following the consummation of the merger all liquor licenses and other permits necessary to maintain continuity of service of alcoholic beverages at each restaurant of the Company, and all authorizations, approvals, consents and orders must be effective and binding in accordance with their terms and may not have expired or been withdrawn.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES (see page 71)

    The receipt of cash for shares of common stock in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Generally, you will recognize gain or loss for these purposes equal to the difference between $13.50 per share and your tax basis for the shares of common stock that you owned immediately before completion of the merger. TAX MATTERS ARE VERY COMPLEX AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

LITIGATION CHALLENGING THE MERGER (see page 72)

    Between March 27, 2002 and April 3, 2002, five substantially identical civil actions were commenced, four of which were commenced in the Court of Chancery of the State of Delaware in New Castle County and one of which was commenced in the Supreme Court of the State of New York in Nassau County. The plaintiff in each action seeks to represent a putative class consisting of the public stockholders of Morton's (excluding officers and directors of Morton's). Named as defendants in each of the complaints are Morton's, members of Morton's Board of Directors and Castle Harlan, Inc. The plaintiffs allege, among other things, that the proposed merger is unfair; the Morton's directors breached their fiduciary duties by failing to disclose material non-public information related to the value of Morton's and by engaging in self-dealing; Castle Harlan, Inc. aided and abetted the Morton's directors' breaches of fiduciary duty; the price contemplated in the merger agreement is inadequate; the merger agreement is a product of a conflict of interest between the directors of Morton's and Morton's public stockholders; and information regarding the value and prospects of Morton's has not been publicly disclosed although that information is known to the defendants. The complaints seek an injunction, damages and other relief. Morton's believes that these lawsuits are without merit and intends to defend against them vigorously.

    On April 18, 2002, a civil action was commenced in the Court of Chancery in the State of Delaware in New Castle County. The plaintiff in this action seeks to represent a putative class consisting of the public stockholders of Morton's (excluding those named as defendants in the suit). Named as defendants are Morton's and the members of Morton's Board of Directors. The plaintiff alleges, among other things, that the proposed merger is unfair; the Morton's directors breached their fiduciary duties by engaging in self-dealing and unfairly excluded BFMA Holding Corporation from participating in the bidding process for Morton's; the price contemplated in the merger agreement is inadequate; and the merger agreement is a product of a conflict of interest between the directors of Morton's and Morton's public stockholders. The complaint seeks an injunction, damages and other relief. Morton's believes that this lawsuit is without merit and intends to defend against it vigorously.

    All of the Delaware suits described above were consolidated in a single action entitled "In Re Morton's Restaurant Group Shareholder Litigation" by order of a Delaware Chancery Court on May 9, 2002. The consolidated action adopted the allegations of the March 27, 2002 Delaware suit described above.

    On June 12, 2002, BFMA Holding Corporation commenced a civil action in the Court of Chancery in the State of Delaware in New Castle County. Named as defendants are Morton's, members of Morton's Board of Directors, and Castle Harlan, Inc. and a number of its affiliates. As part of this action, BFMA has filed a motion for expedited proceedings as well as a motion for preliminary injunction which seeks to prohibit the Special Meeting set for July 23, 2002 unless the meeting is held in conjunction with Morton's annual meeting for the election of directors. In addition, BFMA alleges, among other things, that Morton's directors breached their fiduciary duties under Delaware law by failing to negotiate with BFMA in good faith, by approving the merger agreement with Morton's Holdings and Morton's Acquisition, by adopting unreasonable corporate measures against BFMA, and by interfering with the shareholder franchise without justification. BFMA also alleges that Morton's directors breached their fiduciary duties by failing to disclose material information relevant to the stockholders' decision whether to approve the merger agreement with Morton's Holdings and Morton's Acquisition, to set up a fair bidding process for the acquisition of the Company, and to conduct an annual meeting as required by Delaware law. It is further alleged that Castle Harlan, Inc. and its affiliates aided and abetted Morton's directors' breaches of fiduciary duty. Apart from seeking damages and other relief, the complaint seeks a declaration that Morton's stockholders rights agreement will not be triggered by BFMA and one or more other persons jointly soliciting proxies from stockholders for the election of directors or against approval of the merger agreement with Morton's Holdings and Morton's Acquisition, or, in the alternative, an injunction that prohibits the Special Meeting until such time as Morton's Board of Directors redeems or amends the stockholders rights agreement to permit joint solicitations or that affirmatively requires the Company to permit joint solicitations. Morton's believes that this lawsuit is without merit and intends to defend against it vigorously.

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

    This proxy statement includes statements that are not historical facts. These forward-looking statements are based on Morton's and/or, where applicable, the CH Parties' current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements include the information concerning possible or assumed future results of operations and also include those preceded or followed by words such as "anticipates," "believes," "thinks," "could," "estimates," "expects," "intends," "may," "should," "plans," "targets" and/or similar expressions.

    The forward-looking statements are not guarantees of future performance, events or circumstances, and actual results may differ materially from those contemplated by the forward-looking statements. In addition to the factors discussed elsewhere in this proxy statement, including risks that stockholder approval and regulatory and third party clearances may not be obtained in a timely manner or at all, that an order or injunction may be imposed prohibiting or delaying the merger and that any other conditions to the merger may not be satisfied or waived, other factors that could cause actual results to differ materially include risks of the restaurant industry, including a highly competitive industry with many well-established competitors with greater financial and other resources than the Company, and the impact of changes in consumer tastes, local, regional and national economic and market conditions, restaurant profitability levels, expansion plans, demographic trends, traffic patterns, employee availability and benefits, cost increases and regulatory developments. In addition, the Company's ability to expand is dependent upon various factors, such as contractual restrictions imposed by the Company's credit agreement, the availability of attractive sites for new restaurants, the ability to negotiate suitable lease terms, the ability to generate or borrow funds to develop new restaurants and obtain various government permits and licenses and the recruitment and training of skilled management and restaurant employees. These and other factors are discussed elsewhere in this proxy statement, and in the Company's Annual Report on Form 10-K/A for the fiscal year ended December 30, 2001, which is included in this proxy statement as Appendix F and incorporated herein by reference.

    Except to the extent required under the federal securities laws, neither Morton's nor any of the CH Parties intends to update or revise the forward-looking statements to reflect circumstances arising after the date of the preparation of the forward-looking statements.

                  MORTON'S SELECTED HISTORICAL FINANCIAL DATA

    Morton's selected historical financial data presented below as of and for the five fiscal years ended December 30, 2001 are derived from Morton's audited financial statements. The following selected historical financial data should be read in conjunction with Morton's financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Morton's Annual Report on Form 10-K/A for the fiscal year ended December 30, 2001 and Quarterly Report on Form 10-Q/A for the fiscal quarter ended March 31, 2002, which are included in this proxy statement as Appendix F and Appendix G, respectively, and are incorporated by reference.

STATEMENT OF OPERATIONS INFORMATION

                                                                                                            FISCAL QUARTERS
                                                                FISCAL YEARS                             ----------------------
                                      ----------------------------------------------------------------   MARCH 31,    APRIL 1,
                                        2001          2000       1999             1998          1997        2002        2001
                                      --------      --------   --------         --------      --------   ----------   ---------
                                                            (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues............................   $237.1        $248.4     $206.9           $189.8        $172.7(5)   $ 61.1      $ 66.3
Income (Loss) Before Income Taxes
  and Cumulative Effect of a Change
  in an Accounting Principle........      0.3(1)       14.4       14.3(2)          (6.1)(4)       9.2(6)      3.2(7)      3.9
Income (Loss) Before Cumulative
  Effect of a Change in an
  Accounting Principle..............      1.0(1)       10.1       10.7(2)          (1.9)(4)       6.9(6)      2.3(7)      1.2
Net Income (Loss)...................      1.0(1)       10.1        8.5(2)(3)       (1.9)(4)       6.9(6)      2.3(7)      1.2
Net Income (Loss) Per Share Before
  Cumulative Effect of a Change in
  an Accounting Principle:
    Basic...........................     0.24(1)       2.20       1.81(2)         (0.28)(4)      1.06(6)     0.54(7)     0.66
    Diluted.........................     0.23(1)       2.12       1.77(2)         (0.28)(4)      1.00(6)     0.54(7)     0.62
Net Income (Loss) Per Share:
    Basic...........................     0.24(1)       2.20       1.42(2)(3)      (0.28)(4)      1.06(6)     0.54(7)     0.66
    Diluted.........................   $ 0.23(1)     $ 2.12     $ 1.39(2)(3)     $(0.28)(4)    $ 1.00(6)   $ 0.54(7)   $ 0.62

BALANCE SHEET INFORMATION

                                                                   AS OF FISCAL                               AS OF
                                                                    YEAR ENDED                        ----------------------
                                               ----------------------------------------------------   MARCH 31,    APRIL 1,
                                                 2001       2000       1999       1998       1997        2002        2001
                                               --------   --------   --------   --------   --------   ----------   ---------
                                                               (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Current Assets...............................   $ 24.7     $ 23.8     $ 22.5     $19.3      $18.6       $ 23.9      $ 19.4
Property and Equipment, Net..................     82.9       78.0       66.7      45.8       34.6         82.2        78.8
Total Assets.................................    134.7      124.4      114.4      95.0       81.9        130.6       120.3
Current Liabilities..........................     30.6       35.8       34.5      28.2       21.4         27.2        28.2
Obligations to Financial Institutions and
  Capital Leases, Less Current Maturities....    100.2       85.0       61.0      40.3       28.7         97.0        86.0
Stockholders' Equity (Deficit)...............   $ (0.2)    $ (0.9)    $ 12.1     $23.0      $28.6       $  2.2      $  1.9

--------------------------
(1) Includes pre-tax charge of $1.6 million representing restaurant closing costs, pre-tax charge of $0.7 million for costs associated with strategic alternatives and proxy contest and an income tax benefit of $0.7 million.

(2) Includes nonrecurring, pre-tax litigation benefit of $0.2 million.

(3) Includes a $2.3 million charge, net of income taxes, representing the cumulative effect of the requisite change in accounting for pre-opening costs.

(4) Includes nonrecurring, pre-tax charge of $19.9 million representing the write-down of impaired Bertolini's restaurant assets and the write-down and accrual of lease exit costs associated with the closure of specified Bertolini's restaurants, as well as the remaining interests in Mick's and Peasant restaurants.

(5) Includes Mick's and Peasant revenues of $8.4 million.

(6) Includes nonrecurring, pre-tax litigation charge of $2.3 million.

(7) Includes pre-tax charge of $1.2 million for costs associated with strategic alternatives and proxy contest and a $1.3 million pre-tax gain on insurance proceeds.
--------------------------

    Morton's book value per share of common stock was $(0.05) at December 30, 2001. No pro forma data giving effect to the proposed merger is provided. Morton's does not believe that pro forma data is material to stockholders in evaluating the merger and the merger agreement because the merger consideration is all cash and, if the merger is completed, Morton's common stock will not be publicly traded and Morton's stockholders will no longer have any equity interest in Morton's. No separate financial data is provided for Morton's Acquisition since it is a special purpose entity formed in connection with the proposed merger and has no independent operations.

                        TRADING MARKETS AND MARKET PRICE

    Shares of Morton's common stock are listed and traded on the New York Stock Exchange, referred to as the NYSE, under the symbol "MRG." The following table shows, for the periods indicated, the reported high and low sale prices per share on the NYSE for Morton's common stock.

                                                                   HIGH               LOW
                                                              ---------------   ---------------
FISCAL YEAR ENDED DECEMBER 31, 2000
First Quarter...............................................  $         19.81   $         15.00
Second Quarter..............................................            21.75             17.75
Third Quarter...............................................            21.50             19.88
Fourth Quarter..............................................            23.50             18.69

FISCAL YEAR ENDED DECEMBER 30, 2001
First Quarter...............................................            24.15             19.15
Second Quarter..............................................            28.00             18.70
Third Quarter...............................................            20.30              7.60
Fourth Quarter..............................................            14.15              8.50

FISCAL YEAR ENDING DECEMBER 29, 2002
First Quarter...............................................            14.30              6.60
Second Quarter (through June 12, 2002)......................            15.75             12.89

    On February 14, 2002, the last full trading day before Morton's Holdings initially submitted its formal proposal to acquire Morton's (then at the proposed price of $12.00 per share), the closing price per share of Morton's common stock as reported on the NYSE was $6.60. On March 26, 2002, the last full trading day before the public announcement of the merger agreement, the high and low sale prices for Morton's common stock as reported on the NYSE were $11.55 and $11.30 per share, respectively, and the closing sale price on that date was $11.55 per share. On June 12, 2002, the last practicable trading day for which information was available prior to the date of the first mailing of this proxy statement, the closing price per share of Morton's common stock as reported on the NYSE was $13.95, and there were 4,189,711 shares of common stock outstanding. Stockholders should obtain a current market quotation for Morton's common stock before making any decision with respect to the merger. On May 29, 2002, the record date, there were approximately 111 holders of record of Morton's common stock.

    Morton's has received notice from the NYSE that Morton's is below the NYSE continued listing standards regarding total market capitalization and stockholders' equity. Morton's has submitted a business plan to the NYSE demonstrating its plan to comply with such continued listing standards if the merger is not completed. The plan proposed that Morton's achieve compliance with the market capitalization standard based on a general expectation of a moderate economic recovery, Morton's achievement of management's projections described under "Special Factors--Forward-Looking Information" beginning on page 53 and a return to historical trading multiples for its stock. The plan proposed that Morton's achieve compliance with the stockholders' equity standard as a result of an increase in net income earned in accordance with management's projections described under "Special Factors--Forward-Looking Information" beginning on page 53 and a possible issuance of common or preferred equity, either in the public or private markets. The NYSE has advised Morton's that its listing and compliance committee has agreed to continue the listing of Morton's common stock on the NYSE through completion of the merger. If the merger does not close by early summer of 2002, however, the NYSE plans to review the circumstances causing the delay and to reassess its decision to continue the listing of Morton's common stock. Further, if the merger agreement is terminated, the NYSE listing and compliance committee would either accept the Company's submitted business plan and subject Morton's to quarterly monitoring for compliance with the listing standards or would not accept the Company's submitted business plan and subject Morton's to suspension and delisting of its common stock. If the merger is completed, Morton's will be a private company, and its common stock will no longer trade on the NYSE.

    Morton's has never declared or paid cash dividends on its common stock and does not plan to pay any cash dividends in the foreseeable future. Morton's credit agreement prohibits the Company from paying dividends on its common stock. In addition, under the merger agreement, the Company has agreed not to pay any cash dividends on its common stock before the closing of the merger.

                              THE SPECIAL MEETING

GENERAL

    The enclosed white proxy is solicited on behalf of the Board of Directors of Morton's for use at a special meeting of stockholders to be held on Tuesday, July 23, 2002, at 9:00 a.m. local time, or at any adjournments or postponements thereof, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. The special meeting will be held at The Garden City Hotel, 45 Seventh Street, Garden City, New York 11530. Morton's intends to mail this proxy statement and accompanying white proxy card on or about June 18, 2002 to all stockholders entitled to vote at the special meeting.

    At the special meeting, the stockholders of Morton's are being asked to consider and vote upon a proposal to approve and adopt the merger agreement and to approve the merger contemplated by the merger agreement. Under the merger agreement, Morton's Acquisition will merge with and into Morton's, and each issued and outstanding share of Morton's common stock will be converted into the right to receive $13.50 in cash without interest (other than shares held by Morton's or any of Morton's subsidiaries, held in Morton's treasury, or held by Morton's Holdings or Morton's Acquisition, or shares held by Morton's stockholders who perfect their appraisal rights under Delaware law). Upon completion of the merger, Morton's will be the surviving corporation and will be a wholly-owned subsidiary of Morton's Holdings.

    Morton's is also soliciting proxies to grant discretionary authority to vote in favor of any adjournment of the special meeting solely for the purpose of soliciting additional proxies in favor of voting to approve and adopt the merger agreement and approve the merger, if necessary. Morton's does not expect a vote to be taken on any other matters at the special meeting. However, if any other matters are properly presented at the special meeting for consideration, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

RECORD DATE AND VOTING INFORMATION

    Only holders of record of common stock at the close of business on May 29, 2002 are entitled to notice of and to vote at the special meeting. At the close of business on May 29, 2002, there were outstanding and entitled to vote 4,189,711 shares of Morton's common stock. A list of Morton's stockholders will be available for review at Morton's executive offices during regular business hours for a period of 10 days before the special meeting. Each holder of record of common stock on the record date will be entitled to one vote for each share held. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Morton's common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

    All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in street name for clients typically have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the approval and adoption of non-routine matters, such as the merger agreement and the merger;

proxies submitted without a vote by the brokers on these matters are referred to as broker non-votes. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

    The merger agreement and Delaware law provide that the affirmative vote of the holders of a majority of the outstanding shares of Morton's common stock is required to approve and adopt the merger agreement and approve the merger. Accordingly, proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have the same effect as a vote AGAINST approval and adoption of the merger agreement and approval of the merger.

    Stockholders who do not vote in favor of approval and adoption of the merger agreement and approval of the merger, and who otherwise comply with the applicable statutory procedures of the Delaware General Corporation Law summarized elsewhere in this proxy statement, will be entitled to seek appraisal of the value of their Morton's common stock as set forth in Section 262 of the Delaware General Corporation Law. See "Special Factors--Appraisal Rights."

PROXIES; REVOCATION

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of Morton's at the Company's executive offices located at 3333 New Hyde Park Road, New Hyde Park, New York 11042, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. Furthermore, if a stockholder's shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the special meeting, the stockholder must obtain from the record holder a proxy issued in the stockholder's name.

EXPENSES OF PROXY SOLICITATION

    Morton's will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Morton's has retained Georgeson Shareholder Communications Inc., at an estimated cost of $40,000 plus reimbursement of expenses, to assist in the solicitation of proxies. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to these beneficial owners. Morton's may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, telegram or personal solicitation by directors, officers or other regular employees of Morton's and of Georgeson Shareholder Communications Inc. No additional compensation will be paid to Morton's directors, officers or other regular employees for their services.

ADJOURNMENTS

    Although it is not expected, the special meeting may be adjourned for the purpose of soliciting additional proxies in favor of voting to approve and adopt the merger agreement and approve the merger, if necessary. Any adjournment of the special meeting may be made without notice, other than by an announcement made at the special meeting, by approval of the holders of a majority of the outstanding shares of Morton's common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. Morton's is soliciting proxies to grant discretionary authority to vote in favor of adjournment of the special meeting. In particular, discretionary authority is expected to be exercised if the purpose of the adjournment is to provide additional time to solicit votes to approve and adopt the merger agreement and approve the merger. THE BOARD OF DIRECTORS RECOMMENDS THAT MORTON'S STOCKHOLDERS VOTE IN FAVOR OF THE PROPOSAL TO GRANT DISCRETIONARY AUTHORITY

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TO VOTE ON OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING,
INCLUDING TO ADJOURN THE SPECIAL MEETING.

    PLEASE DO NOT SEND IN STOCK CERTIFICATES AT THIS TIME. IN THE EVENT THE MERGER IS COMPLETED, MORTON'S WILL DISTRIBUTE INSTRUCTIONS REGARDING THE PROCEDURES FOR EXCHANGING EXISTING MORTON'S STOCK CERTIFICATES FOR THE $13.50 PER SHARE CASH PAYMENT.

                                THE PARTICIPANTS

MORTON'S RESTAURANT GROUP, INC.
3333 New Hyde Park Road
New Hyde Park, New York 11042
(516) 627-1515

    Morton's owns and operates 62 Morton's of Chicago Steakhouse restaurants (54 in the continental United States; one each in Honolulu, Hawaii; San Juan, Puerto Rico; Toronto and Vancouver, Canada; Singapore; and two in Hong Kong) and four Bertolini's Authentic Trattoria restaurants located in 57 cities. These concepts appeal to a broad spectrum of consumer tastes and target separate price points and dining experiences. The Company provides strategic support and direction to its subsidiary companies and evaluates and analyzes potential locations for new restaurants. Management consists of Allen J. Bernstein, chairman of the board, president and chief executive officer, and vice presidents responsible for site selection and development, finance, communications and administration.

    Morton's of Chicago offers its clientele a combination of excellent service and large quantities of the highest quality menu items. Morton's of Chicago has received awards in many locations for the quality of its food and hospitality. Morton's of Chicago serves USDA prime aged beef, including, among others, a 24 oz. porterhouse, a 20 oz. NY strip sirloin and a 16 oz. ribeye. Morton's of Chicago also offers fresh fish, lobster, veal and chicken. All Morton's of Chicago restaurants have identical dinner menu items. While the emphasis is on beef, the menu selection is broad enough to appeal to many taste preferences. The Morton's of Chicago's dinner menu consists of a tableside presentation by the server of many of the dinner items, including a 48 oz. porterhouse steak and a live Maine lobster, and all Morton's of Chicago restaurants feature an open display kitchen where steaks are prepared. Each restaurant has a fully stocked bar with a complete list of name brands and an extensive premium wine list that offers approximately 175 selections.

    Morton's of Chicago caters primarily to high-end, business-oriented clientele. During the fiscal year ended December 30, 2001, the average per-person check, including dinner and lunch, was approximately $72.75. Management believes that a vast majority of Morton's of Chicago weekday revenues and a substantial portion of its weekend revenues are derived from business people using expense accounts. Sales of alcoholic beverages accounted for approximately 32% of Morton's of Chicago's revenues during fiscal 2001. In the Morton's of Chicago restaurants serving both dinner and lunch during fiscal 2001, dinner service accounted for approximately 85% of revenues and lunch service accounted for approximately 15%. All Morton's of Chicago restaurants are open seven days a week. Those Morton's of Chicago serving only dinner are typically open from 5:30 p.m. to 11:30 p.m., while those Morton's of Chicago serving both dinner and lunch typically open at 11:30 a.m. for the lunch period. All except for one Morton's of Chicago (including all restaurants opened since the 1989 acquisition) have on-premises, private dining and meeting facilities referred to as boardrooms. During fiscal 2001, boardroom revenues were approximately 19% of sales in those locations offering boardrooms.

    At December 30, 2001, the Company owned and operated four Bertolini's, located in three cities. Bertolini's is a white tablecloth, authentic Italian trattoria, which provides table service in a casual dining atmosphere. For the fiscal year ended December 30, 2001, Bertolini's average per-person check, including dinner and lunch, was approximately $22.50. Bertolini's restaurants are open seven days a week, for dinner and lunch, with typical hours of 11:00 a.m. to 12:00 midnight. During fiscal 2001, dinner service accounted for approximately 68% of revenues and lunch service accounted for approximately 32%. Sales of alcoholic beverages accounted for approximately 22% of Bertolini's revenues during fiscal 2001.

    If the merger agreement is approved and adopted and the merger is approved by the requisite vote of Morton's stockholders at the special meeting and the merger is completed, Morton's will continue its operations following the merger as a private company. The Company was incorporated in Delaware on October 3, 1988.

    A more detailed description of Morton's business and financial results is contained in the Company's Annual Report on Form 10-K/A for the fiscal year ended December 30, 2001 and Quarterly Report on Form 10-Q/A for the fiscal quarter ended March 31, 2002, which are included in this proxy statement as Appendix F and Appendix G, respectively, and are incorporated herein by reference. Unless explicitly stated otherwise, the information contained in Morton's Annual Report on Form 10-K/A for the fiscal year ended December 30, 2001 and Quarterly Report on Form 10-Q/A for the fiscal quarter ended March 31, 2002 is as of March 29, 2002, and May 14, 2002, respectively, the respective dates of filing of the initial Form 10-K and Form 10-Q with the Securities and Exchange Commission, referred to as the SEC. See also "Where Stockholders Can Find More Information."

MORTON'S HOLDINGS, LLC AND
MORTON'S ACQUISITION COMPANY
c/o Castle Harlan Partners III, L.P.
150 East 58th Street
New York, New York 10155
(212) 644-8600

    Morton's Holdings, LLC, referred to as Morton's Holdings, is a Delaware limited liability company that is wholly owned by its sole member, Castle Harlan Partners III, L.P., referred to as CHP. Morton's Holdings was originally formed as a Delaware corporation under the name of "Morton's Holdings, Inc." and was recently converted into a Delaware limited liability company. Morton's Acquisition Company, referred to as Morton's Acquisition, is a Delaware corporation that is wholly owned by Morton's Holdings. Both of Morton's Holdings and Morton's Acquisition were formed solely for purposes of completing the merger and have not participated in any activities to date other than those incident to their formation and the transactions contemplated by the merger agreement. At the effective time of the merger, Morton's Acquisition will be merged with and into Morton's, with Morton's as the surviving corporation. Morton's Holdings and Morton's Acquisition were incorporated in Delaware in March 2002. Morton's Holdings was converted into a Delaware limited liability company in April 2002. Additional information about Morton's Holdings and Morton's Acquisition and information about the directors and executive officers of Morton's Holdings and Morton's Acquisition is set forth in Appendix E to this proxy statement.

CASTLE HARLAN PARTNERS III, L.P.
150 East 58th Street
New York, New York 10155
(212) 644-8600

    Castle Harlan Partners III, L.P., referred to as CHP, is a private investment fund, organized as a limited partnership under the laws of the State of Delaware, which makes investments identified by its affiliates. CHP and its affiliates have approximately $630 million of committed capital. Since 1987, CHP and its predecessor investment funds have completed acquisitions of approximately $5 billion. CHP and its affiliates are highly experienced investors that have successfully completed 35 transactions in a wide variety of industries, including aviation services, consumer products, energy services, general manufacturing and restaurants. Additional information about CHP is set forth in Appendix E to this proxy statement.

JOHN K. CASTLE
c/o Castle Harlan Partners III, L.P.
150 East 58th Street
New York, New York 10155
(212) 644-8600

    John K. Castle is a natural person and a United States citizen. John K. Castle's principal business address is c/o Castle Harlan Partners III, L.P., 150 East 58th Street, New York, New York 10155 and his business telephone number is
(212) 644-8600. John K. Castle is an executive officer of certain affiliates of CHP and is a member of the Board of Directors of Morton's. Additional information about the foregoing individual is set forth in Appendix E to this proxy statement.

DAVID B. PITTAWAY
c/o Castle Harlan Partners III, L.P.
150 East 58th Street
New York, New York 10155
(212) 644-8600

    David B. Pittaway is a natural person and a United States citizen. David B. Pittaway's principal business address is c/o Castle Harlan Partners III, L.P., 150 East 58th Street, New York, New York 10155 and his business telephone number is (212) 644-8600. David B. Pittaway is an executive officer of certain affiliates of CHP and is a member of the Board of Directors of Morton's. Additional information about the foregoing individual is set forth in Appendix E to this proxy statement.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

    Morton's entered into the merger agreement following an extensive evaluation of strategic alternatives that began in May 2001. This evaluation initially was undertaken in the context of a proxy contest, later coupled with an unsolicited acquisition proposal, at Morton's 2001 annual meeting of stockholders and in response to indications from several of Morton's then largest stockholders of a desire for a liquidity event. This evaluation included a formal process run by the Special Committee and its legal and financial advisors in which Morton's Holdings emerged as the only firm and final bidder.

    On February 5, 2001, Barry Florescue, BFMA Holding Corporation and other related parties, collectively referred to as BFMA, jointly filed a Schedule 13D with the SEC reporting collective beneficial ownership of approximately 9.3% of Morton's common stock. They stated in this joint filing that their intention was to "increase their shareholder position" and that they were "considering various alternatives with respect to their shareholder position." From time to time thereafter, they amended their Schedule 13D to report increased holdings of Morton's common stock, changes in their stated intention regarding Morton's and various communications regarding Morton's.

    On February 15, 2001, the Board of Directors authorized Morton's to enter into employment contracts with Mr. Baldwin, executive vice president and chief financial officer, and Ms. Longarzo, vice president, administration and secretary, in a form similar to Mr. Bernstein's existing employment contract. The Board of Directors also authorized the execution of change of control agreements with Ms. Longarzo and five other officers, in each case in a form similar to existing agreements with Messrs. Bernstein and Baldwin. The Board of Directors authorized these employment contracts and change of control agreements after having determined that it was in the best interests of Morton's and its stockholders to encourage the Company's key officers' full attention and dedication to the Company's business notwithstanding the possibility, threat or occurrence of a change of control, and to diminish the inevitable distraction of these officers by virtue of the personal uncertainties and risks created by a pending or threatened change of control. Also on February 15, 2001, the Board of Directors authorized amendments to Morton's stockholders rights agreement, originally adopted on December 15, 1994, to remove provisions that permitted only certain directors to redeem the rights and to take certain other actions.

    In late February and early March of 2001, Messrs. Bernstein and Baldwin, along with Morton's primary legal counsel, Schulte Roth & Zabel LLP, a New York, New York law firm, referred to as SRZ, met with four nationally known investment banks to discuss Morton's possible retention of a financial advisor. Morton's ultimately selected Greenhill, based primarily on Greenhill's reputation, expertise in the food and beverage industry and proposed terms of engagement. Morton's and Greenhill executed an engagement letter as of March 13, 2001.

    On March 15, 2001, Mr. Baldwin met with Barry Florescue and Richard Bloom of BFMA at their request, at which time Messrs. Florescue and Bloom asked
Mr. Baldwin to convey to the Board of Directors, on an informal basis, their interest in joining the Board of Directors. Mr. Baldwin promptly relayed this information to the Board's nominating committee, which met by telephone on March 20, 2001 to consider the request. The nominating committee responded to Messrs. Florescue and Bloom by letter, dated March 21, 2001, which stated that the Board of Directors was already at the nine-member limit permitted by Morton's certificate of incorporation and bylaws, that expanding the size of the Board of Directors would require stockholder approval and that the nominating committee had already recommended, and the Board of Directors had already approved, the Board of Directors' nominees for election at the May 10, 2001 annual meeting of stockholders. The Board of Directors' nominees for re-election as directors were Messrs. Bernstein, Baldwin and Castle.

    In a letter dated March 20, 2001, received by Morton's after the nominating committee had sent its March 21, 2001 letter, BFMA notified Morton's of a proposed slate of three nominees for election to the Board of Directors, and later solicited proxies in support of those nominees.

    BFMA made no proposal to Morton's regarding a possible strategic transaction until May 1, 2001, when Morton's received an unsolicited letter from BFMA, referred to as the BFMA proposal, seeking to negotiate the purchase of Morton's by BFMA. The BFMA proposal purported to offer, subject to various conditions, to acquire all outstanding shares of Morton's common stock for $28.25 per share in cash. BFMA included a copy of a letter from Icahn Associates Corp., referred to as IAC, purportedly committing, subject to various conditions, to provide temporary bridge financing for all but $20 million of BFMA's proposal. The next day, Morton's publicly announced that it would give due consideration to the proposal, and that it had retained Greenhill to advise the Board of Directors in its deliberations.

    On May 7, 2001, the Board of Directors met by telephone. SRZ also attended this meeting. The Board of Directors discussed the possibility of postponing or adjourning Morton's annual meeting of stockholders scheduled for May 10, 2001, and authorized the Board's executive committee (consisting of Messrs. Bernstein, Castle and Pittaway) to recommend, subject to full Board approval, the postponement or adjournment of the annual meeting if, and only if, the executive committee determined that it was in the best interests of Morton's stockholders and legally permissible to do so. After Greenhill was invited into the meeting, the Board of Directors informed Greenhill that the Board of Directors intended to give the BFMA proposal full and fair consideration, and requested that Greenhill carefully review the proposal. The Board of Directors discussed preliminarily the BFMA proposal, alternatives to enhance stockholder value that could be considered, such as recapitalization, acquisition or sale, and, in view of the weakening economy, potential cost-cutting measures.

    On May 8, 2001, the Board of Directors met by telephone. SRZ also attended this meeting. The executive committee of the Board of Directors recommended that the annual meeting of stockholders proceed as planned on the publicly announced date without postponement or adjournment. The Board of Directors affirmed its intention to give full and fair consideration to the BFMA proposal and any offer that may be received for the acquisition of Morton's. The Board of Directors also determined not to issue additional stock options to senior executives of Morton's until further notice, and suspended Morton's stock repurchase program. The Board of Directors discussed the possibility of exploring value-enhancing strategic alternatives, and determined to direct Greenhill to assist Morton's in evaluating the full range of strategic alternatives, including a potential sale of Morton's. The Board of Directors then discussed Morton's financial performance and the financial outlook for the rest of the fiscal quarter. Also on May 8, 2001, Morton's issued a press release announcing the actions the Board of Directors had taken, including its decision to evaluate the full range of strategic alternatives, including a potential sale, and that, due to the weakened economic environment, unfavorable business conditions and reduced business travel, as well as investment banking, legal and other costs associated with evaluating strategic alternatives and with the BFMA-initiated proxy contest, it expected revenues and operating results to be adversely affected. From time to time thereafter, Morton's received inquiries from potential interested parties, which Morton's referred to Greenhill.

    At Morton's annual meeting of stockholders on May 10, 2001, the stockholders voted to re-elect Messrs. Bernstein, Baldwin and Castle to the Board of Directors, and did not elect any of the candidates proposed by BFMA. At a Board of Directors meeting immediately following the annual meeting of stockholders, the Board of Directors formed a Special Committee of directors to lead the Board of Directors in its evaluation of strategic alternatives, including consideration of the BFMA proposal and any offers that Morton's might receive, with any final decision with respect to undertaking any particular strategic alternative to be subject to full Board approval. Four directors who were not officers of Morton's, Robert L. Barney, John K. Castle, Lee M. Cohn and Alan A. Teran, were named to the Special Committee, with Mr. Castle as Chairman.
Mr. Castle had informed the Board of

Directors at that time that he was not aware of any plan by CHP or any of its affiliates to make any offer or proposal to purchase Morton's. Greenhill was invited into the meeting and discussed its preliminary views on, among other things, the restaurant industry, the stand-alone value of Morton's, and the range of possible strategic alternatives. Greenhill identified possible strategic alternatives for Morton's, including merger with or acquisition by Morton's of another company or business, recapitalization, leveraged buyout or other sale of Morton's (including pursuant to the BFMA proposal) and a preferred equity infusion. The discussion of the BFMA proposal included a preliminary analysis of the disclosed financing terms from IAC and contingencies involved in the proposal and the financing, as well as historical information on Mr. Florescue and Carl Icahn. For a description of the Greenhill presentation at the May 10, 2001 Board of Directors meeting, see "Other Matters--Presentation by Greenhill at the May 10, 2001 Board of Directors Meeting" beginning on page 97.

    The Special Committee held its first meeting on May 10, 2001 immediately following the Board of Directors meeting. Greenhill and SRZ also attended this meeting. The Special Committee directed Greenhill to contact BFMA promptly and request a meeting between BFMA, Greenhill and SRZ in order to provide BFMA with an opportunity to demonstrate to the Special Committee's representatives that it was serious about completing its proposed acquisition and could reasonably complete the financing of its proposal on the terms outlined in its proposal. In particular, the Special Committee wanted to give BFMA an opportunity to provide appropriate evidence of the sources of its purported equity and debt financing. The Special Committee agreed to consider providing Morton's proprietary non-public information to BFMA subject to BFMA signing a customary form of confidentiality agreement. The Special Committee also discussed how to proceed with the evaluation of Morton's strategic alternatives. As a result of this discussion, the Special Committee directed Greenhill to prepare a preliminary analysis of possible strategic alternatives for Morton's that would enhance stockholder value. In order to proceed in a timely manner, the participants agreed that Greenhill would develop the analysis at the same time that the Special Committee was evaluating the BFMA proposal.

    On May 15, 2001, Greenhill called BFMA to request a meeting. By letter to Greenhill dated May 16, 2001, Mr. Bloom of BFMA provided a preliminary due diligence request list and expressed BFMA's interest in executing a confidentiality agreement and beginning a due diligence review of Morton's. On May 21, 2001, Greenhill and SRZ met with BFMA and its counsel to gain further information regarding, and to assess the quality of, BFMA's proposal and financing on a preliminary basis. BFMA disclosed that the IAC financing was a bridge loan from IAC with a one-year term, and that BFMA did not have any permanent financing arranged to replace the IAC bridge loan upon its one-year maturity. BFMA stated that, in view of the IAC financing's fees, rates and other terms, if the opportunity arose it would seek alternative sources of financing, and indicated (without providing any supporting information) that other financing sources might be available. BFMA explicitly clarified that its proposal and the IAC financing were each contingent on the respective entity's satisfaction with due diligence, which in each case appeared to be more comprehensive than the "limited due diligence" that BFMA had publicly stated it would need. BFMA also stated that it was not planning to launch a tender offer for Morton's, including a negotiated tender offer linked to a back-end merger. When asked to provide evidence that IAC and BFMA were capable of funding their respective commitments under the proposed financing, BFMA declined to do so at that time and responded that at some time in the future each entity would be prepared to do so. Greenhill and SRZ indicated that they would report the results of this meeting to the Special Committee at the June 6, 2001 Special Committee meeting.

    During late May and early June of 2001, three private equity firms, Investcorp International Inc., referred to as Investcorp, Ripplewood Holdings L.L.C., referred to as Ripplewood, and Bruckmann, Rosser, Sherrill & Co., referred to as Bruckmann Rosser, initiated contact with Greenhill regarding potential transactions with Morton's should the Board of Directors determine that Morton's was for sale. Additionally, Greenhill had separate conversations with three of Morton's institutional stockholders, who indicated that they would like the Board of Directors to engage in a good faith process to analyze Morton's strategic alternatives, to be receptive to offers to purchase and to give serious consideration to the BFMA proposal. They also indicated that they had a desire for Morton's to engage in a transaction that would provide value realization for the stockholders. During this time, Greenhill also had separate conversations with two nationally recognized banks with extensive experience in the leveraged acquisition financing area regarding the market for financing acquisitions in the restaurant industry. The banks indicated that it was generally difficult at that time to arrange financing for highly leveraged acquisitions, although limited financing opportunities would be available. Greenhill also met with Morton's management, including the Company's Chief Financial Officer, and had several follow-up telephone calls as part of Greenhill's due diligence effort to gain a better understanding of the Company's operations and financial outlook.

    On June 6, 2001, the Special Committee met by telephone. Greenhill and SRZ also attended this meeting. Greenhill discussed with the Special Committee actions that Greenhill had taken since the Special Committee's meeting on May 10, 2001, as described above. Greenhill outlined on a preliminary basis, and the participants discussed, five potential strategic alternatives for Morton's: maintaining the status quo, acquiring another company or business, recapitalizing Morton's capital structure, creating a minority equity position and selling Morton's. Greenhill also reviewed certain preliminary valuation analyses.

    The Special Committee members further discussed, and expressed their general discomfort with the financing for, the BFMA proposal. The Special Committee discussed the possibility that the BFMA proposal was nothing more than an attempt to put Morton's "in play" in the hope that a third party buyer would come forward. The Special Committee was reluctant to provide commercially sensitive information about Morton's to a party that was unwilling to agree to keep the information confidential, particularly where the Special Committee did not have sufficient information concerning the party's ability to finance and complete a transaction. Nonetheless, the Special Committee supported the Board of Directors' commitment to give full and fair consideration to the BFMA proposal, and indicated that it would support providing due diligence material to BFMA so long as BFMA first provided satisfactory evidence of its ability to finance its proposal and signed a confidentiality agreement in customary form. For a description of the Greenhill presentation at the June 6, 2001 Special Committee meeting, see "Other Matters--Presentation by Greenhill at the June 6, 2001 Special Committee Meeting" beginning on page 101.

    On June 11, 2001, at the request of the Special Committee, Greenhill sent a letter to BFMA inviting BFMA to demonstrate that BFMA and IAC had the financial ability to meet their respective commitments relating to the BFMA proposal. The letter confirmed that if BFMA established this to the Special Committee's reasonable satisfaction, the Special Committee was prepared to provide BFMA and IAC with due diligence information regarding Morton's, subject to the execution of a customary confidentiality agreement. The letter also invited BFMA to provide a list of any additional due diligence material it would require.

    On June 13, 2001, Morton's issued a press release announcing that due to the continuing impact of the troubled economy, unfavorable business conditions and reduced business travel, it expected to report a loss for the second quarter ending July 1, 2001 and that, if such unfavorable conditions continued, future results would also be adversely affected. Morton's also reconfirmed that, assisted by Greenhill, it was continuing the process of exploring its full range of strategic alternatives, including evaluating a potential sale of Morton's, and in addition to an evaluation of the BFMA proposal, the process would include an evaluation of any offers that may be received.

    By letter to Greenhill, dated June 13, 2001, Mr. Florescue expressed his dissatisfaction with the deliberate pace at which the Special Committee was proceeding and with the Special Committee's invitation to BFMA to provide evidence of BFMA's and IAC's ability to finance the BFMA proposal. He wrote that BFMA's counsel had been provided the evidence, and requested that Greenhill contact

BFMA's counsel to arrange a meeting. Mr. Florescue indicated that he expected to be provided with a confidentiality agreement and, once the confidentiality agreement was executed, due diligence materials. Greenhill promptly contacted BFMA's counsel and arranged a meeting for June 19, 2001.

    By letter to Greenhill, dated June 15, 2001, IAC stated that it and its affiliates, including an entity called High River Limited Partnership, referred to as High River, had collective cash, cash equivalents, marketable securities and net worth exceeding $240 million. The letter contained no support for these statements and no commitments from any of IAC's affiliates (or any other party) to provide any funds to BFMA or to IAC.

    On June 19, 2001, in a meeting with BFMA and its counsel, Greenhill and SRZ were permitted to view, but not copy, bank and brokerage statements of varying dates from BFMA and related parties purporting to show approximately
$20 million in available cash and marketable securities. BFMA provided no commitments from the related parties to provide any funds to BFMA, and no support for IAC's ability to finance the significant bridge debt in connection with the BFMA proposal. BFMA subsequently provided letters from its related parties indicating a willingness to commit their respective amounts to BFMA.

    By letter to Greenhill, dated June 21, 2001, Investcorp submitted a written expression of interest in a potential transaction with Morton's. The letter was a follow-up to an earlier telephone conversation between Greenhill and Investcorp.

    On June 25, 2001, Greenhill was permitted to view, but not copy, a letter from High River stating that it or one of its affiliated companies would act as the lender pursuant to the IAC financing commitment to BFMA. Greenhill was also permitted to view, but not copy, brokerage statements of High River indicating marketable securities exceeding $240 million.

    By letter to Greenhill, dated June 27, 2001 and in a press release filed the next day, BFMA expressed its dissatisfaction with the Special Committee's review of Morton's strategic alternatives. BFMA also stated that it remained committed to acquiring Morton's and, if necessary, would explore an extension of its IAC financing commitment. BFMA also claimed to have received expressions of interest from numerous alternative sources of capital. BFMA did not then, or at any subsequent time, provide the Special Committee or Greenhill with any information regarding alternative financing arrangements.

    On June 29, 2001, the Special Committee met by telephone. Greenhill and SRZ also attended this meeting. The participants discussed Morton's recent financial performance. The participants also discussed the status of matters with BFMA, including the timing and quality of BFMA's evidence of its financial ability to purchase Morton's as it proposed. The Special Committee members again expressed their concern over the legitimacy of BFMA's and IAC's intent and ability to consummate the BFMA proposal. Notwithstanding the Special Committee's discomfort with BFMA's ability to finance and complete the BFMA proposal, the Special Committee agreed to provide BFMA with a customary form of confidentiality agreement and, if BFMA and IAC signed the confidentiality agreement, to provide them with due diligence material. This would have given BFMA approximately one full month to conduct its due diligence and to make a fully financed firm offer before expiration of the IAC financing. Greenhill then led a discussion of other parties that had expressed varying degrees of interest in a potential transaction with Morton's since Morton's announced its intention to explore strategic alternatives. With respect to Investcorp and Bruckmann Rosser, as they were both well recognized private equity firms with substantial financial assets, the Special Committee agreed to provide them with Morton's customary form of confidentiality agreement. With respect to Ripplewood, the Special Committee agreed to provide it with Morton's customary form of confidentiality agreement upon presentation of a stronger expression of interest. Greenhill also led a discussion of four possible candidates for Morton's to acquire, should the Special Committee determine to pursue acquisition of another company or business as an attractive strategic alternative. For a description of the Greenhill presentation at the June 29, 2001 Special Committee meeting, see "Other Matters--Presentation by Greenhill at the June 29, 2001 Special Committee Meeting" beginning on page 107.

    On June 29, 2001, following the Special Committee meeting, SRZ sent Morton's customary form of confidentiality agreement to BFMA, Investcorp and Bruckmann Rosser. Bruckmann Rosser signed and returned the form promptly without alteration. Investcorp negotiated minor revisions to the form, and signed and returned it as of July 10, 2001. Subsequently, Investcorp and Bruckmann Rosser performed their respective due diligence investigations of Morton's, including discussions with Company management. In contrast, through its counsel, BFMA insisted on substantial revisions to the form, and SRZ negotiated for several days with BFMA's counsel regarding appropriate terms.

    On July 19, 2001, based on a conversation with BFMA's counsel, Morton's issued a press release announcing that BFMA had advised Morton's that BFMA did not intend to renew the IAC financing, which would expire on or about July 30, 2001. Morton's also announced that negotiation of the confidentiality agreement with BFMA terminated principally as a result of BFMA's requirement that it be permitted to disclose Morton's confidential information to an unlimited number of unidentified potential equity and debt financing sources. Morton's noted that it had executed confidentiality agreements with other interested parties, none of whom had objected to its form. Morton's reiterated that it was continuing the process of exploring its full range of strategic alternatives, including evaluating a potential sale of Morton's, discussions with interested parties and an evaluation of any offers that may be received. Consistent with its earlier announcement, Morton's reported a loss for the second quarter of 2001 and a decline in comparable restaurant revenues, and cautioned that, if unfavorable conditions continued, third quarter and future results also would be adversely affected. Over the next few weeks Mr. Florescue and Morton's exchanged letters and press releases stating their respective positions.

    On July 31, 2001, the Special Committee held a meeting, which was also attended by Greenhill and SRZ. Greenhill led a discussion of Morton's recent financial performance based on information provided by Morton's management. Greenhill then reviewed the status of discussions with various parties that had expressed an interest in a potential transaction with Morton's, including BFMA, Investcorp, Ripplewood and Bruckmann Rosser, as well as a competing restaurant group, The Smith & Wollensky Restaurant Group, Inc., referred to as Smith & Wollensky, and an individual with restaurant experience, Ned Grace. The Special Committee discussed the BFMA proposal, with particular regard to BFMA
(a) permitting its IAC financing to expire and its stated intention not to renew the financing, (b) refusing to sign the Company's customary form of confidentiality agreement despite other parties doing so, and (c) insisting on discretion to disclose Morton's confidential information to an unlimited number of potential equity and debt financing sources. Based on its analysis of the BFMA proposal, the Special Committee determined that BFMA did not appear to be a serious potential acquirer of Morton's and that the Special Committee should focus on legitimate strategic alternatives, including discussions with bona fide interested parties. Greenhill led a discussion regarding the status of Investcorp's due diligence investigation, as well as Bruckmann Rosser's signing of a confidentiality agreement and the status of discussions regarding when it would have access to the due diligence materials. Greenhill also indicated that Ripplewood had not yet determined if it wanted to take further steps toward a potential transaction with Morton's. Ned Grace expressed interest in a potential transaction that would be financed by another individual, Joe Lewis. Greenhill had requested, but had not received, evidence of Mr. Lewis' ability to finance a transaction with Morton's. With respect to Smith & Wollensky, Greenhill provided illustrative examples, from a financial perspective, of an acquisition of Morton's by that party for cash and/or stock. The Special Committee members indicated that they would consider a potential transaction with Smith & Wollensky, but that it would not be in Morton's stockholders' best interest to provide the competitor with Morton's confidential and proprietary information at that time. The Special Committee then directed Greenhill to find out more information about the structure and financing of a potential transaction in which Smith & Wollensky would be interested.

    Greenhill also led an analysis and discussion regarding two of the potential candidates for Morton's to acquire, one public and one private, including background and financial information as well as accretion/dilution analyses with certain projections and assumptions. Greenhill concluded that a transaction with either candidate would be possible from a financial perspective. After further discussion, the Special Committee members indicated that these two potential acquisitions should be discussed with the full Board of Directors and with Company management, although the consensus was that acquisition of another company or business did not appear to be the most favorable alternative for Morton's stockholders at that time because of, among other things, Morton's high leverage and the likelihood that the contemplated transactions would not create substantially greater liquidity in Morton's stock or a value realization event for Morton's stockholders. Greenhill agreed to speak with Company management regarding potential synergies and to solicit management's view with respect to such a strategy. The Special Committee ultimately determined not to further pursue an acquisition by Morton's because of, among other things, the reasons addressed above and because of the limited financing availability for acquisitions, the perceived value of Morton's stock as potential currency, the increased risk of successfully executing Morton's operating plan and a general concern that Morton's stockholders would not view an acquisition strategy favorably. The Special Committee also discussed the potential for a recapitalization involving Morton's, and the consensus was that a recapitalization did not appear to be the most favorable alternative for Morton's stockholders at that time because of, among other things, Morton's already high leverage and limited liquidity, as well as the likelihood that leverage and liquidity issues would be exacerbated for remaining stockholders as a result of a recapitalization. Therefore, the Special Committee ultimately determined not to further pursue a recapitalization. The Special Committee also considered the potential for sale of a minority interest in Morton's and ultimately determined not to further pursue this alternative because of, among other things, the concern that creation of a minority equity position would not create greater liquidity in Morton's stock or a value realization event for Morton's stockholders, would negatively impact future returns for existing stockholders, would reduce the opportunity for future value realization transactions and would be difficult to identify and execute in the current business environment.

    Greenhill then presented several suggestions for the Special Committee's next steps. The Special Committee directed that (a) Greenhill attempt to contact additional potential private equity/financial buyers to gauge the level of interest in a potential transaction with Morton's, (b) Morton's continue the due diligence process with Investcorp and Bruckmann Rosser and other qualified interested parties that executed a customary confidentiality agreement,
(c) Greenhill schedule meetings between Company management and interested parties that request management meetings, (d) Greenhill continue to respond to parties that express interest in a potential transaction, including Smith & Wollensky, and (e) at the appropriate time, Greenhill contact additional potential strategic buyers to determine whether, notwithstanding that no additional strategic buyers had expressed interest in acquiring Morton's, some interest nevertheless could be discovered. For a description of the Greenhill presentation at the July 31, 2001 Special Committee meeting, see "Other Matters--Presentation by Greenhill at the July 31, 2001 Special Committee Meeting" beginning on page 109.

    Based on the Special Committee's direction, Greenhill contacted an expanded group of possible parties to gauge potential interest in a transaction involving Morton's. Through the course of the process, from June 2001 through March 2002, Greenhill either contacted or was contacted by approximately 30 separate parties, including those discussed in this section, regarding potential interest in a transaction with Morton's. Except for the potential interested parties discussed herein, all of these parties either explicitly stated no interest or never proceeded to a formal expression of interest. Except as described in this proxy statement, no terms of potential transactions were ever discussed with these parties.

    Also on July 31, 2001, the Board of Directors held a meeting, a portion of which was also attended by SRZ. The Special Committee members reported on the actions of the Special Committee and on the status of the exploration of strategic alternatives. The Board of Directors also discussed, among other issues, Morton's results of operations and cost cutting initiatives.

    In early August 2001, Smith & Wollensky clarified in discussions with Greenhill that it would potentially be interested in a merger using its stock as consideration. Based on the small size of Smith & Wollensky's market capitalization and the consequent limited liquidity for its shares, the proposed combination did not appear to achieve the objective of offering Morton's stockholders a value realization event. The Special Committee also did not view favorably the long-term prospects for the stock consideration, on a preliminary basis. The Special Committee directed Greenhill to indicate a preference for cash consideration. In a subsequent telephone conversation, Greenhill stated the Special Committee's preference for cash consideration and requested a response from Smith & Wollensky regarding its continued interest. Smith & Wollensky never responded to Greenhill.

    On August 1, 2001, Morton's customary form of confidentiality agreement was sent to a potentially interested restaurant operating company, Triarc Companies, Inc., referred to as Triarc. Triarc negotiated minor revisions to the form, and signed and returned it as of August 8, 2001. Subsequently, Triarc performed its due diligence investigation of Morton's, including discussions with Company management.

    During the course of the annual Castle Harlan planning conference on August 14-15, 2001, officers of certain affiliates of CHP discussed the possibility of an affiliate of CHP acquiring Morton's. On August 15, 2001, Mr. Castle resigned from the Special Committee. SRZ, which regularly represents CHP and its affiliates (although not in connection with the merger or any proposals related thereto), advised the Special Committee to hire its own separate legal counsel. The remaining three members of the Special Committee appointed Mr. Cohn as chairman, and determined that they would promptly interview and select separate legal counsel for the Special Committee.

    On August 23, 2001, Morton's customary form of confidentiality agreement was sent to an affiliate of CHP, which negotiated minor revisions to the form, and executed the confidentiality agreement as of the same date. Subsequently, affiliates of CHP performed their due diligence investigation of Morton's, including discussions with Company management.

    During the period between August 16, 2001 and early September 2001,
Mr. Cohn, the chairman of the Special Committee, interviewed representatives of four nationally known law firms on behalf of the Special Committee. Prior to the Special Committee meeting of September 19, 2001, Mr. Cohn, on behalf of the Special Committee, retained Richards, Layton & Finger, P.A., a Wilmington, Delaware law firm, referred to as RLF, as counsel to the Special Committee. RLF was retained based on its reputation, expertise in matters of Delaware corporate law and familiarity with Morton's circumstances, having served as Delaware special counsel to Morton's from time to time. Beginning with the Special Committee's retention of RLF, SRZ did not represent the Special Committee and continued to represent the Company.

    In late August 2001, Greenhill had preliminary discussions with another potential interested party, Apax Partners, Inc., which ultimately informed Greenhill that it that it did not wish to pursue a potential transaction with Morton's at that time. No terms of a potential acquisition were discussed.

    On September 14, 2001, Morton's issued a press release announcing that it continued to experience weak revenue trends and negative comparable restaurant revenues, and consistent with its previous announcements expected to report a loss for the third quarter ending September 30, 2001. Morton's also announced that the building housing the Morton's of Chicago steakhouse in the Wall Street area of New York City (located at 90 West Street) was damaged in the September 11, 2001 attacks and was closed indefinitely. Morton's again stated that it was continuing the process of exploring its strategic alternatives, including evaluating a potential sale of Morton's.

    On September 19, 2001, the Special Committee met telephonically. RLF and Greenhill also attended this meeting. The Special Committee discussed the retention of RLF as counsel, and the role RLF would play in the Special Committee's process. RLF also advised the Special Committee concerning the duties of its members under Delaware law. The Special Committee also considered the continued retention of Greenhill as its financial advisor, and determined that it would be appropriate to continue to retain Greenhill given Greenhill's work to date and familiarity with Morton's and its industry.

    The Special Committee then received advice relating to the proper scope of the resolutions authorizing the Special Committee's activities, and directed RLF to prepare a resolution for consideration by the full Board of Directors of Morton's delegating broad authority to the Special Committee.

    At the same meeting, the Special Committee also received an oral presentation from Greenhill relating to its evaluation of potential interest expressed by various parties. The question of whether Morton's should be sold or continue operations on a stand-alone basis was explored. In particular, the Special Committee considered the impact on Morton's of the continuing weak economy as exacerbated by the September 11, 2001 attacks, Morton's prospects as a stand-alone enterprise, the effect of the attacks on the debt market as well as on merger and acquisition activity more generally, and the potential short and long term impact on corporate spending and business travel generally and Morton's business in particular.

    Greenhill then briefed the Special Committee on its contacts with, and the interest levels of, the various parties with which it had been in contact, and the fact that all but four had expressed a lack of interest in further pursuing a transaction with Morton's. Greenhill then described the four entities, Investcorp, Bruckmann Rosser, Triarc and CHP, that appeared to continue to demonstrate interest in a potential transaction with Morton's. Thereafter, Greenhill recommended that it be authorized by the Special Committee to continue to contact other parties to ascertain their interest in a possible transaction involving Morton's. The Special Committee accepted this recommendation and instructed Greenhill to continue to contact any and all potential interested parties to attempt to generate additional interest in a transaction involving Morton's.

    On September 25, 2001, the Board of Directors held a meeting. SRZ also attended a portion of this meeting. RLF had previously provided SRZ with a set of resolutions broadening the authority and scope of activity of the Special Committee. The Board of Directors reconfirmed its authorization of the Special Committee to review and evaluate any and all strategic alternatives available to Morton's notwithstanding the events of September 11, 2001 and the worsening state of the economy generally and the fine dining segment of the restaurant industry in particular. The Board of Directors adopted the resolutions provided by the Special Committee and expressly delegated to the Special Committee the power and authority to (a) review and evaluate any strategic alternatives available to Morton's, (b) review and evaluate the terms and conditions of any strategic alternatives available to Morton's, (c) determine the advisability of any strategic alternatives available to Morton's, (d) negotiate with any parties with respect to the terms and conditions of any strategic alternatives available to Morton's, (e) determine whether any strategic alternative is fair to and in the best interests of Morton's and its stockholders, and (f) recommend to the whole Board of Directors what action, if any, should be taken by Morton's with respect to any strategic alternatives. The Board of Directors also resolved, among other things, that it would not consider the approval of any strategic alternative, nor determine the advisability of any strategic alternative, without first receiving a favorable recommendation of the strategic alternative by the Special Committee. Messrs. Castle and Pittaway were not present for any discussions at this meeting relating to the Special Committee and the exploration of strategic alternatives.

    By letter, dated as of September 25, 2001, the reconstituted Special Committee formally retained Greenhill as financial advisor to the Special Committee. This engagement letter superseded the March 13, 2001 engagement letter between Morton's and Greenhill. The terms of the engagement letter are discussed below in "--Opinion of Financial Advisor to the Special Committee."

    In late September and early October 2001, Greenhill had preliminary discussions with two additional potential interested parties, Dilmun Investments, Inc. and Madison Dearborn Partners, Inc., each of which ultimately disengaged from pursuing a potential transaction with Morton's at that time. No terms of a potential acquisition were discussed.

    On October 8, 2001, at the direction of the Special Committee, Greenhill sent a letter to the four remaining interested parties, Investcorp, Bruckmann Rosser, Triarc and CHP, requesting that non-binding preliminary indications of interest with respect to an acquisition of Morton's be delivered to Greenhill by October 25, 2001.

    On October 23, 2001, Morton's issued a press release announcing that, consistent with its earlier announcement, due to the severe nationwide impact of the World Trade Center attacks and the other adverse circumstances previously referred to, Morton's experienced a loss for the third quarter and for the nine months ending September 30, 2001 and a decline in comparable restaurant revenues. Morton's added that if such unfavorable conditions continued or worsened, fourth quarter and future results also would be adversely affected. Morton's again publicly confirmed that it was continuing the process of exploring its strategic alternatives, including evaluating a potential sale of Morton's.

    On October 25, 2001, in their respective written non-binding preliminary indications of interest, Investcorp indicated that it may be willing to bid $11 to $13 per share, subject to certain contingencies, Triarc indicated that it may be willing to bid $17 per share, CHP indicated that it may be willing to bid $15 to $18 per share and Bruckmann Rosser did not submit an indication of interest. No other pricing or other terms with respect to a potential acquisition were received from any other party at this time.

    The Special Committee met with Greenhill and RLF on October 29, 2001 to review the preliminary indications of interest received by Greenhill. At that meeting RLF advised the Special Committee of its duties and responsibilities in considering a potential sale of Morton's, and Greenhill reviewed the preliminary indications of interest received by it.

    Greenhill then reviewed the conditions associated with each indication of interest received and the status of the due diligence investigation conducted by each potential bidder. The Special Committee also inquired as to why Bruckmann Rosser had not submitted an indication, and instructed Greenhill to contact Bruckmann Rosser to assure that it was aware of the preliminary indication of interest deadline and to inquire whether it was still interested in pursuing a potential transaction with Morton's. Subsequent to the Special Committee meeting, Greenhill telephoned Bruckmann Rosser, which confirmed that it did not submit, and would not be submitting, a proposal.

    The Special Committee also reviewed the history of the interest previously expressed in Morton's by BFMA, as well as BFMA's prior refusal to sign Morton's customary form of confidentiality agreement. Notwithstanding BFMA's previous position, the Special Committee instructed Greenhill to make contact with BFMA's representatives, advise them of the changes in the composition of the Special Committee and its advisors, and inquire whether BFMA would be interested in participating in the process currently being run by the Special Committee.

    At its October 29, 2001 meeting, the Special Committee also discussed with Greenhill Morton's current financial performance, based on information provided by Morton's management, and

Greenhill's preliminary approach to assessing the adequacy of the three preliminary indications of interest received. Greenhill also reviewed certain preliminary valuation analyses and reported that the ranges indicated by the prospective bidders appeared to be in the range of adequacy in light of Morton's current financial situation.

    The Special Committee also considered how best to proceed. In light of the fact that one indication of interest was in a price range substantially lower than, and was significantly more conditional than, the other two, and because the party making that preliminary indication had indicated that it would require at least two to three months of additional due diligence while the other two parties had expressed a willingness to proceed more quickly, the Special Committee determined to invite only the two parties that had expressed higher ranges, CHP and Triarc, to proceed with a potential transaction, and to advise the other party, Investcorp, that in order for it to be considered in the ongoing process it would need to indicate a material improvement in its price and be prepared to move forward more quickly than it had previously indicated.

    The Special Committee also considered the potential for continuing poor financial results by Morton's, and determined to push potential interested parties to move forward with a potential transaction before year-end, if possible. The Special Committee also resolved to instruct senior management of Morton's to make themselves available for due diligence meetings at the earliest possible time. For a description of the Greenhill presentation at the October 29, 2001 Special Committee meeting, see "Other Matters--Presentation by Greenhill at the October 29, 2001 Special Committee Meeting" beginning on page 110.

    On October 30, 2001, the Board of Directors held a meeting. SRZ attended a portion of this meeting. Messrs. Castle and Pittaway were not present for the discussion of matters related to strategic alternatives. The members of the Special Committee summarized the status of the Special Committee's process, including a summary of the indications of interest that had been received. By unanimous vote of those Board members present, the Board of Directors authorized the Special Committee to continue to explore the potential sale of Morton's, to seek to obtain the best and final proposals as promptly as practicable, by November 9, 2001 if possible, and to make its recommendation to the Board of Directors promptly thereafter.

    On November 6, 2001, the Special Committee met telephonically with Greenhill and RLF, and received a progress report from Greenhill. Greenhill reported on the current status of due diligence being conducted by Triarc and CHP, and advised the Special Committee that it did not appear that November 9, 2001 was a realistic date by which due diligence could be completed. The Special Committee instructed Greenhill to continue to press potential interested parties to complete their due diligence process as promptly as practicable. RLF also reported on contacts with counsel to BFMA, and specific requests made by BFMA to modify Morton's customary form of confidentiality agreement, including
(a) elimination of the standstill provisions, and (b) discretion to disclose Morton's confidential information to an unlimited number of potential equity and debt financing sources. The Special Committee reviewed each of BFMA's proposed changes to the confidentiality agreement and discussed how to proceed.

    Finally, the Special Committee instructed Greenhill to call for final bids from all interested parties at the earliest possible date consistent with the parties being allowed a reasonable time to complete due diligence. Appropriate dates were discussed, as was the timing of the process.

    Following further discussions between RLF and counsel for BFMA regarding BFMA's requested modifications to the confidentiality agreement, BFMA refused to execute the confidentiality agreement, and issued a press release and a letter to Morton's critical of Morton's management, Board of Directors and Special Committee. Mr. Florescue claimed in his letter and public statement that BFMA remained interested in acquiring Morton's. Additionally, Mr. Florescue stated that any offer less than

$20 per share would significantly undervalue Morton's. Morton's issued a press release on November 13, 2001 disagreeing with certain of Mr. Florescue's contentions.

    On November 15, 2001, Greenhill distributed a form of merger agreement to CHP and Triarc, along with a request that each party include any requested revisions to the form of merger agreement as part of its bid. On November 26, 2001, Greenhill distributed to these parties a draft of Morton's disclosure letter to accompany the merger agreement. Revised drafts of the merger agreement and disclosure letter were distributed on November 29, 2001, with hard copies of the draft appendices to the disclosure letter distributed on November 30, 2001.

    On November 26, 2001, Greenhill sent a letter to CHP and Triarc requesting that firm and binding offers concerning an acquisition of Morton's be submitted to Greenhill by noon on December 5, 2001. Greenhill's letter requested that the binding offer include any required revisions to the merger agreement in a form that the parties would be prepared to execute.

    On December 3, 2001, Triarc notified Greenhill that it would not be submitting a bid to acquire Morton's based in part on another transaction it was pursuing and in part on its discomfort with the possibility of litigation by Mr. Florescue alluded to in his public comments.

    On December 5, 2001, the deadline for the potential interested parties to submit firm and binding offers, the Special Committee met with Greenhill and RLF to consider what was submitted. CHP submitted a letter to Greenhill declining to make a bid at that time, but indicating that it was interested in doing so. The letter further stated that with access to Morton's fiscal 2001 financial information and more time to assess the results of cost control programs, it may be in a better position to make a bid for Morton's. CHP proposed making a formal bid on February 1, 2002, assuming that it received Morton's year-end financial statements by that time. The Special Committee considered the lack of final bids, and CHP's position that it needed to see year-end financial data before proceeding. Greenhill advised the Special Committee that Investcorp and Triarc also had expressed a desire to examine Morton's year-end financial results in light of the September 11, 2001 attacks and their impact on Morton's operations.

    The Special Committee again considered whether it was appropriate to sell Morton's at that time. After further deliberation, the Special Committee determined to report to the full Board of Directors and, provided that the full Board believed that it continued to be appropriate to pursue a sale of Morton's, to re-contact the parties that had earlier provided preliminary indications of interest with respect to a potential acquisition of Morton's to advise them that Morton's would allow potential bidders to consider year-end results and would consider a new bidding deadline in February 2002.

    The Board of Directors met by telephone on December 7, 2001. SRZ attended a portion of this meeting. At the meeting, Mr. Cohn updated the full Board of Directors (other than Messrs. Castle and Pittaway, who did not participate in this meeting) on the status of the Special Committee's evaluation of strategic alternatives, including discussions regarding Triarc, CHP and BFMA. The Board of Directors directed the Special Committee to continue its review and evaluation of any and all strategic alternatives available to Morton's, as previously authorized, until February 15, 2002.

    On December 10, 2001, Morton's issued a press release announcing that due to the adverse circumstances previously referred to, Morton's expected to report results substantially below 2000 levels, possibly including a loss for the fourth quarter and year ending December 30, 2001. Morton's noted its continued weak revenue trends and a decline in comparable restaurant revenues. Morton's also reiterated its earlier warnings regarding future results, and again publicly confirmed that it was continuing the process of exploring its strategic alternatives, including evaluating a potential sale of Morton's.

    On January 7, 2002, Morton's issued a press release announcing the closing of its Sydney, Australia restaurant and that it had received notice from the NYSE that it was below the NYSE's continued listing standards regarding total market capitalization and stockholders' equity. Morton's stated that it intended to submit a business plan demonstrating planned compliance, and that the NYSE would determine whether Morton's common stock would continue to be eligible for trading on the NYSE. Morton's again publicly confirmed that it was continuing the process of exploring its strategic alternatives, including evaluating a potential sale of Morton's.

    On January 18, 2002, the Special Committee met telephonically with Greenhill and RLF. Greenhill advised the Special Committee that it had contacted Investcorp and Triarc to advise them that the Special Committee's process would likely continue into February to allow all potential interested parties the opportunity to review Morton's year-end financial results. Greenhill also reported that it had received inquiries from one additional potential strategic buyer, O'Charley's, Inc., referred to as O'Charley's, and three additional parties, DB Capital Partners, referred to as DB Capital, GKH Partners, L.P., referred to as GKH, and Dolphin Limited Partners I, L.P., referred to as Dolphin, all of whom had expressed interest in a potential transaction with Morton's. Greenhill advised that, after preliminary discussions with O'Charley's investment banker and after providing the investment banker with Morton's customary form of confidentiality agreement, the investment banker indicated that O'Charley's would not be interested in proceeding further due to other opportunities the client was pursuing (no terms of a potential acquisition were discussed). Greenhill also advised that Morton's customary form of confidentiality agreement had been provided to DB Capital, GKH and Dolphin.

    Greenhill reviewed with the Special Committee Morton's year-end financial information provided to Greenhill by Company management. Greenhill observed that Morton's December 2001 month EBITDA results had improved on a year over year basis, although revenues and same store sales had continued to decline. EBITDA represents earnings before interest, taxes, depreciation, amortization, pre-opening costs, non-cash charges as well as unusual items. EBITDA does not represent cash generated from operating activities in accordance with generally accepted accounting principles, is not considered as an alternative to net income or any other generally accepted accounting principles measurements as a measure of operating performance and is not necessarily indicative of cash available to fund all cash needs. Management believes that EBITDA is a useful measure of cash flow available to Morton's to pay interest, repay debt, make acquisitions or invest in new properties.

    The Special Committee also discussed the timing of how it would proceed in light of the emergence of new potential interested parties and the fact that CHP had indicated in its letter of December 5, 2001 that it would be prepared to submit a bid on February 1, 2002. Greenhill advised that calling for bids on February 1, 2002 was not likely to draw DB Capital, GKH and Dolphin into the process, and that a more realistic deadline for final bids was February 15, 2002, which should allow any seriously interested party sufficient time to conduct its due diligence investigation of Morton's. The Special Committee thereafter determined that Greenhill should be instructed to discuss with DB Capital, GKH and Dolphin whether they could reasonably be prepared to submit bids by February 15, 2002. In the event that these potential interested parties did not react adversely to submitting bids by that date, Greenhill was instructed to advise them that the Special Committee would call for best and final bids on February 15, 2002.

    Thereafter, Greenhill had preliminary discussions with DB Capital and GKH. DB Capital negotiated minor revisions to Morton's customary form of confidentiality agreement and executed the confidentiality agreement as of January 24, 2002, but ultimately determined not to pursue a potential transaction with Morton's at that time primarily because of an internal conflict of interest relating to a third party (no terms of a potential acquisition were discussed). GKH negotiated minor revisions to Morton's customary form of confidentiality agreement and executed the confidentiality agreement as of January 18, 2002. Subsequently, GKH performed its due diligence investigation of Morton's, including discussions with Company management. During the same time period, counsel for Dolphin contacted RLF to negotiate the confidentiality agreement. Following several discussions relating to the confidentiality agreement, counsel for Dolphin advised RLF that its client would not agree to the form of confidentiality agreement provided to it (no terms of a potential acquisition were discussed). Thereafter, Dolphin sent a series of letters, dated
February 11, 2002, February 27, 2002 and March 14, 2002, to the chairman of the Special Committee and certain other directors, complaining that it was not permitted access to the Special Committee's process without signing the confidentiality agreement, that the standstill provisions of the confidentiality agreement were inappropriate, and admonishing the Board of Directors as to the discharge of its fiduciary duties and certain other matters. RLF responded in writing to the February 11, 2002 letter on February 19, 2002 disagreeing with certain of the contentions set forth in the February 11, 2002 letter.

    The Board of Directors held a meeting on January 22, 2002. SRZ also attended this meeting. At the meeting, Mr. Cohn updated the full Board (other than Messrs. Castle and Pittaway, who did not participate in these discussions) on the status of the Special Committee's evaluation of strategic alternatives, including discussions regarding the remaining potential interested parties and the deadline for submitting firm and final bids. At that time, it appeared that only CHP and GKH remained interested, although Morton's had recently sent updated financial information to Investcorp and Bruckmann Rosser at their request.

    On February 7, 2002, at the direction of the Special Committee, Greenhill sent a letter notifying the remaining potential interested parties, CHP and GKH, that firm and final bids would be due on February 15, 2002. On February 8, 2002, a revised draft merger agreement was distributed to these parties.

    In early to mid February 2002, the Company was contacted by a representative of its senior lenders in connection with its Second Amended and Restated Revolving Credit and Term Loan Agreement (referred to as the credit agreement). The senior lenders questioned whether the Company was in compliance with one of its financial ratios, and insisted on amending the credit agreement to reset specified financial ratios and tests both as of December 30, 2001 and on a going forward basis. They further indicated that they would require additional amendments to the credit agreement, including restrictions on capital expenditures, in conjunction with resetting the ratios and tests. The Company initially resisted pressure from the senior lenders to accept these additional proposed amendments to the credit agreement. At the same time, the Company's independent auditors, in connection with their audit of the Company's fiscal 2001 financial statements, required confirmation from the senior lenders that the Company was in compliance with the financial ratios and tests set forth in the credit agreement. Ultimately, after negotiations as to the form and scope of amendments, Morton's entered into Amendment No. 14 to the credit agreement on March 13, 2002.

    On February 15, 2002, the Special Committee met with Greenhill and RLF to review the status of the process with Greenhill. Greenhill described its conversations with the potential interested parties that had remained in the process. Greenhill advised that GKH had orally informed Greenhill that, based on its analysis of Morton's financial results, it was not interested in proceeding further. RLF updated the Special Committee on the position taken by Dolphin, and the communications received from Dolphin. Greenhill then reported to the Special Committee on a $12.00 per share cash bid it received from Morton's Holdings (a wholly owned investment of CHP) and the bid's conditional nature, as well as the updated valuation work that Greenhill had performed based upon Morton's year-end financial results. The only bid received by the Special Committee was from Morton's Holdings.

    The Special Committee then discussed the conditional nature of the bid received, and how best to proceed. As a result of this discussion, the Special Committee determined that Greenhill should contact Morton's Holdings to review certain key terms that would need to be resolved before the Special

Committee would proceed to negotiate a transaction, including an increase in the price and the elimination of several of the more material contingencies contained in the bid, as well as the elimination of Morton's Holdings' demand for an extended exclusivity period, significant additional due diligence and a 4% termination fee plus expense reimbursement.

    On February 19, 2002, the Special Committee met with Greenhill and RLF to discuss the current status of the process and to receive a report from Greenhill regarding Greenhill's preliminary analysis of the price then offered by Morton's Holdings. At that meeting, Greenhill reviewed with the Special Committee a preliminary valuation analysis it prepared, which included various financial analyses of Morton's Holdings' $12 per share cash offer. The Special Committee discussed the fact that Morton's Holdings' offer contained significant contingencies and determined that it would not negotiate the full terms of the offer until Morton's Holdings agreed to eliminate a number of the contingencies and increased the price offered.

    The Special Committee was also briefed by Greenhill about a telephone call and subsequent letter it had received from the Witkoff Group, referred to as Witkoff, which had expressed interest in purchasing Morton's but had not identified price or terms. Greenhill informed Witkoff that, as publicly disclosed, Morton's was evaluating its strategic alternatives and was in the midst of the process. Furthermore, Greenhill informed Witkoff that Witkoff could enter the process if it so desired, but would need to do so on an expedited basis. Greenhill reported that given Witkoff's unfamiliarity with the restaurant business, it elected not to proceed further at that time.

    Finally, the Special Committee considered alternatives other than a sale it might pursue in the event that it was unable to reach agreement with Morton's Holdings, including the feasibility of exchanging debt for equity or attempting to locate a source of private equity for the Company. For a description of the Greenhill presentation at the February 19, 2002 Special Committee meeting, see "Other Matters--Presentation by Greenhill at the February 19, 2002 Special Committee Meeting."

    Between February 15 and February 28, 2002, discussions took place between Greenhill and Morton's Holdings to attempt to address the more material contingencies identified by the Special Committee in Morton's Holdings' bid, as well as the suggested timing of that bid and the price and other terms offered. On February 28, 2002, the Special Committee met telephonically to address the status of those discussions and how to proceed. At that meeting, Greenhill reported on its contacts with Morton's Holdings' representatives, and the Special Committee reaffirmed its view that unless additional matters were resolved, including an increase in the price offered by Morton's Holdings, it would not negotiate a definitive agreement with Morton's Holdings.

    Between February 28 and March 7, 2002, further discussions took place among the Special Committee and its legal and financial advisors and Morton's Holdings and its legal advisor. The discussions focused on the following: (a) the amount of the offer price, (b) the amount of the termination fee (including expense reimbursement), (c) the condition requiring the achievement of a minimum level of earnings before interest, taxes, depreciation and amortization (referred to as EBITDA) by Morton's and its subsidiaries, (d) the condition requiring that no litigation be pending or threatened by a third party (other than by a governmental authority), (e) the appropriateness and duration of an exclusivity period and (f) the restrictions to be imposed on Morton's with respect to solicitation of other proposals during the contract period. During these discussions, Greenhill sought to have Morton's Holdings increase the offer price and limit or eliminate the other provisions. As a result of the active arms length negotiations between the parties, Morton's Holdings twice increased the price it offered, did not pursue an exclusivity period, agreed to limit the litigation condition and agreed to significant reductions in the termination fee and EBITDA condition, all as reflected in the final merger agreement.

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    On March 1, 2002, the Special Committee met telephonically with Greenhill and RLF to review the current status of negotiations with Morton's Holdings. Greenhill reported that it had spoken with Morton's Holdings' representatives regarding the issues referred to above. During its meeting, the Special Committee again examined the possibility of abandoning the sale process and considered the value of Morton's on a stand-alone basis. Greenhill reported its view that in evaluating Morton's on a stand-alone basis, the Special Committee would need to take into account the highly leveraged capital structure of Morton's, the letter from the NYSE regarding compliance with its listing standards and the current status of Morton's discussions with its senior lenders regarding potential amendments to the credit agreement. A discussion followed as to whether Morton's would be viewed as a "work out" situation by its senior lenders given its financial situation. (Shortly after the signing of the merger agreement, the Company was notified by representatives of its senior lenders that, in fact, it had been moved to the work out group.) The participants also discussed the acceptability of an EBITDA condition in any transaction, and Greenhill was encouraged to continue to attempt to eliminate this condition, if possible, or to push Morton's Holdings to accept the lowest possible level of EBITDA as a condition to its offer.

    On March 5, 2002, the Special Committee met telephonically to receive a further update on the status of discussions between Morton's Holdings and Greenhill. Greenhill reported that Morton's Holdings had agreed to increase its offer price for Morton's to $12.50 per share, expressed some willingness to compromise on certain conditions to its offer, continued to press for additional time to complete due diligence, and indicated that it could be flexible regarding its EBITDA condition only if the price offered in the transaction were lower. The Special Committee again discussed its negotiating position in this regard, and again considered whether Morton's stockholders were likely to be better off with or without a transaction if Morton's Holdings was not willing to compromise on these conditions.

    RLF advised the Special Committee that SRZ had informed RLF of Morton's senior lenders' demand that Morton's credit agreement be amended, and that in light of the timing of the Special Committee's process, Morton's had begun negotiations with its senior lenders on such an amendment.

    Following additional deliberation and discussion, the Special Committee instructed Greenhill to advise Morton's Holdings that the Special Committee intended to cease discussions with Morton's Holdings and pursue other alternatives in 48 hours unless Morton's Holdings was willing to compromise significantly on its key conditions, increase its price and agree to a termination fee in any transaction not to exceed 2.5% of equity value (including any expense reimbursement).

    On March 5 and March 6, 2002, RLF discussed with White & Case LLP, a New York, New York law firm, referred to as W&C, counsel to Morton's Holdings, the following: (a) the condition requiring that no litigation be pending or threatened by a third party (other than by a governmental authority), and
(b) the restrictions to be imposed on Morton's with respect to solicitation of other proposals during the contract period. W&C agreed to limit the third party litigation condition as reflected in the final merger agreement. Furthermore, W&C discussed with RLF certain technical matters relating to the restrictions to be imposed on Morton's with respect to solicitation of other proposals during the contract period. At the conclusion of these discussions each of W&C and RLF reported back to their respective clients that the foregoing matters had been satisfactorily resolved.

    On March 6, 2002, the Special Committee met telephonically with Greenhill and RLF to receive an update on the status of negotiations. Greenhill reported that Morton's Holdings had accepted a 2.5% termination fee, to be calculated on the equity in the transaction and include expense reimbursement if payable. Greenhill also reported that Morton's Holdings had refused to increase its price above $12.50, but had agreed, after lengthy discussions, to lower the amount of EBITDA that Morton's would need to achieve for the 12 month period ending
June 30, 2002 to $23 million. RLF, Greenhill and the Special Committee then discussed how best to proceed and further discussed an appropriate negotiating position to maximize stockholder value.

    The Special Committee then discussed Morton's Holdings' position on price and its EBITDA condition, and discussed its option to say "no" to Morton's Holdings, and considered whether remaining a stand-alone Company was a viable and attractive alternative. Greenhill gave input regarding the amount of leverage that a financial buyer would be able to generate in a transaction of this sort, and stated that the multiples of earnings and EBITDA implied in Morton's Holdings' revised price exceeded several recent precedent transactions. The Special Committee discussed the future of Morton's on a stand-alone basis, and the proposed offer price. Following discussion, the Special Committee instructed Greenhill to seek an increase in the price offered, and to communicate that if Morton's Holdings was willing to increase its offer price then the Special Committee would authorize RLF to begin negotiating a merger agreement with W&C.

    On March 7, 2002, the Special Committee met telephonically with Greenhill and RLF and was advised that Morton's Holdings had increased its offer price to $12.60 per share, but was unwilling to compromise further on price, or to further adjust the EBITDA target condition in its offer. However, consistent with the discussions between RLF and W&C, Morton's Holdings was willing to compromise on the litigation condition to its offer. After discussion, the Special Committee authorized RLF to open negotiations on definitive documentation with Morton's Holdings.

    Between March 7 and March 26, 2002, RLF negotiated the key provisions of the merger agreement and ancillary documents with W&C. RLF was assisted in these negotiations by SRZ to the extent that the documents addressed particular representations and warranties specific to Morton's and other Company-specific matters. RLF reported regularly to the chairman of the Special Committee with respect to these negotiations. During this period, outside director Dianne H. Russell reviewed drafts of the merger agreement with her separate counsel and provided comments to RLF, which comments were incorporated into negotiations with Morton's Holdings by the Special Committee.

    On March 13, 2002, Morton's entered into Amendment No. 14 to its credit agreement. Amendment No. 14 to the credit agreement, among other things,
(a) reset specified financial ratios and tests set forth in the credit agreement, (b) modified the amortization of the term loan and increased the interest rates applicable to the term loan and the revolving loans thereunder,
(c) prohibits Morton's from entering into any new capital expenditure commitments or lease commitments for new restaurants until a specified cash flow leverage ratio test is achieved, (d) limits capital expenditures to $13.0 million in 2002, and further restricts capital expenditures in future years, (e) prohibits the payment of dividends and the repurchase of Morton's outstanding common stock, (f) reduces Morton's revolving credit facility to $60,000,000 through June 30, 2003 unless a specified leverage ratio is achieved, in which case the facility will return to $65,500,000, (g) provides for annual additional mandatory prepayments as calculated based on Morton's net cash flows, as defined, and (g) reduces Morton's revolving credit facility by $5 million every 6 months from June 30, 2003 through June 30, 2005.

    On March 14, 2002, Morton's issued a press release announcing that, due to the adverse circumstances previously referred to, Morton's net income for the fiscal 2001 fourth quarter and year were substantially below 2000 levels, and announcing a decline in comparable restaurant revenues. Morton's also reported continuing weak revenue trends and a decline in comparable restaurant revenues through March 10, 2002, and reiterated its earlier warnings regarding future results. Morton's again publicly confirmed that it was continuing the process of exploring its strategic alternatives, including evaluating a potential sale of Morton's.

    Between March 15 and March 26, 2002, Morton's Holdings negotiated (on behalf of Morton's) Amendment No. 15 (which would only become binding and effective concurrently with completion of the merger) to Morton's credit agreement to allow the merger to take place and to offer Morton's greater operational flexibility post-merger. RLF reviewed Amendment No. 15 to Morton's credit agreement and made comments to W&C with a view to attempting to assure that the conditions to its effectiveness are reasonably likely to be met.

    On March 15, 2002, Mr. Baldwin attended a bank meeting at which Morton's Holdings discussed with representatives of the senior lenders the terms of Amendment No. 15 to Morton's credit agreement. Amendment No. 15 would become effective only upon completion of the merger. Amendment No. 15, among other things, would permit the merger to occur and would require Morton's to prepay $10.0 million of the outstanding principal of the term loan under the credit agreement in connection with completion of the merger. The $10.0 million prepayment would be funded by Morton's Holdings. Amendment No. 15 would also adjust other provisions of Morton's credit agreement, such as interest rates, financial and other covenants and amortization schedules, thereby giving Morton's greater operational flexibility post-merger (as compared with Morton's operational flexibility under Amendment No. 14). Mr. Baldwin only provided financial information with respect to Morton's but did not engage in any negotiations or discussions with Morton's Holdings with respect to the merger or any of the related transactions.

    On March 26, 2002, the Special Committee met with RLF and Greenhill to consider the definitive documents that had been negotiated and to receive Greenhill's report as to the fairness of the transaction from a financial point of view. Ms. Russell, who had requested to attend the financial presentation at the Special Committee's meeting, attended the portion of the meeting during which Greenhill made its presentation.

    Greenhill began its presentation by advising the Special Committee that it was still in the process of completing a market check of potential acquirers of Morton's and that this process needed to be completed before Greenhill could be in a position to render an opinion as to the fairness from a financial point of view of the proposed transaction with Morton's Holdings. Mr. Timothy George, the senior member of the Greenhill team, then excused himself from the Special Committee meeting to make inquiries of two additional potential strategic buyers, Outback Steakhouse, Inc., referred to as Outback, and Lone Star Steakhouse & Saloon, Inc., referred to as Lone Star, in order to complete Greenhill's market check.

    RLF made a presentation to the Special Committee regarding the material terms, conditions and contingencies in the merger agreement. The Special Committee reviewed the specific provisions of the merger agreement addressed by RLF and discussion followed.

    RLF also reviewed with the Special Committee Amendment No. 15 to Morton's credit agreement, which would become effective only upon consummation of the merger, and which would allow the merger to be consummated without additional outside debt financing for the purpose of replacing the existing bank financing, thereby eliminating a significant potential contingency with respect to the transaction. Finally, RLF distributed and reviewed with the Special Committee the form of equity commitment letter pursuant to which CHP agreed, subject to certain conditions, to subscribe to $74 million of equity of Morton's Holdings to complete the transaction.

    Mr. George of Greenhill then reported to the Special Committee that he had made contact with senior officers of Outback and Lone Star and that those senior officers reported that their respective organizations were aware of Morton's and its sale process and were not interested in a possible transaction with Morton's. Mr. George then advised that, based on these calls, Greenhill had completed its market check, and was in a position to deliver its fairness opinion. Following Mr. George's report, Greenhill then completed its presentation to the Special Committee relating to the fairness of the proposed transaction with Morton's Holdings from a financial point of view, and gave an oral opinion to the Special Committee, subsequently confirmed in writing, to the effect that, based on and subject to the considerations, limitations, qualifications and assumptions made therein, as of March 26, 2002, the $12.60 per share cash consideration that was to be received by Morton's stockholders in the proposed merger was fair, from a financial point of view, to stockholders of Morton's other than Morton's Holdings and its subsidiaries, including Morton's Acquisition, and CHP and its affiliates.

    The Special Committee then assessed the benefits of the proposed transaction relative to a Company stand-alone alternative. Among other things, the Special Committee considered the different valuation ranges for the Company presented by Greenhill, the likelihood that the Company's strategic plan could be achieved in light of the effects of the current economic uncertainty, the fact that the Company received notice from the NYSE that it was below the continued listing standards and therefore may cease to be eligible for trading on the NYSE, and the availability of debt or equity financing to meet the Company's ongoing needs in light of the Company's level of leverage and potential lack of liquidity for stockholders. After discussion, the Special Committee then unanimously determined to recommend the transaction to the full Board of Directors.

    Following the meeting of the Special Committee, the full Board of Directors, excluding Messrs. Castle and Pittaway who did not participate in this meeting, met with Greenhill, RLF and SRZ to consider the report of the Special Committee and the advisability of the proposed transaction. SRZ advised the members of the Board of Directors as to their fiduciary duties in considering the transaction and the recommendation of the Special Committee, and RLF briefed the Board of Directors on the material terms and contingencies in Morton's Holdings' offer.

    Greenhill then made a presentation to the Board of Directors. During the Board of Directors' discussion of Greenhill's presentation, Mr. Baldwin, Morton's executive vice president and chief financial officer, noted that Morton's long term financial plan, dated January 2002, had not been updated to incorporate Morton's recent completion of Amendment No. 14 to Morton's credit agreement, pursuant to which, among other things, the lending banks restricted Morton's from entering into any new capital expenditure commitments or lease commitments for new restaurants called for under the January 2002 plan (other than five restaurants with respect to which Morton's had already entered into capital expenditure commitments or lease commitments). Mr. Baldwin noted that the January 2002 plan required revisions to reflect the impact of Amendment
No. 14 to the credit agreement, including, among other things, higher interest costs, accelerated principal amortization, reductions in commitment amounts and restrictions on capital expenditures (which would prohibit Morton's from opening any new restaurants in 2003). Amendment No. 14 to the credit agreement also restricts, among other things, capital expenditures in 2004 and 2005. The impact of Amendment No. 14 to the credit agreement would therefore result in lower revenues and earnings in 2002 through 2005 due to fewer new restaurants being permitted. Greenhill then advised the Board of Directors that it had not been apprised of the impact of Amendment No. 14 to Morton's credit agreement on the January 2002 plan, and would not be in a position to deliver its fairness opinion to the full Board of Directors on the transaction until examining the impact of the revisions on its financial analysis. Mr. Baldwin left the meeting to revise the January 2002 plan. Greenhill then reviewed and analyzed those changes. Following an adjournment of the meeting to allow Greenhill to complete its work, the meeting reconvened, and Greenhill presented its revised analysis orally (which was subsequently confirmed in writing). Greenhill reviewed the changes to the analysis with the Board of Directors, observed that the reduction in revenue and earnings growth as a result of opening fewer restaurants led to a lower valuation range for Morton's pursuant to its discounted cash flow analysis, and reconfirmed its opinion that the consideration to be received in the transaction was fair from a financial point of view.

    Following the review, Greenhill delivered its fairness opinion to the Board of Directors, and the Board of Directors, including each member of the Special Committee, voted by the unanimous vote of those directors present to recommend the transaction to the stockholders of Morton's and to take all steps necessary to convene and hold a meeting of stockholders to vote on the transaction. In connection with the merger, the Board of Directors also amended its amended and restated stockholders rights agreement to provide that, among other things, the rights under the stockholders rights agreement will not become exercisable as a result of the merger agreement and the transactions contemplated thereby, and that the stockholders rights agreement will be terminated simultaneously with the consummation of the merger.

    The merger agreement was signed and delivered following the Board of Directors meeting, and on March 27, 2002, Morton's issued a press release and made regulatory filings announcing the transaction.

    On May 21, 2002, Morton's received a letter, referred to as the High River Proposal, from Carl C. Icahn stating that he was prepared to have High River or another entity or entities that he owns enter into, as promptly as possible, a merger agreement with Morton's containing the same provisions as Morton's merger agreement with Morton's Holdings and Morton's Acquisition, but at a price of $13.50 per share. The Special Committee met by telephone on May 21, 2002 and May 22, 2002 to review the High River Proposal and to determine an appropriate course of action. Greenhill and RLF also attended this meeting. The Special Committee concluded that it should request clarification regarding the structure and financing of the High River Proposal and regarding Mr. Icahn's status as a licensed person for liquor licensing purposes. On May 22, 2002, the Board of Directors, excluding Messrs. Castle, Pittaway, Bernstein and Baldwin, met by telephone to discuss the Special Committee's conclusions. RLF and SRZ also attended this meeting. Based on the recommendation of the Special Committee, the Board of Directors authorized the Special Committee to request such clarification from Mr. Icahn. The Special Committee sent a letter on May 22, 2002 to a representative of High River requesting such clarification, and the representative of High River responded in writing the next day.

    On May 24, 2002, the Special Committee met by telephone to consider High River's response and concluded that it would seek to enter into a confidentiality agreement with High River. Greenhill, RLF and independent special regulatory counsel regarding liquor license issues also attended this meeting. On May 28, 2002, the Board of Directors, excluding Messrs. Castle, Pittaway, Bernstein and Baldwin, met by telephone to discuss the Special Committee's conclusions. Greenhill, RLF, SRZ and independent special regulatory counsel regarding liquor license issues also attended this meeting. On the recommendation of the Special Committee, the Board of Directors authorized the Special Committee to enter into a confidentiality agreement with High River. The same day, the Special Committee delivered to High River a copy of the confidentiality agreement with Castle Harlan, Inc., and asked High River to indicate any requested changes. The Special Committee informed High River that it would not require standstill provisions in the confidentiality agreement. Additionally, the Special Committee reminded High River that, pursuant to the merger agreement with Morton's Holdings and Morton's Acquisition, Castle
Harlan, Inc.'s confidentiality agreement would automatically be amended to the extent that any of the provisions of High River's confidentiality agreement are less restrictive. On May 31, 2002, the Special Committee requested that High River provide the Special Committee with the signed form of merger agreement that High River is prepared to enter into. On June 3, 2002, the parties reached agreement on significant revisions to the confidentiality agreement and entered into the confidentiality agreement as of such date. After the confidentiality agreement was executed, at High River's request, the Special Committee delivered to High River a copy of the disclosure letter referenced in the merger agreement with Morton's Holdings and Morton's Acquisition.

    On June 6, 2002, the Special Committee received from High River suggested changes to the merger agreement and requests for certain due diligence materials. Counsel to the Special Committee revised the merger agreement as requested by High River, delivered the revised merger agreement to High River on June 7, 2002, delivered the revised disclosure letter to High River on June 9, 2002 and delivered due diligence material to High River on June 10, 2002. High River performed additional due diligence on June 12, 2002 and spoke with Morton's management on June 13, 2002. On the evening of June 14, 2002, High River delivered to the Special Committee a signed merger agreement substantially similar to the merger agreement with Morton's Holdings and Morton's Acquisition, but with a price per share of $13.50. As required under the merger agreement with Morton's Holdings and Morton's Acquisition, Morton's promptly notified Morton's Holdings and Morton's Acquisition of this development. The same evening, Morton's Holdings and Morton's Acquisition offered to raise the price per share in their merger agreement to $13.50 and to remove the closing condition that had required Morton's to achieve a minimum level of earnings. On June 15, 2002, Morton's Holdings and Morton's Acquisition delivered a signed amendment to their merger agreement reflecting these changes. On June 15, 2002, the Special Committee met by telephone and approved these changes. Greenhill and RLF also attended this meeting. After the Special Committee meeting, the Board of Directors (other than Messrs. Castle, Pittaway, Bernstein and Baldwin, who did not participate in this meeting) met by telephone and approved these changes. Greenhill, RLF and SRZ also attended this meeting. After the Board of Directors meeting, Morton's signed the amendment to the merger agreement with Morton's Holdings and Morton's Acquisition.

REASONS FOR THE RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD OF
DIRECTORS

    The Special Committee, which is composed of directors who are not officers or employees of Morton's, Morton's Holdings, Morton's Acquisition or CHP and who have no financial interest in the proposed merger different from Morton's stockholders generally, has unanimously determined that the proposed merger and merger agreement are fair to and in the best interests of Morton's and its unaffiliated stockholders. The Special Committee unanimously approved the merger and the merger agreement and recommended to the Board of Directors to approve and adopt the merger agreement and approve the merger. The Special Committee considered a number of factors, as more fully described above under "--Background of the Merger" and below under "--Reasons for the Special Committee's Determination," in determining to make its recommendation. The Board of Directors, based in part on (1) the unanimous recommendation of the Special Committee and (2) the oral opinion, subsequently confirmed by the written opinion, dated March 26, 2002, of Greenhill, that, based on and subject to the considerations, limitations, assumptions and qualifications set forth in the opinion, as of March 26, 2002, the $12.60 per share cash consideration that was to be received by Morton's stockholders in the proposed merger was fair, from a financial point of view, to Morton's stockholders (other than Morton's Holdings and its subsidiaries, including Morton's Acquisition, and CHP and its affiliates), has determined by the unanimous vote of those participating that the merger agreement and the merger are fair to and in the best interests of Morton's and its unaffiliated stockholders and has approved, adopted and declared advisable the merger agreement and approved the merger. On June 15, 2002, the cash merger consideration was increased to $13.50 per share.

    REASONS FOR THE SPECIAL COMMITTEE'S DETERMINATION. In recommending approval and adoption of the merger agreement and approval of the merger to the Board of Directors, the Special Committee considered a number of factors that it believed supported its recommendation, including:

    - the efforts of the Special Committee, assisted by Greenhill, commencing in May 2001 and continuing over the subsequent ten months, to explore and pursue strategic alternatives for the Company, including merger or acquisition by Morton's of another company or business, recapitalization, preferred equity infusion or leveraged buyout or other sale of Morton's, and including with respect to the latter, publicly stating on multiple occasions that the Special Committee would consider any offers received, and the fact that during a ten-month period the

      Special Committee (directly or through Greenhill) had contact with at least 30 parties, entered into confidentiality agreements with six parties, provided five parties with the opportunity to conduct extensive due diligence, received preliminary indications of interest from three parties, and the only definitive offer submitted was the offer from Morton's Holdings;

    - the dramatic negative impact on the Company's financial position and business performance of the troubled economy, unfavorable business conditions in the Company's market, corporate spending cutbacks, reduced business travel and the effects of the September 11, 2001 attacks, along with the Company's high debt load, low stockholder liquidity and small scale, as well as the uncertainty of near-term improvement in the Company's business, which together suggested that continued operation of the Company on a stand alone basis as a public company presented significant risks, including to the public stockholders, as compared to the $13.50 per share cash merger consideration;

    - the declining financial position and business performance of Morton's had caused Morton's to agree to Amendment No. 14 to Morton's credit agreement in order to avoid a possible default and acceleration of the bank debt, and that Amendment No. 14 to Morton's credit agreement imposes significant restrictions on Morton's operating flexibility and capital expenditures, thereby significantly reducing growth opportunities for Morton's for the foreseeable future;

    - trading prices for Morton's common stock before announcement of the merger, particularly the fact that (1) the $12.00 per share offer submitted by Morton's Holdings on February 15, 2002 represented an 81.8% premium over the market closing price of $6.60 per share on February 14, 2002, the last full trading day before Morton's Holdings submitted its formal proposal to acquire Morton's and (2) the original $12.60 per share offer represented a 10.1% premium, and the $13.50 per share merger consideration represents an 18% premium, over the market closing price of $11.44 on March 25, 2002, the last full trading day before the parties entered into the merger agreement, which prices the Special Committee believes are the most relevant because they reflect current market prices at times shortly prior to public announcement of the merger agreement;

    - the fact that the $13.50 per share merger consideration is equal to the High River Proposal and that the merger agreement no longer contains a condition to closing based on Morton's achievement of a minimum level of earnings, whereas the High River Proposal contained such an earnings condition;

    - the presentations made by Greenhill to the Special Committee on March 26, 2002, and the oral opinion, subsequently confirmed by the written opinion, dated March 26, 2002, of Greenhill, that, based on and subject to the considerations, limitations, assumptions and qualifications set forth in the opinion, as of March 26, 2002, the $12.60 per share cash consideration that was to be received by Morton's stockholders in the proposed merger was fair, from a financial point of view, to Morton's stockholders (other than Morton's Holdings and its subsidiaries, including Morton's Acquisition, and CHP and its affiliates), and the Special Committee's adoption of the conclusions and analysis of Greenhill contained in its fairness opinion (See "--Opinion of Financial Advisor to the Special Committee");

    - the opportunity that the merger will afford Morton's stockholders, several of whom have indicated to the Company that they desire a liquidity event, to dispose of all of their common stock for cash in light of the relatively thin trading market and lack of liquidity;

    - the fact that the NYSE has informed Morton's that Morton's common stock might be delisted, and that such a delisting likely would exacerbate the already limited liquidity of the Company's common stock;

    - the Special Committee's conclusion that the merger agreement, after giving consideration to the requirements and limitations contained therein, allows Morton's a reasonable opportunity to respond to certain third party acquisition proposals, and, if a superior proposal were made, to terminate the merger agreement and accept the superior proposal up until the time of the stockholder vote on the merger, subject to certain limitations including the payment of a termination fee and expense reimbursement (See "The Merger Agreement--Limitation on Considering Other Acquisition Proposals");

    - the Special Committee's conclusion, based on advice from RLF, that under prevailing law the percentage of the equity value of the transaction represented by the termination fee and reimbursement of out-of-pocket fees and expenses payable as discussed in "The Merger Agreement--Termination" and "The Merger Agreement--Termination Fee and Expense Reimbursement," would not unduly discourage superior third-party offers, and, based on advice from Greenhill, that the amount payable for reimbursement of expenses and the termination fee is within the range of fees and expenses payable in comparable transactions;

    - the business reputation and financial resources of Morton's Holdings' affiliates, the strong track record of Morton's Holdings' affiliates in completing transactions similar to the merger, including transactions in the restaurant industry, and their demonstrated ability to obtain liquor licenses all supported the Special Committee's determination that Morton's Holdings had the ability to complete the merger in a timely manner;

    - CHP's commitment to provide $78.0 million of equity financing to Morton's Holdings and the fact that neither CHP nor Morton's Holdings can amend, modify or terminate that commitment in any respect that would adversely affect the probability that the transactions contemplated by the merger agreement will close, or that will delay the closing, without the prior written consent of Morton's (which consent requires the approval of the Special Committee), which, combined with the strong track record in completing deals, supported the belief of the Special Committee that Morton's Holdings would be able to meet its financing obligations pursuant to the merger agreement and complete the merger;

    - that Morton's Holdings was able to negotiate on behalf of Morton's, and Morton's bank lenders executed, Amendment No. 15 (which will only become binding and effective concurrently with completion of the merger) to Morton's credit agreement to allow the merger to take place, thereby virtually eliminating financing risk associated with the bank debt with respect to the transaction;

    - the Special Committee's determination, after review of the valuation summary prepared by Greenhill, that the original $12.60 per share cash merger consideration that was to be received by Morton's stockholders in the proposed merger was within the range of going concern value and that the premium represented thereby was within the range of premiums for recently announced transactions that Greenhill identified as comparable (it being noted that on June 15, 2002, the cash merger consideration was increased to $13.50 per share);

    - the fact that the Special Committee was able to negotiate the purchase price up to $12.60 per share from an initial offer price of $12.00 per share, and the stated position of Morton's Holdings, following the Special Committee's efforts to negotiate a higher purchase price, and after Morton's Holdings had twice increased the price it was willing to offer, that $12.60 per share was the highest price it was then willing to pay (it being noted that on June 15, 2002, the cash merger consideration was increased to $13.50 per share);

    - the fact that the negotiations with Morton's Holdings resulted in the elimination of numerous conditions and contingencies originally proposed by Morton's Holdings (including the elimination of any requirement to obtain landlord consents or landlord estoppels) and a 37% reduction of the maximum amount payable to Morton's Holdings for a termination fee as originally proposed by Morton's Holdings, and the fact that, as originally proposed, there was no limit to the amount of expense reimbursement payable as part of the termination fee but that, as renegotiated, expense reimbursement is included within the termination fee;

    - the fact that Morton's common stock has been trading, and continues to trade, at lower multiples relative to comparable restaurant companies due to higher leverage, lower liquidity and smaller scale than comparable restaurant companies; and

    - the Special Committee's consideration of the proposal by BFMA Holding Corporation and the negotiations and process relating thereto, including
      (a) the fact that on or about July 19, 2001, BFMA informed Morton's that it did not intend to renew its debt financing commitment, and that it never subsequently evidenced any alternative financing arrangement or prospects therefor, (b) the fact that BFMA was unwilling to sign Morton's customary form of confidentiality agreement, (c) the fact that BFMA desired to provide Morton's confidential information to an unlimited number of unidentified potential equity and debt financing sources and
      (d) Barry Florescue's transactional history and background (See "--Background of the Merger").

    The Special Committee also considered the following factors, among others, relating to the procedures involved in the negotiation of the merger:

    - Morton's Board of Directors established the Special Committee to consider and negotiate the merger agreement;

    - the Special Committee, which consists solely of directors who are not officers or employees of Morton's, Morton's Holdings, Morton's Acquisition or CHP and who have no financial interest in the proposed merger different from Morton's stockholders generally, was given exclusive authority to, among other things, evaluate, negotiate and recommend the terms of any proposed transaction;

    - members of the Special Committee will have no continuing interest in Morton's after completion of the merger;

    - the Board of Directors had determined that it would not approve any transaction that was not recommended by the Special Committee;

    - the Special Committee retained and received advice from its own legal counsel and financial advisor in evaluating, negotiating and recommending the terms of the merger agreement;

    - Greenhill rendered an oral opinion, subsequently confirmed by a written opinion, dated March 26, 2002, that, based on and subject to the considerations, limitations, assumptions and qualifications set forth in the opinion, as of March 26, 2002, the $12.60 per share cash consideration that was to be received by Morton's stockholders in the proposed merger was fair, from a financial point of view, to Morton's stockholders (other than Morton's Holdings and its subsidiaries, including Morton's Acquisition, and CHP and its affiliates);

    - the $13.50 per share cash consideration and the other terms and conditions of the merger agreement resulted from arm's-length bargaining between the Special Committee and its representatives, on the one hand, and Morton's Holdings and its representatives, on the other hand;

    - the affirmative vote of the holders of a majority of the outstanding Morton's shares of common stock entitled to vote on the matter is required under Delaware law and the merger agreement to approve and adopt the merger agreement; and

    - Morton's stockholders have the right to demand appraisal of their shares in accordance with the procedures established by Delaware law. See "Appraisal Rights."

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
    The Special Committee also considered a variety of risks and other potentially negative factors concerning the merger but determined that these factors were outweighed by the benefits of the factors supporting the merger. These negative factors included the following:

    - certain terms and conditions set forth in the merger agreement, required by Morton's Holdings as a prerequisite to entering into the merger agreement, prohibit Morton's and its representatives from soliciting third-party bids and from accepting third-party bids except in specified circumstances and upon reimbursement of expenses relating to the merger agreement and related transactions and payment to Morton's Holdings of a specified termination fee, and these terms could have the effect of discouraging a third party from making a bid to acquire Morton's (See "The Merger Agreement--Limitation on Considering Other Acquisition Proposals");

    - the $13.50 per share cash merger consideration is lower than (1) the historic trading prices of the Company's common stock on the NYSE prior to the economic slowdown and the September 11, 2001 attacks, (2) the BFMA proposal in 2001 and (3) the average trading price of the Company's common stock after announcement of the merger;

    - the $13.50 per share cash merger consideration is lower than the preliminary valuations presented by Greenhill in earlier discussions and analyses in 2001, although those preliminary valuations were based on a variety of factors and assumptions, and on the economic, market, financial and other conditions as in effect on, and the information made available to Greenhill as of, the date of preparation, and in particular did not reflect subsequent developments including the substantial negative impact on Morton's of the troubled economy, unfavorable business conditions in the Company's market, corporate spending cutbacks, reduced business travel, the effects of the September 11, 2001 attacks and the impact of the Company entering into Amendment No. 14 to the credit agreement;

    - the conflict of interest created by Mr. Castle's and Mr. Pittaway's affiliation with CHP and by Mr. Bernstein's and Mr. Baldwin's expectation that they would continue as executives of Morton's after the merger, as well as the other factors discussed in "--Interests of Morton's Directors and Officers in the Merger;"

    - if the merger is not consummated under circumstances further discussed in "The Merger Agreement--Termination" and "The Merger Agreement--Termination Fee and Expense Reimbursement" Morton's may be required to reimburse Morton's Acquisition and Morton's Holdings for expenses relating to the Merger agreement and related transactions and to pay to Morton's Acquisition the specified termination fee;

    - the merger was not structured to require approval by a majority of the unaffiliated stockholders, although, notwithstanding the absence of this safeguard, the Special Committee believes that the merger is procedurally fair to Morton's unaffiliated stockholders because the affiliated stockholders do not hold a material percentage of the outstanding shares of Morton's common stock; and

    - following the merger, Morton's will be a privately held company, and its current stockholders will cease to participate in any future earnings, losses, growth or decline of Morton's.

    In considering the merger, the Special Committee considered Greenhill's "Analysis of Selected Precedent Transactions" and "Analysis of Selected Comparable Publicly Traded Companies" to be the most relevant measures to determine the going-concern value of Morton's and adopted these valuation analyses as indicative of the range of going concern value. The Special Committee viewed Greenhill's "Discounted Cash Flow Analysis" as relevant but more subjective because this valuation methodology depends on estimates of Morton's standalone enterprise value and was based on numerous assumptions, including financial projections and the discount rate, the growth rate and the terminal multiple. The Special Committee also viewed the financial projections underlying the Discounted Cash Flow Management Case as optimistic, particularly in view of the financial projections underlying the Discounted Cash Flow IBES Case, which were significantly lower.

    The Special Committee did not ask Greenhill to attempt to determine the liquidation value of Morton's and gave little consideration to the book value of Morton's (which was $(0.05) per share at December 30, 2001) because it believed that those measures of asset value were not relevant to the market value of Morton's business and would be considerably less than the original merger consideration of $12.60 per Morton's share. While the Special Committee reviewed with Greenhill its various financial analyses and reviewed with officers of Morton's its historical and projected results, the Special Committee did not independently generate its own separate financial analysis of the merger. In reaching its determination, the Special Committee did not consider the share repurchases made by the Company in the past two years because, based on these repurchases occurring in fiscal 2000 (and no purchases being made after September 15, 2000) at a time when Company was in a much stronger financial position, the Special Committee did not view these purchases as material or relevant to a determination of fairness.

    After considering these factors, the Special Committee concluded that the positive factors relating to the merger outweighed the negative factors. Because of the variety of factors considered, the Special Committee did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. However, individual members of the Special Committee may have assigned different weights to various factors. The determination of the Special Committee was made after consideration of all of the factors together.

    REASONS FOR THE BOARD OF DIRECTORS' DETERMINATION. Morton's Board of Directors consists of nine directors, three of whom served on the Special Committee (following Mr. Castle's resignation on August 15, 2001). In reporting to Morton's Board of Directors regarding its determination and recommendation, the Special Committee, with its legal and financial advisors participating, advised the other members of the Board of Directors in attendance of the course of its negotiations with Morton's Holdings and W&C, its review of the merger agreement and the related financing commitments and the factors it took into account in reaching its determination that the terms of the merger agreement, including the original offer price of $12.60 per share and the subsequent increase thereof to $13.50 per share, and the merger are fair to and in the best interests of Morton's and its unaffiliated stockholders. In view of the wide variety of factors considered in its evaluation of the proposed merger, the Board of Directors did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. Rather, the Board of Directors based its position on the totality of the information presented and considered, including Greenhill's oral opinion, subsequently confirmed by its written opinion, dated March 26, 2002, that, based on and subject to the considerations, limitations, assumptions and qualifications set forth in the opinion, as of March 26, 2002, the $12.60 per share cash consideration that was to be received by Morton's stockholders in the proposed merger was fair, from a financial point of view, to Morton's stockholders (other than Morton's Holdings and its subsidiaries, including Morton's Acquisition, and CHP and its affiliates). On June 15, 2002, the cash merger consideration was increased to $13.50 per share. In connection with its consideration of the recommendation of the Special Committee, as part of its determination with respect to the merger, the Board of Directors adopted the conclusion, and the analysis underlying such conclusion, of the Special Committee, based upon its view as to the reasonableness of that analysis. THEREFORE, THE BOARD OF DIRECTORS, BASED IN PART ON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE OPINION OF GREENHILL, RECOMMENDS THAT YOU VOTE FOR THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER.

    FAIRNESS OF THE MERGER TO STOCKHOLDERS. The Board of Directors believes that the merger agreement and the proposed merger are substantively and procedurally fair to, and in the best interests of,

Morton's unaffiliated stockholders for all of the reasons set forth above. In addition, with respect to procedural fairness, the Board of Directors established the Special Committee, consisting originally of four and, after Mr. Castle's resignation on August 15, 2001, of three directors of Morton's, none of whom is an officer or employee of Morton's or (after Mr. Castle's resignation) of Morton's Holdings, Morton's Acquisition or CHP.

    In reaching these conclusions, the Board of Directors considered it significant that:

    - the merger consideration of $13.50 in cash per share was the highest price that Morton's Holdings indicated it was then willing to pay, following arm's-length negotiations between the Special Committee and representatives of Morton's Holdings;

    - no member of the Special Committee has a financial interest in the proposed merger different from Morton's stockholders generally;

    - the Special Committee retained its own financial and legal advisors who have extensive experience with transactions similar to the merger and who assisted the Special Committee in the negotiations with Morton's Holdings; and

    - Greenhill was retained to advise the Special Committee as to the fairness, from a financial point of view, of offers received, and Greenhill had reached the conclusion expressed in its oral opinion, subsequently confirmed by its written opinion, dated March 26, 2002, that, based on and subject to the considerations, limitations, assumptions and qualifications set forth in the opinion, as of March 26, 2002, the $12.60 per share cash consideration to be received by Morton's stockholders in the proposed merger was fair, from a financial point of view, to Morton's stockholders (other than Morton's Holdings and its subsidiaries, including Morton's Acquisition, and CHP and its affiliates).

    The Board of Directors believes that the merger agreement and the proposed merger are substantively and procedurally fair to Morton's unaffiliated stockholders for all of the reasons and factors described above, even though no disinterested representative, other than the Special Committee and its advisors, was retained to act solely on behalf of the unaffiliated stockholders. Because of their affiliation with CHP, directors John K. Castle and David B. Pittaway were not present during any deliberations of the Board of Directors at which Morton's strategic alternatives were discussed from the time that affiliates of Morton's Holdings began exploring a possible transaction with Morton's in August 2001. They also did not participate in or vote at the meeting of the Board of Directors on March 26, 2002 at which the Board of Directors discussed and approved the merger agreement and the merger, or the meeting of the Board of Directors on June 15, 2002 at which the Board of Directors discussed and approved the amendment to the merger agreement. The remaining seven directors voted unanimously to adopt and approve the merger agreement and to approve the merger. Because Morton's Holdings has informed Morton's that Morton's Holdings intends to offer to senior employees, including directors Allen J. Bernstein and Thomas J. Baldwin, the opportunity to subscribe for equity interests in Morton's Holdings of up to an aggregate of approximately 7.5% of the total equity interests of Morton's Holdings, Messrs. Bernstein and Baldwin did not participate in or vote at the meeting of the Board of Directors on June 15, 2002 at which the Board of Directors discussed and approved the amendment to the merger agreement. The remaining five directors voted unanimously to adopt and approve the amendment to the merger agreement.

    THE BOARD OF DIRECTORS, BASED ON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, RECOMMENDS THAT MORTON'S STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER.

    The executive officers of Morton's, who collectively hold, as of the record date, an aggregate of approximately 6.80% of Morton's common stock, have indicated to Morton's their intention to vote their shares in favor of approving and adopting the merger agreement and approving the merger.

POSITION OF MORTON'S HOLDINGS, MORTON'S ACQUISITION, CHP, JOHN K. CASTLE AND
  DAVID B. PITTAWAY AS TO THE FAIRNESS OF THE MERGER

    The rules of the SEC require Morton's Holdings, Morton's Acquisition, CHP, John K. Castle and David B. Pittaway (we refer to Morton's Holdings, Morton's Acquisition, CHP and Messrs. Castle and Pittaway as the "CH Parties") to express their belief as to the fairness of the merger agreement and the proposed merger to Morton's unaffiliated stockholders. None of the CH Parties, as the parties proposing to purchase Morton's, have participated in the deliberations of the Special Committee or the Board of Directors regarding the fairness of the merger to Morton's stockholders, nor did they receive any advice from Greenhill as to the fairness of the merger. Each of the CH Parties recognizes the substantial risks entailed in purchasing Morton's but believes that Morton's could be an attractive long-term investment opportunity as a private company with CHP as an equity investor and Morton's new capital structure, particularly its reduced debt level and the operating flexibility and growth potential that will be permitted by the new bank lending arrangements that will become effective upon completion of the merger. Each of the CH Parties has considered the factors considered by the Special Committee and the Board of Directors referred to above, based only on the more limited information available to it pursuant to the sale process described above. Based on the factors considered by the Special Committee and the Board of Directors, including, in particular, the following material factors, the CH Parties believe that the $13.50 per share cash merger consideration is fair to Morton's unaffiliated stockholders from a financial point of view:

    - the dramatic negative impact on the Company's financial position and business performance of the troubled economy, unfavorable business conditions in the Company's market, corporate spending cutbacks, reduced business travel and the effects of the September 11, 2001 attacks, along with the Company's high debt load, low stockholder liquidity and small scale, as well as the uncertainty of near-term improvement in the Company's business, which together suggested that continued operation of the Company on a stand alone basis as a public company presented significant risks, including to the public stockholders, as compared to the $13.50 per share cash merger consideration;

    - the fact that the deteriorating financial position and business performance of Morton's, combined with a significant debt load, would impose significant restrictions on Morton's operating flexibility and growth opportunities unless the bank debt could be refinanced and their belief that it was unlikely that the Company's bank lenders would refinance the Company's bank debt to permit such flexibility without a meaningful repayment of principal on the bank debt;

    - the fact that, based in part on the strong reputation of affiliates of CHP in the leveraged lending community and as a restaurant industry investor, Morton's Holdings was able to negotiate on behalf of Morton's, and Morton's bank lenders executed, Amendment No. 15 (which will only become binding and effective concurrently with completion of the merger) to the Company's credit agreement to allow the merger to take place, thereby virtually eliminating financing risk associated with the bank debt with respect to the transaction;

    - the fact that the $13.50 per share merger consideration is equal to the High River Proposal and that the merger agreement no longer contains a condition to closing based on Morton's achievement of a minimum level of earnings, whereas the High River Proposal contained such an earnings condition;

    - the fact that the CH Parties do not believe that, in the current lending environment, it is likely that the debt financing negotiated by Morton's Holdings on behalf of Morton's (as set forth in Amendment No. 15 to the Company's credit agreement) would be available on better terms to any other financial buyer;

    - the fact that the CH Parties considered the Company's 2002 budget highly optimistic with respect to comparable store sales growth and, therefore, unlikely to be met;

    - the fact that the NYSE has informed Morton's that Morton's common stock might be delisted, and that such a delisting likely would exacerbate the already limited liquidity of the Company's common stock;

    - historical market prices for Morton's common stock before announcement of the merger, particularly the fact that (1) the $12.00 per share offer submitted by Morton's Holdings on February 15, 2002 represented an 81.8% premium over the market closing price of $6.60 per share on February 14, 2002, the last full trading day before Morton's Holdings submitted its formal proposal to acquire Morton's and (2) the original $12.60 per share offer represented a 10.1% premium, and the $13.50 per share merger consideration represents an 18.0% premium, over the market closing price of $11.44 on March 25, 2002, the last full trading day before the parties entered into the merger agreement, which prices the CH Parties believe are the most relevant because they reflect current market prices at times shortly prior to the public announcement of the merger agreement with Morton's Holdings and Morton's Acquisition. Except as set forth above, the CH Parties did not consider (i) earlier historical market prices for Morton's common stock because the CH Parties believed that, in light of the adverse developments that have affected Morton's as described in "Special Factors--Background of the Merger" and "--Reasons for the Recommendation of the Special Committee and the Board of Directors" beginning on page 23, earlier historical market prices were not indicative of the value of Morton's when the merger agreement was proposed and entered into and, therefore, did not represent a meaningful basis for evaluating the fairness of the transaction to Morton's stockholders or
      (ii) market prices for Morton's common stock subsequent to the announcement of the merger agreement with Morton's Holdings and Morton's Acquisition on March 27, 2002 because the CH Parties believe that such market prices likely reflect market speculation regarding sale of Morton's at higher prices rather than the fair value of Morton's;

    - the opportunity that the merger will afford Morton's stockholders, several of whom had previously indicated that they desire a liquidity event, to dispose of all of their common stock for cash in light of the relatively thin trading market and lack of liquidity;

    - the fact that the consideration to be received by Morton's stockholders in the merger would consist entirely of cash, eliminating any uncertainties in valuing the merger consideration to be received by Morton's stockholders;

    - without adopting the opinion, the fact that the Special Committee received a written opinion of its independent financial advisor as to the fairness, from a financial point of view, of the original $12.60 per share merger consideration to Morton's stockholders (other than Morton's Holdings and its subsidiaries, including Morton's Acquisition, and CHP and its affiliates) and that the $13.50 per share merger consideration exceeds such amount;

    - the terms and conditions of the merger agreement, including the amount and form of consideration to be paid, the parties' mutual representations, warranties and covenants and the conditions to their respective obligations and the absence of any future obligations on Morton's shareholders; and

    - the unanimous recommendation of the Special Committee and the recommendation of the Board of Directors (based on the unanimous vote of those directors participating in the meetings of the Board of Directors on March 26, 2002 and June 15, 2002).

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
    None of the CH Parties considered the net book value or liquidation value of Morton's to be a material factor in determining the fairness of the transaction to the Company's stockholders because they believe such values would be less than the merger consideration. The CH Parties did not establish a pre-merger going concern value for the equity of Morton's to determine the fairness of the merger consideration to the Company's stockholders. The CH Parties do not believe there is any single method of determining going concern value. In this regard, however, they noted that the Special Committee's exploration of a possible sale of Morton's contemplated the sale of Morton's as a going concern. None of the CH Parties considered the purchase prices paid in previous purchases of Morton's common stock by Morton's or by Morton's directors and executive officers (as outlined under "Common Stock Purchase Information" beginning on page 92). The most recent of such purchases by Morton's was completed in September 2000, and the most recent of such purchases by Morton's directors and executive officers was completed in February 2001. Those purchases, and earlier purchases, were at times prior to when Morton's had experienced the full effect of the adverse developments as described in "Special Factors--Background of the Merger" and "--Reasons for the Recommendation of the Special Committee and the Board of Directors" beginning on page 23. Therefore, when the merger was proposed and the merger agreement was executed the CH Parties believed that such purchase prices were no longer indicative of the value of Morton's common stock and, consequently, that such purchase prices did not represent a meaningful basis for evaluating the fairness of the transaction to Morton's stockholders.

    Similarly, the CH Parties did not consider the price proposed to be paid for the acquisition of Morton's by BFMA in 2001 because of their belief that BFMA has never been a serious potential purchaser of Morton's. Based on publicly available information, the CH Parties believed that BFMA never made an offer binding on BFMA for the acquisition of Morton's. Moreover, based on publicly available information, BFMA refused to enter into a customary confidentiality agreement with Morton's and, consequently, did not engage in any negotiations with Morton's for the acquisition of Morton's. BFMA ultimately permitted its financing commitments to expire without seeking an extension thereof or obtaining any alternative financing. BFMA did not make a tender offer for Morton's shares despite the ability to do so without entering into a confidentiality agreement with Morton's. BFMA refused to participate in the auction process conducted by the Special Committee despite having been offered the opportunity to do so on several occasions. The price proposed by BFMA at the time did not reflect the subsequent adverse developments that have impacted Morton's business. Therefore, the CH Parties believe that BFMA's proposed price was not relevant to their analysis of the value of Morton's. Finally, based on CHP's significant experience in financing acquisitions of companies, the CH Parties believed that the terms of BFMA's purported financing commitments were so onerous that BFMA never seriously intended to access such financing. For all the reasons mentioned above, the CH Parties believed that BFMA's proposal in 2001 was not a serious offer to acquire Morton's and, as such, they did not consider it in their consideration of the fairness of the transaction to Morton's stockholders.

    None of the CH Parties relied on any report, opinion or appraisal in determining the fairness of the transaction to the Company's stockholders, but none of them disagrees with the conclusion expressed by Greenhill in its opinion to the Special Committee and the Board of Directors.

    Each of the CH Parties believes that the merger is procedurally fair to Morton's unaffiliated stockholders because, among other things:

    - the Board of Directors appointed the Special Committee consisting solely of directors who are not officers or employees of Morton's, Morton's Holdings, Morton's Acquisition or CHP and who have no financial interest in the proposed merger different from Morton's stockholders generally;

    - the Special Committee was given exclusive authority to, among other things, consider, negotiate and evaluate the terms of any proposed transaction, including the merger;

    - the Special Committee retained its own financial and legal advisors who have extensive experience with transactions similar to the merger and who assisted the Special Committee in the negotiations with Morton's Holdings;

    - the $13.50 per share cash merger consideration and the other terms and conditions of the merger agreement resulted from active arm's length bargaining between the Special Committee and Morton's Holdings and their respective advisors;

    - the merger agreement and the merger must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Morton's common stock;

    - the Special Committee's financial and legal advisors reported directly to the Special Committee and took direction exclusively from the Special Committee;

    - the Board of Directors acted upon the unanimous recommendation of the Special Committee; and

    - the Board of Directors determined that it would not approve any transaction that was not recommended by the Special Committee.

    In reaching its determination as to fairness, none of the CH Parties assigned specific weight to particular factors, but rather considered all factors as a whole. The merger was not structured to require approval by a majority of the unaffiliated stockholders, although, notwithstanding the absence of this safeguard, the CH Parties believe that the merger is procedurally fair to Morton's unaffiliated stockholders because the affiliated stockholders do not hold a material percentage of the outstanding shares of Morton's common stock.

FORWARD-LOOKING INFORMATION

    Morton's does not, as a matter of course, make public projections as to future sales, earnings or other results. However, in connection with Morton's evaluation of strategic alternatives, Morton's management provided its 2001 operating plan and its 2002 operating plan, each of which was prepared in the ordinary course of business in January of the respective year, to Greenhill and to potential interested parties in connection with their respective due diligence evaluations of the Company. The projections contained in these operating plans are summarized below under the captions "Summary of Projections from the 2001 Operating Plan (dated January 2001)" and "Summary of Projections from the 2002 Operating Plan (dated January 2002)," respectively. As further discussed above in "--Background of the Merger," Morton's management amended the 2002 operating plan on March 26, 2002 to reflect the impact of Amendment No. 14 to its credit agreement (which, among other things, restricted Morton's ability to open new restaurants and limited Morton's capital expenditures), and provided the revised operating plan to Greenhill (but not to the CH Parties) in connection with Greenhill's analysis of the fairness of the transaction from a financial point of view. The projections contained in the revised 2002 operating plan are summarized below under the caption "Summary of Projections from the Revised 2002 Operating Plan (dated March 26, 2002)."

    The projections below were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections. They are included in this proxy statement only because they were provided to Greenhill or to Morton's Holdings or other potential interested parties in connection with their consideration of a potential strategic transaction involving Morton's. Neither Morton's independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to these projections, nor have they expressed any opinion or other form of assurance with respect to these projections or their achievability, and assume no responsibility for, and disclaim any association with, them. The inclusion of these projections in this document should not be regarded as a representation by Morton's, Morton's Board of Directors, the Special Committee, the CH Parties (or any of their affiliates) or any of their advisors, agents or representatives that these projections are or will prove to be correct. Projections of this type are based on a number of significant uncertainties and contingencies, all of which are difficult to predict and most of which are beyond Morton's control. As a result, there can be no assurance that any of these projections will be realized.

    The projections below are or involve forward-looking statements and are based upon a variety of assumptions, including Morton's ability to achieve strategic goals, objectives and targets over the applicable period. These assumptions involve judgments with respect to future economic, competitive and regulatory conditions, financial market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond Morton's control. Many important factors, in addition to those discussed elsewhere in this proxy statement, could cause Morton's results to differ materially from those expressed or implied by the forward-looking statements. These factors include the Company's competitive environment, its ability to open new restaurants on a timely basis and the performance of those restaurants, general economic and other market conditions in which it operates and matters affecting business generally, all of which are difficult to predict and many of which are beyond Morton's control. Accordingly, there can be no assurance that any of the projections are indicative of Morton's future performance or that actual results will not differ materially from those in the projections set forth below. See "Cautionary Statement Regarding Forward-Looking Statements."

    All three sets of projections below assume that Morton's will continue to operate as a public company. All three sets of projections below also assume that Morton's would be operating under its credit agreement in effect at the time these projections were prepared (which in the case of the 2001 operating plan and the 2002 operating plan was prior to the entering into of Amendment
No. 14 to the credit agreement, and in the case of the revised 2002 operating plan was subsequent to the entering into of Amendment No. 14 to the credit agreement). Additionally, (a) the projections contained in the 2001 operating plan assume eight, ten, twelve, fourteen and seventeen new restaurants would be opened in fiscal 2001 through 2005, respectively (it being noted that six new restaurants were opened in 2001 (with one subsequently closing in 2002) and no new restaurants were opened or planned to be opened in the first fiscal quarter of 2002), and assume a comparable restaurant revenue growth rate of 3.1% in fiscal 2001 (it being noted that comparable restaurant revenues in fiscal 2001 declined 10.1%) (no separate assumption was made as to comparable restaurant revenue growth rate for fiscal 2002 through 2005); (b) the projections contained in the 2002 operating plan assume five, five, six, eight and ten new restaurants would be opened in fiscal 2002 through 2006, respectively (it being noted that one new Morton's of Chicago steakhouse restaurant has opened in 2002 through the fiscal month of May), assume one restaurant would be closed in 2002 (Sydney, Australia), and assume a comparable restaurant revenue growth rate of 5.2%, 3.0%, 4.5%, 4.5% and 4.5% in fiscal 2002 through 2006, respectively (it being noted that comparable restaurant revenues in the first fiscal quarter of 2002 declined 10.8%); and (c) the projections contained in the revised 2002 operating plan assume five, zero, two, three and ten new restaurants would be opened in fiscal 2002 through 2006, respectively (it being noted that one new Morton's of Chicago steakhouse restaurant has opened in 2002 through the fiscal month of
May), assume one restaurant would be closed in 2002 (Sydney, Australia), and assume a comparable restaurant revenue growth rate of 4.9%, 3.0%, 4.5%, 4.5% and 4.5% in fiscal 2002 through 2006, respectively (it being noted that comparable restaurant revenues in the first fiscal quarter of 2002 declined 10.8%).

SUMMARY OF PROJECTIONS FROM THE 2001 OPERATING PLAN (DATED JANUARY 2001)

                                                             PLAN      ESTIMATE     ESTIMATE     ESTIMATE    ESTIMATE
                                                             2001        2002         2003         2004        2005
                                                           --------   ----------   ----------   ----------   --------
                                                                                ($ IN THOUSANDS)
STATEMENT OF OPERATIONS INFORMATION
Total Revenues...........................................  $285,678   $342,814     $411,377     $493,652     $592,382
Total Restaurant Expense (1).............................  $227,042   $273,984     $328,780     $394,536     $473,444
Restaurant Profit........................................  $ 58,636   $ 68,830     $ 82,596     $ 99,115     $118,939
Other Expenses (2).......................................  $ 35,192   $ 42,329     $ 51,045     $ 61,728     $ 73,314
EBIT.....................................................  $ 23,444   $ 26,501     $ 31,552     $ 37,387     $ 45,624
Net Income...............................................  $ 10,811   $ 13,511     $ 17,886     $ 23,371     $ 30,257

EBITDA...................................................  $ 36,534   $ 42,109     $ 50,531     $ 60,637     $ 73,437

BALANCE SHEET INFORMATION
Current Assets...........................................  $ 22,266   $ 25,373     $ 26,828     $ 30,873     $ 39,806
Property and Equipment, Net..............................  $ 86,935   $ 94,867     $104,752     $116,511     $131,646
Total Assets.............................................  $132,695   $144,070     $155,641     $172,496     $197,105
Current Liabilities......................................  $ 34,170   $ 39,011     $ 45,587     $ 54,573     $ 64,803
Obligations to Financial Institutions and Capital Leases,
  Less Current Maturities................................  $ 82,947   $ 74,262     $ 58,699     $ 40,531     $ 21,391
Stockholders' Equity (Deficit)...........................  $ 10,722   $ 25,066     $ 43,774     $ 67,961     $ 99,030

------------------------------

(1) Includes costs of food and beverage, restaurant operating expenses and restaurant level depreciation and non-cash charges.

(2) Includes general and administrative expenses, marketing and promotional expenses, amortization and depreciation, and startup expenses.

------------------------------

SUMMARY OF PROJECTIONS FROM THE 2002 OPERATING PLAN (DATED JANUARY 2002)

                                                             PLAN      ESTIMATE     ESTIMATE     ESTIMATE    ESTIMATE
                                                             2002        2003         2004         2005        2006
                                                           --------   ----------   ----------   ----------   --------
                                                                                ($ IN THOUSANDS)
STATEMENT OF OPERATIONS INFORMATION
Total Revenues...........................................  $262,436   $293,120     $330,585     $377,718     $438,022
Total Restaurant Expense(1)..............................  $217,257   $242,659     $273,675     $312,694     $362,616
Restaurant Profit........................................  $ 45,179   $ 50,461     $ 56,911     $ 65,025     $ 75,406
Other Expenses(2)........................................  $ 27,194   $ 28,091     $ 31,730     $ 37,130     $ 43,240
EBIT.....................................................  $ 17,985   $ 22,370     $ 25,180     $ 27,895     $ 32,166
Net Income...............................................  $  7,199   $ 10,899     $ 13,636     $ 16,307     $ 20,136

EBITDA...................................................  $ 33,621   $ 36,794     $ 41,688     $ 47,428     $ 55,304

BALANCE SHEET INFORMATION
Current Assets...........................................  $ 24,241   $ 27,114     $ 30,269     $ 34,621     $ 40,408
Property and Equipment, Net..............................  $ 85,991   $ 85,242     $ 84,848     $ 86,022     $ 88,468
Total Assets.............................................  $137,716   $141,091     $146,101     $153,077     $163,260
Current Liabilities......................................  $ 35,770   $ 38,646     $ 44,534     $ 49,524     $ 58,029
Obligations to Financial Institutions and Capital Leases,
  Less Current Maturities................................  $ 90,758   $ 78,706     $ 63,343     $ 47,572     $ 27,764
Stockholders' Equity (Deficit)...........................  $  6,196   $ 17,095     $ 30,731     $ 47,038     $ 67,174

------------------------------

(1) Includes costs of food and beverage, restaurant operating expenses and restaurant level depreciation and non-cash charges.

(2) Includes general and administrative expenses, marketing and promotional expenses, amortization and depreciation, startup expenses and costs, for 2002, associated with evaluation of strategic alternatives.

------------------------------

SUMMARY OF PROJECTIONS FROM THE REVISED 2002 OPERATING PLAN (DATED MARCH 26,
2002)

                                                           PROJECTED    ESTIMATE     ESTIMATE     ESTIMATE    ESTIMATE
                                                             2002         2003         2004         2005        2006
                                                           ---------   ----------   ----------   ----------   --------
                                                                                 ($ IN THOUSANDS)
STATEMENT OF OPERATIONS INFORMATION
Total Revenues...........................................  $261,273    $281,232     $298,408     $323,453     $369,329
Total Restaurant Expense(1)..............................  $216,013    $232,514     $246,716     $267,442     $305,351
Restaurant Profit........................................  $ 45,260    $ 48,717     $ 51,693     $ 56,031     $ 63,978
Other Expenses(2)........................................  $ 26,367    $ 25,692     $ 29,702     $ 34,524     $ 42,973
EBIT.....................................................  $ 18,893    $ 23,025     $ 21,990     $ 21,507     $ 21,006
Net Income...............................................  $  7,189    $ 10,867     $ 11,403     $ 11,905     $ 12,184

EBITDA...................................................  $ 33,203    $ 34,127     $ 34,775     $ 35,890     $ 40,724

BALANCE SHEET INFORMATION
Current Assets...........................................  $ 24,744    $ 27,081     $ 29,286     $ 32,469     $ 37,467
Property and Equipment, Net..............................  $ 86,456    $ 80,674     $ 77,196     $ 74,486     $ 80,762
Total Assets.............................................  $138,445    $135,750     $136,726     $138,649     $151,873
Current Liabilities......................................  $ 33,922    $ 38,073     $ 42,894     $ 47,278     $ 54,276
Obligations to Financial Institutions and Capital Leases,
  Less Current Maturities................................  $ 92,550    $ 74,487     $ 58,389     $ 42,572     $ 35,264
Stockholders' Equity (Deficit)...........................  $  6,980    $ 17,847     $ 29,250     $ 41,156     $ 53,339

------------------------------

(1) Includes costs of food and beverage, restaurant operating expenses and restaurant level depreciation and non-cash charges.

(2) Includes general and administrative expenses, marketing and promotional expenses, amortization and depreciation, startup expenses and costs, for 2002, associated with evaluation of strategic alternatives.

------------------------------

OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

    Greenhill, as part of its engagement as financial advisor to the Special Committee, was asked to render an opinion to the Special Committee and the Board of Directors with respect to the fairness, from a financial point of view, of the $12.60 per share cash consideration that was to be received in the proposed merger by Morton's stockholders (other than Morton's Holdings and its subsidiaries, including Morton's Acquisition, and CHP and its affiliates).

    The following is a summary of the report by Greenhill to the Special Committee and the Board of Directors in connection with the rendering of its oral opinion presented to the Special Committee and to the Board of Directors on March 26, 2002, subsequently confirmed by a written opinion addressed to the Special Committee and the Board of Directors, dated March 26, 2002.

    The full text of the written opinion of Greenhill with respect to the $12.60 per share cash consideration that was to be received by Morton's stockholders in the proposed merger, setting forth the assumptions made, matters considered and the limits on the review undertaken, is attached as Appendix B to this proxy statement and is incorporated herein by reference. Morton's stockholders are urged to read the opinion in its entirety. Greenhill's written opinion is addressed to the Special Committee and the Board of Directors, is directed only to the proposed cash consideration of $12.60 per share that was payable in the merger and does not constitute a recommendation to any Morton's stockholder as to how the stockholder should vote at the Morton's special meeting nor does it constitute a recommendation to either the Special Committee or the Board of Directors as to whether they should approve the merger. The summary of the opinion of Greenhill set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

    In arriving at its opinion, Greenhill, among other things,

    - reviewed the draft dated March 26, 2002 of the merger agreement (which Morton's has confirmed is identical in all material respects to the form executed by the parties) and certain related documents;

    - reviewed certain publicly available financial statements of Morton's;

    - reviewed certain other publicly available business and financial information relating to Morton's that Greenhill deemed relevant;

    - reviewed certain information, including financial forecasts and other financial and operating data concerning Morton's, prepared by the management of Morton's;

    - discussed the past and present operations and financial condition and the prospects of Morton's with senior executives of Morton's;

    - reviewed the historical market prices and trading activity for Morton's common stock and analyzed its implied valuation multiples;

    - compared the $12.60 per share cash consideration that was to be paid to Morton's stockholders in the merger with the value of the consideration received in certain publicly available transactions that Greenhill deemed relevant;

    - compared the $12.60 per share cash consideration that was to be paid to Morton's stockholders in the merger with the trading values of certain companies that Greenhill deemed relevant;

    - participated in discussions and negotiations among representatives of Morton's and its legal advisors and Morton's Holdings, CHP and their legal advisors;

    - participated in discussions among representatives of certain other parties with respect to a potential sale or other extraordinary transaction involving Morton's;

    - reviewed and took into consideration the disclosure by Morton's that the NYSE has informed Morton's that it is below the NYSE continued listing standards and may cease to be eligible for trading on the NYSE; and

    - performed such other analyses and considered such other factors as Greenhill deemed appropriate.

    In preparing its opinion, Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to it for purposes of its opinion. Greenhill also relied upon the assurances of the representatives of Morton's that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Morton's provided to Greenhill, Greenhill assumed that these projections were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of Morton's as to the future financial performance of Morton's. Greenhill expressed no opinion with respect to such projections or the assumptions upon which they were based. In arriving at its opinion, Greenhill did not conduct an independent valuation or appraisal of the assets or liabilities of Morton's, nor was Greenhill furnished with any such appraisals. Greenhill also assumed that the merger will be consummated in accordance with the terms of the merger agreement, which Greenhill further assumed would be identical in all material respects to the latest draft thereof Greenhill reviewed.

    Greenhill's opinion is necessarily based on the economic, market, financial and other conditions as in effect on, and the information made available to Greenhill as of, the date of the Greenhill opinion. Subsequent developments may affect the conclusions contained in the written opinion, dated March 26, 2002, and Greenhill does not have any obligation to update, revise or reaffirm its opinion.

    In accordance with customary investment banking practice, Greenhill, acting in good faith, employed generally accepted valuation methods in reaching its opinion. The following summarizes the material analyses performed by Greenhill in connection with the rendering of its oral opinion of March 26, 2002, subsequently confirmed by the written opinion, dated March 26, 2002. Some of the summaries below include information in tabular format. The tables alone do not constitute a complete description of the financial analyses and should be read together with the text of each summary.

    ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS. Greenhill reviewed six restaurant industry transactions announced after January 1, 2000 with deal values no greater than $600 million. Using publicly available information, Greenhill examined these selected transactions with respect to industry characteristics, growth prospects and other traits deemed relevant. Greenhill noted that there are a limited number of recent precedent transactions that are comparable to the merger. Specifically, Greenhill reviewed the following transactions, listed in reverse chronological order beginning with the most recently announced transaction:

    - Landry's Restaurants' acquisition of C.A. Muer Corp.;

    - Lone Star Funds' acquisition of Shoney's;

    - Castle Harlan/Bruckmann, Rosser, Sherrill & Co.'s acquisition of McCormick & Schmick;

    - An investor group's acquisition of VICORP Restaurants;

    - Bruckmann, Rosser, Sherrill & Co.'s acquisition of Il Fornaio (America) Corporation; and

    - Caxton-Iseman Capital's acquisition of Buffets.

    Greenhill reviewed, among other information, the following multiples of the precedent transactions:

    - implied enterprise value to latest twelve months (also known as LTM) earnings before interest expense and tax expenses plus depreciation and amortization (also known as EBITDA); and

    - implied equity value to LTM net income.

    Greenhill also reviewed the premium paid in these precedent transactions to the stock price of the target company one month prior to the announcement of the transaction.

    Greenhill's analysis of the precedent transactions resulted in the following range, mean and median multiples:

                                               ENTERPRISE VALUE TO       EQUITY VALUE TO          PREMIUM PAID
                                                      EBITDA               NET INCOME               ONE MONTH
                                               --------------------   ---------------------   ---------------------
Range........................................      4.1x - 6.1x            12.2x - 18.8x           27.4% - 52.0%
Mean.........................................          5.0x                   14.6x                   37.3%
Median.......................................          4.7x                   12.7x                   34.9%

    Greenhill also examined and analyzed eight other similar transactions that had been announced prior to January 1, 2000, but deemed these transactions as less relevant on a comparable basis due to the significant change in the stock markets and general capital market environment since that time.

    Greenhill then calculated the implied equity value and implied price per share of Morton's common stock by applying relevant multiple and premium ranges derived from the precedent transaction analyses described above to Morton's actual and pro forma EBITDA for the year ended December 30, 2001 (pro forma includes certain one-time cost savings that, if implemented in 2001, would have reduced Morton's overhead costs and resulted in an increase in its EBITDA and net income, actual and pro forma net income for the year ended December 30,
2001) and the stock price of Morton's one month prior to the announcement of the transaction. Greenhill used a one month premium paid analysis because of the movement of Morton's market price prior to the March 26, 2002 meetings. Greenhill used multiple ranges of 5.0x and 7.0x LTM EBITDA and 12.0x to 20.0x LTM net income and a one month premium range of 35.0% to 45.0%. This analysis implied the ranges of equity values and prices per share of Morton's common stock as set forth below:

                                                                   IMPLIED EQUITY          IMPLIED PRICE PER
VALUATION METRIC                                RANGE                 VALUE (a)                SHARE (b)
----------------                        ---------------------   ---------------------   -----------------------
LTM EBITDA (Actual)...................      5.0x - 7.0x             $14.2 - $60.1           $3.40 - $14.37
LTM EBITDA (Pro Forma)................      5.0x - 7.0x             $27.5 - $78.6           $6.57 - $18.80
LTM Net Income (Actual)...............     12.0x - 20.0x            $21.8 - $36.4           $5.22 - $ 8.70
LTM Net Income (Pro Forma)............     12.0x - 20.0x            $43.7 - $93.1           $10.46 - $17.43
One Month Premium Paid................     35.0% - 45.0%            $40.6 - $43.7           $9.72 - $10.44

------------------------

(a) $US in millions.

(b) Fully diluted shares calculated using the treasury method and 4.18 million primary shares outstanding.

------------------------

    Based on this analysis, Greenhill determined a valuation range for Morton's common stock of approximately $6.00-$14.00 per share.

    No company utilized in the selected precedent transaction analysis is identical to Morton's nor is any transaction identical to the contemplated transaction between Morton's and Morton's Holdings. An analysis of the results therefore requires complex considerations and judgments regarding the financial and operating characteristics of Morton's and the companies involved in the precedent transactions. Greenhill made judgments and assumptions concerning industry performance, general business, economic, market and financial conditions and other matters. The numerical results are not in themselves meaningful in analyzing the contemplated transaction as compared to the precedent transactions.

    DISCOUNTED CASH FLOW ANALYSIS. Greenhill performed and presented to the Special Committee and the Board of Directors two different discounted cash flow analyses of Morton's. The first analysis is referred to as the March 2002 Management Case and was based on Morton's 2002 Operating Plan dated January 2002. The second analysis is referred to as the IBES Case and was based on extrapolations from a 2002 estimate of Morton's earnings per share (also known as EPS) of $0.13 published by I/B/E/S International, an industry provider of earnings estimates published by various investment banking firms (also known as IBES).

    In the discounted cash flow analysis, Greenhill determined the present value of after-tax unlevered free cash flows generated over the forecast period plus a terminal value, using terminal EBITDA multiples ranging from 5.0x to 6.0x and discount rates ranging from 8.0% to 13.0%. Terminal EBITDA multiples were chosen by Greenhill based upon comparable company analysis and precedent transaction analysis and discount rates were chosen by Greenhill based upon an analysis of Morton's implied weighted average cost of capital and, in each case, based upon the experience and professional judgment of Greenhill. Greenhill also calculated and noted the perpetual growth rate implied in the terminus. Net debt was then subtracted from the aggregate values to derive the equity values. Based on this analysis, Greenhill calculated per share values for Morton's in respect of the March 2002 Management Case ranging from $25.18 to $40.77 and in respect of the IBES Case ranging from $2.81 to $14.18.

    As discussed in "--Background of the Merger," during the course of its presentation to the Board of Directors, Greenhill was advised that based upon the recent completion of Amendment No. 14 to Morton's credit agreement, which among other things restricted Morton's ability to open new restaurants, Morton's 2002 Operating Plan dated January 2002 needed to be revised. Using the revised long-term financial plan information provided by the management of Morton's, Greenhill performed a revised discounted cash flow analysis, which is referred to as the March 2002 Revised Management Case. Following the same methodology as used previously for its discounted cash flow analysis (presented in the immediately preceding paragraph), Greenhill calculated per share values for Morton's in respect of the March 2002 Revised Management Case ranging from $19.54 to $31.44.

    ANALYSIS OF SELECTED COMPARABLE PUBLICLY TRADED COMPANIES. Greenhill compared certain financial information of Morton's with corresponding publicly available information of certain other companies which Greenhill deemed to be reasonably similar to Morton's. In this portion of the analysis, Greenhill compared certain financial information for four steakhouse restaurant chains:
Outback Steakhouse, RARE Hospitality International, Lone Star Steakhouse & Saloon and The Smith & Wollensky Restaurant Group. These comparable steakhouse restaurants are referred to as the Comparable Companies. Greenhill examined and analyzed other publicly traded restaurant chains, but deemed these companies as less relevant on a comparable basis.

    Greenhill reviewed, among other information, the following multiples of the Comparable Companies:

    - enterprise value to actual 2001 EBITDA and forecasted 2002 EBITDA; and

    - price to actual 2001 EPS and forecasted 2002 EPS.

    Greenhill's analysis of the selected comparable publicly traded companies resulted in the following range, mean and multiples:

                                                 ENTERPRISE VALUE TO
                                                      EBITDA (a)                                  Price to EPS (b)
                                     --------------------------------------------   ---------------------------------------------
                                             2001A                  2002E                   2001A                   2002E
                                     ---------------------   --------------------   ---------------------   ---------------------
Range..............................       7.5x - 8.8x            5.9x - 7.8x            19.1x - 20.2x           15.4x - 17.4
Mean...............................          8.2x                    7.0x                   19.5x                   16.6x
Median.............................          8.1x                    7.4x                   19.2x                   16.9x

------------------------------

N.B. Estimates from recent research projections unless noted otherwise.

(a) EBITDA figures are before pre-opening costs, using assumptions where necessary.

(b) Source: IBES estimates as of March 2002.

------------------------------

    Greenhill then calculated the implied equity value and implied price per share of Morton's common stock by applying multiple ranges that it deemed relevant from the comparable company analysis described above to Morton's actual 2001 EBITDA, forecasted 2002 EBITDA based on the March 2002 Management Case, forecasted 2002 EBITDA based on the IBES Case, actual 2001 net income, forecasted 2002 net income based on the March 2002 Management Case and forecasted 2002 net income based on the IBES Case. Greenhill used multiple ranges of 6.0x to 8.5x actual 2001 EBITDA, 5.0x to 7.5x projected 2002 EBITDA for the IBES Case and the March 2002 Management Case, 17.0x to 20.0x actual 2001 net income and 14.0x to 18.0x projected 2002 net income for the IBES Case and the March 2002 Management Case. This analysis implied the ranges of equity values and prices per share of Morton's common stock as set forth below:

                                                                                                           Implied Price
VALUATION METRIC                                           RANGE           IMPLIED EQUITY VALUE (B)        PER SHARE (C)
----------------                                   ---------------------   ------------------------   ------------------------
2001A EBITDA (a)................................        6.0x - 8.5x             $37.2 - $94.5              $8.89 - $22.59
2002E EBITDA (IBES Case)........................        5.0x - 7.5x             $18.2 - $77.5              $4.35 - $18.54
2002E EBITDA (March 2002 Management Case).......        5.0x - 7.5x            $67.7 - $151.7             $16.19 - $36.29
2001A Net Income (a)............................       17.0x - 20.0x            $30.9 - $36.4              $7.39 - $8.70
2002E Net Income (IBES Case)....................       14.0x - 18.0x             $7.6 - $9.8               $1.82 - $2.34
2002E Net Income (March 2002 Management Case)...       14.0x - 18.0x           $131.9 - $169.5            $24.69 - $31.74

------------------------------

(a) Reflects actual, rather than pro forma, results for 2001.

(b) $US in millions.

(c) Fully diluted shares calculated using the treasury method and 4.18 million primary shares outstanding.

------------------------------

    Based upon this analysis, Greenhill determined a market valuation range for Morton's of approximately $8.00 to $15.00 per share. After receiving the revised Morton's 2002 Operating Plan dated March 26, 2002 from the management of Morton's, Greenhill decided not to revise its comparable publicly traded companies analysis because applying the March 2002 Revised Management Case to its analysis would have had an immaterial downward impact on the market valuation range determined by Greenhill using analysis of comparable publicly traded companies.

    No company utilized in Greenhill's comparable publicly traded company analysis is identical to Morton's. In evaluating the Comparable Companies, Greenhill made judgments and assumptions concerning industry performance, general business, economic market and financial conditions and other matters. Greenhill also made judgments as to the relative comparability of such companies to Morton's and judgments as to the relative comparability of the various valuation parameters with respect to the companies. Mathematical analysis (such as determining the mean or median) is not, in itself, a meaningful method of using publicly traded company data.

    The summary set forth above does not purport to be a complete description of the analyses or data presented by Greenhill. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Greenhill considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Greenhill believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Greenhill may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Greenhill's view of the actual value of Morton's. In performing its analyses, Greenhill made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Morton's. Any estimates contained in these analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. Because this analysis is inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Morton's, Greenhill assumes no responsibility if future results or actual values are materially different from these forecasts or assumptions. The analyses do not purport to be appraisals or to reflect the prices at which Morton's might actually be sold.

    The Special Committee's engagement letter with Greenhill provides for Morton's to pay Greenhill a fee of $500,000 (subject to credit for accrued fees totaling $250,000 under the March 13, 2001 engagement letter) upon the receipt by Morton's of one or more bona fide offers, $125,000 of which has been paid to date, a fee of 1.5% of the transaction value upon the consummation of certain change of control and other extraordinary transactions and reimbursement of Greenhill's reasonable costs and expenses. The term of the letter extends until the earlier of September 12, 2002 or the date of a change of control or other extraordinary transaction; provided that termination of the letter will not affect Greenhill's right to receive the transaction fee described above upon consummation of the merger. Either party can terminate the engagement letter by providing the other party with 30 days written notice. Morton's agreed to offer Greenhill the opportunity to provide financial advisory services with respect to any change of control or other extraordinary transaction entered into during the 12 months after the termination of the engagement letter other than by Greenhill. The engagement letter also provides that Morton's will indemnify Greenhill and its affiliates against liabilities and expenses in connection with its engagement. During the past two years, Morton's has paid Greenhill $195,157.

    A copy of the written materials provided by Greenhill and distributed to the Special Committee, a copy of the supplemental written materials provided by Greenhill and distributed to the Special Committee and the Board of Directors and a copy of the written materials provided by Greenhill and distributed to the Board of Directors, in each case at their March 26, 2002 meetings have been filed as

Exhibits (c)(2), (c)(4) and (c)(3), respectively, to the Schedule 13E-3 filed with the Securities and Exchange Commission in connection with the merger and are available for inspection and copying by Morton's Stockholders (or a representative so designated in writing) at 3333 New Hyde Park Road, New Hyde Park, New York 11042 during regular business hours.

PURPOSE AND STRUCTURE OF THE MERGER

    The purpose of the merger for Morton's is to allow Morton's stockholders to realize the value of their investment in the Company in cash at a price that represents a premium to the market price of Morton's common stock before the public announcement of the merger. Morton's commenced its review of its strategic alternatives, which culminated in the execution of the merger agreement, in the context of a proxy contest coupled with an unsolicited acquisition proposal at its 2001 Annual Meeting and in response to indications from several of its then largest stockholders of a desire for a liquidity event. Morton's continues to be negatively impacted by the troubled economy, unfavorable business conditions in the Company's market, corporate spending cutbacks, reduced business travel and the effects of the September 11, 2001 attacks, along with unfavorable revenue trends and increased operating costs. These factors continue to create significant uncertainty regarding Morton's near-term financial performance, which could continue to adversely affect Morton's future stock price. As a result, the Special Committee and the Board of Directors believe that the merger continues to be in the best interests of the unaffiliated stockholders at this time.

    The purpose of the merger for the CH Parties is for Morton's Holdings to acquire all of the common stock of Morton's. Each of the CH Parties recognizes the substantial risks entailed in a purchase of Morton's by Morton's Holdings but believes that Morton's could be an attractive long-term investment opportunity as a private company for the following reasons:

    - Morton's new capital structure, particularly its reduced debt level and the additional operating flexibility afforded by the new bank lending arrangements that will become effective only upon completion of the merger, should permit capital expenditures and new restaurant openings to fuel the growth of the business that would not otherwise be available to Morton's;

    - the merger would decrease the uncertainty surrounding the future of Morton's thereby improving employee morale and relationships with landlords and establishing a more favorable environment for the continued operation of the business;

    - Morton's will receive a cash flow benefit as a result of the fact that it will no longer be subject to the periodic reporting requirements and other provisions of the federal securities laws;

    - as a private company, Morton's will have more flexibility to make investments that benefit the long-term growth of the business without regard to short-term effects on earnings per share or the publicly traded stock price;

    - CHP and Morton's Holdings could mitigate some of the risks involved in the acquisition of Morton's by seeking additional investors in Morton's or Morton's Holdings following the completion of the merger, at which time Morton's would likely be a more attractive investment opportunity for a financial investor for the reasons set forth above; and

    - CHP and its affiliates have substantial restaurant industry experience and believe that Morton's business prospects can be improved by CHP's more active participation in the strategic direction and operations of Morton's.

    Morton's Holdings, Morton's Acquisition and CHP are undertaking the merger at this time primarily because Morton's determined to conduct its exploration of strategic alternatives at the time and for the reasons set forth in "Special Factors--Background of the Merger" and "--Reasons for the Recommendation of the Special Committee and the Board of Directors" beginning on page 23. Prior to

August 15, 2001, CHP and its affiliates did not have any plans to purchase Morton's. This was partly because CHP and its affiliates did not wish to be involved in such a transaction in light of the threat of litigation or other action by BFMA. By early August 2001, it had become apparent that, despite Greenhill's efforts, there were very few, if any, potential acquirers who appeared to be seriously interested in a transaction with Morton's. As an active participant in the private equity and restaurant industries, CHP and its affiliates were also aware that any potential financial purchaser of Morton's would be facing a difficult market for financing acquisitions in the restaurant industry. Consequently, during the course of the annual Castle Harlan planning conference on August 14-15, 2001, Mr. Castle raised for the consideration of CHP and its affiliates the possibility of exploring an acquisition of Morton's. When it was determined that CHP should explore the acquisition, Mr. Castle promptly resigned from the Special Committee, and, thereafter, the timing of the bidding process and the acquisition was determined solely by the Special Committee and its advisers.

    The proposed acquisition of Morton's has been structured as a merger of Morton's Acquisition into Morton's in order to permit the cancellation of all of Morton's common stock in a single step and to preserve Morton's identity and existing contractual arrangements with third parties. The parties structured the merger as a cash transaction in order to provide the public stockholders of Morton's with cash for all of their shares and to provide a prompt and orderly transfer of ownership of Morton's with reduced transaction costs.

    Although Morton's Holdings initially considered acquiring Morton's through a tender offer followed by a merger, Morton's Holdings ultimately determined that acquiring Morton's through a tender offer followed by a merger (a two-step process) would not necessarily be faster than acquiring Morton's through a direct, one-step merger because certain conditions to the transaction (such as those relating to liquor licenses and third party consents and approvals) would likely have necessitated that the tender offer remain open through mid- to late July 2002. Moreover, in light of BFMA's stock position and its public statements regarding CHP and its affiliates, Morton's Holdings expected that a statutory "short-form" merger of a 90% or greater stockholder into Morton's would have been unavailable at the expiration of the tender offer. Morton's Holdings also determined that the additional disclosure materials and mailings required of such a two-step process would likely make the acquisition of Morton's more expensive.

    Except as set forth above, no other alternatives were considered by Morton's Holdings for the acquisition of Morton's.

EFFECTS OF THE MERGER; PLANS OR PROPOSALS AFTER THE MERGER

    Subject to the matters described below, Morton's Holdings expects that, initially following the merger, the business and operations of the Company will generally continue as they are currently being conducted. As such, Morton's Holdings currently intends to cause Morton's to continue to be run and managed by, among others, the Company's existing executive officers. Morton's Holdings will continue to evaluate all aspects of the business, operations, capitalization and management of Morton's prior to and following the consummation of the merger and will take such further actions, if any, as it deems appropriate under the circumstances then existing. Morton's Holdings intends to seek additional information about Morton's during this period and to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management. Morton's Holdings expects that Castle Harlan, Inc. will enter into a consulting agreement with the Company pursuant to which Morton's will agree to pay Castle Harlan, Inc. an annual fee for management and consulting services to be rendered to Morton's following the merger in an amount of up to $2.8 million per year, subject to certain performance-based conditions being satisfied. The first such annual fee in the amount of approximately $2.8 million will be paid in advance to Castle
Harlan, Inc. upon completion of the merger. Morton's Holdings is undertaking the merger at this time for the reasons described in "Special Factors--Position of Morton's Holdings, Morton's Acquisition, CHP, John K.

Castle and David B. Pittaway as to the Fairness of the Merger" beginning on page
50. Morton's Holdings determined that an acquisition of Morton's on the terms described in this proxy statement represented an attractive investment opportunity, and Morton's Holdings and Morton's Acquisition negotiated and executed a merger agreement for the acquisition of Morton's. Following the merger, Morton's will continue to be substantially leveraged. Morton's Holdings has received no assurance that, following consummation of the merger, Morton's will be able to service its indebtedness or refinance its indebtedness on satisfactory terms.

    If the merger is consummated, Morton's Holdings' interest in the Company's net book value and net earnings and in the Company's equity generally will equal 100%. Morton's Acquisition will not survive the merger and, consequently, will have no interest in the net book value and net earnings of Morton's. CHP and its affiliates will own at least 92.5% of the equity interests of Morton's Holdings, and perhaps as much as 100% of such equity interests. Consequently, they will have an indirect interest in Morton's net book value, net earnings and equity proportionate to such interest. The Company's net book value was $(210,000) at December 30, 2001 and $2,169,000 at March 31, 2002. The Company's net income was $989,000 for the year ended December 30, 2001 and $2,265,000 for the three months ended March 31, 2002. Morton's Holdings and its affiliates and investors will be entitled to all benefits resulting from such interest, including all income generated by the Company's operations and any future increase in the Company's value. At December 30, 2001, the Company had federal and various state income tax net operating loss carryforwards, capital loss carryforwards and FICA and other tax credits which are available for various periods that expire in 2019, 2006 and 2019, respectively. Morton's as the surviving corporation of the merger will be able to utilize these carryforwards and tax credits, subject to various limitations. Therefore, Morton's Holdings and its affiliates and investors, and not the unaffiliated stockholders of Morton's, will be the beneficiaries of any benefits arising from these carryforwards and tax credits. Similarly, Morton's Holdings and its affiliates and investors will also bear all the risk of losses generated by the Company's operations and any future decrease in the value of the Company after the merger. CHP and Morton's Holdings may consider mitigating some of the risks involved in the acquisition of Morton's by seeking additional investors in Morton's Holdings following the completion of the merger. Subsequent to the merger, Morton's current stockholders (other than the members of management, if any, that make an equity investment in Morton's Holdings) will cease to have ownership interests in Morton's or rights as Morton's stockholders and, as a result, if the merger is completed, such stockholders of Morton's will not participate in any future earnings, losses, growth or decline of Morton's.

    Morton's common stock is currently registered under the Exchange Act. As a result of the merger, the common stock will be delisted from the NYSE, the registration of the common stock under the Exchange Act will be terminated, Morton's will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and its officers, directors and beneficial owners of more than 10% of the common stock will be relieved of the reporting requirements and restrictions on insider trading under Section 16 of the Exchange Act. Additionally, Morton's will no longer be subject to the periodic reporting requirements of the Exchange Act and will cease filing any information with the SEC. Accordingly, less information will be required to be made publicly available than presently is the case. The Company believes that as a private company its annual recurring costs will decrease by an amount between approximately $300,000 and approximately $500,000 because it will save the costs currently incurred in complying with its obligations as a public company including, but not limited to, investor relations and printing, legal and accounting costs relating to quarterly and annual reports, proxy solicitations and annual meetings and other expenses relating to compliance with the rules of the SEC and the NYSE.

    Except as indicated in this proxy statement, the CH Parties do not have any present plans or proposals that relate to, or will result in, an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving Morton's or any of its subsidiaries, sale or transfer of a material amount of assets of Morton's or any other material changes in Morton's capitalization, dividend policy, corporate structure, business or composition of the Board of Directors or the management of Morton's. Morton's Holdings will, however, continue to evaluate the business and operations of Morton's after the merger and make such changes as it deems appropriate.

RISKS THAT THE MERGER WILL NOT BE COMPLETED

    Completion of the merger is subject to various risks, including, but not limited to, those described under "Merger Agreement--Conditions to Completing the Merger." As a result of various risks to the completion of the merger, Morton's cannot assure you that the merger will be completed even if the requisite stockholder approval is obtained. It is expected that, if Morton's stockholders do not approve and adopt the merger agreement and the merger or if the merger is not completed for any other reason, the current management of Morton's, under the direction of the Board of Directors, will continue to manage Morton's as an ongoing business.

INTERESTS OF MORTON'S DIRECTORS AND OFFICERS IN THE MERGER

    The merger is not conditioned on any agreement or transaction with the current management of Morton's. Prior to the execution of the merger agreement, neither Morton's Holdings nor any of its affiliates (including Messrs. Castle and Pittaway) had any discussions or negotiations with the executive officers of Morton's regarding any proposed changes to their employment or other compensation arrangements or the terms of any investment in Morton's Holdings or Morton's following the completion of the merger. In considering the recommendations of the Board of Directors, Morton's stockholders should be aware that Morton's executive officers and Board of Directors may have interests in the transaction that are different from, or in addition to, the interests of Morton's stockholders generally. The Board of Directors appointed the Special Committee, consisting solely of directors who are not officers or employees of Morton's, Morton's Holdings, Morton's Acquisition or CHP and who have no financial interest in the proposed merger different from Morton's stockholders generally, to evaluate, negotiate and recommend the merger agreement and to evaluate whether the merger is in the best interests of Morton's stockholders. The Special Committee was aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the Board of Directors that the merger agreement and the merger be approved and adopted. Furthermore, the Board of Directors was aware of these differing interests and considered them, among other matters, in determining that the merger is fair to and in the best interests of Morton's and its unaffiliated stockholders and approving and adopting the merger agreement and approving the merger.

    The Board of Directors determined that each member of the Special Committee would receive no additional consideration for his service on the Special Committee, regardless of whether any proposed transaction was entered into or completed.

    COMMON STOCK. As of the record date, Morton's directors and executive officers held an aggregate of approximately 295,975 shares of Morton's common stock, excluding stock options. These directors and executive officers have confirmed to Morton's their intention to vote their shares in favor of approving and adopting the merger agreement and approving the merger. The following table sets forth the number of shares of Morton's common stock owned by each of Morton's directors and executive officers, together with the aggregate payments that are anticipated to be made in connection with such share ownership upon the completion of the merger:

                                                                    NO. OF SHARES OF   AGGREGATE
                                              POSITION                COMMON STOCK      PAYMENT
                                  --------------------------------  ----------------   ----------
Allen J. Bernstein..............  Chairman, President and Chief          241,205       $3,256,268
                                  Executive Officer

Thomas J. Baldwin...............  Executive Vice President, Chief         33,500          452,250
                                  Financial Officer, Assistant
                                  Secretary, Treasurer and
                                  Director

Roger J. Drake..................  Vice President--Communications              --               --

Agnes Longarzo..................  Vice President--Administration              --               --
                                  and Secretary

Allan C. Schreiber..............  Senior Vice President--                     --               --
                                  Development

Klaus W. Fritsch................  Vice-Chairman and Co-Founder--          10,000          135,000
                                  Morton's of Chicago

John T. Bettin..................  President-Morton's of Chicago               --               --

John K. Castle..................  Director                                 5,178           69,903

Dr. John J. Connolly............  Director                                   400            5,400

Dianne H. Russell...............  Director                                   500            6,750

David B. Pittaway...............  Director                                 3,132           42,282

Lee M. Cohn (1).................  Director                                 1,500           20,250

Robert L. Barney (1)............  Director                                    --               --

Alan A. Teran (1)...............  Director                                   560            7,560
                                                                         -------       ----------

Directors and Executive Officers
  as
  a Group.........................................................       295,975       $3,995,663
                                                                         =======       ==========

------------------------

(1) Member of Special Committee

------------------------

    TREATMENT OF STOCK OPTIONS. As of the record date, Morton's directors who are not also officers held no options to purchase shares of common stock. Morton's executive officers held options to purchase an aggregate of approximately 843,475 shares of common stock (including options to acquire approximately 520,875 shares having exercise prices equal to or greater than $13.50 per share). Pursuant to the terms of Morton's option plans, the vesting of all unvested stock options to purchase Morton's common stock will accelerate upon the completion of the merger, and, as a result, all outstanding options will be fully vested upon the completion of the merger. Options with an exercise price equal to or greater than $13.50 per share, however, will be canceled at the effective time of the merger without any payment or other consideration. All other options will be canceled, and each option holder will be entitled to receive a cash payment equal to the difference between $13.50 and the exercise price of the applicable option, multiplied by the number of shares subject to the option. The aggregate amount to be paid to Morton's executive officers for their outstanding stock options is expected to be approximately $537,069, before taxes and other withholding. The following table sets forth the cash amounts, before taxes and any withholding, that the executive officers are expected to receive in respect of their stock options upon completion of the merger.

                                       COMMON SHARES SUBJECT
                                         TO OPTIONS AT AN      COMMON SHARES SUBJECT
                                       EXERCISE PRICE EQUAL      TO OPTIONS AT AN
                                        TO OR GREATER THAN      EXERCISE PRICE LESS
                                         $13.50 PER SHARE      THAN $13.50 PER SHARE   AGGREGATE PAYMENT
                                       ---------------------   ---------------------   -----------------
Allen J. Bernstein...................         245,000                 205,000              $390,625
Thomas J. Baldwin....................         106,000                  45,000                41,719
Roger J. Drake.......................          16,375                       0                    --
Agnes Longarzo.......................          34,300                  19,100                29,038
Allan C. Schreiber...................          24,500                  31,500                39,938
Klaus W. Fritsch.....................          24,700                  22,000                35,750
John T. Bettin.......................          70,000                       0                    --
                                              -------                 -------              --------
Directors and Executive Officers as a
  Group..............................         520,875                 322,600              $537,069
                                              =======                 =======              ========

    RELATIONSHIPS OF EXECUTIVE OFFICERS WITH THE SURVIVING CORPORATION. The merger is not conditioned on any agreement or transaction with the current management of Morton's. Prior to the execution of the merger agreement, neither Morton's Holdings nor any of its affiliates (including Messrs. Castle and Pittaway) had any discussions or negotiations with the executive officers of Morton's regarding any proposed changes to their employment or other compensation arrangements or any investment in Morton's Holdings or Morton's following the completion of the merger.

    EXECUTIVE OFFICERS OF THE SURVIVING CORPORATION. The merger agreement provides that the current officers of Morton's will continue as the officers of Morton's immediately following the merger until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The executive officers of Morton's that are expected to remain officers of Morton's following completion of the merger are Allen J. Bernstein, chairman of the board, president and chief executive officer; Thomas J. Baldwin, executive vice president, chief financial officer, assistant secretary, treasurer and director; Roger J. Drake, vice president--communications; Agnes Longarzo, vice president--administration and secretary; Allan C. Schreiber, senior vice president--development; Klaus W. Fritsch, vice chairman and co-founder--Morton's of Chicago; and John T. Bettin, president--Morton's of Chicago.

    POTENTIAL EQUITY INVESTMENT BY MANAGEMENT. Morton's Holdings has informed Morton's that Morton's Holdings intends to offer to senior employees, including Allen J. Bernstein and Thomas J. Baldwin, the opportunity to subscribe for equity interests in Morton's Holdings of up to an aggregate of approximately 7.5% of the total equity interests of Morton's Holdings. It is expected that the subscription by these individuals for equity interests in Morton's Holdings will be on substantially the same terms as the subscription by CHP for equity interests in Morton's Holdings at the time of completion of the merger. Any such investment will reduce, on a dollar-for-dollar basis, the amount of cash merger consideration to be received by any such individual in exchange for such individual's shares of Morton's common stock in the merger. The identity of the individuals who may subscribe for equity interests in Morton's Holdings, and the percentage ownership of Morton's Holdings that such individuals may hold following the merger in this connection (not to exceed 7.5% in the aggregate), may vary and may not be finally determined until shortly prior to completion of the merger. The opportunities to invest in Morton's Holdings provides these individuals with interests in the Merger that are different from, or in addition to, your interests as a Morton's stockholder.

    EMPLOYEE EQUITY INCENTIVES. Morton's Holdings has informed Morton's that Morton's Holdings expects that following completion of the merger, an aggregate of approximately 10-15% of the common equity interests of Morton's Holdings will be reserved pursuant to an employee equity incentive program that provides for the issuance to employees of the surviving corporation of options to purchase equity interests in Morton's Holdings and/or restricted equity interests in Morton's Holdings. Morton's Holdings has not determined the details of the employee equity incentive program and has not determined who may be eligible to participate in the program or the conditions for eligibility for and vesting of such awards.

    INDEMNIFICATION OF DIRECTORS AND OFFICERS; DIRECTORS' AND OFFICERS' INSURANCE. The merger agreement provides that Morton's, as the surviving entity, will indemnify and hold harmless each current and former director and officer of Morton's for acts and omissions occurring before or as of the effective time of the merger to the full extent permitted under Delaware law. The merger agreement further provides that, for a period of at least six years after the effective time of the merger, Morton's, as the surviving entity, will maintain Morton's current directors' and officers' liability insurance and indemnification policy with respect to events occurring before or as of the effective time of the merger and covering all current or prior directors and officers of the Company (however, in the event that the cost of this insurance exceeds 200% of the current annual premiums, then Morton's, as the surviving entity, must obtain insurance with the greatest coverage for a cost not exceeding 200% of the current annual premiums); Morton's, as the surviving entity, may substitute for the existing insurance substantially similar insurance so long as it is on terms no less favorable, taken as a whole. See "The Merger Agreement--Indemnification and Insurance."

    CHANGE OF CONTROL AGREEMENTS. Morton's has entered into change of control agreements with Allen J. Bernstein, Thomas J. Baldwin, Allan C. Schreiber, Agnes Longarzo and Roger J. Drake, and Morton's of Chicago, Inc. has entered into change of control agreements with Klaus W. Fritsch, John T. Bettin and Ronald M. DiNella. Each change of control agreement has a three-year term, subject to automatic renewal for additional three-year periods on each anniversary of the change of control agreement unless Morton's or Morton's of Chicago, Inc., as applicable, gives the officer at least 60 days' prior notice that the change of control agreement will not be so extended. Pursuant to each change of control agreement, Morton's or Morton's of Chicago, Inc., as applicable, agrees to continue the officer in its employ for a three-year period following a defined change of control of Morton's. If, during the three-year period, the officer's employment is terminated by Morton's or Morton's of Chicago, Inc., as applicable, other than for defined cause or if the officer terminates employment with Morton's or Morton's of Chicago, Inc., as applicable, for defined good reason, Morton's or Morton's of Chicago, Inc., as applicable, is required to make a cash lump-sum payment to the officer equal to 2.99 times the officer's base amount, as computed under the Internal Revenue Code, less any severance payments payable to such officer pursuant to employment agreements, where applicable; subject to reduction to the extent the total amount received by the officer under the change of control agreement and any other agreement by reason of a change of control would constitute a "parachute payment" under
Section 280G(b)(2) of the Internal Revenue Code. In addition, for a period of at least three years after such termination, Morton's or Morton's of Chicago, Inc., as applicable, is required to continue to provide the officer with welfare benefits similar to those received by the officer when employed by Morton's or Morton's of Chicago, Inc., as applicable. In general, an officer's base amount as used above is the average annual compensation included in the gross income of such officer for the most recent five taxable years ending before a change of control.

    EMPLOYMENT AGREEMENTS. Morton's has previously entered into employment agreements with Allen J. Bernstein, Thomas J. Baldwin and Agnes Longarzo. There are currently no plans, proposals or negotiations that relate to, or would result in, a change in the terms of these employment agreements. Each of these employment agreements was entered into prior to, and not in anticipation of, the negotiation of the merger.

    OTHER RELATIONSHIPS. Additional relationships involving Morton's directors and officers are discussed below in "--Certain Relationships Between CHP (and its affiliates) and Morton's." Dianne H. Russell is also senior vice president and regional managing director of the technology and life sciences division of Comerica Bank, one of Morton's lenders.

CERTAIN RELATIONSHIPS BETWEEN CHP (AND ITS AFFILIATES) AND MORTON'S

RELATIONSHIPS OF CERTAIN DIRECTORS AND EXECUTIVE OFFICERS WITH MORTON'S HOLDINGS
  AND CHP

    CHP beneficially owns 100% of the outstanding membership interests of Morton's Holdings. Directors John K. Castle and David B. Pittaway are executive officers of certain affiliates of CHP, and each has an indirect financial interest in Morton's Holdings. As a result of these affiliations with CHP, following the completion of the merger, each of these directors will participate in future earnings, losses, growth or decline of Morton's, while other current stockholders will not.

    Upon consummation of the merger, it is expected that Castle Harlan, Inc. will enter into a consulting agreement with Morton's. Pursuant to the consulting agreement, Morton's will agree to pay Castle Harlan, Inc. an annual fee for management and consulting services to be rendered to Morton's following the merger in an amount of up to $2.8 million per year, subject to certain performance-based conditions being satisfied. The first such annual fee in the amount of approximately $2.8 million will be paid in advance to Castle
Harlan, Inc. upon completion of the merger.

    Dr. Connolly and Mr. Castle are principals in several medical publishing ventures.

    Certain of Morton's other directors and executive officers serve on the board of directors of or as consultants to one or more private companies controlled by CHP or its affiliates and have previously made investments in these companies. The aggregate annual fees paid to these individuals by these private companies in respect of their services as directors or consultants and the aggregate amounts of the investments made by these individuals are as follows:

                                                        AGGREGATE ANNUAL FEES   INVESTMENTS
                                                        ---------------------   -----------
Allen J. Bernstein....................................         $220,000           $337,263
Thomas J. Baldwin.....................................           50,000             33,711
Lee M. Cohn (1).......................................           30,000                  0
John J. Connolly......................................           32,000                  0
Alan A. Teran (1).....................................           10,000                  0

------------------------

(1) Member of Special Committee

------------------------

    TRANSACTIONS BETWEEN CHP AND MORTON'S. Morton's has previously invested an aggregate of $80,714 in private companies controlled by CHP or its affiliates.

MERGER FINANCING

    Morton's and Morton's Holdings estimate that the total amount of new funds necessary to consummate the merger and related transactions will be approximately $78.0 million. Approximately $10.0 million of this amount will be used to retire existing bank debt of Morton's and the remainder will be used to pay the merger consideration and to pay fees and expenses necessary to complete the merger and related transactions. CHP has committed to provide $78.0 million of equity financing to

Morton's Holdings at the time of completion of the Merger. CHP and Morton's Holdings have agreed not to amend, modify or terminate that commitment in any respect that would adversely affect the probability that the transactions contemplated by the merger agreement will close, or that will delay the closing, without the prior written consent of Morton's (which consent requires the approval of the Special Committee).

    Completion of the merger is not contingent on obtaining any additional financing (other than the repayment of $10.0 million of bank debt contemplated by Amendment No. 15 to the credit agreement described below) to repay Morton's existing bank debt. Morton's Holdings has negotiated on behalf of Morton's, and Morton's and its bank lenders have executed, Amendment No. 15 (which will only become binding and effective concurrently with completion of the merger) to Morton's credit agreement to allow the merger to take place. The amendment is subject to completion of the merger, repayment of $10.0 million of bank debt and other customary conditions for amendments of this type. The effectiveness of this amendment is a condition to closing in the merger agreement.

ESTIMATED FEES AND EXPENSES OF THE MERGER

    Whether or not the merger is completed, in general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. Under certain circumstances described in "The Merger Agreement--Termination Fee and Expense Reimbursement," Morton's will pay Morton's Holdings up to an aggregate of $1,320,000 as a termination fee and reimbursement of the out-of-pocket expenses of Morton's Holdings and Morton's Acquisition incurred in connection with the merger and the proposed financing. If the merger agreement is terminated under circumstances where Morton's Holdings is not entitled to receive a termination fee and reimbursement of out-of-pocket expenses, CHP has agreed to reimburse the Company for the reasonable legal fees (not to exceed to $100,000) incurred by the Company with respect to negotiation of the amendment to the Company's existing Second Amended and Restated Revolving Credit and Term Loan Agreement with the Company's existing senior lenders to allow the merger to take place. Fees and expenses of the Company with respect to the merger are estimated at this time to be as follows:

DESCRIPTION                                                     AMOUNT
-----------                                                   ----------
Filing fees (SEC and HSR)...................................  $   50,000

Legal, accounting and financial advisors' fees and
  expenses..................................................   4,420,000

Printing, mailing and solicitation costs....................     155,000

Miscellaneous expenses......................................     275,000
                                                              ----------

    Total...................................................  $4,900,000
                                                              ==========

    These expenses will not reduce the merger consideration to be received by Morton's stockholders.

FEDERAL REGULATORY MATTERS

    The HSR Act requires that Morton's and the ultimate parent entity of Morton's Acquisition file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and observe a waiting period before completing the merger. In compliance with the HSR Act, Morton's filed the necessary forms with the U.S. Department of Justice and the U.S. Federal Trade Commission on April 11, 2002, and CHP filed them on April 9, 2002. On April 19, 2002, the U.S. Federal Trade Commission granted early termination of the waiting period under the HSR Act. However, the U.S. Department of Justice and the U.S. Federal Trade Commission, state antitrust authorities or a private

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person or entity could seek to enjoin the merger under antitrust laws at any time before its completion or to compel rescission or divestiture at any time subsequent to the merger.

LIQUOR LICENSES

    As a condition to the completion of the merger, Morton's and Morton's Holdings must have filed and/or obtained any and all authorizations, approvals, consents or orders from any governmental entity necessary or required in order to obtain and maintain in effect for a reasonable period of time following the consummation of the merger all liquor licenses and other permits necessary to maintain continuity of service of alcoholic beverages at each restaurant of the Company, and all authorizations, approvals, consents and orders must be effective and binding in accordance with their terms and may not have expired or been withdrawn.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the material U.S. federal income tax consequences of the merger to holders of Morton's common stock (including holders exercising appraisal rights). This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary does not address all of the U.S. federal income tax consequences that may be applicable to holders, including holders who are subject to special treatment under U.S. federal income tax law, including banks and other financial institutions, insurance companies, tax-exempt investors, S corporations, holders who are properly classified as "partnerships" under the Internal Revenue Code of 1986, as amended (referred to as the Internal Revenue Code), dealers in securities, non-U.S. persons, holders who hold their common stock as part of a hedge, straddle or conversion transaction, holders who acquired common stock through the exercise of employee stock options or other compensation arrangements and holders who do not hold their shares of common stock as "capital assets" within the meaning of
Section 1221 of the Internal Revenue Code. In addition, this summary does not address the tax consequences of the merger under applicable state, local or foreign laws. HOLDERS OF MORTON'S COMMON STOCK SHOULD CONSULT THEIR INDIVIDUAL TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICATION OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

    The receipt of cash by holders of Morton's common stock in the merger or upon exercise of appraisal rights will be a taxable transaction for U.S. federal income tax purposes. A holder of Morton's common stock generally will recognize capital gain or loss in an amount equal to the difference between the merger consideration received by the holder (or, in the case of stockholders who exercise appraisal rights, the amount received by the holder as determined under Delaware law) and the holder's adjusted tax basis in the Morton's common stock. Any capital gain or loss generally will be long-term capital gain or loss if the Morton's common stock has been held by the holder for more than one year. If the Morton's common stock has been held by the holder for less than one year, any gain or loss will generally be taxed as a short-term capital gain or loss. Long-term capital gain recognized by non-corporate taxpayers is subject to a maximum federal tax rate of 20%. The ability to deduct capital losses is subject to limitations.

    A holder of Morton's common stock (other than certain exempt holders including, among others, all corporations and certain foreign individuals) that receives cash for such common stock may be subject to 30% backup withholding unless the holder provides its taxpayer identification number ("TIN") and certifies that such number is correct or properly certifies that it is awaiting a TIN. A form W-9 or a substitute form W-9 will be included with the materials that the holder will receive when voting on the matters contemplated in this proxy statement and can be used to provide the information and certification necessary to avoid backup withholding.

    None of Morton's Holdings, Morton's Acquisition, CHP or Morton's will recognize gain or loss solely as a result of the merger.

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LITIGATION CHALLENGING THE MERGER

    Between March 27, 2002 and April 3, 2002, five substantially identical civil actions were commenced, four of which were commenced in the Court of Chancery of the State of Delaware in New Castle County and one of which was commenced in the Supreme Court of the State of New York in Nassau County. The plaintiff in each action seeks to represent a putative class consisting of the public stockholders of Morton's (excluding officers and directors of Morton's). Named as defendants in each of the complaints are Morton's, members of Morton's Board of Directors and Castle Harlan, Inc. The plaintiffs allege, among other things, that the proposed merger is unfair; the Morton's directors breached their fiduciary duties by failing to disclose material non-public information related to the value of Morton's and by engaging in self-dealing; Castle Harlan, Inc. aided and abetted the Morton's directors' breaches of fiduciary duty; the price contemplated in the merger agreement is inadequate; the merger agreement is a product of a conflict of interest between the directors of Morton's and Morton's public stockholders; and information regarding the value and prospects of Morton's has not been publicly disclosed although that information is known to the defendants. The complaints seek an injunction, damages and other relief. Morton's believes that these lawsuits are without merit and intends to defend against them vigorously.

    On April 18, 2002, a civil action was commenced in the Court of Chancery in the State of Delaware in New Castle County. The plaintiff in this action seeks to represent a putative class consisting of the public stockholders of Morton's (excluding those named as defendants in the suit). Named as defendants are Morton's and the members of Morton's Board of Directors. The plaintiff alleges, among other things, that the proposed merger is unfair; the Morton's directors breached their fiduciary duties by engaging in self-dealing and unfairly excluded BFMA Holding Corporation from participating in the bidding process for Morton's; the price contemplated in the merger agreement is inadequate; and the merger agreement is a product of a conflict of interest between the directors of Morton's and Morton's public stockholders. The complaint seeks an injunction, damages and other relief. Morton's believes that this lawsuit is without merit and intends to defend against it vigorously.

    All of the Delaware suits described above were consolidated in a single action entitled "In Re Morton's Restaurant Group Shareholder Litigation" by order of a Delaware Chancery Court on May 9, 2002. The consolidated action adopted the allegations of the March 27, 2002 Delaware suit described above.

    On June 12, 2002, BFMA Holding Corporation commenced a civil action in the Court of Chancery in the State of Delaware in New Castle County. Named as defendants are Morton's, members of Morton's Board of Directors, and Castle Harlan, Inc. and a number of its affiliates. As part of this action, BFMA has filed a motion for expedited proceedings as well as a motion for preliminary injunction which seeks to prohibit the Special Meeting set for July 23, 2002 unless the meeting is held in conjunction with Morton's annual meeting for the election of directors. In addition, BFMA alleges, among other things, that Morton's directors breached their fiduciary duties under Delaware law by failing to negotiate with BFMA in good faith, by approving the merger agreement with Morton's Holdings and Morton's Acquisition, by adopting unreasonable corporate measures against BFMA, and by interfering with the shareholder franchise without justification. BFMA also alleges that Morton's directors breached their fiduciary duties by failing to disclose material information relevant to the stockholders' decision whether to approve the merger agreement with Morton's Holdings and Morton's Acquisition, to set up a fair bidding process for the acquisition of the Company, and to conduct an annual meeting as required by Delaware law. It is further alleged that Castle Harlan, Inc. and its affiliates aided and abetted Morton's directors' breaches of fiduciary duty. Apart from seeking damages and other relief, the complaint seeks a declaration that Morton's stockholders rights agreement will not be triggered by BFMA and one or more other persons jointly soliciting proxies from stockholders for the election of directors or against approval of the merger agreement with Morton's Holdings and Morton's Acquisition, or, in the alternative, an injunction that prohibits the Special Meeting until such

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time as Morton's Board of Directors redeems or amends the stockholders rights agreement to permit joint solicitations or that affirmatively requires the Company to permit joint solicitations. Morton's believes that this lawsuit is without merit and intends to defend against it vigorously.

APPRAISAL RIGHTS

    Under Section 262 of the Delaware General Corporation Law, referred to as the "DGCL," any holder of common stock who does not wish to accept $13.50 per share in cash for the stockholder's shares of common stock may exercise appraisal rights under the DGCL and elect to have the fair value of the stockholder's shares of common stock on the date of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to the holder in cash, together with a fair rate of interest, if any, provided that the stockholder complies with the provisions of Section 262 of the DGCL.

    The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Appendix C to this proxy statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of common stock as to which appraisal rights are asserted. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT APPRAISAL RIGHTS.

    Under Section 262, where a proposed merger is to be submitted for approval and adoption at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days before the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in that notice a copy of Section 262. This proxy statement constitutes that notice to stockholders, and the applicable statutory provisions of the DGCL are attached to this proxy statement as Appendix C. Any stockholder who wishes to exercise appraisal rights or who wishes to preserve that right should review carefully the following discussion and Appendix C to this proxy statement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the common stock, Morton's believes that stockholders who consider exercising such appraisal rights should seek the advice of counsel, which counsel or other appraisal services will not be paid for by Morton's. FAILURE TO COMPLY WITH THE PROCEDURES SPECIFIED IN SECTION 262 TIMELY AND PROPERLY WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

    FILING WRITTEN DEMAND. Any stockholder wishing to exercise the right to demand appraisal under Section 262 of the DGCL must satisfy each of the following conditions:

    - as more fully described below, the stockholder must deliver to Morton's a written demand for appraisal of the stockholder's shares before the vote on the merger agreement and the merger at the special meeting, which demand must reasonably inform Morton's of the identity of the stockholder and that the stockholder intends to demand the appraisal of the stockholder's shares;

    - the stockholder must not vote the stockholder's shares of common stock in favor of the merger agreement and the merger at the special meeting; and, as a result, a stockholder who submits a white proxy and wishes to exercise appraisal rights must vote against the merger agreement and the merger or abstain from voting on the merger agreement and the merger, because a white proxy that does not contain voting instructions will, unless, revoked, be voted in favor of the merger agreement and the merger; and

    - the stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger; a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers those

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
      shares before the effective time of the merger, will lose any right to appraisal in respect of those shares.

    The written demand for appraisal must be in addition to and separate from any proxy or vote. None of voting (in person or by proxy) against, abstaining from voting or failing to vote on the proposed merger agreement and the merger will constitute a written demand for appraisal within the meaning of
Section 262.

    Only a stockholder of record of shares of common stock issued and outstanding immediately before the effective time of the merger is entitled to assert appraisal rights for the shares of common stock registered in that stockholder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder's name appears on the applicable stock certificates, should specify the stockholder's name and mailing address, the number of shares of common stock owned and that the stockholder intends to demand appraisal of the stockholder's common stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more other beneficial owners while not exercising appraisal rights with respect to the shares held for one or more beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS ARE URGED TO CONSULT WITH THEIR BROKERS TO DETERMINE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY THE NOMINEE.

    Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date before the effective time of the merger).

    Any stockholder may withdraw its demand for appraisal and accept $13.50 per share by delivering to Morton's a written withdrawal of the stockholder's demand for appraisal. However, any such attempt to withdraw made more than 60 days after the effective date of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a stockholder's request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than $13.50 per share.

    A stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to Morton's Restaurant Group, Inc., 3333 New Hyde Park Road, New Hyde Park, New York 11042, Attention: Agnes Longarzo, Secretary.

    NOTICE BY MORTON'S. Within 10 days after the effective time of the merger, the surviving corporation must send a notice as to the effectiveness of the merger to each former stockholder of Morton's who (1) has made a written demand for appraisal in accordance with Section 262 and (2) has not voted to approve and adopt, nor consented to, the merger agreement and the merger. Under the merger agreement, Morton's has agreed to give Morton's Holdings notice of any demands for appraisal received by Morton's.

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    Within 120 days after the effective time of the merger, any former stockholder of Morton's who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The surviving corporation must mail that statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under
Section 262, whichever is later.

    FILING A PETITION FOR APPRAISAL. Within 120 days after the effective date of the merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of common stock held by all such stockholders. Morton's is under no obligation, and has no present intent, to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that it will initiate any negotiations with respect to the fair value of the shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time and the manner prescribed in Section 262. Inasmuch as Morton's has no obligation to file such a petition, the failure of a stockholder to do so within the time specified could nullify the stockholder's previous written demand for appraisal.

    A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to the surviving corporation, which will then be obligated within 20 days to provide the Register in Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to those stockholders, the Delaware Court of Chancery may conduct a hearing on the petition to determine which stockholders have become entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

    DETERMINATION OF FAIR VALUE. After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

    STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 COULD BE LESS THAN, EQUAL TO OR MORE THAN THE $13.50 PER SHARE THEY WOULD RECEIVE UNDER THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES. STOCKHOLDERS SHOULD ALSO BE AWARE THAT INVESTMENT BANKING OPINIONS ARE NOT OPINIONS AS TO FAIR VALUE UNDER SECTION 262.

    In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In WEINBERGER V. UOP, INC., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any

                                       75
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other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation." Furthermore, the court may consider "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation."

    The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a dissenting stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal.

    ANY STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE APPRAISAL RIGHTS. FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL MAY RESULT IN THE LOSS OF A STOCKHOLDER'S STATUTORY APPRAISAL RIGHTS.

                              THE MERGER AGREEMENT

    The following is a summary of the material provisions of the Agreement and Plan of Merger, dated as of March 26, 2002, as amended on June 15, 2002, by and among Morton's Holdings, Morton's Acquisition and Morton's, referred to as the merger agreement. The full text of the merger agreement is attached to this proxy statement as Appendix A for your information. Stockholders are urged to read the entire merger agreement.

THE MERGER

    The merger agreement provides that, at the effective time of the merger, Morton's Acquisition, a wholly owned subsidiary of Morton's Holdings, will merge with and into Morton's. Upon completion of the merger, Morton's Acquisition will cease to exist, and Morton's will continue as the surviving corporation.

EFFECTIVE TIME OF THE MERGER

    The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, which time is referred to as the effective time. Morton's and Morton's Acquisition have agreed to file the certificate of merger no later than 2 business days following the satisfaction or waiver of the conditions to closing of the merger set forth in the merger agreement.

CERTIFICATE OF INCORPORATION, BY-LAWS AND DIRECTORS AND OFFICERS OF MORTON'S AS THE SURVIVING CORPORATION

    When the merger is completed:

    - the amended and restated certificate of incorporation of Morton's will be amended in its entirety to read as the certificate of incorporation of Morton's Acquisition in effect immediately prior to the merger except that the name of the surviving corporation will be Morton's Restaurant
      Group, Inc.;

    - the by-laws of Morton's Acquisition in effect immediately prior to the effective time will be the by-laws of Morton's as the surviving corporation;

    - the directors of Morton's Acquisition immediately prior to the effective time will become the directors of Morton's as the surviving corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal; and

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    - the officers of Morton's immediately prior to the effective will remain the officers of Morton's as the surviving corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

CONVERSION OF COMMON STOCK

    At the effective time, by virtue of the Merger, each share of Morton's common stock outstanding immediately prior to the effective time will automatically be converted into and represent the right to receive $13.50 in cash, without interest, referred to as the merger consideration, except for:

    - shares of Morton's stock in Morton's treasury, shares of Morton's stock held by Morton's or any of its subsidiaries and shares of Morton's common stock held by Morton's Acquisition or Morton's Holdings immediately prior to the effective time (all of which will be canceled without any payment therefor); and

    - shares held by stockholders seeking appraisal rights in accordance with Delaware law.

    At the effective time, each share of capital stock of Morton's Acquisition outstanding immediately before the effective time will be converted into and exchanged for one fully paid and non-assessable share of common stock of Morton's as the surviving corporation.

PAYMENT FOR SHARES

    At or prior to the effective time of the merger, Morton's Holdings will deposit in trust with a paying agent appointed by it sufficient funds to pay the merger consideration. Within five business days after the effective time of the merger, Morton's Holdings will cause the paying agent to mail to each holder of record of shares of Morton's common stock immediately prior to the effective time, a form of letter of transmittal and instructions to effect the surrender of their share certificate(s) in exchange for payment of the merger consideration.

    A holder will be entitled to receive $13.50 per share only upon surrender to the paying agent of a share certificate, together with such letter of transmittal, duly completed in accordance with the instructions thereto. If a share certificate has been lost, stolen or destroyed, the holder of such share certificate is required to make an affidavit of that fact and to give to Morton's, as the surviving corporation, a bond in such sum as the surviving corporation may direct or otherwise indemnify the surviving corporation against any claim that may be made against the surviving corporation with respect to such share certificate before any payment of the merger consideration will be made to such holder. If payment of the merger consideration is to be made to a person whose name is other than that of the person in whose name the share certificate is registered, it will be a condition of payment that (1) the share certificate so surrendered be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and (2) the person requesting such payment pay any transfer and/or other taxes that may be required or establish to the satisfaction of Morton's as the surviving corporation that such tax has either been paid or is not applicable. No interest will be paid or will accrue upon the surrender of the share certificates for the benefit of holders of the share certificates on any merger consideration.

    At any time following six months after the effective time of the merger, Morton's as the surviving corporation will be entitled to require the paying agent to deliver to it any funds, including any interest received with respect thereto, that have been deposited with the paying agent and that have not been disbursed to holders of share certificates. Thereafter, holders of certificates representing shares outstanding before the effective time will be entitled to look only to the surviving corporation for payment of any claims for merger consideration to which they may be entitled. Neither the surviving

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corporation nor the paying agent will be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

TRANSFER OF SHARES

    After the effective time of the merger, there will be no further transfer on the records of Morton's as the surviving corporation or its transfer agent of certificates representing shares of Morton's common stock, and any such certificates presented to the surviving corporation for transfer, other than shares held by stockholders seeking appraisal rights, will be canceled and exchanged for the merger consideration. From and after the effective time of the merger, the holders of share certificates will cease to have any rights with respect to these shares except as otherwise provided for in the merger agreement or by applicable law. All merger consideration paid upon the surrender for exchange of those share certificates in accordance with the terms of the merger agreement will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the share certificates.

TREATMENT OF STOCK OPTIONS

    Immediately prior to the effective time of the merger, each outstanding stock option to purchase shares of Morton's common stock will, in effect, become fully vested. Stock options with an exercise price equal to or greater than $13.50 per share will be canceled at the effective time of the merger without any payment or other consideration. All other stock options will be canceled and will represent solely the right to receive a cash payment equal to the difference between $13.50 and the exercise price of the applicable option, multiplied by the number of shares subject to the option. As of the effective time of the merger, Morton's will terminate all stock plans and any other plan, program or arrangement providing for the issuance or grant of any interest in respect of the capital stock or equity of Morton's or any subsidiary of Morton's.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains various representations and warranties made by Morton's to Morton's Acquisition and Morton's Holdings, subject to identified exceptions, including representations and warranties relating to:

    - the due organization, valid existence and good standing of Morton's and each of its subsidiaries and the requisite corporate power and authority of Morton's to own, lease and operate its properties and assets and to carry on its business as it is conducted;

    - the capitalization of Morton's;

    - the corporate power and authorization to execute and deliver the merger agreement and the execution, delivery, performance and enforceability of the merger agreement;

    - the absence of any conflicts between the merger agreement and Morton's certificate of incorporation, by-laws, material agreements, judgments and applicable laws;

    - required consents or approvals;

    - the completeness and accuracy of filings made by Morton's with the SEC since January 1, 1999;

    - the absence of any undisclosed liabilities;

    - the absence of certain changes in Morton's business, capitalization or accounting practices since December 30, 2001;

    - the filing of tax returns, payment of taxes and other tax matters;

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    - the title and absence of material defaults with respect to, all real and personal property leased or owned by Morton's;

    - the right to use, and absence of infringement of, material intellectual property of Morton's;

    - the validity, binding nature and absence of material defaults with respect to material contracts of Morton's;

    - the absence of any material action, suit, proceeding, claim, arbitration or investigation against Morton's;

    - compliance with laws related to environmental matters;

    - matters relating to employee benefit plans;

    - compliance with applicable federal, state, local, or foreign statutes, orders, judgments, decrees, laws, rules, regulations or ordinances;

    - the validity of and compliance with permits, approvals, licenses, authorizations, certificates, rights, exemptions, orders and franchises from governmental entities necessary for the ownership of assets and the lawful conduct of the business including liquor licenses;

    - the absence of an agreement or understanding with a labor union or labor organization and the absence of labor disputes and other labor matters;

    - the effectiveness and validity of insurance policies;

    - the reliance on suppliers to continue supply;

    - the absence of any development, franchise or license rights to operate restaurants;

    - the compliance with and the accuracy in all material respects of the information in the proxy statement other than information supplied by Morton's Holdings or Morton's Acquisition;

    - the absence of undisclosed advisory, commissions or broker's or finder's fees;

    - the inapplicability of state takeover statutes to the merger and the merger agreement;

    - the stockholder voting requirements to approve the merger agreement;

    - the amendments to Morton's stockholders rights agreement necessary to render it inapplicable to the merger, the merger agreement and the other transactions contemplated by the merger agreement;

    - the receipt by the Special Committee and the Board of Directors of the fairness opinion of Greenhill; and

    - that breaches of the representations and warranties that would occur if all references to phrases concerning materiality were deleted, in the aggregate, have not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Company material adverse effect, as defined below, on Morton's.

    Under the merger agreement, the term Company material adverse effect means any event, change, occurrence, effect, fact, violation, development or circumstance having or resulting in a material adverse effect on (a) the ability of Morton's to duly perform its obligations under the merger agreement or to consummate the transactions contemplated under the merger agreement on a timely basis or (b) the business, properties, assets, liabilities, financial condition or results of operations of Morton's and its subsidiaries, taken as a whole, provided that the following will not be taken into

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account in determining whether there has been or would reasonably be likely to be a Company material adverse effect under the merger agreement:

    - adverse changes in the stock price of Morton's, in and of themselves, but only so long as any such adverse changes do not reflect any other event, change, occurrence, effect, fact, violation, development, or circumstance that has had or would reasonably be likely to have, individually or in the aggregate, a material adverse effect on (1) the ability of Morton's to duly perform its obligations under the merger agreement or to consummate the transactions contemplated under the merger agreement on a timely basis or (2) the business, properties, assets, liabilities, financial condition or results of operations of Morton's and its subsidiaries, taken as a whole, in each case, other than those events, changes, occurrences, effects, facts, developments or circumstances described in (a) through
      (c) below; and

    - other than as may relate to or arise from any disruption in the availability of, or public health and safety concerns with respect to ordinary consumption of, the primary foods and/or beverages supplied to or served by Morton's or any of its subsidiaries, the following: (a) events, changes, occurrences, effects, facts, developments or circumstances generally adversely effecting the economy of a city, state, country, or jurisdiction where Morton's and its subsidiaries operate and which do not affect Morton's and its subsidiaries disproportionately; (b) events, changes, occurrences, effects, facts, developments or circumstances generally adversely affecting the United States securities markets or the fine dining restaurant industry in general and which do not affect Morton's and its subsidiaries disproportionately; and (c) any failure to meet third party analysts' estimates with respect to the performance or condition of Morton's and its subsidiaries, taken as a whole.

    The merger agreement also contains various representations and warranties by Morton's Acquisition and Morton's Holdings to Morton's, subject to identified exceptions, including representations and warranties relating to:

    - the due organization, valid existence, good standing of Morton's Acquisition and Morton's Holdings and the requisite power and authority of Morton's Acquisition and Morton's Holdings to own, lease and operate their properties and assets and to carry on their business as is being conducted;

    - the capitalization of Morton's Acquisition;

    - the power and authorization to execute and deliver the merger agreement and the execution, delivery, performance and enforceability of the merger agreement;

    - the absence of any conflicts between the merger agreement and Morton's Acquisition's and Morton's Holdings' respective certificate of incorporation, by-laws, material agreements, judgments and applicable laws;

    - required consents or approvals;

    - the accuracy of the information supplied by Morton's Acquisition and Morton's Holdings for inclusion in the proxy statement; and

    - the commitment of Morton's Holdings' equity investor to subscribe for equity sufficient to provide Morton's Holdings with the funds necessary to consummate the transactions contemplated by the merger agreement.

    None of the representations and warranties in the merger agreement will survive after the completion of the merger.

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CONDUCT OF BUSINESS PENDING THE MERGER

    Morton's is subject to restrictions on its conduct and operations until the merger is completed. In the merger agreement, Morton's has agreed that, prior to the effective time of the merger, it will act and carry on its business in the ordinary course of business consistent with past practice and use reasonable best efforts to maintain and preserve its business organization, assets and properties, keep available the services of its officers and key employees and maintain and preserve its advantageous business relationships with suppliers, landlords and others having material business dealings with it. Morton's has also agreed, subject to identified exceptions, that it will not do any of the following without the prior written consent of Morton's Holdings or Morton's
Acquisition:

    - amend its certificate of incorporation or by-laws or comparable governing documents;

    - sell, transfer or pledge or agree to sell, transfer or pledge any of its capital stock or other equity interests;

    - declare, set aside or pay any dividend or other distribution payable in cash, securities or other property with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock (or other equity interests) or other securities of Morton's or any of its subsidiaries;

    - issue or sell, or authorize to issue or sell, any shares of its capital stock or any other securities, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to purchase or subscribe for, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock of any class of Morton's or voting debt or other securities, or make any other change in its capital structure;

    - acquire, make (or commit to make) any investment in, or make capital contribution to, any person other than in the ordinary course of business consistent with past practice;

    - make (or commit to make) or enter into any contracts (or any amendments, modifications, supplements or replacements to existing contracts) to be performed relating to, capital expenditures with a value in excess of $100,000 in any calendar year, or in the aggregate capital expenditures with a value in excess of $250,000;

    - acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any person, or otherwise acquire any assets of any person (other than the purchase of equipment, inventories and supplies in the ordinary course of business consistent with past practice);

    - transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, subject to any lien or otherwise encumber any material assets;

    - increase the compensation or fringe benefits of any of its directors, officers or employees, or grant any severance or termination pay not currently required to be paid under existing severance plans, or enter into any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of Morton's or its subsidiaries, or establish, adopt, enter into or amend, modify, supplement, replace or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the collective benefit of any directors, officers or employees;

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    - enter into or amend, modify, supplement or replace any employment, consulting, severance or similar agreement (including any change of control agreement) with any person, except with respect to new hires of non-officer employees in the ordinary course of business;

    - except as may be required by applicable law, GAAP or SEC position, make any change in any of its accounting practices, policies or procedures or any of its methods of reporting income, deductions or other items for income tax purposes;

    - adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Morton's or any subsidiary;

    - (a) incur, assume, modify or prepay any indebtedness for borrowed money, issue any debt securities or warrants or other rights to acquire debt securities, or guarantee, endorse or otherwise become liable or responsible for the obligations or indebtedness of another person, other than indebtedness owing to or guarantees of indebtedness owing to Morton's or any direct or indirect wholly-owned subsidiary, or enter into any capital lease, or (b) make any loans, extensions of credit or advances to any other person, other than to Morton's or to any direct or indirect wholly-owned subsidiary;

    - accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

    - except as permitted by the merger agreement, pay, discharge, settle or satisfy any claims, litigation, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) that in the aggregate exceed $250,000;

    - other than as disclosed in Morton's documents filed with the SEC prior to the date of the merger agreement, plan, announce, implement or effect any material reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of Morton's or its subsidiaries;

    - take any action or non-action which would, directly or indirectly, restrict or impair the ability of Morton's Holdings to vote or otherwise to exercise the rights and receive the benefits of a stockholder with respect to securities of Morton's that may be acquired or controlled by Morton's Holdings or Morton's Acquisition, or any action which would permit any person to acquire securities of Morton's on a basis not available to Morton's Holdings or Morton's Acquisition;

    - take any action or non-action that (a) constitutes a violation of any liquor license or (b) would (or would reasonably be likely to) materially impede, delay, hinder or make more burdensome for Morton's Holdings to obtain and maintain any and all authorizations, approvals, consents or orders from any governmental entity or other third party necessary or required to maintain the liquor licenses in effect at all times following the merger on the same terms as in effect on the date of the merger agreement;

    - enter into any new material line of business or enter into any agreement that restrains, limit or impedes Morton's or any of its subsidiaries' ability to compete with or conduct any business or line of business;

    - (a) file or cause to be filed any materially amended tax returns or claims for refund; (b) make or rescind any material tax election or otherwise fail to prepare all tax returns in a manner which is consistent with the past practices of Morton's or its subsidiaries, as the case may be, with respect to the treatment of items on such tax returns; (c) incur any material liability for taxes other than in the ordinary course of business; or (d) enter into any settlement or closing agreement with a taxing authority that materially increases or would reasonably be likely to materially increase the tax liability of Morton's for any period;

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    - fail to maintain with current or other financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice; or

    - authorize, agree or announce an intention, in writing or otherwise, to take any of the foregoing actions.

LIMITATION ON CONSIDERING OTHER ACQUISITION PROPOSALS

    Morton's has agreed that it, including its subsidiaries, its affiliates and each of its and their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents, will immediately cease any discussions or negotiations with any other person with respect to any acquisition proposal, as defined below.

    Additionally, Morton's has agreed that it, including its subsidiaries, its affiliates and each of its and their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents, will not take any action:

    - to encourage, solicit, initiate or facilitate, directly or indirectly, the making or submission of any acquisition proposal;

    - except in accordance with the terms of the merger agreement as described below, to enter into any agreement, arrangement or understanding with respect to any acquisition proposal, or to agree to approve or endorse any acquisition proposal or enter into any agreement, arrangement or understanding that would require Morton's to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement;

    - except in accordance with the terms of the merger agreement as described below, to initiate or participate in any way in any discussions or negotiations with, or to furnish or disclose any information to, any person in furtherance of any proposal that constitutes, or could reasonably be expected to lead to, any acquisition proposal;

    - except in accordance with the terms of the merger agreement as described below, to facilitate or further in any other manner any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, any acquisition proposal; or

    - to grant any waiver or release under, or fail to enforce, any standstill, confidentiality or similar agreement entered into by Morton's or any of its affiliates or representatives.

    So long as Morton's has not breached the applicable provisions of the merger agreement, prior to the special meeting, Morton's, in response to an unsolicited acquisition proposal, may:

    - request clarifications from, or furnish information to, (but not enter into discussions with) any person that makes an unsolicited acquisition proposal if (a) the action is taken subject to a confidentiality agreement with Morton's containing customary terms and conditions, (b) the action is taken solely for the purpose of obtaining information reasonably necessary to ascertain whether such acquisition proposal is, or is reasonably likely to lead to, a superior proposal, as defined below, and (c) the Board of Directors, based on the recommendation of the Special Committee, reasonably determines in accordance with the requirements of the merger agreement that it is necessary to take such actions in order to comply with its fiduciary duties under applicable law; or

    - participate in discussions with, request clarifications from, or furnish information to, any person that makes an unsolicited acquisition proposal if (a) the action is taken subject to a confidentiality agreement with Morton's containing customary terms and conditions, (b) the Board of Directors reasonably determines in accordance with the requirements of the merger

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      agreement that such acquisition proposal is a superior proposal and
      (c) the Board of Directors, based on the recommendation of the Special Committee, reasonably determines in good faith in accordance with the requirements of the merger agreement that it is necessary to take such actions in order to comply with its fiduciary duties under applicable law.

    Morton's has agreed that neither the Board of Directors nor any Board committee will (a) withdraw, modify or amend, or propose to withdraw, modify or amend, in a manner adverse to Morton's Holdings or Morton's Acquisition, the approval, adoption or recommendation, as the case may be, of the merger, the merger agreement or any of the other transactions contemplated by the merger agreement, (b) approve or recommend, or propose to approve or recommend, any acquisition proposal, (c) cause Morton's to accept the acquisition proposal and/or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement, each an acquisition agreement, related to such acquisition proposal, or (d) resolve to do any of the foregoing; unless the Board of Directors has complied with the requirements of the merger agreement and, based on the recommendation of the Special Committee, (a) the acquisition proposal is a superior proposal, (b) the Board of Directors reasonably determines in accordance with the terms of the merger agreement that it is necessary to take such actions in order to comply with its fiduciary duties under applicable law and all the conditions to Morton's right to terminate the merger agreement in accordance with the merger agreement have been satisfied and
(c) simultaneously or substantially simultaneously with such withdrawal, modification or recommendation, Morton's terminates the merger agreement.

    Under the merger agreement, the term acquisition proposal means (a) any inquiry, proposal or offer from any person or group relating to any direct or indirect acquisition or purchase of 15% or more of the consolidated assets of Morton's or 15% or more of any class of equity securities of Morton's in a single transaction or a series of related transactions, (b) any tender offer (including a self tender offer) or exchange offer that, if consummated, would result in any person or group beneficially owning 15% or more of any class of equity securities of Morton's or the filing with the SEC of a registration statement under the Securities Act or any statement, schedule or report under the Exchange Act in connection therewith, (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Morton's or any of its subsidiaries, (d) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the merger or which could reasonably be expected to materially dilute the benefits to Morton's Holdings of the transactions contemplated by the merger agreement or (e) any public announcement by or on behalf of Morton's, its subsidiaries, or any of their respective affiliates (or any of their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents) or by any third party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

    Under the merger agreement, the term superior proposal means a bona fide written offer that is binding on the offeror and not solicited by or on behalf of Morton's, its subsidiaries, or any of their respective affiliates (or any of their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents) made by a third party to acquire, directly or indirectly, all of the shares of Morton's common stock pursuant to a tender offer followed by a merger, a merger or a purchase of all or substantially all of the assets of Morton's and its subsidiaries (a) on terms which the Board of Directors, based on the recommendation of the Special Committee, reasonably determines in accordance with the terms of the merger agreement to be more favorable from a financial point of view to Morton's and its stockholders (in their capacity as such) than the transactions contemplated by the merger agreement (to the extent the transactions contemplated thereby are proposed to be modified by Morton's Holdings), (b) which is reasonably capable of being consummated (taking into account certain factors the Board of Directors and the Special Committee in good faith deem relevant, including, without limitation, all legal, financial,

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regulatory and other aspects of a proposal (including the terms of any financing and the likelihood that the transaction would be consummated) and the identity of the person making the proposal) and (c) which is not conditioned on any financing, the obtaining of which in the reasonable good faith determination of the Board of Directors, based on the recommendation of the Special Committee, is less likely to be obtained than the financing proposed by Morton's Holdings.

    Morton's has agreed to advise Morton's Holdings of (a) any request for information with respect to any acquisition proposal; (b) any acquisition proposal; (c) any inquiry, proposal, discussions or negotiation with respect to any acquisition proposal; (d) the terms and conditions of such request, acquisition proposal, inquiry, proposal, discussion or negotiation on the date it is received or occurs. Morton's has agreed to provide to Morton's Holdings copies of any written materials received by Morton's in connection with any of the foregoing, and the identity of the person making any acquisition proposal or the request, inquiry or proposal or with whom any discussions or negotiations are taking place within one calendar day. Morton's has agreed to keep Morton's Holdings fully informed of the status and material details of any request or acquisition proposal and to keep Morton's Holdings fully informed as to the material details of any information requested of or provided by Morton's and as to the details of all discussions or negotiations with respect to any such request, acquisition proposal, inquiry or proposal, and to provide to Morton's Holdings with a copy of all written materials received by Morton's with respect to a request, acquisition proposal, inquiry or proposal within one calendar day of receipt. Morton's has agreed to promptly provide to Morton's Holdings any non-public information concerning Morton's provided to any other person in connection with any acquisition proposal, which was not previously provided to Morton's Holdings.

    Morton's may terminate the merger agreement if it receives a superior proposal and the Board of Directors reasonably determines that it is necessary to terminate the merger agreement and enter into an agreement to effect the superior proposal in order to comply with its fiduciary duties under applicable law, as discussed in "--Termination."

SPECIAL MEETING

    Morton's has agreed to call, give notice of, convene and hold the special meeting of its stockholders as promptly as practicable for the purpose of considering and taking action upon the approval of the merger agreement and the merger. Morton's has agreed to hold the special meeting even if (a) the commencement, public proposal, public disclosure or communication to Morton's of an acquisition proposal has occurred or (b) the Board of Directors has withdrawn or modified its approval or recommendation of the merger agreement or the merger.

REASONABLE BEST EFFORTS

    Each of Morton's, Morton's Holdings and Morton's Acquisition has agreed to use its reasonable best efforts to take all appropriate action to consummate the merger and the other transactions contemplated by the merger agreement in the most expeditious manner, including making all filings necessary, proper or advisable under applicable laws, rules and regulations, obtaining all consents and approvals of governmental entities and of other third parties under identified contracts of Morton's, and obtaining all consents and approvals needed to maintain the liquor licenses and other necessary permits of Morton's. Morton's has also agreed to take all actions within its power to render state takeover statutes or similar statutes inapplicable to the merger or the merger agreement or any other transaction contemplated by the merger agreement. Further, Morton's has agreed to defend any lawsuits or other legal proceedings challenging the merger agreement or the transactions contemplated by the merger agreement, to allow Morton's Holdings to participate in any such litigation and not to settle any such litigation without Morton's Holdings prior consent. Further, Morton's has agreed to execute and deliver any additional instruments necessary to consummate the transactions contemplated by the merger agreement. Morton's has also agreed that, in connection with obtaining any required

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consents, approvals or authorizations with respect to the transactions contemplated by the merger agreement, it will not take any of the following actions without obtaining the prior written approval of Morton's Holdings:

    - repay, in whole or in part, any loan agreement or contract for borrowed money, other than (a) as may be required by Amendment No. 15 to the Company's credit agreement, (b) by payment of an immaterial sum (in any event not to exceed a basket amount of $100,000 in the aggregate, after taking into account (x) any and all amounts that may be payable as described in the immediately succeeding paragraph and (y) any and all amounts payable in respect of refinancing or replacing certain identified contracts), or (c) as currently required by its terms; and

    - amend, modify, supplement or replace any material contract to increase the amount payable thereunder (other than by an amount not to exceed a basket amount of $100,000 in the aggregate, after taking into account (x) any and all amounts that may be payable as described in the immediately preceding paragraph and (y) any and all amounts payable in respect of refinancing or replacing certain identified contracts) or otherwise to be more burdensome (other than in an immaterial manner) to Morton's.

EMPLOYEE MATTERS

    Morton's Holdings has agreed to cause the surviving corporation to maintain employee benefit plans and arrangements for employees of Morton's for one year following the effective time of the merger so that, taken as a whole, they provide a level of benefits that is substantially comparable to the level of the benefits, taken as a whole, provided by Morton's immediately prior to March 26, 2002. Morton's Holdings has agreed to ensure that the employees of Morton's prior to the merger receive credit for service with Morton's or its subsidiaries (to the same extent that it was granted under Morton's plans prior to the date of the merger agreement) under the comparable employee benefit plans, programs and policies of Morton's Holdings and Morton's as the surviving corporation of the merger in which such employees became participants. Morton's Holdings has agreed to cause Morton's as the surviving corporation to assume and honor all written employment, severance, retention and termination agreements between Morton's and its employees.

INDEMNIFICATION AND INSURANCE

    The merger agreement provides that Morton's as the surviving entity will indemnify and hold harmless each current and former director and officer of Morton's who was covered by Morton's director and officer insurance as of the date of the merger agreement for actions or omissions arising out of such individuals' services as officers, directors, employees or agents of Morton's or any of its subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of Morton's occurring before or as of the effective time of the merger to the full extent permitted by Delaware law. The merger agreement further provides that for a period of at least six years after the effective time of the merger, Morton's, as the surviving entity, will either (a) maintain Morton's current directors' and officers' liability insurance with respect to events occurring before or as of the effective time of the merger and covering all current or prior directors and officers of Morton's; however, Morton's as the surviving entity, may substitute substantially similar insurance or
(b) cause Morton's Holdings' insurance to provide such insurance on a comparable basis. Morton's, as the surviving entity, will cause its certificate of incorporation and by-laws to contain the provisions with respect to advancement of expenses, indemnification and exculpation from liability of directors or officers of Morton's set forth in the certificate of incorporation and by-laws of Morton's on the date of the merger agreement for a period of six years from the effective time of the merger.

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STOCKHOLDERS RIGHTS PLAN

    Subject to Morton's right to terminate the merger agreement and abandon the merger in connection with a superior proposal and other than in connection with the merger, Morton's may not (a) redeem the rights under the rights plan,
(b) amend the rights plan other than to delay a distribution date or render the rights inapplicable to the merger, or terminate the rights plan prior to the effective time of the merger unless required to do so by a court of competent jurisdiction, or (c) take any action that would allow any person other than Morton's Holdings or its affiliates to beneficially own 15% or more of Morton's common stock without causing a distribution date or a stock acquisition date to occur under the rights plan.

CONDITIONS TO COMPLETING THE MERGER

    CONDITIONS TO EACH PARTY'S OBLIGATION. The obligations of Morton's, Morton's Acquisition and Morton's Holdings to complete the merger are subject to the satisfaction or waiver of certain conditions, including the following:

    - the stockholders of Morton's have approved the merger agreement and the merger;

    - the parties to the merger agreement have obtained all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity needed in connection with the merger and the consummation of the other transactions contemplated by the merger agreement, other than the filing of the certificate of merger; and

    - no court or other governmental entity of competent jurisdiction has imposed a preliminary or permanent order or injunction precluding, restraining, enjoining or prohibiting the consummation of the merger.

    CONDITIONS TO MORTON'S ACQUISITION'S AND MORTON'S HOLDINGS' OBLIGATION. The obligations of Morton's Acquisition and Morton's Holdings to complete the merger are subject to the satisfaction or waiver of the following conditions:

    - (a) the representations and warranties of Morton's in the merger agreement that are qualified by references to the qualification "Company material adverse effect" must be true and correct when made and immediately prior to the closing of the merger (except representations and warranties made as of a specified date, which must be true and correct only as of the specified date), and (b) the representations and warranties of Morton's in the merger agreement that are not so qualified must be true and correct when made and immediately prior to the closing of the merger except for inaccuracies that would not or would not reasonably be likely to result in, individually or in the aggregate, a Company material adverse effect on Morton's;

    - Morton's must have performed or complied in all material respects with all obligations, agreements or covenants required to be performed under the merger agreement on or prior to the closing of the merger;

    - there must have been no action taken, or statute, rule, regulation, judgment or executive order promulgated, entered, enforced, enacted, issued or deemed applicable to the merger by any governmental entity that directly or indirectly prohibits or makes illegal the consummation of the merger or the other transactions contemplated by the merger agreement;

    - there may not be any threatened, instituted or pending action or proceeding by any governmental entity before any court of competent jurisdiction or governmental entity, domestic or foreign, challenging, threatening or seeking to make illegal, impede, delay or otherwise directly or indirectly restrain, prohibit or make materially more costly the merger or seeking to obtain material damages;

    - there may not be pending or instituted before any court of competent jurisdiction or governmental entity, domestic or foreign, any action, suit or proceeding brought by any third party against Morton's that could reasonably be expected to result in, individually or in the aggregate, a Company material adverse effect on Morton's;

    - there may not have occurred any event, change, occurrence, effect, fact, violation, development or circumstance that has resulted in or would reasonably be likely to result in, individually or in the aggregate, a Company material adverse effect on Morton's;

    - Amendment No. 15 to Morton's credit agreement, dated as of March 26, 2002, must have become effective and binding on the parties thereto in accordance with its terms, subject only to the satisfaction of conditions to be satisfied at the closing of the merger; and

    - Morton's must have filed and/or obtained (a) any and all authorizations, approvals, consents or orders from any governmental entity or other third party relating to or constituting required consents (including with respect to certain mortgage financing and equipment leasing contracts);
      (b) any and all authorizations, approvals, consents or orders from any governmental entity or other third party necessary or required in order to obtain and maintain in effect for a reasonable period of time following the effective time of the merger all liquor licenses and other permits necessary to maintain continuity of service of alcoholic beverages at each restaurant of Morton's or its subsidiaries; and (c) any other authorizations, approvals or consents of other third parties (other than with respect to Morton's real estate leases or subleases), the failure to obtain or file would result in, individually or in the aggregate, a Company material adverse effect on Morton's.

    CONDITIONS TO MORTON'S OBLIGATION. The obligation of Morton's to complete the merger is subject to the satisfaction or waiver of the following conditions:

    - the representations and warranties of Morton's Holdings and Morton's Acquisition in the merger agreement must be true and correct when made and immediately prior to the merger (except for representations and warranties as of a specified date which need be true as of the specified date) except for inaccuracies that would not, or would not reasonably be expected to, result, individually or in the aggregate, in a material adverse effect on Morton's Holdings or Morton's Acquisition and would not materially impair either Morton's Holdings or Morton's Acquisition's ability to consummate the transactions contemplated by the merger agreement;

    - Morton's Holdings and Morton's Acquisition must have performed or complied in all material respects with all obligations, agreements or covenants required to be performed under the merger agreement on or prior to the closing of the merger; and

    - there must have been no action taken, or statute, rule, regulation, judgment or executive order promulgated, entered, enforced, enacted, issued or deemed applicable to the merger by any governmental entity that directly or indirectly prohibits or makes illegal the consummation of the merger or the other transactions contemplated by the merger agreement.

    Substantial progress has been made toward the satisfaction of the governmental and third party consent conditions to the merger. The U.S. Federal Trade Commission has granted early termination of the waiting period under the HSR Act; to date, Morton's has received a majority of the required third party consents and approvals; and Morton's and Morton's Holdings are diligently pursuing the required liquor license approvals and have made most of the required filings. There are a number of conditions, however, that, by their nature, can only be satisfied in the future or at the time of completion of the merger. Morton's cannot assure you that these conditions will be satisfied, including: obtaining the requisite stockholder approval; the absence of court orders or injunctions prohibiting the merger; the absence of events resulting in or that would reasonably be likely to result in a material adverse change; and the receipt of required liquor license approvals.

TERMINATION

    Morton's or Morton's Holdings may terminate the merger agreement at any time prior to the effective time of the merger, whether before or after the stockholders of Morton's have approved and adopted the merger agreement, if:

    - both parties agree by mutual written consent;

    - the merger has not been consummated by September 23, 2002, so long as the party attempting to terminate has not willfully and materially breached a representation, warranty, obligation, covenant or agreement set forth in the merger agreement; provided, that Morton's Holdings may extend the termination date to December 21, 2002 if the only condition to closing not met is with respect to authorizations, approvals and consents necessary or required for the sale of alcoholic beverages;

    - a governmental entity or court of competent jurisdiction has taken any nonappealable final action that permanently restrains, enjoins or otherwise prohibits the merger or the other transactions contemplated by the merger agreement, so long as a material failure to fulfill any obligation under the merger agreement by the party attempting to terminate was not the principal cause of or did not result in such action; or

    - the holders of a majority of shares of Morton's outstanding common stock do not adopt and approve the merger agreement and approve the merger at the special meeting.

    Morton's Holdings may terminate the merger agreement if:

    - (a) Morton's (1) withdraws, modifies or amends, or proposes to withdraw, modify or amend, in a manner adverse to Morton's Holdings or Morton's Acquisition, the approval, adoption or recommendation, as the case may be, of the merger, the merger agreement or any of the other transactions contemplated by the merger agreement or (2) approves or recommends, or proposes to approve or recommend, or enters into any agreement, arrangement or understanding with respect to, any acquisition proposal;
      (b) the Board of Directors or any Board committee shall have resolved to take any of the actions set forth in preceding subclause (a); (c) if after an acquisition proposal has been made, the Board of Directors or the Special Committee fails to affirm its recommendation and approval of the merger and the merger agreement within three business days of any request by Morton's Holdings to do so; or (d) if a tender offer or exchange offer constituting an acquisition proposal is commenced and the Board of Directors or the Special Committee does not recommend against acceptance of the offer by Morton's stockholders;

    - Morton's has breached the limitations on its consideration of other acquisition proposals (See "--Limitation on Considering Other Acquisition Proposals"); or

    - Morton's has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, and
      (a) the breach or failure to perform would cause the closing conditions of the merger agreement not to be satisfied, and (b) Morton's has not cured the breach or failure to perform within 15 days following its receipt of written notice of the breach from Morton's Holdings or by the termination date.

    Morton's may terminate the merger agreement if:

    - Morton's receives a superior proposal, and the Board of Directors, based on the recommendation of the Special Committee, reasonably determines in accordance with the merger agreement that it is necessary to terminate the merger agreement and enter into an agreement to effect the superior proposal in order to comply with its fiduciary duties under applicable law; provided, that Morton's may not terminate the merger agreement unless it has complied with its obligations limiting its consideration of acquisition proposals and until (a) five business days have elapsed following delivery to Morton's Holdings of a written notice of the determination by the Board of Directors and during this five business day period Morton's has fully cooperated with Morton's Holdings with the intent of enabling Morton's and Morton's Holdings to agree to a modification of the terms and conditions of the merger agreement so that the transactions contemplated by the merger agreement may be effected, (b) at the end of such five business day period, the acquisition proposal continues to constitute a superior proposal, and the Board of Directors, based on the recommendation of the Special Committee, continues to reasonably determine in accordance with the merger agreement that it is necessary to terminate the merger agreement and enter into an agreement to effect the superior proposal in order to comply with its fiduciary duties under applicable law and
      (c) (1) prior to such termination, Morton's Holdings has received all fees and expense reimbursements set forth in the merger agreement and
      (2) simultaneously or substantially simultaneously with such termination Morton's enters into a definitive acquisition, merger or similar agreement to effect the superior proposal; or

    - Morton's Holdings or Morton's Acquisition has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, and (a) the breach or failure to perform would cause the closing conditions of the merger agreement not to be satisfied, and (b) Morton's Holdings or Morton's Acquisition has not cured the breach or failure to perform within 15 days following its receipt of written notice of the breach from Morton's by the termination date.

    Subject to limited exceptions, including the survival of any obligation to pay the termination fee as described below, if the merger agreement is terminated, then it will be void. Except as otherwise provided, there will be no liability on the part of Morton's Acquisition, Morton's Holdings or Morton's or their respective officers, directors, stockholders or affiliates, and all obligations of the parties will cease. However, no party will be relieved from its obligations with respect to any willful breach of the merger agreement.

TERMINATION FEE; EXPENSE REIMBURSEMENT

    If the merger agreement is terminated:

    - at a time when Morton's Holdings is entitled to terminate the merger agreement (a) because (1) the merger has not been consummated by September 23, 2002, or later date not beyond December 21, 2002 if extended by Morton's Holdings or (2) Morton's stockholders do not approve the merger and (b) after the date of the merger agreement, an acquisition proposal has been made, proposed, communicated or publicly disclosed in a manner which is or otherwise becomes public;

    - at a time when Morton's Holdings is entitled to terminate the merger agreement (a) because (1) the merger has not been consummated by September 23, 2002, or later date not beyond December 21, 2002 if extended by Morton's Holdings or (2) Morton's stockholders do not approve the merger and (b) within 12 months of the termination, Morton's enters into an agreement, arrangement or understanding (including a letter of intent) with respect to or consummates any acquisition proposal;

    - by Morton's Holdings because (a) the Company (1) withdraws, modifies or amends, or proposes to withdraw, modify or amend, in a manner adverse to Morton's Holdings or Morton's Acquisition, the approval, adoption or recommendation, as the case may be, of the merger, the merger agreement or any of the other transactions contemplated by the merger agreement or
      (2) approves or recommends, or proposes to approve or recommend, or enters into any agreement, arrangement or understanding with respect to, any acquisition proposal; (b) the

      Board of Directors or any Board committee resolves to take any of the actions set forth in preceding subclause (a); (c) if after an acquisition proposal has been made, the Board of Directors or the Special Committee fails to affirm its recommendation and approval of the merger and the merger agreement within three business days of any request by Morton's Holdings to do so; or (d) if a tender offer or exchange offer constituting an acquisition proposal is commenced and the Board of Directors or the Special Committee does not recommend against acceptance of the offer by Morton's stockholders;

    - by Morton's if Morton's receives a superior proposal, and the Board of Directors, based on the recommendation of the Special Committee, reasonably determines in accordance with the merger agreement that it is necessary to terminate the merger agreement and enter into an agreement to effect the superior proposal in order to comply with its fiduciary duties under applicable law; provided, that the other conditions to termination in the event of a superior proposal, described above, are met; or

    - by Morton's Holdings if Morton's has breached the limitations on its consideration of other acquisition proposals (See "--Limitation on Consideration of Other Acquisition Proposals");

then Morton's will pay to Morton's Holdings an amount equal to (a) the out-of-pocket expenses of Morton's Holdings and Morton's Acquisition related to the merger and the transactions contemplated thereby and any related financing up to $1,320,000 and (b) a fee equal to (1) $1,320,000 minus (2) the amount paid as reimbursement of out-of-pocket expenses of Morton's Holdings and Morton's Acquisition.

    If the merger agreement is terminated at a time when Morton's Holdings is entitled to terminate the merger agreement because (a) the merger has not been consummated by September 23, 2002, or later date not beyond December 21, 2002 if extended by Morton's Holdings, whether or not any acquisition proposal has then been made, proposed, communicated or publicly disclosed in a manner which is or otherwise has become public or (b) Morton's has breached its representations, warranties, covenants or agreements, then Morton's will pay to Morton's Holdings an amount equal to the out-of-pocket expenses of Morton's Holdings and Morton's Acquisition related to the merger and the transactions contemplated thereby and related financing up to $1,320,000.

    If Morton's terminates the merger agreement and must pay fees or expenses to Morton's Holdings, then Morton's must pay the fees on the date that it terminates the merger agreement as a condition precedent to the termination. If Morton's Holdings terminates the merger agreement, and Morton's must pay fees or expenses to Morton's Holdings, then Morton's must pay the fees the first business day after the date that Morton's Holdings terminates the merger agreement. However, if either Morton's Holdings or Morton's Acquisition terminates the merger agreement because (a) the merger has not been consummated by September 23, 2002 or later date not beyond December 21, 2002 if extended by Morton's Holdings, or (b) Morton's stockholders do not approve the merger and, within 12 months of the termination, Morton's enters into an agreement, arrangement or understanding with respect to or consummates any acquisition proposal, then Morton's must pay the fees and expenses on the date that Morton's enters into the agreement, arrangement or understanding (including a letter of intent) with respect to or consummates the acquisition proposal. See "Limitation on Considering Other Acquisition Proposals."

LETTER REGARDING REIMBURSEMENT OF CERTAIN COSTS RELATING TO AMENDMENT NO. 15 TO
  MORTON'S CREDIT AGREEMENT

    In connection with the merger agreement, Morton's Holdings, Morton's Acquisition, CHP and Morton's have entered into a letter agreement, dated March 26, 2002, pursuant to which the parties agreed that:

    - in the event that the merger agreement is terminated (other than in circumstances pursuant to which Morton's Holdings is entitled to receive its expense reimbursement and/or termination fee at the time of such termination), CHP would reimburse Morton's for any payments made by Morton's with respect to the reasonable fees and expenses of (x) special counsel to the agent under Morton's credit agreement for services rendered by such special counsel to the agent in connection with Amendment No. 15 to Morton's credit agreement (in an amount not to exceed $95,000) and
      (y) Morton's and the Special Committee's counsel for services rendered by such counsel in connection with Amendment No. 15 to Morton's credit agreement (in an amount not to exceed $5,000); and

    - any amounts paid by CHP pursuant to the letter agreement will be deemed to constitute out-of-pocket expenses of Morton's Holdings and Morton's Acquisition related to the merger agreement and, as such, under the circumstances where Morton's Holdings is entitled to receive its expense reimbursement from Morton's at a time subsequent to the termination of the merger agreement, Morton's Holdings would be entitled to receive reimbursement from Morton's of the aggregate amount paid by CHP pursuant to the letter agreement (without regard to the limitation on the maximum amount of the expense reimbursement specified in the merger agreement).

                       COMMON STOCK PURCHASE INFORMATION

PURCHASES BY MORTON'S

    The table below sets forth information, by fiscal quarters, regarding purchases by Morton's of its common stock since January 3, 2000, including the number of shares purchased, the range of prices paid and the average purchase price. Such purchases were made pursuant to an open-market repurchase program first authorized on October 15, 1998, although no additional purchases were made after September 15, 2000, and the plan was formally suspended on May 8, 2001.

                                                                                        AVERAGE
                                                        NO. OF                          PURCHASE
PERIOD                                                  SHARES        PRICE RANGE        PRICE
------                                                 --------   -------------------   --------
First Quarter 2000...................................  599,300    $15.2155 - $19.2500   $17.3552
Second Quarter 2000..................................  310,200    $18.0000 - $21.2500   $18.5768
Third Quarter 2000...................................  344,400    $20.1250 - $21.2500   $20.6627
Fourth Quarter 2000..................................        0            --               --
First Quarter 2001...................................        0            --               --
Second Quarter 2001..................................        0            --               --
Third Quarter 2001...................................        0            --               --
Fourth Quarter 2001..................................        0            --               --
First Quarter 2002...................................        0            --               --
Second Quarter 2002 (through June 12, 2002)..........        0            --               --

PURCHASES BY DIRECTORS AND OFFICERS OF MORTON'S

    The table below sets forth information regarding purchases by each of Morton's directors and executive officers of Morton's common stock since January 3, 2000, including the number of shares purchased, the range of prices paid and the average purchase price:

                                                                                            AVERAGE
                                                                                            PURCHASE
NAME                                             DATE     NO. OF SHARES     PRICE RANGE      PRICE
----                                           --------   -------------   ---------------   --------
Allen J. Bernstein...........................  12/18/00      10,000       $   10.750        $10.750
Klaus Fritsch................................   2/13/01      10,000       $   10.000        $10.000
Roger Drake..................................   2/21/01       3,625       $12.000-$19.438   $17.285

RECENT TRANSACTIONS

    None of Morton's, nor any of Morton's directors or officers, has engaged in any transaction with respect to Morton's common stock within 60 days of the date of this proxy statement.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of Morton's common stock as of June 6, 2002 by (1) all those known by Morton's to be beneficial owners of more than 5% of its common stock; (2) each director; (3) each executive officer; and (4) all executive officers and directors of Morton's as a group. The information with respect to each director and executive officer of the Company has been supplied by that individual. The address of each of the directors and executive officers is c/o Morton's Restaurant Group, Inc., 3333 New Hyde Park Road, New Hyde Park, New York 11042. The addresses for the other 5% beneficial owners of the Company's common stock are as follows: FMR Corp., 82 Devonshire Street, Boston, Massachusetts 02109; Capital Research & Management Co., 333 South Hope Street, Los Angeles, California 90071; and BFMA Holding Corporation, 50 East Sample Road, Suite 400, Pompano Beach, Florida 33064.

                                                              BENEFICIAL   OWNERSHIP
                                                              NUMBER OF    PERCENT OF
BENEFICIAL OWNER                                              SHARES(1)     TOTAL(2)
----------------                                              ----------   ----------
Allen J. Bernstein(3).......................................    528,705      11.81%
Thomas J. Baldwin(3)........................................    110,500       2.59%
Roger Drake(3)..............................................      4,375          *
Agnes Longarzo(3)...........................................     30,650          *
Allan C. Schreiber(3).......................................     39,750          *
Klaus W. Fritsch(3).........................................     39,525          *
John T. Bettin(3)...........................................     27,500          *
John K. Castle..............................................      5,178          *
Dr. John J. Connolly........................................        400          *
Dianne H. Russell...........................................        500          *
David B. Pittaway...........................................      3,132          *
Lee M. Cohn.................................................      1,500          *
Robert L. Barney............................................          0          *
Alan A. Teran...............................................        560          *
FMR Corp.(4)(6).............................................    784,800      18.73%
BFMA Holding Corp.(4).......................................    573,900      13.70%
Capital Research and Management Company(4)..................    396,000       9.45%
High River Limited Partnership(4)...........................    286,700       6.84%
Morton's Directors and Executive Officers as a Group (14
  Persons)(5)...............................................    792,275      16.91%

------------------------
*   Represents less than 1%.

(1) Unless otherwise noted, the beneficial owners listed have sole voting and investment power over the shares listed.

(2) Percent of Class based upon 4,189,711 outstanding shares of common stock plus, for those persons who hold options to acquire shares of common stock, the number of shares of common stock beneficially owned by such person as of June 6, 2002.

(3) Includes beneficial ownership of shares of common stock issuable upon exercise of outstanding incentive stock options issued under the Morton's Restaurant Group, Inc. 2000 Stock Option Plan ("Stock Option Plan") as follows: Thomas J. Baldwin (77,000), John T. Bettin (27,500), Allen J. Bernstein (287,500), Klaus W. Fritsch (29,525), Roger Drake (4,375), Agnes Longarzo (30,650) and Allan C. Schreiber (39,750). Excludes shares of common stock issuable upon exercise of incentive stock options issued under the Stock Option Plan which are not exercisable by July 16, 2002.

(4) Shares of common stock beneficially owned by Capital Research and Management Co. ("CRM") are listed according to a report on Schedule 13G as of December 31, 2001, which was filed during February 2002. Shares of common stock beneficially owned by FMR Corp. are listed according to a report on
    Schedule 13G as of December 31, 2000, which was filed during February 2001. Shares of common stock beneficially owned by BFMA Holding Corporation ("BFMA") are listed according to a report filed on Schedule 13D as of June 5, 2002, filed on June 6, 2002. Shares of common stock beneficially owned by High River Limited Partnership ("High River") are listed according to a report filed on Schedule 13D as of April 26, 2002, filed on May 6, 2002.

    Based upon information set forth in such report on Schedule 13G filed by FMR Corp., FMR Corp. and Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., each of which is the beneficial owner of 784,800 shares or 18.73% of the common stock as a result of acting as an investment advisor to several investment companies. Members of the Edward C. Johnson 3rd family, FMR Corp., through its control of Fidelity, and the aforementioned investment companies each has sole dispositive power over these 784,800 shares. The ownership of two investment companies, Fidelity Advisor Value Strategies Fund and Fidelity Low-Priced Stock Fund, amounted to 424,800 shares or 10.14% and 360,000 shares or 8.59%, respectively, of the common stock. The power to vote such shares resides with the aforementioned investment companies' Boards of Trustees.

    Based upon information set forth in such report on Schedule 13G filed by CRM, CRM has sole dispositive power over 396,000 shares or 9.45% of the common stock as a result of acting as investment advisor to SmallCap World Fund, Inc. which has sole voting power over these 396,000 shares.

    Based upon information set forth in such reports on Schedule 13D filed by BFMA, BFMA has sole voting and dispositive power over 488,500 shares or 11.66% of the common stock and shared voting and dispositive power over 56,300 shares, or 1.34%. Barry W. Florescue, president, chief executive officer, director and controlling shareholder of BFMA reports sole voting and dispositive power over 517,600 shares or 12.35% of the common stock, shared voting and dispositive power over 56,300 shares or 1.34% of the common stock and aggregate beneficial ownership of 573,900 shares or 13.70% of the common stock.

    Based upon information set forth in such report on Schedule 13D filed by High River, High River has sole dispositive power over 286,700 shares or 6.84% of the common stock. Barburry Corp., the general partner of High River, and Carl Icahn, the sole shareholder, director and executive officer of Barburry Corp. report shared voting and dispositive power over 286,700 shares or 6.84% of the common stock.

(5) Includes beneficial ownership of 496,300 shares of common stock issuable in the aggregate upon exercise of outstanding incentive and non-qualified stock options issued under Company's the stock option plan to officers of the Company. Excludes shares of common stock issuable upon exercise of incentive and non-qualified stock options issued under the stock option plan that are not exercisable by July 16, 2002.

(6) Pursuant to the terms of the Company's amended and restated stockholders rights plan, the rights issued thereunder have not become exercisable as a result of the beneficial ownership held by FMR Corp. exceeding 15%. In accordance with the terms of the rights plan, the rights issued thereunder will not become exercisable upon a stockholder's beneficial ownership exceeding 15% of the outstanding stock of the Company if the increase above 15% is caused by the Company's repurchase of stock. The beneficial ownership of FMR Corp. has increased above 15% as a result of repurchases of stock by the Company. Any further purchases of stock by FMR Corp. would activate the rights plan. The Company has notified FMR Corp. of this fact. Management of FMR Corp. has indicated that it does not intend to purchase any additional shares of stock in the Company. The Company will continue to monitor the beneficial ownership percentages of FMR Corp. and other significant stockholders and notify those stockholders of the possibility of triggering the rights plan.

------------------------

                              INDEPENDENT AUDITORS

    Morton's financial statements for each of the years in the three-year period ended December 30, 2001, included in this proxy statement as part of Appendix F, have been audited by KPMG LLP, independent auditors, as stated in their report included in the Company's Annual Report on Form 10-K/A for the year ended December 30, 2001, which is included in this proxy statement as Appendix F. Representatives of KPMG LLP are expected to be available at the special meeting to respond to appropriate questions of stockholders and to make a statement if they desire to do so.

                   FUTURE STOCKHOLDER MEETINGS AND PROPOSALS

    If the merger is completed, there will be no public participation in any future meetings of stockholders of Morton's. However, if the merger is not completed, Morton's stockholders will continue to be entitled to attend and participate in Morton's stockholders' meetings. Morton's has scheduled its 2002 annual meeting to be held on August 28, 2002 if the merger is not completed. Stockholder proposals to be presented at the 2002 annual meeting, if held, must have been received within a reasonable time before Morton's begins to print and mail its proxy materials in order to be considered for inclusion in the proxy statement and form of proxy relating to the 2002 annual meeting. Stockholders who did not present a proposal for inclusion in the proxy statement but who still intend to submit the proposal at the 2002 annual meeting, if held, or at the special meeting, and stockholders who intend to submit nominations for directors at the 2002 annual meeting, if held, must notify the secretary of the Company in accordance with the Company's Certificate of Incorporation and By-laws. The Company's Certificate of Incorporation provides that a proposal or nomination may be made by a stockholder in writing, delivered or mailed to the secretary of the Company, Morton's Restaurant Group, Inc., 3333 New Hyde Park Road, New Hyde Park, New York 11042, not less than 45 days nor more than
60 days prior to the meeting, except that if the Company provides less than 55 days notice or prior public disclosure of the meeting, then the Company must receive the stockholder proposal or nomination not later than the close of business on the tenth day following the day on which the Company mailed or publicly disclosed notice of the meeting, whichever first occurs. The stockholder proposal or nomination must set forth, as applicable, a description of each item of business proposed and the reasons for conducting the business, all information regarding each proposed nominee that would be required in a proxy statement soliciting proxies for the proposed nominee (including the person's written consent to serve as a director if elected) and specified information about the stockholder submitting the proposal or nomination. If the Chairman of the meeting determines that a proposal or nomination was not made in accordance with the proper procedures, the proposal or nomination will be disregarded. Morton's has received notice from BFMA that BFMA intends to solicit proxies in support of three nominees for election to Morton's Board of Directors at the Company's 2002 annual meeting of stockholders.

                                 OTHER MATTERS

    The rules of the SEC require Morton's to summarize the presentations made by Greenhill during the course of its meetings with the Special Committee and the Board of Directors. However, each Greenhill presentation was based upon a variety of facts and circumstances existing as of the time of the presentation and does not reflect the full impact of the following factors:

    - the dramatic negative impact on the Company's financial position and business performance of the troubled economy throughout 2001 and early 2002, unfavorable business conditions in the Company's market, corporate spending cutbacks, reduced business travel and the effects of the September 11, 2001 attacks; and

    - the declining financial position and business performance of Morton's had caused Morton's to agree to Amendment No. 14 to Morton's credit agreement in order to avoid a possible default and acceleration of the bank debt, and that Amendment No. 14 to Morton's credit agreement imposes significant restrictions on Morton's operating flexibility and capital expenditures, thereby significantly reducing growth opportunities for Morton's for the foreseeable future.

    Consequently, the analyses described below may not be indicative of the value of Morton's common stock when the merger agreement was proposed and entered into and, therefore, may not represent a meaningful basis for evaluating the fairness of the $13.50 per share cash consideration to be received in the proposed merger by Morton's stockholders (other than Morton's Holdings and its subsidiaries, including Morton's Acquisition, and CHP and its affiliates).

PRESENTATION BY GREENHILL AT THE MAY 10, 2001 BOARD OF DIRECTORS MEETING

    At the May 10, 2001 Board of Directors' meeting, Greenhill made a presentation to the members of the Board of Directors. The presentation given by Greenhill consisted of an overview of Greenhill's prior experience as financial advisor in mergers, acquisitions and related transactions, a summary of the then-current market conditions in the restaurant industry, a preliminary valuation analysis of Morton's and a description of certain strategic alternatives available to Morton's, including the proposal made by BFMA on May 1, 2001. The preliminary valuation materials presented to the Board of Directors on May 10, 2001 do not constitute an opinion as to the fairness from a financial point of view to Morton's stockholders of any potential transaction considered or the consideration to be paid under any such potential transactions and do not constitute a recommendation to the Morton's stockholders as to any proposal or any of the transactions considered or as to any action they should take or not take with respect to the transaction with Morton's Acquisition and Morton's Holdings. Morton's stockholders are cautioned against undue reliance on such materials as a basis for any investment decision.

    The May 10, 2001 preliminary materials that were distributed to the Board of Directors were not prepared with a view toward public disclosure and are summarized in this proxy statement only because such information was made available to the Board of Directors. The methodologies, assumptions and other factors considered by Greenhill in these preliminary materials are not necessarily the same as the methodologies, assumptions and other factors considered by Greenhill in the final valuation materials prepared by Greenhill for the Special Committee and the Board of Directors on March 26, 2002 described earlier in this proxy statement in "Special Factors--Opinion of Financial Advisor to the Special Committee" beginning on page 56.

    In preparing the materials for the May 10, 2001 Board of Directors meeting, Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to it for purposes of its analysis. Greenhill also relied upon the assurances of the representatives of Morton's that as of May 10, 2001 they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Morton's provided to Greenhill, Greenhill assumed that these projections were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of Morton's as to the future financial performance of Morton's. Greenhill expressed no opinion with respect to such projections or the assumptions on which they were based.

    The estimates and range of valuations resulting from the analysis contained in the May 10, 2001 preliminary materials are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than suggested by these analyses. In addition, analyses relating to the value of securities do not purport to be appraisals or to reflect the prices at which a business might actually be sold or acquired or prices at which any securities may trade at the present time or at any time in the future.

    The following is a summary of the material preliminary financial analyses prepared by Greenhill and presented to the Board of Directors on May 10, 2001 and does not purport to be a complete description of the report of Greenhill. The preliminary materials presented to the Board of Directors on May 10, 2001 have been included as Exhibit (c)(10) to the Schedule 13E-3 filed with the Securities and Exchange Commission in connection with the merger, and the following summary is qualified in its entirety by reference to that exhibit. The full text of Greenhill's May 10, 2001 presentation is also available for inspection and copying by Morton's stockholders (or a representative so designated in writing) at Morton's principal offices at 3333 New Hyde Park Road, New Hyde Park, New York 11042 during regular business hours.

    The quantitative information contained in the material preliminary financial analyses, to the extent it is based on market data, is based on market data as it existed at or about May 10, 2001, and is not necessarily indicative of current market conditions. In addition, the order of analyses and the results derived from these analyses described below do not represent relative importance or weight given to these analyses by Greenhill. In addition, some of the summaries below include information in tabular format. The tables alone do not constitute a complete description of the material preliminary financial analyses and should be read together with the text of each summary.

    ANALYSIS OF SELECTED COMPARABLE PUBLICLY TRADED COMPANIES. Greenhill compared selected financial information of Morton's with corresponding publicly available information of a group of publicly traded steakhouse restaurant companies, which we refer to for the purposes of the May 10, 2001 preliminary analysis as the Steakhouse Restaurants, a group of publicly traded upscale casual dining restaurant companies, which we refer to for the purposes of the May 10, 2001 preliminary analysis as the Upscale Casual Dining Restaurants and a group of publicly traded casual dining restaurant companies, which we refer to for the purposes of the May 10, 2001 preliminary analysis as the Casual Dining Restaurants. The following table sets forth the list of companies selected for inclusion in the group of Steakhouse Restaurants, Upscale Casual Dining Restaurants and Casual Dining Restaurants for the purpose of the May 10, 2001 preliminary analysis.

   STEAKHOUSE RESTAURANTS      UPSCALE CASUAL DINING RESTAURANTS    CASUAL DINING RESTAURANTS
-----------------------------  ---------------------------------  -----------------------------
Outback Steakhouse             The Cheesecake Factory             Darden Restaurants
RARE Hospitality               P.F. Chang's China Bistro          Brinker International
  International
Lone Star Steakhouse & Saloon                                     Ruby Tuesday
                                                                  CBRL Group
                                                                  Applebee's International

    Greenhill reviewed, among other information, the following multiples of the Steakhouse Restaurants, Upscale Casual Dining Restaurants and Casual Dining
Restaurants:

    - price to forecasted 2001 EPS (this ratio is also known as P/E);

    - forecasted 2001 P/E to forecasted five-year EPS growth rate; and

    - enterprise value to forecasted 2001 revenue, forecasted 2001 EBITDA and forecasted 2001 earnings before interest expense and tax expenses (also known as EBIT).

    Greenhill's analysis of the selected comparable publicly traded companies resulted in the following mean, high and low multiples:

                                                                                            ENTERPRISE VALUE TO
                                                         PRICE TO    2001E P/E RATIO   ------------------------------
                                                         EPS (A)       TO 5 YR EPS      2001E      2001E      2001E
                                                          2001E      GROWTH RATE (A)   REVENUE     EBITDA      EBIT
                                                        ----------   ---------------   --------   --------   --------
Steakhouse Restaurants.....................    Mean     14.2   x           0.85x         0.86x       6.2x       9.0x
                                               High        17.8x           0.89x         1.11x       8.6x      12.1x
                                                Low        10.5x           0.81x         0.45x       3.6x       7.3x
Upscale Casual Dining Restaurants..........    Mean     32.3   x           1.09x         1.83x      14.0x      18.4x
                                               High        32.8x           1.18x         2.33x      17.3x      22.2x
                                                Low        31.8x           0.99x         1.33x      10.7x      14.5x
Casual Dining Restaurants..................    Mean     16.5   x           1.02x         1.18x       7.9x      11.2x
                                               High        17.9x           1.10x         1.59x       9.4x      12.7x
                                                Low        14.6x           0.87x         0.65x       6.1x       9.3x

------------------------

N.B. Estimates from recent research reports unless noted otherwise.

(a) Source: IBES estimates as of May 2001.

------------------------

    Greenhill then calculated the implied price per share of Morton's common stock by applying each of the mean multiples from the comparable company analysis described above to Morton's forecasted 2001 EPS, forecasted five-year EPS growth rate, forecasted 2001 revenue, forecasted 2001 EBITDA and forecasted 2001 EBIT, in each case based on estimates for Morton's published by IBES and research analysts. This analysis implied the prices per share of Morton's common stock as set forth below:

                                                                                ENTERPRISE VALUE TO (B)
                                                                             ------------------------------
                                     PRICE TO      2001E P/E RATIO TO 5 YR    2001E      2001E      2001E
                                  2001E EPS (A)      EPS GROWTH RATE (A)     REVENUE     EBITDA      EBIT
                                  --------------   -----------------------   --------   --------   --------
Steakhouse Restaurants..........      $31.89               $34.53             $31.93     $28.29     $24.73
Upscale Casual Dining
  Restaurants...................      $72.67               $43.94             $83.40     $80.97     $63.99
Casual Dining Restaurants.......      $37.04               $41.20             $49.06     $40.11     $33.84

------------------------

(a) Source: IBES estimates as of May 2001.

(b) Morton's estimates, other than EPS figures and the long-term EPS growth rate, are based upon projections from Banc of America Securities' research dated March 15, 2001.

------------------------

    For the purpose of determining a preliminary market valuation range for Morton's, Greenhill considered only the mean multiples for the Steakhouse Restaurants, since it believed that the trading ranges of the Steakhouse Restaurants were more representative of Morton's market valuation than the Upscale Casual Dining Restaurants or the Casual Dining Restaurants. Based upon this analysis, Greenhill determined a preliminary market valuation range for Morton's, as of May 10, 2001, of approximately $27.00 to $32.00 per share.

    No company utilized in Greenhill's comparable publicly traded company analysis is identical to Morton's. In evaluating the Steakhouse Restaurants, the Upscale Casual Dining Restaurants and the Casual Dining Restaurants, Greenhill made judgments and assumptions concerning industry performance, general business, economic, market and financial conditions and other matters. Greenhill also made judgments as to the relative comparability of such companies to Morton's and judgments as to the relative comparability of the various valuation parameters with respect to the companies. Mathematical analysis (such as determining the mean) is not, in itself, a meaningful method of using publicly traded company data.

    DISCOUNTED CASH FLOW ANALYSIS. Greenhill performed and presented to the Board of Directors two different discounted cash flow analyses of Morton's. The first analysis is referred to for the purpose of this preliminary analysis as the May 2001 Management Case and was based on Morton's 2001 Operating Plan dated January 2001. The second analysis is referred to for the purpose of this preliminary analysis as the May 2001 Greenhill Case and was based on Greenhill's adjustments to the May 2001 Management Case, including fewer new restaurant openings, lower per restaurant revenue growth and slightly lower EBITDA margins. The May 2001 Greenhill Case reflects a more conservative forecast of Morton's future growth and profitability than does the May 2001 Management Case.

    In the discounted cash flow analysis, Greenhill determined the present value of after-tax unlevered free cash flows generated over the forecast period plus a terminal value, using terminal EBITDA multiples ranging from 5.5x to 6.5x and discount rates ranging from 8.0% to 9.0%. Terminal EBITDA multiples were chosen by Greenhill based upon comparable company analysis and precedent transaction analysis and discount rates were chosen by Greenhill based upon an analysis of Morton's implied weighted average cost of capital and, in each case, based on the experience and professional judgment of Greenhill. Greenhill also calculated and noted the perpetual growth rate implied in the terminus. Net debt was then subtracted from the aggregate values to derive the equity values. Based on this analysis, Greenhill calculated preliminary per share values for Morton's, as of May 10, 2001, in respect of the May 2001 Management Case ranging from $50.48 to $62.63 and in respect of the May 2001 Greenhill Case ranging from $33.60 to $41.81.

    In addition to the preliminary valuation analyses described above, Greenhill reviewed with the Board of Directors selected purchase price per share premiums paid in (1) cash versus stock acquisitions of publicly traded companies for the five year period from May 1996 to May 2001 with equity values between $100 million and $300 million, (2) restaurant industry versus all industries acquisitions of publicly traded companies for the five year period from May 1996 to May 2001 with equity values between $100 million and $300 million,
(3) hostile or unsolicited versus friendly or neutral acquisitions of publicly traded companies for the five year period from May 1996 to May 2001 with equity values between $100 million and $1 billion and (4) premiums offered in all withdrawn hostile or unsolicited offers for publicly traded companies for the five year period from May 1996 to May 2001 with equity values above
$100 million. This analysis indicated premiums to the target's closing stock prices on dates prior to the announcement as set forth in the following table:

                                                                ONE DAY                  ONE WEEK                ONE MONTH
                                                         ----------------------   ----------------------   ----------------------
Consideration........  Cash (a)                  Range      -19.3% - 540.0%           -9.5% - 540.0%          -18.6% - 336.4%
                                                 Mean            34.5%                    49.3%                    57.1%
                                                 Median          26.6%                    41.7%                    52.4%
                       Stock (b)                 Range      -15.7% - 331.1%          -12.7% - 331.1%          -18.6% - 445.2%
                                                 Mean            32.1%                    39.5%                    49.0%
                                                 Median          26.6%                    33.9%                    41.4%
Industry.............  Restaurants (c)           Range      -33.0% - 145.5%          -35.5% - 169.8%           -7.7% - 176.2%
                                                 Mean            36.0%                    38.6%                    42.6%
                                                 Median          28.6%                    27.4%                    31.8%
                       All Industries (d)        Range      -24.7% - 331.1%          -22.3% - 331.1%          -30.8% - 445.2%
                                                 Mean            33.0%                    39.8%                    48.2%
                                                 Median          26.2%                    32.3%                    39.4%
Deal Attitude........  Hostile/Unsolicited (e)   Range       5.1% - 300.0%            3.3% - 287.5%           -18.6% - 254.3%
                                                 Mean            56.5%                    58.1%                    56.2%
                                                 Median          41.9%                    50.0%                    47.4%
                       Friendly/Neutral (f)      Range      -15.7% - 331.1%          -19.8% - 331.1%          -30.8% - 445.2%
                                                 Mean            31.4%                    38.0%                    45.8%
                                                 Median          25.5%                    31.1%                    37.7%
Defensive Response...  Remains Independent (g)   Range       -4.2% - 76.5%            -4.9% - 82.0%           -12.8% - 120.6%
                                                 Mean            37.1%                    38.3%                    40.0%
                                                 Median          33.1%                    38.3%                    35.9%

------------------------------

(a) Data Set: 272 deals.

(b) Data Set: 230 deals.

(c) Data Set: 54 deals.

(d) Data Set: 614 deals.

(e) Data Set: 21 deals.

(f) Data Set: 1,314 deals.

(g) Data Set: 35 deals.

------------------------------

    The summary set forth above does not purport to be a complete description of the analyses or data presented by Greenhill at the May 10, 2001 Board of Directors meeting. Greenhill believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of its preliminary report to the Board of Directors. In addition, Greenhill may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Greenhill's view of the actual value of Morton's. In performing its analyses, Greenhill made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Morton's. Any estimates contained in these analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. Because this analysis is inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Morton's, Greenhill assumes no responsibility if future results or actual values are materially different from these forecasts or assumptions. The analyses do not purport to be appraisals or to reflect the prices at which Morton's might actually be sold.

PRESENTATION BY GREENHILL AT THE JUNE 6, 2001 SPECIAL COMMITTEE MEETING

    At the June 6, 2001 Special Committee meeting, Greenhill made a presentation to the members of the Special Committee. The presentation given by Greenhill consisted of an overview of certain significant events including an update on the review of the BFMA proposal, a review of Morton's performance trends and industry related market conditions, a revised preliminary valuation analysis of Morton's, a summary of certain potential strategic alternatives available to Morton's and an illustrative timeline for an auction sale process. The preliminary valuation materials presented to the Special Committee on June 6, 2001 do not constitute an opinion as to the fairness from a financial point of view to the Morton's stockholders of any potential transaction considered or the consideration to be paid under any such potential transactions and do not constitute a recommendation to the Morton's stockholders as to any proposal or any of the transactions considered or as to any action they should take or not take with respect to the transaction with Morton's Acquisition and Morton's Holdings. Morton's stockholders are cautioned against undue reliance on such materials as a basis for any investment decision.

    The June 6, 2001 preliminary materials that were distributed to the members of the Special Committee were not prepared with a view toward public disclosure and are summarized in this proxy statement only because such information was made available to the members of the Special Committee. The methodologies, assumptions and other factors considered by Greenhill in these preliminary materials are not necessarily the same as the methodologies, assumptions and other factors considered by Greenhill in the final valuation materials prepared by Greenhill for the Special Committee and the Board of Directors on March 26, 2002 described earlier in this proxy statement in "Special Factors--Opinion of Financial Advisor to the Special Committee" beginning on page 56.

    In preparing the materials for the June 6, 2001 Special Committee meeting, Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to it for purposes of its analysis. Greenhill also relied upon the assurances of the representatives of Morton's that as of June 6, 2001 they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Morton's provided to Greenhill, Greenhill assumed that these projections were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of Morton's as to the future financial performance of Morton's. Greenhill expressed no opinion with respect to such projections or the assumptions on which they were based.

    The estimates and range of valuations resulting from the analysis contained in the June 6, 2001 preliminary materials are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than suggested by these analyses. In addition, analyses relating to the value of securities do not purport to be appraisals or to reflect the prices at which a business might actually be sold or acquired or prices at which any securities may trade at the present time or at any time in the future.

    The following is a summary of the material preliminary financial analyses prepared by Greenhill and presented to the Board of Directors on June 6, 2001 and does not purport to be a complete description of the report of Greenhill. The preliminary materials presented to the Board of Directors on June 6, 2001 have been included as Exhibit (c)(9) to the Schedule 13E-3 filed with the Securities and Exchange Commission in connection with the merger, and the following summary is qualified in its entirety by reference to that exhibit. The full text of Greenhill's June 6, 2001 presentation is also available for inspection and copying by Morton's stockholders (or a representative so designated in writing) at Morton's principal offices at 3333 New Hyde Park Road, New Hyde Park, New York 11042 during regular business hours.

    The quantitative information contained in the material preliminary financial analyses, to the extent it is based on market data, is based on market data as it existed at or about June 6, 2001, and is not necessarily indicative of current market conditions. In addition, the order of analyses and the results derived from these analyses described below do not represent relative importance or weight given to these analyses by Greenhill. In addition, some of the summaries below include information in tabular format. The tables alone do not constitute a complete description of the material preliminary financial analyses and should be read together with the text of each summary.

    DISCOUNTED CASH FLOW ANALYSIS. Greenhill performed and presented to the Special Committee a discounted cash flow analyses of Morton's referred to for the purposes of this preliminary analysis as the June 2001 Adjusted Management/Greenhill Case. The June 2001 Adjusted Management/Greenhill Case was based on Morton's 2001 Operating Plan dated January 2001, as adjusted by Greenhill to reflect fewer new restaurant openings, lower per restaurant revenue growth and slightly lower EBITDA margins. The June 2001 Adjusted Management/Greenhill Case reflects a more conservative forecast of Morton's future growth and profitability than does Morton's 2001 Operating Plan dated January 2001.

    In the discounted cash flow analysis, Greenhill determined the present value of after-tax unlevered free cash flows generated over the forecast period plus a terminal value, using terminal EBITDA multiples ranging from 5.5x to 6.5x and discount rates ranging from 8.5% to 10.5%. Terminal EBITDA multiples were chosen by Greenhill based upon comparable company analysis and precedent transaction analysis and discount rates were chosen by Greenhill based upon an analysis of Morton's implied weighted average cost of capital and, in each case, based on the experience and professional judgment of Greenhill. Greenhill also calculated and noted the perpetual growth rate implied in the terminus. Net debt was then subtracted from the aggregate values to derive the equity values. Based on this analysis, Greenhill calculated, as of June 6, 2001, per share values for Morton's ranging from $30.72 to $40.07.

    ANALYSIS OF SELECTED COMPARABLE PUBLICLY TRADED COMPANIES. Greenhill compared selected financial information of Morton's with corresponding publicly available information of a group of publicly traded steakhouse restaurant companies, which we refer to for the purposes of the June 6, 2001 preliminary analysis as the Steakhouse Restaurants, a group of publicly traded upscale casual dining restaurant companies, which we refer to for the purposes of the June 6, 2001 preliminary analysis as the Upscale Casual Dining Restaurants and a group of publicly traded casual dining restaurant companies, which we refer to for the purposes of the June 6, 2001 preliminary analysis as the Casual Dining Restaurants. The following table sets forth the list of companies selected for inclusion in the group of Steakhouse Restaurants, Upscale Casual Dining Restaurants and Casual Dining Restaurants for the purpose of the June 6, 2001 preliminary analysis.

    STEAKHOUSE RESTAURANTS      UPSCALE CASUAL DINING RESTAURANTS     CASUAL DINING RESTAURANTS
------------------------------  ----------------------------------  ------------------------------
Outback Steakhouse              The Cheesecake Factory              Darden Restaurants
RARE Hospitality International  P.F. Chang's China Bistro           Brinker International
Lone Star Steakhouse & Saloon                                       Ruby Tuesday
The Smith & Wollensky                                               Applebee's International
  Restaurant Group (a)                                              CBRL Group
                                                                    Landry's Seafood Restaurants

------------------------

(a) The Smith & Wollensky Restaurant Group consummated its initial public offering on May 22, 2001.

------------------------

    Greenhill reviewed, among other information, the following multiples of the Steakhouse Restaurants, Upscale Casual Dining Restaurants and Casual Dining
Restaurants:

    - enterprise value to LTM EBITDA and forecasted 2001 EBITDA; and

    - price to LTM EPS and forecasted 2001 EPS.

    Greenhill's analysis of the selected comparable publicly traded companies resulted in the following range, mean and median multiples:

                                               ENTERPRISE VALUE TO EBITDA                          PRICE TO EPS (A)
                                      --------------------------------------------   --------------------------------------------
                                               LTM                   2001E                   LTM                    2001E
                                      ---------------------   --------------------   --------------------   ---------------------
Steakhouse Restaurants......  Range        5.3x - 9.0x            4.1x - 8.0x           16.0x - 18.4x           11.5x - 16.4x
                              Mean            7.2x                    6.2x                  16.8x                   14.0x
                              Median          7.2x                    6.4x                  16.1x                   14.2x

Upscale Casual Dining
  Restaurants...............  Range       15.0x - 17.9x          12.0x - 15.8x          33.9x - 39.8x           29.3x - 32.3x
                              Mean            16.4x                  13.9x                  36.9x                   30.8x

Casual Dining Restaurants...  Range        5.6x - 9.8x            5.2x - 9.4x           13.4x - 19.6x           12.8x - 17.2x
                              Mean            7.8x                    7.3x                  16.9x                   15.0x
                              Median          7.7x                    7.2x                  17.1x                   15.2x

------------------------

N.B. Estimates from recent research reports unless noted otherwise.

(a) Sources: IBES estimates as of June 2001.

------------------------

    Greenhill then calculated the implied equity value and implied price per share of Morton's common stock by applying multiple ranges that it deemed relevant from the comparable company analysis described above to Morton's LTM EBITDA, forecasted 2001 EBITDA, LTM net income and forecasted 2001 net income, which in the case of forecasts were based on the June 2001 Adjusted Management/Greenhill Case. For the Steakhouse Restaurants, Greenhill used multiple ranges of 7.5x to 10.0x LTM EBITDA, 6.5x to 9.0x forecasted 2001 EBITDA, 17.0x to 21.0x LTM net income and 15.5x to 18.5x forecasted 2001 net income. For the Upscale Casual Dining Restaurants, Greenhill used multiple ranges of 16.0x to 18.5x LTM EBITDA, 12.5x to 16.5x forecasted 2001 EBITDA, 35.0x to 42.0x LTM net income and 30.0x to 34.0x forecasted 2001 net income. For the Casual Dining Restaurants, Greenhill used multiple ranges of 8.0x to 10.0x LTM EBITDA, 7.5x to 8.5x forecasted 2001 EBITDA,

17.5x to 19.5x LTM net income and 16.0x to 17.5x forecasted 2001 net income. This analysis implied the ranges of equity values and prices per share of Morton's common stock as set forth below:

                                                                                      IMPLIED EQUITY           IMPLIED PRICE
                                        VALUATION METRIC          RANGE                 VALUE (A)                PER SHARE
                                        ----------------   --------------------   ----------------------   ----------------------
Steakhouse Restaurants................  LTM EBITDA             7.5x - 10.0x          $142.2 - $219.3          $30.16 - $44.62
                                        2001E EBITDA           6.5x - 9.0x           $127.8 - $211.2          $27.46 - $43.11
                                        LTM EPS               17.0x - 21.0x          $156.3 - $197.5          $32.81 - $40.53
                                        2001E EPS             15.5x - 18.5x          $155.2 - $188.8          $32.60 - $38.91

Upscale Casual Dining Restaurants.....  LTM EBITDA            16.0x - 18.5x          $404.4 - $481.5          $79.32 - $93.78
                                        2001E EBITDA          12.5x - 16.5x          $328.0 - $461.5          $65.01 - $90.04
                                        LTM EPS               35.0x - 42.0x          $341.6 - $413.6          $67.55 - $81.06
                                        2001E EPS             30.0x - 34.0x          $317.8 - $362.7          $63.10 - $71.51

Casual Dining Restaurants.............  LTM EBITDA             8.0x - 10.0x          $157.6 - $219.3          $33.06 - $44.62
                                        2001E EBITDA           7.5x - 8.5x           $161.2 - $194.5          $33.72 - $39.98
                                        LTM EPS               17.5x - 19.5x          $161.5 - $182.0          $33.78 - $37.64
                                        2001E EPS             16.0x - 17.5x          $160.8 - $177.6          $33.65 - $36.81

--------------------------

(a) $US in millions.

--------------------------

    Based upon this analysis (including all three groups of restaurants but with primary emphasis on the Steakhouse Restaurants), Greenhill determined a preliminary market valuation range for Morton's, as of June 6, 2001, of approximately $33.00 to $44.00 per share. Greenhill noted that Morton's, since its initial public offering, had traded on a P/E basis that, on average, represented a 35% discount to its peers in the steakhouse, upscale casual dining and casual dining segments. Adjusted for this historical discount, Greenhill calculated per share values for Morton's, as of June 6, 2001, ranging from $19.00 to $23.00.

    No company utilized in Greenhill's comparable publicly traded company analysis is identical to Morton's. In evaluating the Steakhouse Restaurants, the Upscale Casual Dining Restaurants and the Casual Dining Restaurants, Greenhill made judgments and assumptions concerning industry performance, general business, economic, market and financial conditions and other matters. Greenhill also made judgments as to the relative comparability of such companies to Morton's and judgments as to the relative comparability of the various valuation parameters with respect to the companies. Mathematical analysis (such as determining the mean or median) is not, in itself, a meaningful method of using publicly traded company data.

    ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS. Greenhill reviewed 13 restaurant industry transactions with announced deal values of no greater than $1 billion dating back to 1989. Using publicly available information, Greenhill examined these selected transactions with respect to industry characteristics, growth prospects and other traits deemed relevant. Specifically, Greenhill reviewed the following transactions, listed in reverse chronological order beginning with the most recently announced transaction:

    - An Investor Group's acquisition of VICORP Restaurants;

    - Bruckmann, Rosser, Sherrill & Co.'s acquisition of Il Fornaio (America) Corporation;

    - Caxton-Iseman Capital's acquisition of Buffets;

    - Madison Dearborn Partners' acquisition of Ruth's Chris Steak House;

    - CBRL Group's acquisition of Logan's Roadhouse;

    - Bain Capital's acquisition of Domino's Pizza;

    - Sentinel Capital Partners' acquisition of Romacorp;

    - NE Restaurant Corp.'s acquisition of Bertucci's;

    - Berkshire Hathaway's acquisition of Dairy Queen International;

    - Restaurant Co's acquisition of Perkins Family Restaurants LP;

    - Landry's Seafood Restaurants' acquisition of Bayport Restaurant Group;

    - Allied-Lyons plc's acquisition of Dunkin' Donuts; and

    - A group of private investors' acquisition of Pillsbury's Steak & Ale and Bennigan's Restaurants.

    Greenhill reviewed, among other information, the following multiples of the precedent transactions:

    - implied enterprise value to LTM EBITDA; and

    - implied equity value to LTM net income.

    Greenhill also reviewed the premium paid in these precedent transactions to the stock price of the target company one week prior to the announcement of the transaction.

    Greenhill's analysis of the precedent transactions resulted in the following range, mean and median multiples:

                                                   ENTERPRISE VALUE         EQUITY VALUE           PREMIUM PAID
                                                       TO EBITDA           TO NET INCOME             ONE WEEK
                                                  -------------------   --------------------   ---------------------
Range...........................................     4.1x - 13.8x          12.2x - 28.9x           6.9% - 35.5%
Mean............................................         8.6x                  18.7x                   24.9%
Median..........................................         8.2x                  17.7x                   27.4%

    Greenhill then calculated the implied price per share of Morton's common stock by applying relevant multiple and premium ranges derived from the precedent transaction analyses described above to Morton's LTM EBITDA, LTM net income and the stock price of Morton's one week prior to the analysis. Greenhill used multiple ranges of 7.0x to 10.0x LTM EBITDA and 16.0x to 20.0x LTM net income and a one-week premium range of 25.0% to 30.0%. This analysis implied the ranges of prices per share of Morton's common stock as set forth below:

                                                                         IMPLIED PRICE             PREMIUM TO
VALUATION METRIC                                     RANGE                 PER SHARE            MARKET PRICE (A)
----------------                              --------------------   ----------------------   ---------------------
LTM EBITDA..................................      7.0x - 10.0x          $27.27 - $44.62          26.9% - 107.6%
LTM Net Income..............................     16.0x - 20.0x          $30.88 - $38.60           43.6% - 79.5%
One Week Premium Paid.......................     25.0% - 30.0%          $26.88 - $27.95           25.0% - 30.0%

------------------------

(a) Based upon Morton's unaffected stock price as of April 25, 2001.

------------------------

    Greenhill also separately analyzed the acquisition of Ruth's Chris Steakhouse by Madison Dearborn Partners due to the similarity of Ruth's Chris Steakhouse's financial attributes and business model to that of Morton's. Specifically, Greenhill reviewed, among other information, the following multiples of the Ruth's Chris Steakhouse transaction:

    - implied enterprise value to LTM EBITDA; and

    - implied equity value to LTM net income.

    The analysis of the Ruth's Chris Steakhouse transaction yielded multiples of 8.2x LTM EBITDA and 16.5x LTM net income.

    Greenhill then calculated the implied price per share of Morton's common stock by applying relevant multiples from the Ruth's Chris transaction to Morton's LTM EBITDA and LTM net income. This analysis implied the prices per share of Morton's common stock as set forth below:

                                                                       IMPLIED PRICE     PREMIUM TO
VALUATION METRIC                                            MULTIPLE     PER SHARE     STOCK PRICE (A)
----------------                                            --------   -------------   ---------------
LTM EBITDA................................................     8.2x       $34.15             58.8%
LTM Net Income............................................    16.5x       $31.87             48.2%

------------------------

(a) Based upon Morton's unaffected stock price as of April 25, 2001.

------------------------

    Based on the analysis of all of the selected transactions, Greenhill determined a preliminary valuation range for Morton's common stock, as of June 6, 2001, of approximately $27.00 to $37.00 per share.

    No company utilized in the selected precedent transaction analysis is identical to Morton's nor is any transaction identical to the contemplated transaction between Morton's and Morton's Holdings. An analysis of the results therefore requires complex considerations and judgments regarding the financial and operating characteristics of Morton's and the companies involved in the precedent transactions. Greenhill made judgments and assumptions concerning industry performance, general business, economic, market and financial conditions and other matters. The numerical results are not in themselves meaningful in analyzing the contemplated transaction as compared to the precedent transactions.

    In addition to the revised preliminary valuation analyses, Greenhill reviewed with the Special Committee an analysis of the various strategic alternatives available to Morton's including (1) remaining independent and executing management's current business plan, (2) an acquisition of another company or business in order to accelerate growth or achieve significant synergies, (3) a recapitalization of Morton's by either the sale of assets or a debt or preferred equity financing and using the proceeds to self-tender at a premium and, in the process, provide an exit to some of Morton's stockholders and (4) the sale of Morton's for cash and/or stock (including a leveraged buyout). Greenhill presented potential targets for an acquisition by Morton's and a summary of the possible acquirers of Morton's. The presentation described the advantages and disadvantages of each potential course of action as well as the potential near-term and longer-term impact of each on Morton's stockholders. In addition, the presentation provided illustrative examples, based on assumptions used by Greenhill, to assist in the evaluation of the potential strategic alternatives.

    The summary set forth above does not purport to be a complete description of the analyses or data presented by Greenhill at the June 6, 2001 Special Committee meeting. Greenhill believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of its preliminary report to the Special Committee. In addition, Greenhill may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Greenhill's view of the actual value of Morton's. In performing its analyses, Greenhill made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Morton's. Any estimates contained in these analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. Because this analysis is inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Morton's, Greenhill assumes no responsibility if future results or actual values are materially different from these forecasts or assumptions. The analyses do not purport to be appraisals or to reflect the prices at which Morton's might actually be sold.

PRESENTATION BY GREENHILL AT THE JUNE 29, 2001 SPECIAL COMMITTEE MEETING

    At the June 29, 2001 Special Committee meeting, Greenhill made a presentation to members of the Special Committee. The presentation given by Greenhill consisted of an overview of Morton's recent financial performance and recent stock price performance, an update on the discussions with BFMA concerning its proposal, an overview of Investcorp's preliminary indication of interest, a preliminary analysis of potential acquisition targets should Morton's decide to pursue an acquisition of another company or business as an attractive strategic alternative and a recommendation to the Special Committee for moving forward with its review of strategic alternatives. The materials presented to the Special Committee on June 29, 2001 do not constitute opinion as to the fairness from a financial point of view to the Morton's stockholders of any potential transaction considered or the consideration to be paid under any such potential transactions and do not constitute a recommendation to the Morton's stockholders as to any proposal or any of the transactions considered or as to any action they should take or not take with respect to the transaction with Morton's Acquisition and Morton's Holdings. Morton's stockholders are cautioned against undue reliance on such materials as a basis for any investment decision.

    The June 29, 2001 preliminary materials that were distributed to the members of the Special Committee were not prepared with a view toward public disclosure and are summarized in this proxy statement only because such information was made available to the members of the Special Committee. The methodologies, assumptions and other factors considered by Greenhill in these preliminary materials are not necessarily the same as the methodologies, assumptions and other factors considered by Greenhill in the final valuation materials prepared by Greenhill for the Special Committee and the Board of Directors on March 26, 2002 described earlier in this proxy statement in "Special Factors--Opinion of Financial Advisor to the Special Committee" beginning on page 56.

    In preparing the materials for the June 29, 2001 Special Committee meeting, Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to it for purposes of its analysis. Greenhill also relied upon the assurances of the representatives of Morton's that as of June 29, 2001 they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Morton's provided to Greenhill, Greenhill assumed that these projections were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of Morton's as to the future financial performance of Morton's. Greenhill expressed no opinion with respect to such projections or the assumptions on which they were based.

    The preliminary analysis of potential acquisitions is based upon a number of assumptions, including Morton's future financial performance, the future performance of each of the potential acquisition targets and the terms of any transaction with the potential acquisition targets. At no time prior to the June 29, 2001 presentation to the Special Committee did Greenhill have direct contact with any of the potential acquisition targets about a possible transaction with Morton's, except for Charlie Brown's where Greenhill received projections from Castle Harlan, Inc. The estimates and range of valuation resulting from any of the proposed business combinations contained in the June 29, 2001 preliminary materials are not necessarily indicative of actual values or predictive of actual results of such business combinations, which may be significantly more or less favorable than suggested by these analyses.

    The following is a summary of the preliminary analysis of potential acquisition transactions prepared by Greenhill and presented to the Special Committee on June 29, 2001 and does not purport to be a complete description of the report of Greenhill. The preliminary materials presented to the Special Committee on June 29, 2001 have been included as Exhibit (c)(8) to the
Schedule 13E-3 filed with the Securities and Exchange Commission in connection with the merger, and the following summary is qualified in its entirety by reference to that exhibit. The full text of Greenhill's June 29, 2001 presentation is also available for inspection and copying by Morton's stockholders (or a representative so designated in writing) at Morton's principal offices at 3333 New Hyde Park Road, New Hyde Park, New York 11042 during regular business hours. The quantitative information contained in the material preliminary analyses in the June 29, 2001 presentation, to the extent it is based on market data, is based on market data as it existed at or about June 29, 2001, and is not necessarily indicative of current market conditions.

    The preliminary analysis of potential acquisition transactions in Greenhill's June 29, 2001 presentation to the Special Committee reviewed Benihana, Champps Entertainment, Rubio's Restaurants and Charlie Brown's as potential acquisition targets for Morton's. Greenhill provided a summary business overview, financial projections and public market data, each to the extent available, for each of the acquisition candidates. The summaries are based on publicly available information, with the exception of Charlie Brown's where Castle Harlan, Inc. provided the relevant information. Affiliates of Castle Harlan, Inc. are investors in Charlie Brown's.

    Greenhill then provided an analysis of four potential acquisition scenarios for each of the four potential acquisition targets as follows:

    - new purchase accounting rules and financial projections for Morton's based upon Greenhill's adjustments to Morton's 2001 Operating Plan dated
      January 2001 provided by Morton's management;

    - new purchase accounting rules and Morton's projections based on consensus analyst estimates;

    - purchase accounting rules in effect at the time of the presentation and financial projections for Morton's based upon Greenhill's adjustments to Morton's 2001 Operating Plan dated January 2001 provided by Morton's management; and

    - purchase accounting rules in effect at the time of the presentation and Morton's projections based on consensus analyst estimates.

    For each scenario, Greenhill analyzed three potential forms of consideration: 100% cash, 50% cash/50% stock and 100% stock. Greenhill summarized for each scenario Morton's pro forma projected EPS in 2001 to 2005, pre-tax synergies required to break even each year, pro forma debt to forecasted 2001 EBITDA and target ownership in each combined new company.

    Greenhill's presentation suggested that of four potential transactions presented, an acquisition of Benihana using a combination of cash and stock could be the most attractive for Morton's and that the other three potential transactions likely involved challenging financial impacts.

    The summary set forth above does not purport to be a complete description of the analyses or data presented by Greenhill at the June 29, 2001 Special Committee meeting. Greenhill believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of its preliminary report to the Special Committee. In addition, Greenhill may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Greenhill's view of the actual value of Morton's. In performing its analyses, Greenhill made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Morton's. Any estimates contained in these analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. Because this analysis is inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Morton's, Greenhill assumes no responsibility if future results or actual values are materially different from these forecasts or assumptions. The analyses do not purport to be appraisals or to reflect the prices at which Morton's might actually be sold.

PRESENTATION BY GREENHILL AT THE JULY 31, 2001 SPECIAL COMMITTEE MEETING

    At the July 31, 2001 Special Committee meeting, Greenhill made a presentation to the members of the Special Committee. The presentation given by Greenhill consisted of an overview of Morton's recent financial performance and recent stock price performance, a summary of the discussions with BFMA, Investcorp, Bruckmann Rosser, Smith & Wollensky and the Ned Grace/Joe Lewis partnership, a revised analysis of a potential acquisition by Morton's of either Benihana or Charlie Brown's, an overview concerning Smith & Wollensky, a competitor which was considering entering the process and a discussion of the continuing process. The preliminary materials presented to the Board of Directors on July 31, 2001 do not constitute opinion as to the fairness from a financial point of view to the Morton's stockholders of any transaction considered or the consideration to be paid under any such transactions and do not constitute a recommendation to the Morton's stockholders as to any proposal or any of the transactions considered or as to any action they should take or not take with respect to the transaction with Morton's Acquisition and Morton's Holdings. Morton's stockholders are cautioned against undue reliance on such materials as a basis for any investment decision.

    The July 31, 2001 preliminary materials that were distributed to the members of the Special Committee were not prepared with a view toward public disclosure and are summarized in this proxy statement only because such information was made available to the members of the Special Committee. The methodologies, assumptions and other factors considered by Greenhill in these preliminary materials are not necessarily the same as the methodologies, assumptions and other factors considered by Greenhill in the final valuation materials prepared by Greenhill for the Special Committee and the Board of Directors on March 26, 2002 described earlier in this proxy statement in "Special Factors--Opinion of Financial Advisor to the Special Committee" beginning on page 56.

    In preparing the materials for the July 31, 2001 Special Committee meeting, Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to it for purposes of its analysis. Greenhill also relied upon the assurances of the representatives of Morton's that as of July 31, 2001 they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Morton's provided to Greenhill, Greenhill assumed that these projections were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of Morton's as to the future financial performance of Morton's. Greenhill expressed no opinion with respect to such projections or the assumptions on which they were based.

    Any preliminary analysis of potential acquisitions by Morton's or the acquisition of Morton's by Smith & Wollensky are based upon a number of assumptions, including Morton's future financial performance, the future performance of the potential acquisition targets or any acquirer of Morton's and the terms of any transaction with the potential acquisition targets or acquirer of Morton's. At no time prior to the July 31, 2001 presentation to the Special Committee did Greenhill have direct contact with any of the potential acquisition targets about a possible transaction with Morton's, except for Charlie Brown's where Greenhill received projections from Castle Harlan, Inc. The estimates and range of valuation resulting from the proposed combinations contained in the July 31, 2001 preliminary materials are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than suggested by these analyses.

    The following is a summary of the material preliminary financial analyses prepared by Greenhill and presented to the Special Committee on July 31, 2001 and does not purport to be a complete description of the report of Greenhill. The preliminary materials presented to the Special Committee on July 31, 2001 have been included as Exhibit (c)(7) to the Schedule 13E-3 filed with the Securities and Exchange Commission in connection with the merger, and the following summary is qualified in its entirety by reference to that exhibit. The full text of Greenhill's July 31, 2001 presentation is also available for inspection and copying by Morton's stockholders (or a representative so designated in writing) at Morton's principal offices at 3333 New Hyde Park Road, New Hyde Park, New York 11042 during regular business hours. The quantitative information contained in the material preliminary financial analyses in the July 31, 2001 presentation, to the extent it is based on market data, is based on market data as it existed at or about July 31, 2001, and is not necessarily indicative of current market conditions.

    At the July 31, 2001 Special Committee meeting, Greenhill provided at the request of the Special Committee a revised analysis of potential acquisition transactions involving each of Benihana and Charlie Brown's, which had previously been presented to the Special Committee at the June 29, 2001 meeting. Greenhill revised its June 29, 2001 analyses to show each of the potential acquisition transactions assuming a transaction value equal to 6.0x forecasted 2001 EBITDA, a mix of cash and stock consideration and refinancing of the target's existing debt. The analysis of each of the two potential acquisition transactions assumes new purchase accounting rules and projections for Morton's based upon Greenhill's adjustments to the projections contained in Morton's 2001 Operating Plan dated January 2001 provided by Morton's management. Greenhill summarized the key terms of the potential transactions and reviewed the pro forma financial impact of each.

    In addition, the July 31, 2001 presentation contained an overview of Smith & Wollensky. The overview presented public information regarding the business of the company, its financial performance and market data and its executive officers and Board of Directors. Greenhill also provided an analysis of a potential acquisition of Morton's by Smith & Wollensky at a 40% premium to Morton's then-current stock price. Greenhill analyzed a 100% cash transaction as well as a 72.2% cash/27.8% stock transaction. Both analyses assumed new purchase accounting rules and projections for Morton's based upon Greenhill's adjustments to the projections contained in Morton's 2001 Operating Plan dated January 2001 provided by Morton's management. Greenhill also reviewed a 50% cash/50% stock acquisition of Morton's by Smith & Wollensky at a range of premiums to Morton's then-current stock price. Greenhill summarized for the combination with Smith & Wollensky the potential accretion to Smith & Wollensky's EPS, the ratio of pro forma debt to forecasted pro forma 2002 EBITDA and the pro forma ownership of Morton's stockholders in the combined new company.

    The summary set forth above does not purport to be a complete description of the analyses or data presented by Greenhill at the July 31, 2001 Special Committee meeting. Greenhill belives that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of its preliminary report to the Special Committee. In addition, Greenhill may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Greenhill's view of the actual value of Morton's. In performing its analyses, Greenhill made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Morton's. Any estimates contained in these analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. Because this analysis is inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Morton's, Greenhill assumes no responsibility if future results or actual values are materially different from these forecasts or assumptions. The analyses do not purport to be appraisals or to reflect the prices at which Morton's might actually be sold.

PRESENTATION BY GREENHILL AT THE OCTOBER 29, 2001 SPECIAL COMMITTEE MEETING

    At the October 29, 2001 Special Committee meeting, Greenhill made a presentation to the members of the Special Committee. The presentation given by Greenhill consisted of a summary of the preliminary indications of interest received from prospective acquirers of Morton's, an overview of Morton's recent financial performance and recent stock price performance, a revised preliminary valuation analysis of Morton's, a recommendation by Greenhill for the next steps in the auction process and an overview of Triarc, one of the potential interested parties. The preliminary valuation materials presented to the Special Committee on October 29, 2001 do not constitute an opinion as to the fairness from a financial point of view to the Morton's stockholders of any potential transaction considered or the consideration to be paid under any such transactions and do not constitute a recommendation to the Morton's stockholders as to any proposal or any of the transactions considered or as to any action they should take or not take with respect to the transaction with Morton's Acquisition and Morton's Holdings. Morton's stockholders are cautioned against undue reliance on such materials as a basis for any investment decision.

    The October 29, 2001 preliminary materials that were distributed to the members of the Special Committee were not prepared with a view toward public disclosure and are summarized in this proxy statement only because such information was made available to the members of the Special Committee. The methodologies, assumptions and other factors considered by Greenhill in these preliminary materials are not necessarily the same as the methodologies, assumptions and other factors considered by Greenhill in the final valuation materials prepared by Greenhill for the Special Committee and Board of Directors on March 26, 2002 described earlier in this proxy statement in "Special Factors--Opinion of Financial Advisor to the Special Committee" beginning on page 54.

    In preparing the materials for the October 29, 2001 Special Committee meeting, Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to it for purposes of its analysis. Greenhill also relied upon the assurances of the representatives of Morton's that as of October 29, 2001 they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Morton's provided to Greenhill, Greenhill assumed that these projections were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of Morton's as to the future financial performance of Morton's. Greenhill expressed no opinion with respect to such projections or the assumptions on which they were based.

    The estimates and range of valuations resulting from the analysis contained in the October 29, 2001 preliminary materials are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than suggested by these analyses. In addition, analyses relating to the value of securities do not purport to be appraisals or to reflect the prices at which a business might actually be sold or acquired or prices at which any securities may trade at the present time or at any time in the future.

    The following is a summary of the material preliminary financial analyses prepared by Greenhill and presented to the Special Committee on October 29, 2001 and does not purport to be a complete description of the report of Greenhill. The preliminary materials presented to the Special Committee on October 29, 2001 have been included as Exhibit (c)(6) to the Schedule 13E-3 filed with the Securities and Exchange Commission in connection with the merger, and the following summary is qualified in its entirety by reference to that exhibit. The full text of Greenhill's October 29, 2001 presentation is also available for inspection and copying by Morton's stockholders (or a representative so designated in writing) at Morton's principal offices at 3333 New Hyde Park Road, New Hyde Park, New York 11042 during regular business hours.

    The quantitative information contained in the material preliminary financial analyses, to the extent it is based on market data, is based on market data as it existed at or about October 29, 2001, and is not necessarily indicative of current market conditions. In addition, the order of analyses and the results derived from these analyses described below do not represent relative importance or weight given to these analyses by Greenhill. In addition, some of the summaries below include information in tabular format. The tables alone do not constitute a complete description of the material preliminary financial analyses and should be read together with the text of each summary.

    ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS. Greenhill reviewed 12 restaurant industry transactions with announced deal values of no greater than $1 billion dating back to 1996. Using publicly available information, Greenhill examined these selected transactions with respect to industry characteristics, growth prospects and other traits deemed relevant. Specifically, Greenhill reviewed the following transactions, listed in reverse chronological order beginning with the most recently announced transaction:

    - Castle Harlan and Bruckmann, Rosser, Sherrill & Co.'s acquisition of McCormick & Schmick;

    - An Investor Group's acquisition of VICORP Restaurants;

    - Bruckmann, Rosser, Sherrill & Co.'s acquisition of Il Fornaio (America) Corporation;

    - Caxton-Iseman Capital's acquisition of Buffets;

    - Madison Dearborn Partners' acquisition of Ruth's Chris Steak House;

    - CBRL Group's acquisition of Logan's Roadhouse;

    - Bain Capital's acquisition of Domino's Pizza;

    - Sentinel Capital Partners' acquisition of Romacorp;

    - NE Restaurant Corp.'s acquisition of Bertucci's;

    - Berkshire Hathaway's acquisition of Dairy Queen International;

    - Restaurant Co.'s acquisition of Perkins Family Restaurants LP; and

    - Landry's Seafood Restaurants' acquisition of Bayport Restaurant Group.

    Greenhill reviewed, among other information, the following multiples of the precedent transactions:

    - implied enterprise value to LTM EBITDA; and

    - implied equity value to LTM net income.

    Greenhill also reviewed the premium paid in these precedent transactions to the stock price of the target company one week prior to the announcement of the transaction.

    Greenhill's analysis of the precedent transactions resulted in the following range, mean and median multiples:

                                                    ENTERPRISE VALUE         EQUITY VALUE           PREMIUM PAID
                                                        TO EBITDA           TO NET INCOME             ONE WEEK
                                                   -------------------   --------------------   --------------------
Range............................................     4.1x - 13.5x          12.2x - 28.9x           6.9% - 35.5%
Mean.............................................         8.1x                  17.6x                  24.0%
Median...........................................         8.0x                  16.5x                  27.3%

    Greenhill then calculated the implied equity value and implied price per share of Morton's common stock by applying relevant multiple and premium ranges derived from the precedent transaction analyses described above to Morton's LTM EBITDA, LTM net income and the stock price of Morton's one week prior to the analysis. Greenhill used multiple ranges of 6.0x and 9.0x LTM EBITDA and 16.0x to 20.0x LTM net income and a one-week premium range of 25.0% to 30.0%. This analysis implied ranges of equity values and prices per share of Morton's common stock as set forth below:

                                                               IMPLIED               IMPLIED PRICE              PREMIUM TO
VALUATION METRIC                        RANGE             EQUITY VALUE (A)             PER SHARE             MARKET PRICE (B)
----------------                 --------------------   ---------------------   -----------------------   -----------------------
LTM EBITDA.....................      6.0x - 9.0x           $52.8 - $127.8           $12.64 - $30.60           21.6% - 194.5%
LTM Net Income.................     16.0x - 20.0x           $52.3 - $65.4           $12.52 - $15.65            20.5% - 50.6%
One Week Premium Paid (c)......     25.0% - 30.0%           $47.8 - $49.7           $11.44 - $11.90            10.1% - 14.5%

------------------------

(a) $US in millions.

(b) Based upon Morton's stock price of $10.39 as of October 26, 2001.

(c) Premium to the target's stock price one week prior to the acquisition.

------------------------

    Greenhill also separately analyzed the acquisition of Ruth's Chris Steakhouse by Madison Dearborn Partners due to the similarity of Ruth's Chris Steakhouse's financial attributes and business model to that of Morton's. Specifically, Greenhill reviewed, among other information, the following multiples of the Ruth's Chris Steakhouse transaction:

    - implied enterprise value to LTM EBITDA; and

    - implied equity value to LTM net income.

    The analysis of the Ruth's Chris Steakhouse transaction yielded multiples of 8.2x LTM EBITDA and 16.5x LTM net income.

    Greenhill then calculated the implied equity value and implied price per share of Morton's common stock by applying relevant multiples from the Ruth's Chris transaction to Morton's LTM EBITDA and LTM net income. This analysis implied the equity values and prices per share of Morton's common stock as set forth below:

                                                         IMPLIED EQUITY   IMPLIED PRICE      PREMIUM TO
VALUATION METRIC                              MULTIPLE     VALUE (A)        PER SHARE     MARKET PRICE (B)
----------------                              --------   --------------   -------------   ----------------
LTM EBITDA..................................    8.2x         $107.5          $25.74             147.7%
LTM Net Income..............................   16.5x         $ 54.0          $12.92              24.4%

------------------------

(a) $US in millions.

(b) Based upon Morton's stock price of $10.39 as of October 26, 2001.

------------------------

    Based on the analysis of all of the selected transactions, Greenhill determined a preliminary valuation range, as of October 29, 2001, for Morton's common stock of approximately $12.50-$20.00 per share.

    No company utilized in the selected precedent transaction analysis is identical to Morton's nor is any transaction identical to the contemplated transaction between Morton's and Morton's Holdings. An analysis of the results therefore requires complex considerations and judgments regarding the financial and operating characteristics of Morton's and the companies involved in the precedent transactions. Greenhill made judgments and assumptions concerning industry performance, general business, economic, market and financial conditions and other matters. The numerical results are not in themselves meaningful in analyzing the contemplated transaction as compared to the precedent transactions.

    DISCOUNTED CASH FLOW ANALYSIS. Greenhill performed and presented to the Special Committee two different discounted cash flow analyses of Morton's. Each of the analyses was based on revised revenue and EBITDA projections for 2001 and 2002 provided by Morton's management in their then-current cost reduction plan. The revised revenue projections provided by Morton's management were $244.2 million and $265.2 million for 2001 and 2002, respectively, and the revised EBITDA projections provided by Morton's management were $25.4 million and $35.3 million for 2001 and 2002, respectively. The first analysis is referred to as the October 2001 Adjusted Management/Greenhill Base Case and was based on the assumption that Morton's would achieve a portion of the cost savings projected for 2002 by Morton's management in their then-current cost reduction plan. The years from 2003 through the end of the October 2001 Adjusted Management/Greenhill Base Case forecast reflect a more conservative forecast of Morton's future growth and profitability than does the second analysis, which is referred to as the October 2001 Adjusted Management/Greenhill Upside Case. The October 2001 Adjusted Management/Greenhill Upside Case was based on the assumption that

Morton's would achieve all of the cost savings projected for 2002 by Morton's management in their then-current cost reduction plan and would then grow at the same rate as the October 2001 Adjusted Management/Greenhill Base Case with slightly higher EBITDA margins.

    In the discounted cash flow analysis, Greenhill determined the present value of after-tax unlevered free cash flows generated over the forecast period plus a terminal value, using terminal EBITDA multiples ranging from 5.0x to 6.0x and discount rates ranging from 7.5% to 9.5%. Terminal EBITDA multiples were chosen by Greenhill based upon comparable company analysis and precedent transaction analysis and discount rates were chosen by Greenhill based upon an analysis of Morton's implied weighted average cost of capital and, in each case, based on the experience and professional judgment of Greenhill. Greenhill also calculated and noted the perpetual growth rate implied in the terminus. Net debt was then subtracted from the aggregate values to derive the equity values. Based on this analysis, Greenhill calculated, as of October 29, 2001, preliminary per share values for Morton's in respect of the October 2001 Adjusted Management/Greenhill Base Case ranging from $12.32 to $20.52 and in respect of the October 2001 Adjusted Management/Greenhill Upside Case ranging from $19.10 to $27.82.

    ANALYSIS OF SELECTED COMPARABLE PUBLICLY TRADED COMPANIES. Greenhill compared selected financial information of Morton's with corresponding publicly available information of a group of publicly traded steakhouse restaurant companies, which we refer to for the purposes of the October 29, 2001 preliminary analysis as the Steakhouse Restaurants, a group of publicly traded upscale casual dining restaurant companies, which we refer to for the purposes of the October 29, 2001 preliminary analysis as the Upscale Casual Dining Restaurants and a group of publicly traded casual dining restaurant companies, which we refer to for the purposes of the October 29, 2001 preliminary analysis as the Casual Dining Restaurants. The following table sets forth the list of companies selected for inclusion in the group of Steakhouse Restaurants, Upscale Casual Dining Restaurants and Casual Dining Restaurants for the purpose of this preliminary analysis.

                                      UPSCALE CASUAL
   STEAKHOUSE RESTAURANTS           DINING RESTAURANTS          CASUAL DINING RESTAURANTS
-----------------------------  -----------------------------  -----------------------------
Outback Steakhouse             The Cheesecake Factory         Darden Restaurants
RARE Hospitality               P.F. Chang's China Bistro      Brinker International
International                                                 CBRL Group
Lone Star Steakhouse & Saloon                                 Ruby Tuesday
The Smith & Wollensky                                         Applebee's International
  Restaurant Group                                            Landry's Seafood Restaurants

    Greenhill reviewed, among other information, the following multiples of the Steakhouse Restaurants, Upscale Casual Dining Restaurants and Casual Dining
Restaurants:

    - enterprise value to forecasted 2001 EBITDA and forecasted 2002 EBITDA; and

    - price to forecasted 2001 EPS and forecasted 2002 EPS.

    Greenhill's analysis of the selected comparable publicly traded companies resulted in the following range, mean and median multiples:

                                                             ENTERPRISE VALUE
                                                                TO EBITDA                         PRICE TO EPS
                                               --------------------------------------------   --------------------
                                                       2001E                  2002E                  2001E
                                               ---------------------   --------------------   --------------------
Steakhouse Restaurants............  Range           3.8x - 7.1x            2.7x - 6.2x           14.8x - 16.4x
                                    Mean               5.5x                    4.6x                  15.6x
                                    Median             5.7x                    4.6x                  15.6x

Upscale Dining Restaurants........  Range          11.4x - 18.1x           8.7x - 14.2x          34.3x - 37.7x
                                    Mean               14.7x                  11.5x                  36.0x

Casual Dining Restaurants.........  Range           6.9x - 8.9x            6.4x - 8.0x           16.3x - 18.7x
                                    Mean               8.0x                    7.0x                  17.3x
                                    Median             8.0x                    6.6x                  17.1x


                                         PRICE TO EPS
                                    ----------------------
                                            2002E
                                    ----------------------
Steakhouse Restaurants............      11.3x - 20.5x
                                            14.8x
                                            13.7x
Upscale Dining Restaurants........      26.7x - 30.1x
                                            28.4x
Casual Dining Restaurants.........      14.5x - 16.2x
                                            15.4x
                                            15.5x

While Greenhill examined and analyzed the Upscale Dining Restaurants and the Casual Dining Restaurants, it deemed these companies as less relevant on a comparable basis.

    Greenhill then calculated the implied equity value and implied price per share of Morton's common stock by applying multiple ranges that it deemed relevant from the comparable company analysis of the Steakhouse Restaurants described above to Morton's forecasted 2001 EBITDA, forecasted 2002 EBITDA, forecasted 2001 net income and forecasted 2002 net income, in each case based on the October 2001 Adjusted Management/Greenhill Base Case. Greenhill used multiple ranges of 5.0x to 7.0x forecasted 2001 EBITDA, 4.0x to 6.0x forecasted 2002 EBITDA, 15.0x to 16.5x forecasted 2001 net income and 13.0x to 14.0x forecasted 2002 net income. This analysis implied the ranges of equity values and prices per share of Morton's common stock as set forth below:

                                                                           IMPLIED EQUITY            IMPLIED PRICE
VALUATION METRIC                                        RANGE                 VALUE (A)                PER SHARE
----------------                                ---------------------   ---------------------   -----------------------
2001E EBITDA..................................       5.0x - 7.0x            $29.5 - $80.2           $7.05 - $19.19
2002E EBITDA..................................       4.0x - 6.0x            $22.7 - $82.7           $5.43 - $19.80
2001E Net Income..............................      15.0x - 16.5x           $35.6 - $39.1            $8.52 - $9.37
2002E Net Income..............................      13.0x - 14.0x           $88.9 - $95.7           $16.66 - $17.94

------------------------

(a) $US in millions.

------------------------

    Based upon this analysis, Greenhill determined a preliminary market valuation range for Morton's, as of October 29, 2001, of approximately $10.00 to $18.00 per share.

    No company utilized in Greenhill's comparable publicly traded company analysis is identical to Morton's. In evaluating the Steakhouse Restaurants, the Upscale Casual Dining Restaurants and the Casual Dining Restaurants, Greenhill made judgments and assumptions concerning industry performance, general business, economic, market and financial conditions and other matters. Greenhill also made judgments as to the relative comparability of such companies to Morton's and judgments as to the relative comparability of the various valuation parameters with respect to the companies. Mathematical analysis (such as determining the mean or median) is not, in itself, a meaningful method of using publicly traded company data.

    The summary set forth above does not purport to be a complete description of the analyses or data presented by Greenhill at the October 29, 2001 Special Committee meeting. Greenhill believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of its preliminary report to the Special Committee. In addition, Greenhill may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Greenhill's view of the actual value of Morton's. In performing its analyses, Greenhill made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Morton's. Any estimates contained in these analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. Because this analysis is inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Morton's, Greenhill assumes no responsibility if future results or actual values are materially different from these forecasts or assumptions. The analyses do not purport to be appraisals or to reflect the prices at which Morton's might actually be sold.

PRESENTATION BY GREENHILL AT THE FEBRUARY 19, 2002 SPECIAL COMMITTEE MEETING

    At the February 19, 2002 Special Committee meeting, Greenhill made a presentation to the members of the Special Committee. The presentation given by Greenhill consisted of an overview of the process to date, a summary of Morton's recent financial performance and recent stock price performance, a revised preliminary valuation analysis of Morton's and a summary of certain observations and recommendations by Greenhill to the members of the Special Committee. The preliminary valuation materials presented to the members of the Special Committee on February 19, 2002 do not constitute an opinion as to the fairness from a financial point of view to the Morton's stockholders of any transaction considered or the consideration to be paid under those transactions and do not constitute a recommendation to the Morton's stockholders as to any proposal or any of the transactions considered or as to any action they should take or not take with respect to the transaction with Morton's Acquisition and Morton's Holdings. Morton's stockholders are cautioned against undue reliance on such materials as a basis for any investment decision.

    The February 19, 2002 preliminary materials that were distributed to the members of the Special Committee were not prepared with a view toward public disclosure and are summarized in this proxy statement only because such information was made available to the members of the Special Committee. The methodologies, assumptions and other factors considered by Greenhill in these preliminary materials are not necessarily the same as the methodologies, assumptions and other factors considered by Greenhill in the final valuation materials prepared by Greenhill for the Special Committee and the Board of Directors on March 26, 2002 described earlier in this proxy statement in "Special Factors--Opinion of Financial Advisor to the Special Committee" beginning on page 56.

    In preparing the materials for the February 19, 2002 Special Committee meeting, Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to it for purposes of its analysis. Greenhill also relied upon the assurances of the representatives of Morton's that as of February 19, 2002 they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Morton's provided to Greenhill, Greenhill assumed that these projections were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of Morton's as to the future financial performance of Morton's. Greenhill expressed no opinion with respect to such projections or the assumptions on which they were based.

    The estimates and range of valuations resulting from the analysis contained in the February 19, 2002 preliminary materials are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than suggested by these analyses. In addition, analyses relating to the value of securities do not purport to be appraisals or to reflect the prices at which a business might actually be sold or acquired or prices at which any securities may trade at the present time or at any time in the future.

    The following is a summary of the material preliminary financial analyses prepared by Greenhill and presented to the Special Committee on February 19, 2002 and does not purport to be a complete description of the report of Greenhill. The preliminary materials presented to the Special Committee on February 19, 2002 have been included as Exhibit (c)(5) to the Schedule 13E-3 filed with the Securities and Exchange Commission in connection with the merger and the following summary is qualified in its entirety by reference to that exhibit. The full text of Greenhill's
February 19, 2002 presentation is also available for inspection and copying by Morton's stockholders (or a representative so designated in writing) at Morton's principal offices at 3333 New Hyde Park Road, New Hyde Park, New York 11042 during regular business hours.

    The quantitative information contained in the material preliminary financial analyses, to the extent it is based on market data, is based on market data as it existed at or about February 19, 2002, and is not necessarily indicative of current market conditions. In addition, the order of analyses and the results derived from these analyses described below do not represent relative importance or weight given to these analyses by Greenhill. In addition, some of the summaries below include information in tabular format. The tables alone do not constitute a complete description of the material preliminary financial analyses and should be read together with the text of each summary.

    ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS. Greenhill reviewed 12 restaurant industry transactions with announced deal values of no greater than $1 billion dating back to 1996. Using publicly available information, Greenhill examined selected transactions with respect to industry characteristics, growth prospects and other traits deemed relevant. Specifically, Greenhill reviewed the following transactions, listed in reverse chronological order beginning with the most recently announced transaction:

    - Castle Harlan and Bruckmann, Rosser, Sherrill & Co.'s acquisition of McCormick & Schmick;

    - An investor group's acquisition of VICORP Restaurants;

    - Bruckmann, Rosser, Sherrill & Co.'s acquisition of Il Fornaio (America) Corporation;

    - Caxton-Iseman Capital's acquisition of Buffets;

    - Madison Dearborn Partners' acquisition of Ruth's Chris Steak House;

    - CBRL Group's acquisition of Logan's Roadhouse;

    - Bain Capital's acquisition of Domino's Pizza;

    - Sentinel Capital Partners' acquisition of Romacorp;

    - NE Restaurant Corp.'s acquisition of Bertucci's;

    - Berkshire Hathaway's acquisition of Dairy Queen International;

    - Restaurant Co.'s acquisition of Perkins Family Restaurants LP; and

    - Landry's Seafood Restaurants' acquisition of Bayport Restaurant Group.

    Greenhill reviewed, among other information, the following multiples of the precedent transactions:

    - implied enterprise value to LTM EBITDA; and

    - implied equity value to LTM net income.

    Greenhill also reviewed the premium paid in these precedent transactions to the stock price of the target company one week prior to the announcement of the transaction.

    Greenhill's analysis of the precedent transactions resulted in the following range, mean and median multiples:

                                               ENTERPRISE VALUE TO       EQUITY VALUE TO          PREMIUM PAID
                                                      EBITDA               NET INCOME               ONE WEEK
                                               --------------------   ---------------------   ---------------------
Range........................................      4.1x - 13.5x           12.2x - 28.9x           6.9% - 35.5%
Mean.........................................          8.1x                   17.6x                   24.0%
Median.......................................          8.0x                   16.5x                   27.3%

    Greenhill then calculated the implied equity value and implied price per share of Morton's common stock by applying relevant multiple and premium ranges derived from the precedent transaction analyses described above to Morton's actual and pro forma LTM EBITDA (pro forma includes certain one-time cost savings that, if implemented in the last twelve months, would have reduced Morton's overhead costs and resulted in an increase in its EBITDA and net income), actual and pro forma LTM net income and the stock price of Morton's one week prior to the analysis. Greenhill used multiple ranges of 6.0x to 9.0x LTM EBITDA and 12.0x to 20.0x LTM net income and a one-week premium range of 25.0% to 30.0%. This analysis implied the ranges of equity values and prices per share of Morton's common stock as set forth below:

                                                                          IMPLIED EQUITY           IMPLIED PRICE PER
VALUATION METRIC                                     RANGE                   VALUE (A)                 SHARE (B)
----------------                            -----------------------   -----------------------   -----------------------
LTM EBITDA (Actual).......................        6.0x - 9.0x             $37.7 - $106.5            $9.01 - $25.46
LTM EBITDA (Pro Forma)....................        6.0x - 9.0x             $53.6 - $130.3            $12.81 - $31.16
LTM Net Income (Actual)...................       12.0x - 20.0x             $21.8 - $36.4             $5.22 - $8.70
LTM Net Income (Pro Forma)................       12.0x - 20.0x             $43.7 - $93.1            $10.46 - $17.43
One Week Premium Paid (c).................       25.0% - 30.0%             $36.8 - $38.3             $8.81 - $9.16

------------------------

(a) $US in millions.

(b) Fully diluted shares calculated using the treasury method and 4.18 million primary shares outstanding.

(c) Morton's statistic for one week premium paid reflects an average of Morton's stock price for the last five trading days, February 11, 2002 through February 15, 2002.

------------------------

    Based on this analysis, Greenhill determined a valuation range for Morton's common stock, as of February 19, 2002, of approximately $10.00 to $18.00 per share.

    No company utilized in the selected precedent transaction analysis is identical to Morton's nor is any transaction identical to the contemplated transaction between Morton's and Morton's Holdings. An analysis of the results therefore requires complex considerations and judgments regarding the financial and operating characteristics of Morton's and the companies involved in the precedent transactions. Greenhill made judgments and assumptions concerning industry performance, general business, economic, market and financial conditions and other matters. The numerical results are not in themselves meaningful in analyzing the contemplated transaction as compared to the precedent transactions.

    DISCOUNTED CASH FLOW ANALYSIS. Greenhill performed and presented to the Special Committee two different discounted cash flow analyses of Morton's. Each of the analyses was based on revised revenue and EBITDA projections for 2002 provided by Morton's management in their then-current cost reduction plan. The revised revenue projection provided by Morton's management was $251.1 million for 2002 and the revised EBITDA projection provided by Morton's management was $32.9 million. The first analysis is referred to as the February 2002 Management Case and was based on the assumption that Morton's would achieve all of the cost savings projected for 2002 by Morton's management in their then-current cost reduction plan. The years from 2003 through the end of the February 2002 Management Case forecast reflect a less conservative forecast of Morton's future growth and profitability than does the second analysis, which is referred to as the February 2002 Adjusted Management Case. The February 2002 Adjusted Management Case was based on the assumption that Morton's would achieve half of the cost savings projected for 2002 by Morton's management in their then-current cost reduction plan and would then grow at a more conservative rate with slightly lower EBITDA margins than those used in the February 2002 Management Case.

    In the discounted cash flow analysis, Greenhill determined the present value of after-tax unlevered free cash flows generated over the forecast period plus a terminal value, using terminal EBITDA multiples ranging from 5.0x to 6.0x and discount rates ranging from 8.5% to 10.5%. Terminal EBITDA multiples were chosen by Greenhill based upon comparable company analysis and precedent transaction analysis and discount rates were chosen by Greenhill based upon an analysis of Morton's implied weighted average cost of capital and, in each case, based on the experience and professional judgment of Greenhill. Greenhill also calculated and noted the perpetual growth rate implied in the terminus. Net debt was then subtracted from the aggregate values to derive the equity values. Based on this analysis, Greenhill calculated, as of February 19, 2002, preliminary per share values for Morton's, in respect of the February 2002 Management Case ranging from $18.22 to $26.61 and in respect of the February 2002 Adjusted Management Case ranging from $10.71 to $18.82.

    ANALYSIS OF SELECTED COMPARABLE PUBLICLY TRADED COMPANIES. Greenhill compared selected financial information of Morton's with corresponding publicly available information of a group of publicly traded steakhouse restaurant companies, which we refer to for the purposes of the February 19, 2002 analysis as the Steakhouse Restaurants, a group of publicly traded upscale casual dining restaurant companies, which we refer to for the purposes of the February 19, 2002 analysis as the Upscale Casual Dining Restaurants and a group of publicly traded casual dining restaurant companies, which we refer to for the purposes of the February 19, 2002 analysis as the Casual Dining Restaurants. The following table sets forth the list of companies selected for inclusion in the group of Steakhouse Restaurants, Upscale Casual Dining Restaurants and Casual Dining Restaurants for the purpose of this preliminary analysis.

                                       UPSCALE CASUAL
    STEAKHOUSE RESTAURANTS           DINING RESTAURANTS          CASUAL DINING RESTAURANTS
------------------------------  -----------------------------  -----------------------------
Outback Steakhouse              The Cheesecake Factory         Darden Restaurants
RARE Hospitality International  P.F. Chang's China Bistro      Brinker International
Lone Star Steakhouse & Saloon                                  CBRL Group
The Smith & Wollensky                                          Ruby Tuesday
  Restaurant Group                                             Applebee's International
                                                               Landry's Seafood Restaurants

    Greenhill reviewed, among other information, the following multiples of the Steakhouse Restaurants, Upscale Casual Dining Restaurants and Casual Dining
Restaurants:

    - enterprise value to forecasted 2001 EBITDA and forecasted 2002 EBITDA; and

    - price to forecasted 2001 EPS and forecasted 2002 EPS.

    Greenhill's analysis of the selected comparable publicly traded companies resulted in the following range, mean and median multiples:

                                                  ENTERPRISE VALUE
                                                    TO EBITDA (A)                                 PRICE TO EPS (B)
                                    ---------------------------------------------   ---------------------------------------------
                                            2001E                   2002E                   2001E                   2002E
                                    ---------------------   ---------------------   ---------------------   ---------------------
Steakhouse Restaurants....  Range        7.8x - 9.2x             5.3x - 8.1x            16.9x - 17.9x           14.7x - 21.8x
                            Mean            8.5x                    7.1x                    17.2x                   17.3x
                            Median          8.6x                    7.9x                    16.9x                   15.4x

Upscale Dining
  Restaurants.............  Range       16.1x - 21.5x           12.6x - 16.9x           36.7x - 43.3x           28.6x - 34.7x
                            Mean            18.8x                   14.7x                   40.0x                   31.6x

Casual Dining
  Restaurants.............  Range       8.0x - 11.2x            7.5x - 10.1x            18.7x - 23.4x           16.0x - 20.3x
                            Mean            9.7x                    8.6x                    21.0x                   18.1x
                            Median          10.0x                   8.5x                    20.5x                   17.9x

------------------------

N.B. Estimates from recent research reports unless noted otherwise.

(a) EBITDA figures do not include the deduction of pre-opening restaurant expenses.

(b) Source: IBES estimates as of February 2002.

------------------------

    While Greenhill examined and analyzed the Upscale Dining Restaurants and the Casual Dining Restaurants, it deemed these companies as less relevant on a comparable basis.

    Greenhill then calculated the implied equity value and implied price per share of Morton's common stock by applying multiple ranges that it deemed relevant from the comparable company analysis of the Steakhouse Restaurants described above to Morton's actual and pro forma 2001 EBITDA, forecasted 2002 EBITDA, actual and pro forma 2001 net income and forecasted 2002 net income, which in the case of forecasts were based on the February 2002 Adjusted Management Case. Greenhill used multiple ranges of 7.0x to 9.0x 2001 EBITDA, 5.0x to 7.0x forecasted 2002 EBITDA, 15.0x to 18.0x 2001 net income and 12.0x to 15.0x forecasted 2002 net income. This analysis implied the ranges of equity values and prices per share of Morton's common stock as set forth below:

                                                                           IMPLIED EQUITY            IMPLIED PRICE
VALUATION METRIC                                       RANGE                 VALUE (A)               PER SHARE (B)
----------------                               ---------------------   ----------------------   -----------------------
2001 EBITDA (Actual).........................       7.0x - 9.0x            $60.6 - $106.5           $14.50 - $25.46
2001 EBITDA (Pro Forma)......................       7.0x - 9.0x            $79.1 - $130.3           $18.92 - $31.16
2002E EBITDA.................................       5.0x - 7.0x            $47.8 - $106.8           $11.42 - $25.54
2001 Net Income (Actual).....................      15.0x - 18.0x           $27.3 - $32.7             $6.52 - $7.83
2001 Net Income (Pro Forma)..................      15.0x - 18.0x           $54.7 - $65.6            $13.07 - $15.68
2002E Net Income.............................      12.0x - 15.0x           $87.7 - $109.6           $16.42 - $20.53

------------------------

(a) $US in millions.

(b) Fully diluted shares calculated by using treasury method and 4.18 million primary shares outstanding.

------------------------

    Based upon this analysis including Greenhill's observation of the tight trading range with regard to the price to EPS multiples of the Steakhouse Restaurants, Greenhill determined a preliminary market valuation range for Morton's, as of February 19, 2002, of approximately $8.00 to $15.00 per share.

    No company utilized in Greenhill's comparable publicly traded company analysis is identical to Morton's. In evaluating the Steakhouse Restaurants, the Upscale Casual Dining Restaurants and the Casual Dining Restaurants, Greenhill made judgments and assumptions concerning industry performance, general business, economic market and financial conditions and other matters. Greenhill also made judgments as to the relative comparability of such companies to Morton's and judgments as to the relative comparability of the various valuation parameters with respect to the companies. Mathematical analysis (such as determining the mean or median) is not, in itself, a meaningful method of using publicly traded company data.

    The summary set forth above does not purport to be a complete description of the analyses or data presented by Greenhill at the February 19, 2002 Special Committee meeting. Greenhill believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of its preliminary report to the Special Committee. In addition, Greenhill may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Greenhill's view of the actual value of Morton's. In performing its analyses, Greenhill made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Morton's. Any estimates contained in these analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. Because this analysis is inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Morton's, Greenhill assumes no responsibility if future results or actual values are materially different from these forecasts or assumptions. The analyses do not purport to be appraisals or to reflect the prices at which Morton's might actually be sold.

                  WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

    Morton's files annual, quarterly and special reports, proxy statements and other information with the SEC. In addition, because the merger may be considered to be a "going private" transaction, Morton's, Morton's Holdings, Morton's Acquisition, CHP, John K. Castle and David B. Pittaway have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, the exhibits to the Schedule 13E-3 and such reports, proxy statements and other information contain additional information about Morton's. Exhibits (c)(1)-(c)(10) of the Schedule 13E-3 will be made available for inspection and copying at Morton's executive offices during regular business hours by any Morton's stockholder or a representative of a stockholder as so designated in writing. Morton's has not made any provision to grant stockholders access to its corporate files or to obtain counsel or appraisal services for the stockholders at Morton's expense.

    Morton's stockholders may read and copy the Schedule 13E-3 and any reports, statements or other information filed by Morton's at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional office of the SEC located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Morton's filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC located at:
"http://www.sec.gov."

    This proxy statement is being furnished to stockholders together with a copy of Morton's Annual Report on Form 10-K/A for the fiscal year ended December 30, 2001 and Quarterly Report on Form 10-Q/A for the fiscal quarter ended March 31, 2002, which are attached to this proxy statement as Appendix F and Appendix G, respectively.

    Greenhill's opinion is attached to this proxy statement as Appendix B. Greenhill's opinion is also available for inspection and copying by Morton's stockholders (or a representative so designated in writing) at our principal offices at 3333 New Hyde Park Road, New Hyde Park, New York 11042 during regular business hours.

    The SEC allows Morton's to "incorporate by reference" information into this proxy statement. This means that Morton's can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement may update and supersede the information incorporated by reference. Morton's incorporates by reference into this proxy statement the following documents filed by it with the SEC under the Exchange Act:

    - Annual Report on Form 10-K for the fiscal year ended December 30, 2001;

    - Current Report on Form 8-K filed March 27, 2002;

    - Amendments to the Annual Report on Form 10-K/A for the fiscal year ended December 30, 2001;

    - Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002; and

    - Amendment to the Quarterly Report on Form 10-Q/A for the fiscal quarter ended March 31, 2002.

    The proxy statement does not constitute an offer to sell or to buy, or a solicitation of an offer to sell or to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction.

    Stockholders should not rely on information other than that contained in this proxy statement (including its appendices). Morton's has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated June 18, 2002. Unless explicitly stated otherwise, the information contained in Morton's Annual Report on Form 10-K/A for the fiscal year ended December 30, 2001, included in this proxy statement as Appendix F, is as of March 29, 2002, the date of filing with the SEC of the initial Form 10-K. The information contained in

Morton's Quarterly Report on Form 10-Q/A for the fiscal quarter ended March 31, 2002, included in this proxy statement as Appendix G, is as of May 14, 2002, the date of filing with the SEC of the initial Form 10-Q. No assumption should be made that the information contained in this proxy statement is accurate as of any other date, and the mailing or delivery of this proxy statement should not create any implication to the contrary. In addition, information contained in Appendix F and Appendix G may be updated and superceded by information contained elsewhere in this proxy statement. MORTON'S HAS SUPPLIED ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT RELATING TO MORTON'S, ITS SUBSIDIARIES AND THEIR RESPECTIVE DIRECTORS, OFFICERS AND AFFILIATES, AND MORTON'S HOLDINGS HAS SUPPLIED ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT RELATING TO MORTON'S HOLDINGS, MORTON'S ACQUISITION, CHP, JOHN K. CASTLE, DAVID B. PITTAWAY AND THEIR RESPECTIVE DIRECTORS, OFFICERS AND AFFILIATES (OTHER THAN JOHN K. CASTLE AND DAVID B. PITTAWAY SOLELY IN THEIR RESPECTIVE CAPACITIES AS DIRECTORS OF MORTON'S).

    No provisions have been made in connection with the merger to grant stockholders access to Morton's corporate files or the corporate files of Morton's Holdings, Morton's Acquisition, CHP, John K. Castle or David B. Pittaway, or to obtain counsel or appraisal services for stockholders at Morton's expense or the expense of Morton's Holdings, Morton's Acquisition, CHP, John K. Castle or David B. Pittaway.

                                                                      APPENDIX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                            MORTON'S HOLDINGS, INC.,
                          MORTON'S ACQUISITION COMPANY
                                      AND
                        MORTON'S RESTAURANT GROUP, INC.

                             ---------------------

                           DATED AS OF MARCH 26, 2002

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                      --------
 ARTICLE I  THE MERGER..............................................................     A-1
 1.1                    The Merger..................................................     A-1
 1.2                    Effective Time of the Merger................................     A-2
 1.3                    Directors and Officers......................................     A-2
 1.4                    Closing.....................................................     A-2
 1.5                    Additional Actions..........................................     A-2

 ARTICLE II  CONVERSION OF SECURITIES...............................................     A-2
 2.1                    Conversion of Capital Stock.................................     A-2
 2.2                    Payment of Cash Merger Consideration........................     A-3
 2.3                    Appraisal Rights............................................     A-5
 2.4                    Stock Options...............................................     A-6
 2.5                    Further Assurances..........................................     A-6

 ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................     A-7
 3.1                    Organization................................................     A-7
 3.2                    Capitalization..............................................     A-8
 3.3                    Authorization; Validity of Agreement; Company Action........    A-10
 3.4                    Consents and Approvals; No Violations.......................    A-10
 3.5                    SEC Reports and Financial Statements........................    A-11
 3.6                    No Undisclosed Liabilities..................................    A-12
 3.7                    Absence of Certain Changes..................................    A-12
 3.8                    Taxes.......................................................    A-13
                        Title to Properties; Owned and Leased Real Properties; No
 3.9                    Liens.......................................................    A-15
 3.10                   Intellectual Property.......................................    A-16
 3.11                   Agreements, Contracts and Commitments.......................    A-17
 3.12                   Litigation..................................................    A-19
 3.13                   Environmental Matters.......................................    A-19
 3.14                   Employee Benefit Plans......................................    A-20
 3.15                   Compliance with Laws........................................    A-21
 3.16                   Permits; Liquor Licenses....................................    A-21
 3.17                   Labor Matters...............................................    A-22
 3.18                   Insurance...................................................    A-22
 3.19                   Suppliers...................................................    A-23
 3.20                   Franchise Matters...........................................    A-23
 3.21                   Information in Proxy Statement..............................    A-23
 3.22                   Brokers.....................................................    A-23
 3.23                   State Takeover Statutes.....................................    A-23
 3.24                   Voting Requirements.........................................    A-24
 3.25                   Rights Agreement............................................    A-24
 3.26                   Opinion of Financial Advisor................................    A-24
 3.27                   Cumulative Breach...........................................    A-24

 ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY
             SUBSIDIARY.............................................................    A-25
 4.1                    Organization................................................    A-25
 4.2                    Capitalization..............................................    A-25
 4.3                    Authorization; Validity of Agreement; Necessary Action......    A-25

                                                                                        PAGE
                                                                                      --------
 4.4                    Consents and Approvals; No Violations.......................    A-25
 4.5                    Information in Proxy Statement..............................    A-26
 4.6                    Equity Commitment...........................................    A-26

 ARTICLE V  COVENANTS...............................................................    A-27
 5.1                    Interim Operations of the Company...........................    A-27
 5.2                    Confidentiality.............................................    A-30
 5.3                    No Solicitation of Other Offers.............................    A-30
 5.4                    Access to Information.......................................    A-33
 5.5                    Special Meeting.............................................    A-33
 5.6                    Proxy Statement.............................................    A-34
 5.7                    Reasonable Best Efforts.....................................    A-35
 5.8                    Public Disclosure...........................................    A-37
 5.9                    Employee Stock Purchase Plan................................    A-38
 5.10                   Other Employee Benefits.....................................    A-38
 5.11                   Directors' and Officers' Insurance and Indemnification......    A-38
 5.12                   Notification of Certain Matters.............................    A-40
 5.13                   Rights Agreement............................................    A-40
 5.14                   Subsequent Filings..........................................    A-40
 5.15                   Communication to Employees..................................    A-41

 ARTICLE VI  CONDITIONS TO EFFECT THE MERGER........................................    A-42
                        Conditions to Each Party's Obligation to Effect the
 6.1                    Merger......................................................    A-42
                        Conditions to the Buyer's and the Transitory Subsidiary's
                        Obligation to Effect the Merger.............................    A-42
 6.2
                        Conditions to the Company's Obligation to Effect the
 6.3                    Merger......................................................    A-44

 ARTICLE VII  TERMINATION...........................................................    A-44
 7.1                    Termination.................................................    A-44
 7.2                    Effect of Termination.......................................    A-46
 7.3                    Fees and Expenses...........................................    A-47
 7.4                    Amendment...................................................    A-48
 7.5                    Extension; Waiver...........................................    A-48

 ARTICLE VIII  DEFINITIONS..........................................................    A-48
 8.1                    Definitions.................................................    A-48

 ARTICLE IX  MISCELLANEOUS..........................................................    A-51
 9.1                    Nonsurvival of Representations and Warranties...............    A-51
 9.2                    Notices.....................................................    A-51
 9.3                    Entire Agreement............................................    A-52
 9.4                    No Third Party Beneficiaries................................    A-52
 9.5                    Assignment..................................................    A-52
 9.6                    Interpretation..............................................    A-53
 9.7                    Counterparts................................................    A-53
 9.8                    Severability................................................    A-53
 9.9                    Governing Law...............................................    A-53
 9.10                   Submission to Jurisdiction..................................    A-53
 9.11                   Remedies....................................................    A-53
 9.12                   Waiver of Jury Trial........................................    A-54

 ANNEX A: Definition of "Consolidated Adjusted EBITDA"

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT entered into as of March 26, 2002 (as amended, modified or supplemented from time to time, this "AGREEMENT") by and among Morton's Holdings, Inc., a Delaware corporation (the "BUYER"), Morton's Acquisition Company, a Delaware corporation and a direct wholly-owned subsidiary of the Buyer (the "TRANSITORY SUBSIDIARY"), and Morton's Restaurant Group, Inc., a Delaware corporation (the "COMPANY"). The Buyer, the Transitory Subsidiary and the Company are individually referred to herein as a "PARTY" and collectively referred to herein as the "PARTIES".

                             PRELIMINARY STATEMENT

    WHEREAS, the respective Boards of Directors of the Company, the Buyer and the Transitory Subsidiary deem it advisable and in the best interests of their respective corporations and their respective stockholders that the Buyer acquire the Company on the terms and subject to the conditions set forth in this Agreement;

    WHEREAS, the acquisition of the Company shall be effected through a merger (the "MERGER") of the Transitory Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement and the General Corporation Law of the State of Delaware (as in effect from time to time, the "DGCL"), as a result of which the Company shall become a wholly-owned subsidiary of the Buyer;

    WHEREAS, a Special Committee of the Board of Directors of the Company, duly authorized and constituted and comprised solely of directors of the Company who are not employees of the Company (the "SPECIAL COMMITTEE"), after receiving the written opinion of Greenhill & Co., LLC, the financial advisor to the Special Committee ("GREENHILL"), at a meeting thereof duly called and held,
(i) unanimously determined that the Merger and the other transactions contemplated herein are fair to, and in the best interests of, the Company and the stockholders of the Company, and has declared the Merger advisable, (ii) unanimously approved the Merger and this Agreement, and (iii) unanimously recommended to the Board of Directors of the Company to approve and adopt the Merger and this Agreement;

    WHEREAS, the Board of Directors of the Company, based in part on the unanimous recommendation of the Special Committee and the written opinion of Greenhill, at a meeting thereof duly called and held, (i) determined that the Merger and the other transactions contemplated herein are fair to, and in the best interests of, the Company and the stockholders of the Company, and has declared the Merger advisable, (ii) approved the Merger and this Agreement and
(iii) resolved to recommend that the stockholders of the Company vote to approve and adopt the Merger and this Agreement in conjunction with their approval of the principal terms of the Merger; and

    WHEREAS, the respective Boards of Directors of the Buyer (on its own behalf as a Party to this Agreement and as the sole stockholder of the Transitory Subsidiary) and the Transitory Subsidiary have approved and adopted this Agreement in conjunction with their approval of the principal terms of the Merger;

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the Parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1. THE MERGER. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.2), the Company and the Transitory Subsidiary shall consummate the Merger pursuant to which
(a) the Transitory Subsidiary shall be merged with and into the Company and the separate corporate existence of the Transitory Subsidiary shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (the "SURVIVING CORPORATION") and shall continue to be governed by the laws of the State of Delaware, (c) the Amended and Restated Certificate of Incorporation of the Company shall be amended in its entirety to read as the Certificate of Incorporation of the Transitory Subsidiary, as in effect immediately prior to the Effective Time; PROVIDED that Article I of the Certificate of Incorporation of the Surviving Corporation shall read in its entirety as follows: "The name of the corporation is: Morton's Restaurant Group, Inc.", and as so amended shall be the Certificate of Incorporation of the Surviving Corporation until further amended in accordance with the terms thereof and the DGCL, and (d) the By-laws of the Transitory Subsidiary, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until further amended in accordance with the terms thereof and the DGCL. The Merger shall have the effects set forth in Section 259(a) of the DGCL.

    1.2. EFFECTIVE TIME OF THE MERGER. On the terms and subject to the conditions set forth in this Agreement, prior to the Closing (as defined in Section 1.4), the Transitory Subsidiary and the Company shall prepare, execute, and on the Closing Date (as defined in Section 1.4) shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger in such form as is required by the relevant provisions of the DGCL (the "CERTIFICATE OF MERGER"). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is established by the Parties and set forth in the Certificate of Merger (the "EFFECTIVE TIME").

    1.3. DIRECTORS AND OFFICERS. The directors of the Transitory Subsidiary immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, until such director's successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-laws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, until such officer's successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-laws of the Surviving Corporation.

    1.4. CLOSING. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to
Article VII, and subject to the satisfaction or waiver (to the extent permitted by applicable law) of all of the conditions set forth in Article VI, the closing of the Merger (the "CLOSING") shall take place at 10:00 a.m. on a date to be specified by the Parties, which shall be no later than two (2) Business Days (as defined below) following the satisfaction or waiver (to the extent permitted by applicable law) of all of the conditions set forth in Article VI other than such conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver (to the extent permitted by applicable law) of those conditions (the "CLOSING DATE"), at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, unless another date, place or time is agreed to in writing by the Parties. For purposes of this Agreement, the term "BUSINESS DAY" means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.

    1.5. ADDITIONAL ACTIONS. The Surviving Corporation may, at any time after the Effective Time, take any action (including, without limitation, executing and delivering any document in the name and on behalf of the Company) in order to consummate the transactions contemplated by this Agreement.

                                   ARTICLE II
                            CONVERSION OF SECURITIES

    2.1. CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any shares of common stock, par value $0.01 per share, of the Company (collectively, the "COMMON STOCK" or the "SHARES" and, individually, a "SHARE") or holders of any shares of common stock, par value $0.01 per share, of the Transitory Subsidiary (collectively, the "TRANSITORY SUBSIDIARY COMMON STOCK"):

        (a) CAPITAL STOCK OF THE TRANSITORY SUBSIDIARY. Each issued and outstanding share of Transitory Subsidiary Common Stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall be the only issued and outstanding capital stock of the Surviving Corporation. From and after the Effective Time, each outstanding certificate theretofore representing shares of Transitory Subsidiary Common Stock shall be deemed for all purposes to evidence ownership and to represent the same number of shares of common stock of the Surviving Corporation;

        (b) CANCELLATION OF TREASURY STOCK AND BUYER-OWNED STOCK. All Shares that are owned by the Company or by any Subsidiary (as defined in Section 3.1(b)) or held in the Company's treasury and any Shares owned by the Buyer, the Transitory Subsidiary or any other subsidiary of the Buyer, immediately prior to the Effective Time, shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor; and

        (c)  EXCHANGE OF SHARES.  Each issued and outstanding Share (other than
    (i) Shares to be cancelled in accordance with Section 2.1(b) and (ii) any Appraisal Shares (as defined in Section 2.3(c))) shall be converted into the right to receive $12.60 in cash without interest (the "CASH MERGER CONSIDERATION"), payable to the holder thereof. Such Cash Merger Consideration shall be paid upon surrender of the certificate formerly representing such Share pursuant to Section 2.2. The Shares converted into the right to receive the Cash Merger Consideration are hereinafter referred to collectively as the "CASH MERGER SHARES". All such Cash Merger Shares, from and after the Effective Time, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any Cash Merger Shares shall cease to have any rights with respect thereto, except the right to receive the Cash Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

    2.2. PAYMENT OF CASH MERGER CONSIDERATION. (a) PAYING AGENT. At or prior to the Effective Time, the Buyer shall (i) designate a bank or trust company located in the United States of America to act as paying agent for the holders of the Cash Merger Shares in connection with the Merger (the "PAYING AGENT") to receive the funds to which holders of the Cash Merger Shares shall become entitled pursuant to Section 2.1(c) and (ii) deposit in trust with the Paying Agent cash in an aggregate amount sufficient to pay the Cash Merger Consideration and to enable the Paying Agent to make payments pursuant to
Section 2.1(c) and this Section 2.2 (such amount being hereinafter referred to as the "PAYMENT FUND"). The Payment Fund shall be invested by the Paying Agent as directed by the Buyer (x) in direct obligations of the United States of America, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, commercial paper of an issuer organized under the laws of a state of the United States of America rated of the highest quality by Moody's Investors Service, Inc., or Standard & Poor's Ratings Group, or certificates of deposit, bank repurchase agreements or bankers' acceptances of a United States commercial bank having at least $1,000,000,000 in assets (collectively, "PERMITTED INVESTMENTS"), or (y) in money market funds which are invested in Permitted Investments, and any net earnings with respect thereto shall be paid to the Buyer as and when requested by the Buyer. The Paying Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 2.1(c) and this Section 2.2 out of the Payment Fund. The Payment Fund shall not be used for any other purpose except as otherwise agreed to by the

Buyer. If the amount of cash in the Payment Fund is insufficient to pay all of the amounts required to be paid pursuant to Section 2.1(c) and this
Section 2.2, the Buyer from time to time after the Effective Time shall promptly take all steps necessary to enable and cause the Surviving Corporation to deposit in trust additional cash with the Paying Agent sufficient to make all such payments.

    (b)  EXCHANGE PROCEDURES.

        (i) Within five (5) Business Days following the Effective Time, the Buyer shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Cash Merger Shares (collectively, the "CERTIFICATES"), whose Shares were converted pursuant to
    Section 2.1(c) into the right to receive the Cash Merger Consideration,
    (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent, and shall otherwise be in customary form), and (B) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Cash Merger Consideration.

        (ii) Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereon, together with any other items specified by the letter of transmittal or otherwise reasonably required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Cash Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each Certificate shall be deemed, for all corporate purposes, to evidence only the right to receive upon such surrender the Cash Merger Consideration deliverable in respect thereof to which the holder thereof is entitled pursuant to Section 2.1(c) and this Section 2.2. No interest will be paid or will accrue in respect of any cash payable upon the surrender of any Certificate.

        (iii) If any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person (as defined in Section 9.6) claiming such Certificate to be lost, stolen or destroyed, the Buyer shall cause the Paying Agent to pay in exchange for such lost, stolen or destroyed Certificate the Cash Merger Consideration deliverable in respect thereof to which the holder thereof is entitled pursuant to Section 2.1(c) and this Section 2.2; PROVIDED that the Person to whom any such Cash Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner reasonably satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

        (iv) If payment of Cash Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of Cash Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Each of the Paying Agent, the Buyer and the Surviving Corporation shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Cash Merger Shares such amounts as may be required to be deducted and withheld therefrom under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "CODE") or any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this

    Agreement as having been paid to the Person to whom such amounts would otherwise have been paid and shall be paid to the appropriate governmental entity on behalf of such Person.

        (v) The Surviving Corporation shall pay all charges and expenses of the Paying Agent in connection with the exchange of the Cash Merger Consideration for the Cash Merger Shares.

    (c) NO FURTHER TRANSFER OR OWNERSHIP RIGHTS IN THE SHARES. From and after the Effective Time, the stock transfer books of the Company shall be closed with respect to Shares and there shall be no further registration of transfers of the Cash Merger Shares on the records of the Company (or the Surviving Corporation) or its transfer agent of Certificates representing Shares, and if any such Certificates are presented to the Company (or the Surviving Corporation) for transfer, they shall be cancelled and exchanged as provided in this Article II, subject to applicable law in the case of Appraisal Shares. From and after the Effective Time, the holders of Certificates evidencing ownership of Cash Merger Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable law. All Cash Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Shares exchanged for Cash Merger Consideration theretofore represented by such Certificates.

    (d) TERMINATION OF FUND; NO LIABILITY. At any time following the date which is the six (6) month anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including, without limitation, any and all interest and other income received with respect thereto) that had been made available to the Paying Agent and that have not been disbursed to holders of Certificates, and thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) with respect to the Cash Merger Consideration payable upon due surrender of their Certificates, without any interest thereon; PROVIDED that such holders shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under applicable laws. Any portion of the Payment Fund remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any Person for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or other similar laws.

    2.3. APPRAISAL RIGHTS. (a) Notwithstanding anything to the contrary contained in this Agreement but only to the extent required by the DGCL, any Shares that constitute Appraisal Shares shall not be converted into or represent the right to receive the Cash Merger Consideration in accordance with Sections 2.1(c) and 2.2, and each holder of Appraisal Shares shall be entitled only to such rights with respect to such Appraisal Shares as may be granted to such holder pursuant to Section 262 of the DGCL. From and after the Effective Time, a holder of Appraisal Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. If any holder of Appraisal Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's right to appraisal under Section 262 of the DGCL, then (i) any right of such holder to a judicial appraisal of such Shares shall be extinguished, and (ii) such Shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such Shares) the Cash Merger Consideration, without interest, in accordance with Sections 2.1(c) and 2.2.

    (b) The Company shall give the Buyer (i) prompt notice of any demand for appraisal pursuant to the DGCL received by the Company, withdrawals of such demands and copies of any related documents or instruments received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company shall not, except with the prior written consent of the Buyer, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.

    (c) For purposes of this Agreement, "APPRAISAL SHARES" shall refer to any Shares outstanding immediately prior to the Effective Time that are held by stockholders who are entitled to demand and who properly demand appraisal of such Shares pursuant to, and who comply with the applicable provisions of, Section 262 of the DGCL.

    2.4. STOCK OPTIONS. With respect to any options to purchase Common Stock outstanding on the Closing Date (collectively, the "OPTIONS"), prior to the Effective Time, the Company shall take such action as shall be required to effectuate (i) the cancellation, as of the Effective Time, of all Options (whether or not then exercisable and without regard to the exercise price of such Options) granted under any stock option plan or agreement of the Company or otherwise (collectively, the "STOCK PLANS") and to cause, pursuant to the Stock Plans, all outstanding Options to represent solely the right to receive, in accordance with this Section 2.4, a cash payment in the amount of the Option Consideration (as defined below), if any, with respect to any such Option and to no longer represent the right to receive Common Stock or any other equity securities of the Company, the Buyer, the Surviving Corporation or any other Person or any other consideration, (ii) the termination, as of the Effective Time, of the Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock or equity of the Company or any affiliate thereof (collectively, with the Stock Plans, the "STOCK INCENTIVE PLANS") and (iii) the amendment, as of the Effective Time, of the provisions of any Company Employee Plan (as defined in Section 3.14(a)) or any Executive Agreement (as defined in Section 3.14(b)) providing for the issuance, transfer or grant of any capital stock or equity of the Company or any such affiliate, or any interest in respect of any capital stock or equity of the Company or any such affiliate, to provide no continuing rights to acquire, hold, transfer or grant any capital stock or equity of the Company or any such affiliate or any interest in the capital stock or equity of the Company or any such affiliate. The forgoing actions shall take effect immediately prior to the Effective Time. Each holder of an Option shall receive from the Company, in respect and in consideration of each Option so cancelled, as soon as practicable following the Effective Time, an amount (net of applicable taxes) equal to the excess, if any, of the Cash Merger Consideration over the exercise price of such Option, multiplied by the number of Shares subject to such Option, without any interest thereon (the "OPTION CONSIDERATION"). As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of such Options a letter describing the treatment of and payments for such Options pursuant to this Section 2.4 and providing instructions for use in obtaining payment for such Options. The Company shall take all steps to ensure that neither it nor any of its affiliates is or shall be bound by any Options, other options, warrants, rights or agreements which would entitle any Person, other than the Buyer or its affiliates, to own any capital stock or equity of the Company or any of the Subsidiaries or to receive any payment in respect thereof, except as expressly contemplated by this Section 2.4. Except as otherwise contemplated herein, any then outstanding stock appreciation rights or limited stock appreciation rights, and any other rights or interest in respect of the capital stock or equity of the Company or any affiliate thereof issued by the Company or any affiliate thereof shall be cancelled immediately prior to the Effective Time without any payment therefor.

    2.5. FURTHER ASSURANCES. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the constituent corporations in the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the constituent corporations in the Merger, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such constituent corporations, all such other acts and things necessary, desirable or proper, consistent with the terms of this Agreement, to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such constituent corporations and otherwise to carry out the purposes of this Agreement.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Article III are true and correct. The Company has delivered to the Buyer a Disclosure Letter, dated the date hereof (the "COMPANY DISCLOSURE LETTER"), receipt of which has been acknowledged in writing thereon by the Buyer, which Company Disclosure Letter is arranged in sections corresponding to the numbered and lettered Sections contained in this Article III (it being understood and agreed that any matter disclosed in any section of the Company Disclosure Letter shall be deemed to be disclosed and incorporated in any other section of the Company Disclosure Letter when the appropriateness of such disclosure and incorporation is readily apparent from the context).

    3.1. ORGANIZATION. (a) The Company and each of the Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. The Company and each of the Subsidiaries is duly qualified or licensed to do business, and is in good standing as a foreign entity in each jurisdiction where the character of its properties or assets owned, operated and leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or licensed or in good standing has not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect (as defined below). The Company has, prior to the date of this Agreement, delivered to the Buyer and the Transitory Subsidiary (or made available to the Buyer and the Transitory Subsidiary in the data room established by the Company for purposes of the due diligence investigation of the Buyer and the Transitory Subsidiary during the periods of time that the representatives of the Buyer and the Transitory Subsidiary visited the data room) true, complete and correct copies of the Certificate of Incorporation and the By-laws of the Company and the comparable governing documents of each of the Subsidiaries, in each case as amended and in full force and effect as of the date of this Agreement. The respective certificates of incorporation and by-laws or other organizational documents of the Subsidiaries do not contain any provision limiting or otherwise restricting the ability of the Company to control such Subsidiaries. For purposes of this Agreement, the term "COMPANY MATERIAL ADVERSE EFFECT" means any event, change, occurrence, effect, fact, violation, development or circumstance having or resulting in a material adverse effect on (i) the ability of the Company to duly perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis or (ii) the business, properties, assets, liabilities, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole; PROVIDED that the following shall not be taken into account in determining whether there has been or would reasonably be likely to be a "Company Material Adverse Effect" under this Agreement:

        (i) adverse changes in the stock price of the Company (as quoted on the New York Stock Exchange), in and of themselves, but only so long as any such adverse changes do not reflect any other event, change, occurrence, effect, fact, violation, development or circumstance that has had or would reasonably be likely to have, individually or in the aggregate, a material adverse effect on (A) the ability of the Company to duly perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis or (B) the business, properties, assets, liabilities, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole, in each case, other than those events, changes, occurrences, effects, facts, developments or circumstances described in any of subclauses (x) through (z), inclusive, of immediately succeeding clause (ii); and

        (ii) other than as may relate to or arise from any disruption in the availability of, or public health and safety concerns with respect to ordinary consumption of, the primary foods and/or beverages supplied to or served by the Company or any of the Subsidiaries, the following:

           (x) events, changes, occurrences, effects, facts, developments or circumstances generally adversely affecting the economy of a city, state, country or jurisdiction where the Company and the Subsidiaries operate and which do not affect the Company and the Subsidiaries disproportionately;

           (y) events, changes, occurrences, effects, facts, developments or circumstances generally adversely affecting the United States securities markets or the fine dining restaurant industry in general and which do not affect the Company and the Subsidiaries disproportionately; and

           (z) any failure to meet third party analysts' estimates with respect to the performance or condition of the Company and the Subsidiaries, taken as a whole.

    (b) Section 3.1(b) of the Company Disclosure Letter sets forth a complete and accurate list of the Subsidiaries and a description of the Company's direct or indirect equity interest(s) therein. As used in this Agreement, the term "SUBSIDIARY" shall mean all corporations or other entities in which the Company owns a majority of the issued and outstanding capital stock or similar interests normally entitled to vote in an election of directors or similar governing body, as applicable. Except for the Company's interest in the Subsidiaries and other than loans, extensions of credit or advances constituting trade receivables arising in the ordinary course of business consistent with past practice, or as set forth in Section 3.1(b) of the Company Disclosure Letter, neither the Company nor any of the Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in, nor is the Company or any of the Subsidiaries subject to any obligation or requirement to provide for or to make any investment (whether equity or debt) to or in, any Person.

    3.2. CAPITALIZATION. (a) The authorized capital stock of the Company consists of (a) 25,000,000 shares of Common Stock, (b) 3,000,000 shares of preferred stock, par value $0.01 per share, and (c) 3,000,000 shares of nonvoting common stock, par value $0.01 per share. As of the close of business on the date hereof, (i) with respect to Common Stock, 4,182,475 shares are issued and outstanding, 2,612,326 shares are issued and held in the treasury of the Company and 1,142,274 shares are reserved for issuance upon exercise of outstanding options granted under the Company's stock option plans or otherwise;
(ii) with respect to preferred stock, no shares are issued and outstanding, or held in the treasury of the Company and 200,000 shares are designated Series A Junior Participating Preferred Stock and are reserved for issuance in connection with the Company's stockholder rights plan pursuant to the Amended and Restated Rights Agreement, dated as of March 22, 2001 (as in effect on the date hereof and without giving any effect to any amendments, modifications or supplements after the date hereof, the "RIGHTS AGREEMENT"), by and between the Company and Equiserve Trust Company (formerly known as The First National Bank of Boston), as rights agent thereunder; and (iii) with respect to nonvoting common stock, no shares are issued and outstanding, or held in the treasury of the Company or reserved for issuance. Section 3.2(a) of the Company Disclosure Letter sets forth the exercise price, grant date, expiration date for and number of shares subject to all outstanding Options. All outstanding shares of capital stock or other equity interests, as the case may be, of the Company and each of the Subsidiaries are duly authorized, validly issued, fully paid and non-assessable, and are not subject to, nor were issued in violation of, any preemptive rights, purchase option, call option, right of first refusal, subscription right or any similar right, in each case granted by the Company or any Subsidiary or, to the Company's Knowledge (as defined below), any other Person, and were issued in compliance with applicable securities laws and regulations. All shares of capital stock of the Company subject to issuance on the terms and conditions set forth in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable, and will not be subject to, nor issued in violation of, any preemptive rights, purchase option, call option, right of first refusal, subscription right or any similar right, and will be issued in compliance with applicable securities laws and regulations. Except for the transactions contemplated by this Agreement, (i) there are no shares of capital stock or other securities (voting or nonvoting) of the Company or any of the Subsidiaries authorized, issued or outstanding,
(ii) there are no outstanding or authorized options (other than the

Options described in Section 3.2(a) of the Company Disclosure Letter), warrants, calls, preemptive rights, subscriptions or other rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights ("SARS"), stock-based performance units, agreements, arrangements, commitments or claims of any character, contingent or otherwise, relating to the issued or unissued capital stock of the Company or any of the Subsidiaries or obligating the Company or any of the Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interests in the Company or any of the Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of the Subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, convertible or exchangeable security, agreement, arrangement, commitment or claim, (iii) there are no outstanding contractual obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any Shares or any capital stock of the Company or any Subsidiary or to provide funds to make any investment (whether equity or debt) in any Subsidiary or any other entity, and (iv) neither the Company nor any of the Subsidiaries has authorized or outstanding bonds, debentures, notes or other indebtedness or obligations which entitle the holders thereof to vote (or which are convertible into or exercisable or exchangeable for securities which entitle the holders thereof to vote) with the stockholders of the Company or such Subsidiary, as the case may be, on any matter (collectively, "VOTING DEBT"). For purposes of this Agreement, "TO THE COMPANY'S KNOWLEDGE" or any other phrase of similar import shall be deemed to refer to the actual knowledge, after due inquiry, of any of (w) Allen
J. Bernstein, (x) Thomas J. Baldwin, (y) John T. Bettin and (z) Agnes Longarzo; PROVIDED that "TO THE COMPANY'S KNOWLEDGE" or any other phrase of similar import shall be deemed to also include matters that come to the actual knowledge, after due inquiry, of any of (x) Allan C. Schreiber and (y) Klaus W. Fritsch, after the date of this Agreement.

    (b) All of the outstanding shares of capital stock or other equity interests of each of the Subsidiaries are owned, of record and beneficially, by the Company, directly or indirectly, and all such shares or ownership interests have been duly authorized, validly issued, fully paid and non-assessable, and are not subject to, nor were issued in violation of, any preemptive rights and all such shares or ownership interests are owned, of record and beneficially, by either the Company or one or more of the Subsidiaries, in each case free and clear of all liens, security interests, charges, claims or encumbrances of any kind or nature. No shares of capital stock of, or ownership interests in, any of the Subsidiaries are reserved for issuance.

    (c) There are no voting trusts, proxies, registration rights agreements, or other agreements, commitments, arrangements or understandings of any character by which the Company or any of the Subsidiaries is bound with respect to the voting of any shares of capital stock or other equity interests of the Company or any of the Subsidiaries or with respect to the registration of the offering, sale or delivery of any shares of capital stock or other equity interests of the Company or any of the Subsidiaries under the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder) (the "SECURITIES ACT").

    (d) None of the Company or its Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock or other equity interests of the Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement.

    (e) Except as contemplated by the Company Senior Credit Agreement (as defined below), there are no restrictions of any kind which prevent or restrict the payment of dividends by the Company or any of the Subsidiaries other than those imposed by laws of general applicability of their respective jurisdictions of organization. For purposes of this Agreement, the term "COMPANY SENIOR CREDIT AGREEMENT" means the Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of June 19, 1995, by and among the Company, Peasant Holding Corp. and Morton's of Chicago, Inc. (collectively as borrowers thereunder), Fleet National Bank, as agent for the lenders thereunder, and Fleet National Bank, in its individual capacity as a lender thereunder, and the other lenders party thereto, as such agreement is in effect on the date hereof and without giving any effect to any amendments, modifications or supplements after the date hereof.

    3.3. AUTHORIZATION; VALIDITY OF AGREEMENT; COMPANY ACTION. The Company has full corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by the Company prior to or at the Effective Time, and, subject to obtaining stockholder approval to the extent (if any) required by the DGCL, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and each instrument required hereby to be executed and delivered by the Company prior to or at the Effective Time and the performance of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by its Board of Directors, and, except for obtaining the approval of its stockholders as contemplated by
Section 5.5, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by the Buyer and the Transitory Subsidiary, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

    3.4. CONSENTS AND APPROVALS; NO VIOLATIONS. The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated by this Agreement and the compliance by the Company with the applicable provisions of this Agreement will not:

        (i) subject to the obtaining of the approval of the stockholders of the Company to the extent required by the DGCL, violate or conflict with or result in any breach of any provision of the Certificate of Incorporation or the By-laws of the Company or the comparable governing documents of any of the Subsidiaries;

        (ii) require any filing, recordation, declaration or registration with, or permit, order, authorization, consent or approval of, or action by or in respect of, or the giving of notice to (each, a "GOVERNMENTAL APPROVAL"), any federal, state, local or foreign government, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority, commission or agency or any non-governmental, self-regulatory authority, commission or agency (each, a "GOVERNMENTAL ENTITY"), except for (1) the filing by the Company of a premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and the expiration or termination of any waiting periods under the HSR Act; (2) the filing with the Securities and Exchange Commission (the "SEC") of (A) the Proxy Statement (as defined in Section 5.6(a)), and (B) such reports under
    Section 13, 14(f), 15(d) or 16(a) of the Securities and Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "EXCHANGE ACT"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (3) the receipt of Governmental Approvals with respect to Liquor Licenses (as defined in Section 3.16(b)); and (4) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and the Subsidiaries are qualified to do business;

        (iii) subject to obtaining the third party consents identified in
    Section 3.4(iii) of the Company Disclosure Letter, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, give rise to any penalty, right of amendment, modification, renegotiation, termination, cancellation, payment or acceleration or any right or obligation or loss of any material benefit or right under, or result in the creation of any pledges, claims, equities, options (other than the Options described in Section 3.2(a) of the Company

    Disclosure Letter), liens, charges, mortgages, easements, rights-of-way, call rights, rights of first refusal, "tag" - or "drag"- along rights, encumbrances, security interests or other similar restrictions of any kind or nature whatsoever (collectively, "LIENS") upon any of the properties or assets of the Company or any of the Subsidiaries under any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, lease, license, sublicense, franchise, permit, concession, agreement, contract, obligation, commitment, understanding, arrangement, franchise agreement or other instrument, obligation or authorization applicable to the Company or any of the Subsidiaries, or by which any such Person or any of its properties or assets may be bound; or

        (iv) violate or conflict with any judgment, order, writ, injunction, decree, law, statute, ordinance, rule or regulation applicable to the Company or any of the Subsidiaries or by which any of their properties or assets may be bound;

excluding from preceding clauses (ii), (iii) and (iv) such matters that have not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect.

    3.5. SEC REPORTS AND FINANCIAL STATEMENTS. The Company has timely filed with the SEC all forms, reports, schedules, statements and other documents (including, in each case, exhibits, schedules, amendments or supplements thereto, and any other information incorporated by reference therein) required to be filed by it since January 1, 1999 under the Exchange Act or the Securities Act (as such documents have been amended or supplemented between the time of their respective filing and the date hereof, collectively, the "COMPANY SEC DOCUMENTS". The term "COMPANY SEC DOCUMENTS" shall also include the draft form of the Company's Form 10-K for the fiscal year ended December 30, 2001, to the extent and in the form that such draft form has been provided to the Buyer prior to the date hereof). The Company has, prior to the date of this Agreement, provided the Buyer and the Transitory Subsidiary with (or made available to the Buyer and the Transitory Subsidiary in the data room established by the Company for purposes of the due diligence investigation of the Buyer and the Transitory Subsidiary during the periods of time that the representatives of the Buyer and the Transitory Subsidiary visited the data room) true, complete and correct copies of all portions of any Company SEC Documents not publicly available. Except to the extent amended or superseded by a subsequent filing with the SEC made prior to the date hereof, as of their respective dates (and if so amended or superseded, then on the date of such filing prior to the date hereof), the Company SEC Documents (including, without limitation, any financial statements or schedules included therein) and any forms, reports, schedules, statements, registration statements, proxy statements and other documents (including in each case, exhibits, schedules, amendments or supplements thereto, and any other information incorporated by reference therein) filed by the Company with the SEC subsequent to the date hereof (collectively, the "SUBSEQUENT FILINGS") (a) did not, and in the case of Subsequent Filings will not, contain any untrue statement of a material fact or omit, or in the case of Subsequent Filings will not omit, to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied, and in the case of Subsequent Filings will comply, in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by the Buyer or the Transitory Subsidiary in writing relating to the Buyer, the Transitory Subsidiary or any affiliate thereof (other than the Company or any of the Subsidiaries), as the case may be, expressly for inclusion or incorporation by reference in the Proxy Statement. None of the Subsidiaries is required to file any forms, reports or other documents with the SEC. Each of the financial statements contained or to be contained in the Company SEC Documents (including, in each case, any related notes and schedules) has been prepared from, and is in accordance with, the books and records of the Company and its consolidated Subsidiaries, complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) ("GAAP") and fairly presents the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries at the dates and for the periods covered thereby. The Company has heretofore provided the Buyer with true and correct copies of any filings or any amendments or modifications to any Company SEC Documents (in final form or, if such final form is not available, then in draft form) which have not yet been filed with the SEC but that are required to be filed with the SEC as of the date hereof, in accordance with applicable requirements of the federal securities laws and the SEC rules and regulations promulgated thereunder.

    3.6. NO UNDISCLOSED LIABILITIES. Except as disclosed on Section 3.6 of the Company Disclosure Letter or as accrued on the December 30, 2001 balance sheet included in the Company SEC Documents, the Company and its Subsidiaries do not have any claims, liabilities, indebtedness or obligations of any nature (whether known, accrued, absolute, contingent, asserted, liquidated or otherwise) which would be required to be reflected in or reserved against in financial statements prepared in accordance with GAAP, whether due or to become due, except for any claims, liabilities, indebtedness or obligations that have not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect.

    3.7. ABSENCE OF CERTAIN CHANGES. Since December 30, 2001, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course and:

        (a) there has not occurred any event, change, occurrence, effect, fact, violation, development or circumstance that has resulted in or would reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect;

        (b) there has been no declaration, setting aside or payment of any dividend or other distribution payable in cash, securities or other property with respect to, or split, combination, redemption, reclassification, purchase or other acquisition of, any shares of capital stock (or other equity interests) or other securities of the Company or any of the Subsidiaries, other than those payable by a wholly-owned Subsidiary solely to the Company or to another wholly-owned Subsidiary, or any other change in the capital structure of the Company or any of the Subsidiaries;

        (c) there has been no change by the Company or any of the Subsidiaries in any accounting practices, policies or procedures or any methods of reporting income, deductions or other items for income tax purposes (except insofar as may have been required by applicable law, GAAP or SEC position);

        (d) (i) any granting by the Company to any officer or director of the Company or any of the Subsidiaries of any increase in compensation (including, without limitation, wages, salaries, bonuses or any other remuneration), except in the ordinary course of business consistent with past practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents, (ii) any granting by the Company or any of the Subsidiaries to any such officer or director of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents or (iii) any entry by the Company or any of the Subsidiaries into any employment, severance or termination agreement with any such officer or director; or

        (e) neither the Company nor any of the Subsidiaries has taken any action which, if taken subsequent to the execution and delivery of this Agreement and on or prior to the Closing Date, would constitute a breach of the covenants set forth in Section 5.1.

    3.8. TAXES. (a) TAX RETURNS. Except as set forth in Section 3.8(a) of the Company Disclosure Letter, the Company has timely filed or caused to be timely filed with the appropriate taxing authorities all income Tax Returns and other material Tax Returns (as defined in Section 3.8(d)) that are required to be filed by, or with respect to, the Company and the Subsidiaries on or prior to the Closing Date.

    (b) PAYMENT OF TAXES. Except as set forth in Section 3.8(b) of the Company Disclosure Letter, all material Taxes and Tax liabilities due by or with respect to the income, assets or operations of the Company and the Subsidiaries for all taxable years or other taxable periods that end on or before the Closing Date have been either timely paid or will be timely paid in full on or prior to the Closing Date or accrued and adequately disclosed and fully provided for in the Company SEC Documents in accordance with GAAP. With respect to any taxable year or other taxable period beginning on or before and ending after the Closing Date, neither the Company nor any of the Subsidiaries has incurred any material Tax liability outside of the ordinary course of business with respect to the portion of such taxable year or other taxable period ending on and including the Closing Date.

    (c) OTHER TAX MATTERS. Except as set forth in Section 3.8(c) of the Company Disclosure Letter:

        (1) (i) Neither the Company nor any of the Subsidiaries is currently the subject of an audit or other examination of Taxes by the tax authorities of any nation, state or locality, (ii) no such audit is pending, or to the Company's Knowledge, threatened, and (iii) neither the Company nor any of the Subsidiaries has received any written notices from any taxing authority relating to any issue which would have or would be reasonably likely to have a material adverse effect on the Tax liability of the Company or any of the Subsidiaries.

        (2) Neither the Company nor any of the Subsidiaries (i) has entered into an agreement or waiver in effect as of the Closing Date or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company or any of the Subsidiaries, or (ii) is presently contesting the Tax liability of the Company or any of the Subsidiaries before any court, tribunal or agency.

        (3) Neither the Company nor any of the Subsidiaries has been included in any "consolidated", "unitary" or "combined" Tax Return with any Person (other than the Company or any current Subsidiary) provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

        (4) All material Taxes which the Company and each or any of the Subsidiaries is (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

        (5) No claim has been made in writing with respect to the 1995 tax year or subsequent tax years or, to the Company's Knowledge, with respect to any tax year prior to the 1995 tax year by any taxing authority in a jurisdiction where the Company or any of the Subsidiaries does not file Tax Returns that the Company or any of the Subsidiaries is or may be subject to taxation by that jurisdiction.

        (6) There are no tax sharing, allocation, indemnification or similar agreements in effect as between the Company or any of the Subsidiaries or any predecessor or affiliate thereof (other than the Buyer and its affiliates) and any other party under which the Buyer, the Transitory Subsidiary, the Company or any of the Subsidiaries could be liable for any Taxes or other claims of any party after the Closing Date.

        (7) Neither the Company nor any of the Subsidiaries has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality.

        (8) No election under Section 341(f) of the Code has been made or shall be made prior to the Closing Date to treat the Company or any of the Subsidiaries as a consenting corporation, as defined in Section 341 of the Code.

        (9) Neither the Company nor any of the Subsidiaries is a party to any agreement that would require (including, without limitation, as a result of the execution and delivery of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement) the Company or any of the Subsidiaries or any affiliate thereof to make any payment that would constitute an "excess parachute payment" for purposes of Sections 280G and 4999 of the Code or that would not be deductible pursuant to Section 162(m) of the Code.

        (10) The Company and each Subsidiary have delivered to the Buyer and the Transitory Subsidiary (or made available to the Buyer and the Transitory Subsidiary in the data room established by the Company for purposes of the due diligence investigation of the Buyer and the Transitory Subsidiary during the periods of time that the representatives of the Buyer and the Transitory Subsidiary visited the data room) true, complete and correct copies of each of the Tax Returns for income Taxes filed on behalf of the Company and each Subsidiary for the 1998 tax year or subsequent tax years.

        (11) (i) There are no deferred intercompany transactions between the Company and any of the Subsidiaries or between the Subsidiaries and there is no excess loss account (within the meaning of Treasury Regulations
    Section 1.1502-19 with respect to the stock of the Company or any of the Subsidiaries) which will or may result in the recognition of income upon the consummation of the transaction contemplated by this Agreement, and
    (ii) there are no other transactions or facts existing with respect to the Company and/or the Subsidiaries which by reason of the consummation of the transaction contemplated by this Agreement will result in the Company and/or the Subsidiaries recognizing income.

        (12) No indebtedness of the Company or any of the Subsidiaries consists of "corporate acquisition indebtedness" within the meaning of Section 279 of the Code.

        (13) The Company and each of the Subsidiaries is in substantial compliance with any and all material requirements with respect to the reporting, withholding, payment of employment Taxes and filing of Tax Returns with respect to tips received by the employees of the Company and the Subsidiaries.

    (d) DEFINITIONS. For purposes of this Agreement, (i) the term "TAXES" means all taxes, charges, fees, levies or other similar assessments or liabilities (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including, without limitation, duties, income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll, franchise, profits, capital gains, capital stock, occupation, severance, windfall profits, stamp, license, social security and other taxes imposed by the United States or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person and (ii) the term "TAX RETURNS" means all material tax returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information Tax returns and other information required to be supplied to a taxing authority in connection with Taxes) for Taxes that are required to be filed by, or with respect to, the Company and the Subsidiaries on or prior to the Closing Date.

    3.9.  TITLE TO PROPERTIES; OWNED AND LEASED REAL PROPERTIES; NO
LIENS. (a) The Company and each of the Subsidiaries has good, and in the case of owned real property, marketable fee simple, title to, or, in the case of leased properties and assets, valid leasehold interests in, (A) all of its material tangible properties and assets (real and personal), including, without limitation, all such properties and assets reflected in the Company's consolidated balance sheet as of December 30, 2001 contained in the Company SEC Documents, except as indicated in the notes thereto or as sold or otherwise disposed of in the ordinary course of business after such date, and (B) all the material tangible properties and assets that have been purchased by the Company or any of the Subsidiaries since December 30, 2001, except for such properties and assets that have been sold or otherwise disposed of in the ordinary course of business, in each case subject to no Liens, except for (1) Liens reflected in the Company's consolidated balance sheet as of December 30, 2001 contained in the Company SEC Documents (including the notes thereto), (2) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto that do not materially detract from the value of, or materially impair the use of, such property by the Company or any of the Subsidiaries in the operation of its respective business, (3) statutory liens or liens of landlords, carriers, warehousemen, mechanics, suppliers, materialmen or repairmen arising in the ordinary course of business or (4) Liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent, all of such Liens referred to in preceding clauses (1) through (4), inclusive, having not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect (such Liens, collectively, "PERMITTED LIENS").

    (b) Section 3.9(b) of the Company Disclosure Letter sets forth a complete and correct list of the addresses of all real property owned in whole or in part by the Company or any Subsidiary (collectively, the "OWNED REAL PROPERTY").

    (c) Section 3.9(c) of the Company Disclosure Letter sets forth a complete and correct list of the addresses of all real property leased, subleased or licensed by the Company or any of the Subsidiaries (as lessor or lessee or under which the Company or any of the Subsidiaries has any liability) (collectively, the "LEASED REAL PROPERTY" and, together with the Owned Real Property, collectively, the "COMPANY REAL PROPERTY"). The Company or one of the Subsidiaries has valid leasehold interests in all Leased Real Property described in Section 3.9(c) of the Company Disclosure Letter (or required to be set forth in Section 3.9(c) of the Company Disclosure Letter), free and clear of any and all Liens except for Permitted Liens. Except as set forth in Section 3.9(c) of the Company Disclosure Letter, each lease with respect to the premises set forth in Section 3.9(c) of the Company Disclosure Letter (or required to be set forth in Section 3.9(c) of the Company Disclosure Letter) is in full force and effect in accordance with its terms in all material respects; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder in any material respect, and there exists no default or event, occurrence, condition or act (including the Merger and transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any further event or condition (including, without limitation, the Merger and the other transactions contemplated by this Agreement), would become a default in any material respect under such lease. Except as set forth in Section 3.9(c) of the Company Disclosure Letter, neither the Company nor any of the Subsidiaries has violated any of the terms or conditions under any such lease in any material respect, and, to the Company's Knowledge, all of the covenants to be performed by any other party under any such lease have been fully performed in all material respects. The Company has, prior to the date of this Agreement, provided to the Buyer true, complete and correct copies of each lease or other agreement (including, in each case, any and all amendments, modifications and supplements thereto except for any immaterial amendments, modifications or supplements) with respect to each of the premises set forth in Section 3.9(c) of the Company Disclosure Letter.

    (d) All of the buildings, structures and appurtenances situated on the Company Real Property are in good operating condition and in a state of good maintenance and repair (ordinary wear and tear excepted), are adequate and suitable for the purposes for which they are presently being used and, with respect to each, the Company or one of the Subsidiaries has adequate rights of ingress and egress for operation of the business of the Company or such Subsidiary in the ordinary course, except as has not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect. None of such buildings, structures or appurtenances (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or any provision of any law, ordinance, regulation, code, permit, license or order, or encroaches on any property owned by others, except as has not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect. No condemnation, expropriation, eminent domain or similar proceeding is pending or, to the Company's Knowledge, threatened which would preclude or impair the use of any such Company Real Property by the Company or such Subsidiary for the purposes for which it is currently used. None of the Company nor any of the Subsidiaries is obligated under or bound by any option, right of first refusal, purchase contract, or other agreement or commitment to sell or otherwise dispose any Company Real Property or any other interest in any Company Real Property.

    3.10. INTELLECTUAL PROPERTY. (a) Except as set forth in Section 3.10 of the Company Disclosure Letter, the Company and the Subsidiaries own, license or otherwise possess legally enforceable rights to use all Intellectual Property (as defined below) used in or necessary to the conduct of the business of the Company and the Subsidiaries, including rights to make, exclude others from using, reproduce, modify, adapt, create derivative works of, translate, distribute (directly or indirectly), transmit, display, perform, license, rent, lease, and, with respect to Intellectual Property owned by the Company, assign and sell such Intellectual Property (collectively, the "COMPANY INTELLECTUAL PROPERTY"), except where the failures to own, license or have rights to use such Company Intellectual Property have not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect. To the Company's Knowledge, there is no pending or extant claim, allegation or dispute asserted in writing regarding the right of the Company or any Subsidiary to use the Company Intellectual Property as currently used by the Company or any Subsidiary. For purposes of this Agreement, the term "INTELLECTUAL PROPERTY" means foreign and domestic (i) patents, registered and unregistered trademarks, service marks, brand names, trade dress and trade names, domain names, registered and unregistered copyrights (including, without limitation, software) and designs, (ii) any applications for (and registrations
of) such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) trade secrets and other tangible or intangible proprietary or confidential information and material, and (iv) any goodwill associated with any of the foregoing.

    (b) Section 3.10(b) of the Company Disclosure Letter sets forth a complete and correct list of all Registered Company Intellectual Property (as defined below) or Company Intellectual Property material to the conduct of the business of the Company and the Subsidiaries (excluding off-the-shelf software otherwise available to the general public under shrinkwrap or clickwrap agreements); PROVIDED that the list of such Intellectual Property that is owned by Persons other than the Company or any of the Subsidiaries is complete and correct to the Company's Knowledge with respect to the identity of the owner of such Intellectual Property. For purposes of this Agreement, "REGISTERED COMPANY INTELLECTUAL PROPERTY" means Company Intellectual Property issued, registered, renewed or the subject of a pending application, or the substantive equivalent, without regard to the owner, assignee or registrant thereof. Each item of Registered Company Intellectual Property owned by the Company or any of the Subsidiaries has not been abandoned or cancelled, and remains in full force and effect. There are no actions that must be taken or payments that must be made by the Company or any of the Subsidiaries within ninety (90) days following the Closing Date that, if not taken, would reasonably be likely to have a material adverse effect on any Company Intellectual Property or on the right of the Company or any

Subsidiary to use any Company Intellectual Property as and where used by the Company or the Subsidiaries.

    (c) The execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not result in the breach of, or create on behalf of any third party the right to terminate or modify, any license, sublicense or other agreement relating to any Company Intellectual Property, except for such breaches and rights to terminate or modify that have not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect, and excluding for the purposes of this Section 3.10(c) all such agreements between the Company and/or the Subsidiaries. Except as set forth in Section 3.10 of the Company Disclosure Letter, neither the Company nor any of the Subsidiaries has received or has Knowledge of any written notice or claim from any Person challenging the right of the Company or any of the Subsidiaries to use any of the Company Intellectual Property and (ii) to the extent any Intellectual Property is used under license in the business of the Company and/or any of the Subsidiaries, no notice of material default has been sent or received by the Company or any of the Subsidiaries under any such license which remains uncured.

    (d) Except for those that have not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect, (i) all patents and registrations and applications for registered trademarks, service marks and copyrights that are held by the Company or any of the Subsidiaries are valid, enforceable and subsisting and (ii) the Company and the Subsidiaries have taken reasonable measures to protect the proprietary nature of the Company Intellectual Property. To the Company's Knowledge, no other Person (including, without limitation, any employee or former employee of the Company or the Subsidiaries) is infringing, violating or misappropriating any of the Company Intellectual Property, except for infringements, violations or misappropriations that have not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect. None of the business or activities conducted by the Company or any of the Subsidiaries infringes, violates or constitutes a misappropriation of any Intellectual Property of any third party, except for infringements, violations or misappropriations that have not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of the Subsidiaries has received any written (and the Company has no Knowledge of any) complaint, claim or notice alleging any such infringement, violation or misappropriation.

    (e) The Company and/or the Subsidiaries (i) owns the entire right and interest in and to, or is licensed to use, all Company Intellectual Property, free and clear of any Liens (other than Liens with respect to the Company Senior Credit Agreement and related security documents), (ii) is in compliance with each license of Company Intellectual Property, and (iii) except as disclosed in
Section 3.10(e) of the Company Disclosure Letter, is the beneficiary of either
(x) a representation and warranty as to the absence of infringement and/or (y) an indemnity, limited or full, under each such license for costs and liabilities arising from infringement of third party Intellectual Property rights by the subject matter of such license, except that no representation is made under Sections 3.10(e)(ii) and (iii) with respect to licenses where failure of such representations and warranties have not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect.

    3.11.  AGREEMENTS, CONTRACTS AND COMMITMENTS.  Except as set forth in
Section 3.11 of the Company Disclosure Letter or filed or incorporated by reference as exhibits to the Company SEC Documents on the date of this Agreement, neither the Company nor any of the Subsidiaries is currently a party to or bound by any contracts, agreements, instruments, arrangements, guarantees, licenses, executory commitments or understandings that continue to be binding on the Company or its Subsidiaries (each, a "CONTRACT") of the following nature (collectively, the "COMPANY MATERIAL CONTRACTS"):

        (i) Contracts with any current or former employee, director or officer of the Company or any of the Subsidiaries;

        (ii) Contracts that involve the performance of services of an amount, payments or value (as measured by the revenue derived therefrom during the fiscal year ended December 30, 2001) in excess of $250,000 annually, unless terminable by the Company on not more than ninety (90) days notice without material penalty;

        (iii) Contracts (x) for the sale of assets of the Company or any of the Subsidiaries involving aggregate consideration of $150,000 or more, or (y) for the grant to any Person of any preferential rights to purchase any material amount of assets of the Company or any of the Subsidiaries;

        (iv) Contracts for the acquisition, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any Person or assets of any Person (other than the purchase of equipment, inventories and supplies in the ordinary course of business consistent with past practice);

        (v) Contracts (including, without limitation, loan agreements, credit agreements, notes, bonds, mortgages or other agreements, indentures or instruments) relating to indebtedness for borrowed money, letters of credit, the deferred purchase price of property, conditional sale arrangements, capital lease obligations, obligations secured by a Lien, or interest rate or currency hedging activities (including guarantees or other contingent liabilities in respect of any of the foregoing but in any event excluding trade payables arising in the ordinary course of business consistent with past practice, intercompany indebtedness and immaterial leases for telephones, copy machines, facsimile machines and other office equipment);

        (vi) Loans or advances to (other than advances to employees in respect of travel and entertainment expenses in the ordinary course of business in amounts of $12,500 or less to any individual on any date of determination, and $150,000 in the aggregate on any date of determination), or investments in, any Person, other than the Company or a Subsidiary, or any Contracts relating to the making of any such loans, advances or investments or any Contracts involving a sharing of profits (except for bonus arrangements with employees entered into in the ordinary course of business consistent with past practice);

        (vii) Contracts relating to any material joint venture, partnership, strategic alliance or similar arrangement (including, without limitation, any franchising agreement);

        (viii) Contracts to be performed relating to capital expenditures with a value in excess of $250,000 in any calendar year, or in the aggregate capital expenditures with a value in excess of $1,000,000;

        (ix) Contracts relating to any Liquor License of any Company Restaurant (as defined in Section 3.16(b));

        (x) Contracts which contain restrictions with respect to payment of dividends or any other distribution in respect of its capital stock (other than the Company Senior Credit Agreement);

        (xi) Contracts containing covenants purporting to restrict the Company or any of its affiliates from competing with any Person or which restrict any other Person from competing with the Company or any of its affiliates;

        (xii) Contracts which are material to the Company or any of the Subsidiaries and which restrict the Company or any of the Subsidiaries from disclosing any information concerning or obtained from any other Person (other than Contracts entered into in the ordinary course of business);

        (xiii) Contracts that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act; or

        (xiv) Contracts of the type described under Item 601(b)(10) of Regulation S-K under the Securities Act.

Each Company Material Contract is in full force and effect, is a valid and binding obligation of the Company or the Subsidiary party thereto and, to the Company's Knowledge, each other party thereto. There exists no default or event of default or event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) on the part of the Company or any Subsidiary or, to the Company's Knowledge, on the part of any other party to any Company Material Contract that, with the giving of notice or the lapse of time or both, would become a default or event of default under any Company Material Contract, except for such defaults or events of default which have not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect.

    3.12. LITIGATION. Except as set forth in Section 3.12 of the Company Disclosure Letter, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the Company's Knowledge, threatened against or binding on the Company or any of the Subsidiaries, or any of their respective properties or rights, or judgment, order or decree outstanding against or binding on the Company or any of its Subsidiaries, or any of their respective properties or rights, except for actions, suits, proceedings, claims, arbitrations and investigations, and judgments, orders and decrees that have not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section
3.12 of the Company Disclosure Letter, there are no actions, suits, claims, proceedings or investigations pending or, to the Company's Knowledge, threatened, seeking to prevent or challenging the transactions contemplated by this Agreement, that could reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

    3.13. ENVIRONMENTAL MATTERS. (a) Except as has not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and each of the Subsidiaries have all permits, licenses and approvals required under Environmental Laws (as defined in Section 3.13(b)) to operate and conduct their respective businesses in material compliance with all Environmental Laws (collectively, "ENVIRONMENTAL PERMITS"); (ii) the Company and each of the Subsidiaries have complied in all material respects with all, and are not currently in material violation of any, applicable Environmental Laws and the requirements of all Environmental Permits;
(iii) there are no claims, proceedings, investigations or actions by any Governmental Entity or other Person pending, or to the Company's Knowledge threatened, against the Company or the Subsidiaries under any Environmental Law; and (iv) there are no facts, circumstances or conditions relating to the past or present business or operations of the Company or any of the Subsidiaries (including the disposal of any wastes, hazardous substances or other materials), or to any real property currently or formerly owned or operated by the Company or any of the Subsidiaries, that would reasonably be expected to give rise to a material claim, proceeding or action, or to any liability, under any Environmental Law.

    (b) For purposes of this Agreement, "ENVIRONMENTAL LAW" means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement of any jurisdiction relating to:
(i) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the handling, use, storage, treatment, manufacture, transportation, presence, disposal, release or threatened release of any hazardous substance or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

    3.14. EMPLOYEE BENEFIT PLANS. (a) Section 3.14(a) of the Company Disclosure Letter sets forth a true, complete and correct list of all employee benefit or fringe benefit plans, programs, and/or arrangements maintained, or contributed to (or required to be contributed to), by the Company and/or any of the Subsidiaries and, with respect to plans subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), all employers (whether or not incorporated) that would be treated together with the Company and/or any Subsidiary as a single employer within the meaning of Section 414 of the Code) (collectively, the "COMPANY EMPLOYEE PLANS"). (i) Each Company Employee Plan is in substantial compliance with all applicable laws including, without limitation, ERISA and the Code) and has been administered and operated in all material respects in accordance with its terms; (ii) neither the Company nor any Subsidiary has ever maintained or contributed to, or had any obligation to contribute to (or borne any liability with respect to) any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or any plan covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA;
(iii) neither the Company nor any Subsidiary has incurred or expects to incur any material liability (including, without limitation, additional contributions, fines, taxes or penalties) as a result of a failure to administer or operate any Company Employee Plan that is a "group health plan" (as such term is defined in Section 607(1) of ERISA or Section 5000(b)(1) of the Code) in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA or
Section 4980B of the Code ("COBRA"); (iv) no Company Employee Plan or Executive Agreement provides for post-employment or retiree health, life insurance or other welfare benefits (except to the extent required by COBRA); (v) neither the Company nor any Subsidiary has any unfunded liabilities pursuant to any Company Employee Plan which is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) that is not intended to be qualified under
Section 401(a) of the Code; (vi) each Company Employee Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has as currently in effect been determined to be so qualified by the Internal Revenue Service (or has submitted within the remedial amendment period, or is within the remedial amendment period for submitting, an application to the Internal Revenue Service for such a determination) and since the date of each such determination (or submission, if applicable), no event has occurred and no condition or circumstance has existed that resulted or is likely to result in the revocation of such determination (or the refusal of the Internal Revenue Service to issue such a favorable determination); (vii) no liability, claim, action, litigation, audit, examination, investigation or administrative proceeding has been made, commenced or, to the Company's Knowledge, threatened, with respect to any Company Employee Plan (other than routine claims for benefits payable in the ordinary course) which could result in a material liability of the Company or any Subsidiary thereof; (viii) neither the Company nor any Subsidiary, nor any of their respective directors, officers or employees, nor, to the Company's Knowledge, any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transaction, act or omission to act in connection with any Company Employee Plan that could reasonably be expected to result in the imposition of a material penalty or fine pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code; and (ix) except as required to maintain the tax qualified status of any Company Employee Plan intended to qualify under Section 401(a) of the Code, no condition or circumstance exists that would prevent the amendment or termination of any Company Employee Plan.

    (b) Neither the Company nor any Subsidiary is a party to any oral or written
(i) agreement with any executive officer or employee of the Company (A) the benefits of which are contingent, or the payment or terms of which are accelerated or materially altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such executive officer or employee; or
(ii) agreement or plan binding the Company or any Subsidiary, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event) or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement (such agreements and plans referred to in clause (i) or (ii), collectively, the "EXECUTIVE AGREEMENTS"). For purposes of this Section 3.14, the term "EXECUTIVE OFFICER" shall have the meaning set forth in Rule 3b-7 of the Exchange Act.

    (c) The Company has provided to the Buyer and the Transitory Subsidiary (or made available to the Buyer and the Transitory Subsidiary in the data room established by the Company for purposes of the due diligence investigation of the Buyer and the Transitory Subsidiary during the periods of time that the representatives of the Buyer and the Transitory Subsidiary visited the data room) true, complete and correct copies of each Company Employee Plan and each Executive Agreement, together with all amendments thereto, and, to the extent applicable, (i) all current summary plan descriptions; (ii) the annual report on Internal Revenue Service Form 5500-series, including any attachments thereto, for each of the last three (3) plan years; and (iii) the most recent Internal Revenue Service determination letter.

    3.15. COMPLIANCE WITH LAWS. The Company and each of the Subsidiaries have complied with, are not in violation of, and have not received any notice alleging any such violation with respect to, any applicable provisions of any federal, state, local or foreign statute, order, judgment, decree, law, rule, regulation or ordinance (including, without limitation, as the same relates to food preparation and handling) applicable to the conduct of their businesses or the ownership or operation of their properties or assets, except for such failures to comply and violations which have not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of the Subsidiaries is pending or, to the Company's Knowledge, threatened, nor, to the Company's Knowledge, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which have not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect.

    3.16. PERMITS; LIQUOR LICENSES. (a) The Company and each of the Subsidiaries have complied with and are in compliance with all permits, approvals, licenses, authorizations, certificates, rights, exemptions, orders and franchises from Governmental Entities necessary for the ownership of their assets and lawful conduct of their businesses as now conducted, including those relating to, among others, food preparation and handling, alcoholic beverage control, public health and safety, zoning and fire codes (collectively, the "COMPANY PERMITS"), and there has not occurred any default under any such Company Permit, except to the extent that any failure to hold Company Permits and any such defaults have not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect.

    (b) Section 3.16(b) of the Company Disclosure Letter sets forth a complete and correct list of all liquor licenses (including, without limitation, beer and wine licenses) held or used by the Company or any of the Subsidiaries (collectively, the "LIQUOR LICENSES") in connection with the operation of each restaurant owned or operated by the Company or any of the Subsidiaries (each, a "COMPANY RESTAURANT"), along with the address of each such Company Restaurant and the expiration date of each such Liquor License. To the extent required by applicable law, rule, regulation or ordinance, each Company Restaurant currently in operation possesses a Liquor License. The Company has no reason to believe that it will not be able to obtain Liquor Licenses for restaurants currently being brought into operation identified in Section 3.16(b) of the Company Disclosure Letter. Each of the Liquor Licenses has been validly issued and is in full force and effect and is adequate for the current conduct of the operations at the Company Restaurant for which it is issued. Neither the Company nor any of the Subsidiaries has received any written notice of any pending or, to the Company's Knowledge, threatened modification, suspension or cancellation of a Liquor License or any proceeding related thereto that would reasonably be expected to have any material adverse impact on any Company Restaurant, the ability to maintain or renew any Liquor License or the nature or level of discipline imposed on account of future violations of the laws related to sales and service of alcoholic beverages. Since January 31, 1999, there have been no such proceedings relating to any of the Liquor Licenses. There are no pending disciplinary actions or past disciplinary actions that would reasonably be expected to have any material adverse impact on any Company Restaurant, the ability to maintain or renew any Liquor License or the nature or level of discipline imposed on account of future violations of the laws related to sales and service of alcoholic beverages.

    3.17. LABOR MATTERS. Neither the Company nor any of the Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. To the Company's Knowledge, there is no material pending or threatened labor strike, or dispute, walkout, work stoppage, slow-down, lockout or organizational effort involving employees of the Company or any of the Subsidiaries. There is no unfair labor practice charge or complaint against the Company or any of the Subsidiaries, either pending or, to the Company's Knowledge, threatened that has resulted in or would reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect; no union is currently certified, and there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (20 U.S.C. ss.151 ET SEQ.) exists or, to the Company's Knowledge, is threatened with respect to the Company's or any of the Subsidiaries' operations; neither the Company nor any of the Subsidiaries has any Equal Employment Opportunity Commission charges or other claim of employment discrimination pending or, to the Company's Knowledge, currently threatened against them that has resulted in or would reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect; no wage and hour department investigation has been made of the Company or any of the Subsidiaries that has resulted in or would reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect; there are no occupational health and safety claims against the Company or any of the Subsidiaries that has resulted in or would reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect; neither the Company nor any of the Subsidiaries has effectuated (i) a "PLANT CLOSING" (as defined in the Worker Adjustment and Retraining Notification Act (as amended, the "WARN ACT")) affecting any site of employment or one or more facilities or operating units within any site of employment of the Company or any Subsidiary; or (ii) a "MASS LAYOFF" (as defined in the WARN ACT) affecting any site of employment or facility of the Company or any Subsidiary; nor has the Company been engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law; and none of the affected employees has suffered an "EMPLOYMENT LOSS" (as defined in the WARN ACT) since ninety (90) days prior to the date hereof; the Company and the Subsidiaries are in compliance with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder, the failure of which has not resulted in and would not reasonably be likely to result in, individually or in the aggregate, Company Material Adverse Effect.

    3.18. INSURANCE. Section 3.18 of the Company Disclosure Letter sets forth the material insurance coverages maintained by the Company and the Subsidiaries. The Company has provided to the Buyer and the Transitory Subsidiary (or made available to the Buyer and the Transitory Subsidiary in the data room established by the Company for purposes of the due diligence investigation of the Buyer and the Transitory Subsidiary during the periods of time that the representatives of the Buyer and the Transitory Subsidiary visited the data room) copies of all insurance policies which are owned by the Company or the Subsidiaries or which name the Company or any of the Subsidiaries as an insured, additional insured or loss payee (including, without limitation, those pertaining to the Company's or any of the Subsidiaries' assets, employees or operations) (collectively, the "INSURANCE POLICIES"). (i) Each of the Insurance Policies is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full and cover against the risks of the nature normally insured against by entities in the same or similar lines of business in coverage amounts typically and reasonably carried by such entities,
(ii) none of the Insurance Policies shall terminate or lapse (or be affected in any other adverse manner) by reason of the transactions contemplated by this Agreement, (iii) each of the Company and the Subsidiaries has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party, (iv) no insurer under any Insurance Policy has cancelled or generally disclaimed liability under any such Insurance Policy or indicated any intent to do so or not to renew any such Insurance Policy and (v) all material claims under the Insurance Policies have been filed in a timely fashion.

    3.19. SUPPLIERS. No supplier of the Company or any of the Subsidiaries whose failure to continue to be a supplier of the Company or its Subsidiaries and would reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect has indicated to the Company or any of the Subsidiaries that it will stop, or materially decrease the rate of, supplying products or services to the Company or any of the Subsidiaries.

    3.20. FRANCHISE MATTERS. Except as set forth in Section 3.20 of the Company Disclosure Letter, neither the Company nor any of the Subsidiaries has granted to any Person any development, franchise or license rights to operate restaurants.

    3.21. INFORMATION IN PROXY STATEMENT. The Proxy Statement will comply in all material respects with the requirements of the Exchange Act and any other applicable laws. If at any time prior to the date of the Special Meeting (as defined in Section 5.5) any event occurs which should be described in an amendment or supplement to the Proxy Statement, the Company will file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act and any other applicable laws. Prior to its filing with the SEC, the amendment or supplement shall be delivered to the Buyer and its outside counsel. The information contained in the Proxy Statement, any amendment or supplement thereto or any other documents filed with the SEC by the Company in connection with the Merger, when filed with the SEC and, in case of the Proxy Statement, when mailed to the stockholders of the Company and at the time of the Special Meeting (except for information supplied by the Buyer or the Transitory Subsidiary in writing relating to the Buyer or the Transitory Subsidiary or any affiliate thereof (other than the Company or any of the Subsidiaries), as the case may be, expressly for inclusion or incorporation by reference therein, as to which no representation by the Company is made), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by the Buyer or the Transitory Subsidiary in writing relating to the Buyer or the Transitory Subsidiary or any affiliate thereof (other than the Company or any of the Subsidiaries), as the case may be, expressly for inclusion or incorporation by reference in the Proxy Statement.

    3.22. BROKERS. Except for the fees and expenses of Greenhill (whose fees and expenses shall be paid by the Company in accordance with the Company's agreement with such firm, a true, complete and correct copy of which has been previously delivered to the Buyer by the Company), no agent, broker, Person or firm acting on behalf of the Company, the Special Committee or the Board of Directors of the Company is or will be entitled to any advisory commission or broker's or finder's fee from any of the Parties (or their respective affiliates) in connection with this Agreement or any of the transactions contemplated hereby.

    3.23. STATE TAKEOVER STATUTES. The Special Committee and the Board of Directors of the Company have approved the Merger and this Agreement, and such approval is sufficient to render the restrictions contained in Section 203 of the DGCL inapplicable to the Merger and this Agreement (including all of the other transactions contemplated hereby). Except for Section 203 of the DGCL

(which has been rendered inapplicable), no other "fair price", "moratorium", "control share acquisition", "business combination" or other state takeover statute or similar statute, rule or regulation is applicable or purports to be applicable to the Merger, this Agreement or any of the other transactions contemplated hereby.

    3.24. VOTING REQUIREMENTS. The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock (voting as one class, with each share of Common Stock having one (1) vote) entitled to be cast in adopting this Agreement is the only vote of the holders of any class or series of the Company's capital stock or other securities of the Company necessary under applicable law or stock exchange (or similar self-regulatory organization) regulations to adopt this Agreement and approve the transactions contemplated by this Agreement and for consummation by the Company of the transactions contemplated by this Agreement.

    3.25. RIGHTS AGREEMENT. The Company and the Board of Directors of the Company have taken all necessary action to amend the Rights Agreement (without redeeming the Rights identified therein), and shall maintain in effect all necessary action (i) to render the Rights Agreement inapplicable with respect to the Merger, this Agreement and the other transactions contemplated hereby and
(ii) to ensure that (x) neither the Buyer nor the Transitory Subsidiary nor any of their "AFFILIATES" (as such term is defined in the Rights Agreement) or "ASSOCIATES" (as such term is defined in the Rights Agreement) is considered to be an "ACQUIRING PERSON" (as such term is defined in the Rights Agreement) and
(y) the provisions of the Rights Agreement, including the occurrence of a "DISTRIBUTION DATE" (as such term is defined in the Rights Agreement), are not and shall not be triggered by reason of the announcement or consummation of the Merger, this Agreement or the consummation of any of the other transactions contemplated hereby. The Company has delivered to the Buyer a true, complete and correct copy of the Rights Agreement, as amended, and the Rights Agreement has not been further modified or amended.

    3.26. OPINION OF FINANCIAL ADVISOR. The Special Committee and the Board of Directors of the Company have received the written opinion of Greenhill, dated March 26, 2002, a true, complete and correct signed copy of which shall be delivered to the Buyer promptly after receipt of a written copy thereof by the Company, to the effect that, as of the date of such written opinion and on the basis of and subject to the assumptions set forth therein, the Cash Merger Consideration to be received in the Merger by the holders of Shares, other than the Buyer and the Transitory Subsidiary, is fair to such holders from a financial point of view, and such opinion has not been withdrawn or modified as of the date of this Agreement. The Company has been authorized by Greenhill to permit the inclusion of such fairness opinion in the Proxy Statement.

    3.27. CUMULATIVE BREACH. The breaches, if any, of the representations and warranties made by the Company in this Agreement that would occur if all references in such representations and warranties to phrases concerning materiality, including references to the qualification "Company Material Adverse Effect" were deleted, in the aggregate, have not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                   OF THE BUYER AND THE TRANSITORY SUBSIDIARY

    Each of the Buyer and the Transitory Subsidiary hereby represents and warrants to the Company that the statements contained in this Article IV are true and correct.

    4.1. ORGANIZATION. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is currently being conducted. Each of the Buyer and the Transitory Subsidiary is duly qualified or licensed to do business, and is in good standing as a foreign corporation in each jurisdiction where the character of its properties or assets owned, operated and leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or licensed or in good standing has not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a material adverse effect on either the Buyer or the Transitory Subsidiary or materially impair the ability of either the Buyer or the Transitory Subsidiary to consummate the transactions contemplated hereby.

    4.2. CAPITALIZATION. The authorized capital stock of the Transitory Subsidiary consists of 1,000 shares of Transitory Subsidiary Common Stock, all of which are outstanding, owned by the Buyer and are duly authorized, validly issued and outstanding and fully paid and nonassessable. As of the date of this Agreement, all of the outstanding capital stock of the Buyer and the Transitory Subsidiary is owned directly or indirectly by Castle Harlan Partners III, L.P., a Delaware limited partnership.

    4.3. AUTHORIZATION; VALIDITY OF AGREEMENT; NECESSARY ACTION. Each of the Buyer and the Transitory Subsidiary has full corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it prior to or at the Effective Time, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of the Buyer and the Transitory Subsidiary of this Agreement and each instrument required hereby to be executed and delivered by it prior to or at the Effective Time and the performance of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by the Board of Directors of each of the Buyer and the Transitory Subsidiary, by the stockholders of the Buyer and by the Buyer as the sole stockholder of the Transitory Subsidiary, and no other corporate action on the part of the Buyer or the Transitory Subsidiary is necessary to authorize the execution, delivery and performance by the Buyer and the Transitory Subsidiary of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Buyer and the Transitory Subsidiary and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of the Buyer and the Transitory Subsidiary enforceable against each of them in accordance with its terms.

    4.4. CONSENTS AND APPROVALS; NO VIOLATIONS. The execution and delivery of this Agreement by the Buyer and the Transitory Subsidiary does not, and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated by this Agreement and the compliance by the Buyer and the Transitory Subsidiary with the applicable provisions of this Agreement will not:

        (i) violate or conflict with or result in any breach of any provision of the Certificate of Incorporation or the By-laws of the Buyer or the Transitory Subsidiary;

        (ii) require any filing, recordation, declaration or registration with, or permit, order, authorization, consent or approval of, or action by or in respect of, or the giving of notice to, any Governmental Entity, except for
    (1) the filing by the Buyer of a premerger notification and report form under the HSR Act and the expiration or termination of any waiting periods under the HSR

    Act; (2) the filing with the SEC of (A) the Proxy Statement, and (B) such reports under Section 13, 14(f), 15(d) or 16(a) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (3) the receipt of Governmental Approvals with respect to Liquor Licenses; and (4) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Buyer and the Transitory Subsidiary are qualified to do business;

        (iii) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, give rise to any penalty, right of amendment, modification, renegotiation, termination, cancellation, payment or acceleration or any right or obligation or loss of any material benefit or right under, or result in the creation of any Liens upon any of the properties or assets of the Buyer or the Transitory Subsidiary under, any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, lease, license, sublicense, franchise, permit, concession, agreement, contract, obligation, commitment, understanding, arrangement, franchise agreement or other instrument, obligation or authorization applicable to the Buyer or the Transitory Subsidiary, or by which any such Person or any of its properties or assets may be bound; or

        (iv) violate or conflict with any judgment, order, writ, injunction, decree, law, statute, ordinance, rule or regulation applicable to the Buyer or the Transitory Subsidiary or by which any of their properties or assets may be bound;

excluding from preceding clauses (ii), (iii) and (iv) such matters that have not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a material adverse effect on either the Buyer or the Transitory Subsidiary and would not materially impair the ability of either the Buyer or the Transitory Subsidiary to consummate the transactions contemplated hereby.

    4.5. INFORMATION IN PROXY STATEMENT. None of the information supplied or to be supplied by the Buyer and the Transitory Subsidiary in writing relating to the Buyer, the Transitory Subsidiary or any affiliate thereof (other than the Company or any of the Subsidiaries), as the case may be, expressly for inclusion or incorporation by reference in the Proxy Statement, any amendment or supplement thereto or any other documents filed with the SEC by the Company in connection with the Merger, when supplied to the Company, when filed with the SEC and, in case of the Proxy Statement, when mailed to the stockholders of the Company and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Buyer and the Transitory Subsidiary make no representation or warranty with respect to any information supplied by the Company in writing relating to the Company or any affiliate thereof (other than the Buyer or the Transitory Subsidiary) expressly for inclusion or incorporation by reference in the Proxy Statement.

    4.6. EQUITY COMMITMENT. On or prior to the date of this Agreement, the Buyer has provided to the Company a true, complete and correct copy of a letter from the Buyer's equity investor, pursuant to which the Buyer's equity investor has agreed to subscribe for equity in the Buyer as described and subject to the conditions and limitations therein (the "EQUITY COMMITMENT LETTER") sufficient to provide to the Buyer the funds necessary to consummate the transactions contemplated by this Agreement assuming the satisfaction of the conditions set forth in Sections 6.1 and 6.2. Such letter is in full force and effect. Neither the Buyer, the Transitory Subsidiary, nor any of their affiliates, will terminate or amend in any respect the Equity Commitment Letter in a manner which would adversely affect the probability that the CHP Equity Financing (as defined therein) will be funded, or the timing thereof, without the prior written consent of the Company. The Buyer will use its reasonable best efforts to cause the conditions to funding set forth in such letter to be fulfilled on a timely basis and to obtain such funding to permit the Closing to occur hereunder. Subject to the satisfaction of the conditions to funding under the Equity Commitment Letter and the conditions set forth in Article VI, the Buyer will draw the funds available to it pursuant to the terms of the Equity Commitment Letter on the Closing Date.

                                   ARTICLE V

                                   COVENANTS

    5.1. INTERIM OPERATIONS OF THE COMPANY. Except as expressly provided herein or as consented to in writing by the Buyer or the Transitory Subsidiary, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business only in the ordinary course of business consistent with past practice and use reasonable best efforts to maintain and preserve its business organization, assets and properties, keep available the services of its officers and key employees and maintain and preserve its advantageous business relationships with suppliers, landlords and others having material business dealings with it. Without limiting the generality of the foregoing, except as expressly set forth in Section 5.1 of the Company Disclosure Letter, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer or the Transitory Subsidiary:

        (a) except as contemplated by Section 1.1, amend its Certificate of Incorporation or By-laws or comparable governing documents;

        (b) sell, transfer or pledge or agree to sell, transfer or pledge any shares of capital stock or other equity interests owned by it in any other Person;

        (c) declare, set aside or pay any dividend or other distribution payable in cash, securities or other property with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock (or other equity interests) or other securities of the Company or any of the Subsidiaries (other than the making of a dividend or other distribution by a wholly-owned Subsidiary to another wholly-owned Subsidiary or to the Company);

        (d) except as contemplated by Sections 1.1 and 2.1, issue or sell, or authorize to issue or sell, any shares of its capital stock or any other securities, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to purchase or subscribe for, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock of any class of the Company or Voting Debt or other securities, or make any other change in its capital structure, except for the possible issuance by the Company of shares of Common Stock pursuant to the terms of any Options outstanding on the date hereof;

        (e) acquire, make (or commit to make) any investment in, or make capital contribution to, any Person other than in the ordinary course of business consistent with past practice, other than transactions between a wholly-owned Subsidiary and the Company or between wholly-owned Subsidiaries;

        (f) make (or commit to make), or enter into any Contracts (or any amendments, modifications, supplements or replacements to existing Contracts) to be performed relating to, capital expenditures with a value in excess of $100,000 in any calendar year, or in the aggregate capital expenditures with a value in excess of $250,000; PROVIDED that, other than as expressly set forth in Section 5.1 of the Company Disclosure Letter, in no event shall the Company or any of the Subsidiaries make (or commit to make), or enter into any Contracts (or any amendments, modifications, supplements or replacements to existing Contracts) to be performed relating to, capital expenditures with respect to any new restaurants or maintenance of existing restaurants;

        (g) acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any Person, or otherwise acquire any assets of any Person (other than the purchase of equipment, inventories and supplies in the ordinary course of business consistent with past practice);

        (h) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, subject to any Lien (other than a Permitted Lien) or otherwise encumber any material assets other than with respect to (i) transactions between a wholly-owned Subsidiary and the Company or between wholly-owned Subsidiaries, (ii) dispositions of excess or obsolete assets in the ordinary course of business consistent with past practice and (iii) leases, licenses or sales in the ordinary course of business consistent with past practice;

        (i) except to the extent required under existing employee and director benefit plans, agreements or arrangements in effect on the date of the most recent audited financial statements included in the Company SEC Documents or required by applicable law or contemplated by Section 2.4, increase the compensation or fringe benefits of any of its directors, officers or employees, except for immaterial increases to employees who are not officers of the Company or any of the Subsidiaries in the ordinary course of business consistent with past practice, or grant any severance or termination pay not currently required to be paid under existing severance plans, or enter into any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Company or any of the Subsidiaries, or establish, adopt, enter into or amend, modify, supplement, replace or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the collective benefit of any directors, officers or employees (it being understood and agreed that in no event shall the Company or any of the Subsidiaries amend, modify, supplement, replace or terminate the policy in effect on the date hereof and previously disclosed to the Buyer with respect to suspension of any increases in the compensation or other remuneration of officers and other employees of the Company and the Subsidiaries);

        (j) enter into or amend, modify, supplement or replace any employment, consulting, severance or similar agreement (including any change of control agreement) with any Person, except with respect to new hires of non-officer employees in the ordinary course of business;

        (k) except as may be required by applicable law, GAAP or SEC position, make any change in any of its accounting practices, policies or procedures or any of its methods of reporting income, deductions or other items for income tax purposes;

        (l) except as contemplated by Sections 1.1 and 2.1, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary (other than as may exclusively involve one or more wholly-owned Subsidiaries but only so long as the same shall not have and would not reasonably be likely to have (x) a material adverse effect on the Tax liability of the Company and the Subsidiaries or (y) a material adverse effect on the operations of the Company and the Subsidiaries) or any agreement relating to an Acquisition Proposal, except as expressly permitted in Section 5.3;

        (m) except as contemplated by Section 5.7(a)(i), (i) incur, assume, modify or prepay any indebtedness for borrowed money, issue any debt securities or warrants or other rights to acquire debt securities, or guarantee, endorse or otherwise become liable or responsible for the obligations or indebtedness of another Person, other than indebtedness owing to or guarantees of indebtedness owing to the Company or any direct or indirect wholly-owned Subsidiary, or enter into any capital lease, or (ii) make any loans, extensions of credit or advances to any other Person, other than to the Company or to any direct or indirect wholly-owned Subsidiary, except,
    (A) in the case of preceding clause (i), for (x) borrowings under the Company Senior Credit Agreement in the ordinary course of business consistent with past practice and (y) the making of scheduled amortization payments to the extent required by the Company Senior Credit Agreement and ordinary course repayments of borrowings under the working capital facility of the Company Senior Credit Agreement, (B) in the case of preceding clauses
    (i) and (ii), for loans, extensions of credit or advances constituting trade payables or receivables arising in the ordinary course of business and
    (C) in the case of preceding clause (ii), for advances to employees in respect of travel and entertainment expenses in the ordinary course of business in amounts of $12,500 or less to any individual on any date of determination and $150,000 in the aggregate on any date of determination;

        (n) except as permitted by Section 2.4, accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

        (o) pay, discharge, settle or satisfy any claims, litigation, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than (i) the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice, of (1) liabilities reflected or reserved against in the December 30, 2001 balance sheet included in the Company SEC Documents or
    (2) liabilities (other than litigation) subsequently incurred in the ordinary course of business consistent with past practice and (ii) other claims, litigation, liabilities or obligations (qualified as aforesaid) that in the aggregate do not exceed $250,000.

        (p) other than as disclosed in Company SEC Documents filed prior to the date hereof, plan, announce, implement or effect any material reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or the Subsidiaries; PROVIDED that routine employee terminations in the ordinary course of business shall not be considered subject to this subclause;

        (q) take any action or non-action (including, without limitation, the adoption of any shareholder-rights plan or amendments to its Certificate of Incorporation or By-laws (or comparable governing documents)) which would, directly or indirectly, restrict or impair the ability of the Buyer to vote or otherwise to exercise the rights and receive the benefits of a stockholder with respect to securities of the Company that may be acquired or controlled by the Buyer or the Transitory Subsidiary, or any action which would permit any Person to acquire securities of the Company on a basis not available to the Buyer or the Transitory Subsidiary;

        (r) take any action or non-action which (x) constitutes a violation of any Liquor License, which violation would result in or would reasonably be likely to result in, individually or in the aggregate, the modification, suspension, cancellation, termination of any one or more Liquor Licenses or otherwise have or would reasonably be likely to have a material adverse impact on any Company Restaurant or the nature or level of discipline imposed on account of future violations of the laws related to sales and service of alcoholic beverages or (y) would (or would reasonably be likely to) materially impede, delay, hinder or make more burdensome for the Buyer to obtain and maintain any and all authorizations, approvals, consents or orders from any Governmental Entity or other third party necessary or required to maintain the Liquor Licenses in effect at all times following the Merger on the same terms as in effect on the date of this Agreement;

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
    (s) enter into any new material line of business or enter into any agreement that restrains, limit or impedes the Company's or any Subsidiary's ability to compete with or conduct any business or line of business;

    (t) (i) file or cause to be filed any materially amended Tax Returns or claims for refund; (ii) make or rescind any material tax election or otherwise fail to prepare all Tax Returns in a manner which is consistent with the past practices of the Company and each Subsidiary, as the case may be, with respect to the treatment of items on such Tax Returns except to the extent that any inconsistency (1) would not or may not materially increase the Buyer's, the Company's, or any Subsidiary's liability for Taxes for any period or (2) is required by law; (iii) incur any material liability for Taxes other than in the ordinary course of business; or (iv) enter into any settlement or closing agreement with a taxing authority that materially increases or would reasonably be likely to materially increase the Tax liability of the Company or any of the Subsidiaries for any period;

    (u) fail to maintain with current or other financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice; or

    (v) authorize, agree or announce an intention, in writing or otherwise, to take any of the foregoing actions.

    5.2. CONFIDENTIALITY. The Parties acknowledge that Castle Harlan, Inc. and the Company have previously executed a confidentiality agreement, dated as of August 23, 2001 (as in effect from time to time, the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein or pursuant hereto.

    5.3. NO SOLICITATION OF OTHER OFFERS. (a) Each of the Company and the Subsidiaries shall, and shall use reasonable best efforts to cause its affiliates and each of its and their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents to, immediately cease any discussions or negotiations with any other Person or Persons that may be ongoing with respect to any Acquisition Proposal. Each of the Company and the Subsidiaries shall not take, and shall cause its affiliates and each of its and their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents not to take, any action (i) to encourage, solicit, initiate or facilitate, directly or indirectly, the making or submission of any Acquisition Proposal (including, without limitation, by taking any action that would make the Rights Agreement inapplicable to an Acquisition Proposal),
(ii) to enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal, other than a confidentiality agreement referred to below, in accordance with the terms and under the circumstances contemplated below in this Section 5.3(a), or to agree to approve or endorse any Acquisition Proposal or enter into any agreement, arrangement or understanding that would require the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, (iii) to initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any information to, any Person (other than the Buyer or the Transitory Subsidiary) in furtherance of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, (iv) to facilitate or further in any other manner any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, or (v) to grant any waiver or release under any standstill, confidentiality or similar agreement entered into by the Company or any of its affiliates or representatives; PROVIDED that so long as there has been no breach of this Section 5.3(a), prior to the Special Meeting the Company, in response to an unsolicited Acquisition Proposal and otherwise in compliance with its obligations under Section 5.3(c), may (x) request clarifications from, or furnish information to, (but not enter into discussions with) any Person which makes such unsolicited Acquisition Proposal if (A) such action is taken subject to a confidentiality agreement with the Company containing customary terms and conditions; PROVIDED that if such confidentiality agreement contains provisions that are less restrictive than the comparable provisions of the Confidentiality Agreement, or omits restrictive provisions contained in the Confidentiality Agreement, then the Confidentiality Agreement shall be deemed to be automatically amended to contain in substitution for such comparable provisions such less restrictive provisions, or to omit such restrictive provisions, as the case may be, and in connection with the foregoing, the Company agrees not to waive any of the provisions in any such confidentiality agreement without waiving the similar provisions in the Confidentiality Agreement to the same extent, (B) such action is taken solely for the purpose of obtaining information reasonably necessary to ascertain whether such Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal (as defined in Section 5.3(b)), and (C) the Board of Directors of the Company reasonably determines in good faith, after receiving advice from outside nationally recognized legal counsel (which may be its current outside legal counsel) and based on the good faith recommendation of the Special Committee, which has also received advice from its outside nationally recognized legal counsel (which may be its current outside legal counsel), that it is necessary to take such actions in order to comply with its fiduciary duties under applicable law or (y) participate in discussions with, request clarifications from, or furnish information to, any Person which makes such unsolicited Acquisition Proposal if (A) such action is taken subject to a confidentiality agreement with the Company containing customary terms and conditions; PROVIDED that if such confidentiality agreement contains provisions that are less restrictive than the comparable provisions of the Confidentiality Agreement, or omits restrictive provisions contained in the Confidentiality Agreement, then the Confidentiality Agreement shall be deemed to be automatically amended to contain in substitution for such comparable provisions such less restrictive provisions, or to omit such restrictive provisions, as the case may be, and in connection with the foregoing, the Company agrees not to waive any of the provisions in any such confidentiality agreement without waiving the similar provisions in the Confidentiality Agreement to the same extent, (B) the Board of Directors of the Company reasonably determines in good faith, after receiving advice from outside nationally recognized legal counsel (which may be its current outside legal counsel), advice from Greenhill or another independent nationally recognized investment bank and based on the good faith recommendation of the Special Committee, which has also received advice from its outside nationally recognized legal counsel (which may be its current outside legal counsel) and advice from Greenhill or another independent nationally recognized investment bank, that such Acquisition Proposal is a Superior Proposal and (C) the Board of Directors of the Company reasonably determines in good faith, after receiving advice from outside nationally recognized legal counsel (which may be its current outside legal counsel) and based on the good faith recommendation of the Special Committee, which has also received advice from its outside nationally recognized legal counsel (which may be its current outside legal counsel), that it is necessary to take such actions in order to comply with its fiduciary duties under applicable law. Without limiting the foregoing, the Buyer, the Transitory Subsidiary and the Company agree that any violation of the restrictions set forth in this
Section 5.3(a) by any affiliate, officer, director, employee, representative, consultant, investment banker, attorney, accountant or other agent of the Company or any of the Subsidiaries or their respective affiliates (other than any such Person who is an affiliate or employee of the Buyer or of any of its affiliates), whether or not such Person is purporting to act on behalf of the Company or any of the Subsidiaries or their respective affiliates, shall constitute a breach by the Company of this Section 5.3(a). The Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any standstill, confidentiality or similar agreement entered into by the Company or any of the Subsidiaries or their respective affiliates or representatives, including, without limitation, where necessary, obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

    (b) Neither the Board of Directors of the Company nor any committee thereof (including, without limitation, the Special Committee) shall (i) withdraw, modify or amend, or propose to withdraw, modify or amend, in a manner adverse to the Buyer or the Transitory Subsidiary, the approval, adoption or recommendation, as the case may be, of the Merger, this Agreement or any of the other transactions contemplated hereby, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, (iii) cause the Company to accept such Acquisition Proposal and/or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "ACQUISITION AGREEMENT") related to such Acquisition Proposal, or (iv) resolve to do any of the foregoing; PROVIDED that the Board of Directors of the Company, based on the recommendation of the Special Committee, may take such actions prior to the Special Meeting if (w) the Company has complied with its obligations under this Section 5.3, (x) the Acquisition Proposal is a Superior Proposal, (y) the Board of Directors of the Company reasonably determines in good faith, after receiving advice from outside nationally recognized legal counsel (which may be its current outside legal counsel) and based on the good faith recommendation of the Special Committee, which has also received advice from its outside nationally recognized legal counsel (which may be its current outside legal counsel), that it is necessary to take such actions in order to comply with its fiduciary duties under applicable law, all the conditions to the Company's right to terminate this Agreement in accordance with Section 7.1(f) have been satisfied (including the expiration of the five (5) Business Day period described therein and the payment of all amounts required pursuant to
Section 7.3) and (z) simultaneously or substantially simultaneously with such withdrawal, modification or recommendation, this Agreement is terminated in accordance with Section 7.1(f).

    For purposes of this Agreement, the term "ACQUISITION PROPOSAL" means
(i) any inquiry, proposal or offer (including, without limitation, any proposal to stockholders of the Company) from any Person or group relating to any direct or indirect acquisition or purchase of fifteen percent (15%) or more of the consolidated assets of the Company and the Subsidiaries or fifteen percent (15%) or more of any class of equity securities of the Company or any of the Subsidiaries in a single transaction or a series of related transactions,
(ii) any tender offer (including a self tender offer) or exchange offer that, if consummated, would result in any Person or group beneficially owning fifteen percent (15%) or more of any class of equity securities of the Company or any of the Subsidiaries or the filing with the SEC of a registration statement under the Securities Act or any statement, schedule or report under the Exchange Act in connection therewith, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of the Subsidiaries, (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which could reasonably be expected to materially dilute the benefits to the Buyer of the transactions contemplated hereby or
(v) any public announcement by or on behalf of the Company, any of the Subsidiaries or any of their respective affiliates (or any of their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents) or by any third party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

    For purposes of this Agreement, the term "SUPERIOR PROPOSAL" means a bona fide written offer which is binding on the offeror and not solicited by or on behalf of the Company, any of the Subsidiaries or any of their respective affiliates (or any of their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents) made by a third party to acquire, directly or indirectly, all of the Shares pursuant to a tender offer followed by a merger, a merger or a purchase of all or substantially all of the assets of the Company and the Subsidiaries (i) on terms which the Board of Directors of the Company reasonably determines in good faith, after receiving the advice of Greenhill or another independent nationally recognized investment bank and based on the good faith determination of the Special Committee (after receiving the advice of Greenhill or another independent nationally recognized investment bank), to be more favorable from a financial point of view to the Company and its stockholders (in their capacity as such) than the transactions contemplated hereby (to the extent the transactions contemplated hereby are proposed to be modified by the Buyer in accordance with Section 7.1(f)), (ii) which is reasonably capable of being consummated (taking into account such factors as the Board of Directors of the Company and the

Special Committee in good faith deems relevant, including, without limitation, all legal, financial, regulatory and other aspects of such proposal (including the terms of any financing and the likelihood that the transaction would be consummated) and the identity of the Person making such proposal) and
(iii) which is not conditioned on any financing, the obtaining of which in the reasonable good faith determination of the Board of Directors of the Company based on the recommendation of the Special Committee is less likely to be obtained than the effectiveness of the Fifteenth Amendment to Company Senior Credit Agreement (as defined in Section 6.2(g)).

    (c) In addition to the obligations of the Company set forth in paragraph
(a), on the date of receipt or occurrence thereof, the Company shall advise the Buyer of any request for information with respect to any Acquisition Proposal or of any Acquisition Proposal, or any inquiry, proposal, discussions or negotiation with respect to any Acquisition Proposal, the terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussion or negotiation and the Company shall, within one (1) calendar day of the receipt thereof, promptly provide to the Buyer copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the Person making any such Acquisition Proposal or such request, inquiry or proposal or with whom any discussions or negotiations are taking place. The Company shall keep the Buyer fully informed of the status and material details (including amendments or proposed amendments) of any such request or Acquisition Proposal and keep the Buyer fully informed as to the material details of any information requested of or provided by the Company and as to the details of all discussions or negotiations with respect to any such request, Acquisition Proposal, inquiry or proposal, and shall provide to the Buyer within one (1) calendar day of receipt thereof all written materials received by the Company with respect thereto. The Company shall promptly provide to the Buyer any non-public information concerning the Company provided to any other Person in connection with any Acquisition Proposal, which was not previously provided to the Buyer.

    (d) The Company shall promptly request in writing each Person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return all confidential information heretofore furnished to such Person by or on behalf of the Company, and the Company shall use its reasonable best efforts to have such information returned or destroyed (to the extent destruction of such information is permitted by such confidentiality agreement).

    5.4. ACCESS TO INFORMATION. The Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer's officers, employees, accountants, consultants, financing sources, counsel and other agents and representatives reasonable access, upon reasonable advance notice, during normal business hours during the period prior to the Effective Time, to all of the properties, books, contracts, commitments, personnel and records and accountants of the Company and its Subsidiaries and, during such period, the Company shall (and shall cause each of the Subsidiaries to) furnish to the Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it or any of the Subsidiaries during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning business, properties, assets and personnel of the Company and the Subsidiaries as the Buyer may reasonably request. The Buyer, the Transitory Subsidiary and their affiliates and representatives will hold any such information that is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this
Section 5.4 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the Parties to consummate the Merger.

    5.5. SPECIAL MEETING. As promptly as practicable after the execution and delivery of this Agreement, the Company, acting through its Board of Directors, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting of its stockholders (the "SPECIAL MEETING"), which meeting shall be held as promptly as practicable following the preparation of the

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Proxy Statement, for the purpose of considering and taking action upon the approval of this Agreement and the Merger, and the Company agrees that this Agreement and the Merger shall be submitted at such meeting. Subject to
Section 5.3(b), the Company shall use its reasonable best efforts to solicit and obtain from its stockholders proxies, and shall take all other action necessary and advisable to secure the vote of stockholders required by applicable law and by the Certificate of Incorporation of the Company or the By-laws of the Company to obtain their adoption of this Agreement and approval of the Merger, and the Board of Directors of the Company shall recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger at the Special Meeting, and the Company agrees that it shall include in the Proxy Statement such recommendation of the Board of Directors of the Company that the stockholders of the Company adopt this Agreement and approve the Merger. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 5.5 shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company, any of the Subsidiaries or any of their respective affiliates (or any of their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents) of any Acquisition Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company of its approval or recommendation of this Agreement or the Merger. The Buyer will cause all Shares owned by the Buyer and its subsidiaries (including the Transitory Subsidiary), if any, to be voted in favor of the Merger.

    5.6. PROXY STATEMENT. As promptly as practicable after the execution and delivery of this Agreement, the Company shall:

        (a) prepare and, after consultation with and review by the Buyer, file with the SEC a preliminary proxy statement relating to the Merger and this Agreement and use its reasonable best efforts (i) to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with and review by the Buyer, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and promptly cause a definitive proxy statement (the "PROXY STATEMENT") to be mailed to its stockholders and, if necessary, after the definitive Proxy Statement shall have been so mailed, promptly circulate amended or supplemental proxy material and, if required in connection therewith, resolicit proxies; PROVIDED that no such amended or supplemental proxy material will be mailed by the Company without consultation with and review by the Buyer and (ii) to obtain the necessary approvals of the Merger and this Agreement by its stockholders;

        (b) promptly notify the Buyer of the receipt of the comments of the SEC and of any request from the SEC for amendments or supplements to the preliminary proxy statement or the definitive Proxy Statement or for additional information, and will promptly supply the Buyer with copies of all written correspondence between the Company or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the preliminary proxy statement, the definitive Proxy Statement or the Merger;

        (c) promptly inform the Buyer if at any time prior to the Special Meeting any event should occur that is required by applicable law to be set forth in an amendment of, or a supplement to, the Proxy Statement, in which case, the Company, with the cooperation of and in consultation with the Buyer, will, upon learning of such event, promptly prepare and mail such amendment or supplement; and

        (d) it is expressly understood and agreed that (i) the Buyer, the Transitory Subsidiary and the Company will cooperate with each other in connection with all aspects of the preparation, filing and clearance by the SEC of the Proxy Statement (including the preliminary proxy and any and all amendments or supplements thereto), (ii) the Company shall give the Buyer and its outside counsel the opportunity to review the Proxy Statement prior to it being filed with the SEC and

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    shall give the Buyer and its outside counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC and each of the Company and the Buyer agrees to use its reasonable best efforts, after consultation with the other, to respond promptly to all such comments of and requests by the SEC,
    (iii) to the extent practicable, the Company and its outside counsel shall (and the Company shall cause the Special Committee and its outside counsel to) permit the Buyer and its outside counsel to participate in all communications with the SEC and its staff (including, without limitation, all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or any of the transactions contemplated thereby (PROVIDED that in the event that such participation by the Buyer is not practicable, the Company shall promptly inform the Buyer and its counsel of the content of all such communications and the participants involved therein), and
    (iv) the Company will not file with, or send to, the SEC the Proxy Statement (including the preliminary proxy statement and any and all amendments or supplements thereto and any and all responses to requests for additional information and replies to comments relating thereto) or mail any Proxy Statement (including the preliminary proxy statement and any and all amendments or supplements thereto) or use any proxy material in connection with the Special Meeting, in each case without the Buyer's prior approval (not to be unreasonably withheld).

    5.7. REASONABLE BEST EFFORTS. Subject to the terms and conditions provided herein, each of the Company, the Buyer and the Transitory Subsidiary shall, and the Company shall cause each of the Subsidiaries to, cooperate and use their reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement (including, without limitation, the satisfaction of the respective conditions set forth in Article VI), and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws, rules and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Company, the Buyer and the Transitory Subsidiary shall, and the Company shall cause each of the Subsidiaries to, cooperate and use their reasonable best efforts to promptly:

        (a) make any and all filings, recordations, declarations or registrations with, obtain any and all actions or non-actions, licenses, permits, consents, approvals, waivers, authorizations, qualifications and orders of, give any and all notices to, take reasonable steps to avoid an action or proceeding by, any and all Governmental Entities (including, without limitation, all filings under the HSR Act) and parties to contracts with the Company and the Subsidiaries, in each case prior to the Closing Date, as are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement; it being understood and agreed that:

           (i) the Company and the Subsidiaries shall use their reasonable best efforts to cooperate with the Buyer in any manner reasonably requested by the Buyer in connection with obtaining at or prior to the Closing of approvals, consents or waivers (collectively, the "REQUIRED CONSENTS") under each of the Contracts identified in Section 5.7(a)(i) of the Company Disclosure Letter (collectively, the "IDENTIFIED CONTRACTS") with respect to the Merger (including the change of control resulting therefrom) and the other transactions contemplated by this Agreement (no such Required Consent to be conditioned on any increase in the amount payable under the applicable Identified Contract or any reduction in the term thereof or any other material changes in the provisions thereof, except as may be required by the express terms of the applicable Identified Contract, and such Required Consent shall otherwise be on terms and conditions reasonably satisfactory to the Buyer); in connection with

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       the foregoing, neither the Company nor any of the Subsidiaries shall, without the prior written consent of the Buyer, make (or commit to make) any payment or otherwise provide (or commit to provide) any value or benefit to any Person in connection with obtaining any Required Consent (except as may be required by the express terms of the respective Identified Contracts); PROVIDED that, notwithstanding anything to the contrary set forth in Section 5.1, with the prior written consent of the Buyer (not to be unreasonably withheld or delayed; it being understood and agreed that any objection to a refinancing raised by any lender under the Company Senior Credit Agreement shall be a reasonable basis for withholding or delaying consent), the Company shall be permitted to enter into one or more Contracts (collectively, the "REPLACEMENT CONTRACTS") to refinance any Identified Contract on terms not materially less favorable (after taking into account any and all fees and expenses incurred in connection with such refinancing) to the Company (or the applicable Subsidiary) or the Surviving Corporation than the terms of such Identified Contract, whereupon the respective Replacement Contract shall be deemed to be disclosed on Section 5.7(a)(i) of the Company Disclosure Letter and to constitute an Identified Contract for purposes of this
       Section 5.7(a)(i) (it being understood and agreed that fees paid to refinance any Identified Contract as contemplated above shall be counted for purposes of the last sentence of this Section 5.7).

           (ii) each of the Parties shall expeditiously give and make any and all notices and reports required to be made by such Party to the appropriate Persons with respect to the Liquor Licenses and each of the Parties shall, prior to the Effective Time, use its reasonable best efforts to cooperate with the other in any manner reasonably requested by the other in connection with obtaining at or prior to the Closing the regulatory approvals or consents as may be required by any Governmental Entities in order to obtain and maintain in effect at all times following the Effective Time all Liquor Licenses and other permits necessary to maintain continuity of service of alcoholic beverages at each Company Restaurant; without limiting the foregoing, each of the Parties shall, to the extent necessary of such Party, (1) duly and promptly file and process any and all applications necessary to obtain all required regulatory approvals or consents as a result of the consummation of the transactions contemplated by this Agreement, including, without limitation, the amendment of any and all documents required to be amended with respect to the existing licensees under the Liquor Licenses,
       (2) duly and promptly file and process Liquor License applications with respect to each of the restaurants being brought into operation at any time prior to the Effective Time and to duly and promptly file appropriate amendments, if any, as a result of the consummation of the transactions contemplated by this Agreement, and (3) duly and promptly file with all appropriate Governmental Entities, and thereafter duly process renewal applications for all of the licensed Subsidiaries whose licenses will expire during the period from the date of this Agreement and until all of the respective applications shall have been approved; PROVIDED that, without the Company's prior consent (not to be unreasonably withheld or delayed), neither the Buyer nor the Transitory Subsidiary shall, from and after the date hereof, until the Effective Time, (1) add any officer or director of the Buyer or the Transitory Subsidiary (other than (x) any individual who is currently an officer or director of the Company or any of the Subsidiaries or (y) any individual who is an officer or director of an affiliate of Castle Harlan, Inc., which affiliate has at any time during which such individual is or was an officer or director of such affiliate received regulatory approval or consent to obtain, renew or maintain in effect a liquor license) or
       (2) issue or sell any equity interest in the Buyer or the Transitory Subsidiary to any Person (other than their current stockholders or any individual who is currently an officer or director of the Company or any of the Subsidiaries), if, in the case of either (1) or (2) above, the Buyer is aware, after due inquiry, that such action would or would be reasonably likely to materially impede, delay, hinder or make more burdensome the obtaining and maintaining of any and all authorizations,

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       approvals, consents or orders from any Governmental Entity or other third party necessary to maintain continuity of service of alcoholic beverages at each Company Restaurant in effect for a reasonable period of time following the Effective Time on terms no less favorable to the Company or the Surviving Corporation than those in effect on the date of this Agreement; and

           (iii) the Company and its Board of Directors shall (A) take all action within its power to make any "fair price", "moratorium", "control share acquisition", "business combination" or other state takeover statute or similar statute, rule or regulation inapplicable to the Merger, this Agreement or any of the other transactions contemplated hereby and (B) if any state takeover statute or similar statute, rule or regulation becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby, take all action within its power to ensure that the Merger and such other transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute, rule or regulation on the Merger and such other transactions;

        (b) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated hereby (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed); it being understood and agreed that the Company shall promptly notify the Buyer of any litigation (including any stockholder litigation), other than where the Buyer is the adverse party, against the Company and/or its directors relating to any of the transactions contemplated by this Agreement and the Company shall give the Buyer the opportunity to participate in the defense or settlement of any such litigation; PROVIDED that no settlement with respect to any such litigation shall be agreed to without the Buyer's prior consent (which shall not be unreasonably withheld); and

        (c) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

    Notwithstanding the foregoing to the contrary, except as may be required by the Fifteenth Amendment to Company Senior Credit Agreement (as defined in
Section 6.2(g)), no loan agreement or contract for borrowed money shall be repaid, in whole or in part, except by payment of an immaterial sum (in any event not to exceed a basket amount equal to $100,000 in the aggregate with respect to all such loan agreements and contracts for borrowed money, after taking into account any and all amounts payable pursuant to the immediately succeeding parenthetical or pursuant to Section 5.7(a)(i)) or as currently required by its terms, and no material Contract shall be amended, modified, supplemented or replaced to increase the amount payable thereunder (other than by an amount not to exceed a basket amount equal to $100,000 in the aggregate with respect to all such material Contracts, after taking into account any and all amounts payable pursuant to the immediately preceding parenthetical or pursuant to Section 5.7(a)(i)) or otherwise to be more burdensome (other than in an immaterial manner) to the Company or any of the Subsidiaries in order to obtain any such consent, approval or authorization without first obtaining the written approval of the Buyer, which shall not be unreasonably withheld.

    5.8. PUBLIC DISCLOSURE. The press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer and (b) each of the Company and the Buyer shall consult with, and obtain the consent of, the other Party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to consulting with and obtaining the prior consent of the other Party; PROVIDED that a Party may, without consulting with or obtaining the prior consent of the other Party, issue such press release or make such public statement as may be required by applicable law, rule or regulation or by any listing agreement with a national securities exchange or automated quotation system to which the Buyer (or an affiliate thereof) or the Company, as the case may be, is a party, if such Party has used reasonable best efforts to consult with the other Party and to obtain such other Party's consent, but has been unable to do so in a timely manner.

    5.9. EMPLOYEE STOCK PURCHASE PLAN. As of the end of the Offering Period (within the meaning of the Company's Employee Stock Purchase Plan (the "ESPP")) ending March 31, 2002, the ESPP shall be terminated. Prior to the end of such Offering Period, the Company shall take all actions (including preventing any payroll deductions under the ESPP with respect to any period after such Offering Period and, if appropriate, amending the terms of the ESPP) that are necessary to effect such termination.

    5.10. OTHER EMPLOYEE BENEFITS. (a) For a period of one (1) year following the Effective Time, the Buyer shall or shall cause the Surviving Corporation to maintain in effect employee benefit plans and arrangements for employees of the Surviving Corporation (to the extent that such plans and arrangements have heretofore been disclosed by the Company to the Buyer) that, taken as a whole, provide a level of benefits that is substantially comparable to the level of the benefits, taken as a whole, provided by the Company Employee Plans immediately prior to the date of this Agreement (other than stock option or stock-based plans or arrangements); PROVIDED that employees covered by collective bargaining agreements need not be provided with any such benefits. The provisions of this
Section 5.10(a) shall not create in any current or former employee of the Company or any of the Subsidiaries any rights to employment or continued employment with the Buyer, the Surviving Corporation or the Company or any of their respective subsidiaries or affiliates or any right to specific terms or conditions of employment. Notwithstanding anything in this Agreement to the contrary, subject to any existing employment contracts disclosed in Section 5.10 of the Company Disclosure Letter, from and after the Effective Date, the Surviving Corporation shall have sole discretion over the hiring, promotion, retention, termination and other terms and conditions of the employment of the employees of the Surviving Corporation.

    (b) The Buyer shall ensure that employees of the Company as of the Effective Time receive credit (for all purposes including eligibility to participate, vesting, vacation entitlement and severance benefits) for service with the Company or the Subsidiaries (to the same extent such service credit was granted under the Company Employee Plans immediately prior to the date of this Agreement) under the comparable employee benefit plans, programs and policies of the Buyer and the Surviving Corporation in which such employees shall become participants as contemplated by Section 5.10(a) (other than benefit accrual under any pension plan).

    (c) The Buyer shall cause the Surviving Corporation to assume and honor in accordance with their respective terms all written employment, severance, retention and termination agreements (including any change in control provisions therein) applicable to employees of the Company; PROVIDED that nothing herein shall obligate the Buyer or the Surviving Corporation to maintain any particular plan or arrangement in accordance with its terms after the Effective Date (other than the existing employment, severance, retention and termination agreements disclosed in Section 5.10 of the Company Disclosure Letter).

    5.11. DIRECTORS' AND OFFICERS' INSURANCE AND INDEMNIFICATION. (a) After the Effective Time, subject to Section 5.11(b), the Surviving Corporation (or any successor to the Surviving Corporation) shall indemnify, defend and hold harmless the present and former officers and directors of the Company and the Subsidiaries who are covered on the date of this Agreement by the Company's directors' and officers' liability insurance policy (each, an "INDEMNIFIED PARTY") against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel) and judgments, fines, losses, claims, liabilities and amounts paid in settlement (PROVIDED that any such settlement is effected with the written consent of the Surviving Corporation, such consent not to be unreasonably withheld) arising out of actions or omissions arising out of such individuals' services as officers, directors, employees or agents of the Company or any of the Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of the Company or any of the Subsidiaries, occurring at or prior to the Effective Time to the full extent permitted under Delaware law, such right to include advancement of expenses incurred in the defense of any action or suit; PROVIDED that any determination required to be made with respect to whether such Indemnified Party is entitled to indemnity hereunder (including, without limitation, whether, with respect to the indemnification of such Indemnified Party by the Surviving Corporation, an Indemnified Party's conduct complies with the standards set forth under the DGCL), shall be made at the Surviving Corporation's expense by independent counsel mutually acceptable to the Surviving Corporation and the Indemnified Party; PROVIDED, FURTHER, that nothing herein shall impair any rights or obligations of any present or former directors or officers of the Company or any of its Subsidiaries.

    (b) For a period of not less than six (6) years after the Effective Date, the Surviving Corporation shall either (i) maintain the Company's existing officers' and directors' liability insurance covering claims arising from facts or events that occurred at or prior to the Effective Time (a true and correct copy of which has been previously delivered to the Buyer) ("D&O INSURANCE"); PROVIDED that in no event shall the Buyer be required to expend in any one
(1) year an amount in excess of two hundred percent (200%) of the annual premiums currently paid by the Company for such insurance (in this regard, the Company represents that the premiums currently paid by the Company for such insurance with respect to the thirty-six (36) month period ending on June 3, 2003 to be $253,500); PROVIDED, FURTHER, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; PROVIDED, FURTHER, that the Surviving Corporation may substitute for such Company policies other policies of substantially similar coverage and amounts containing terms no less favorable, taken as a whole, to such former directors or officers; PROVIDED, FURTHER, that if the existing D&O Insurance expires, is terminated or cancelled during such period, the Surviving Corporation will obtain substantially similar D&O Insurance or (ii) cause the Buyer's directors' and officers' liability insurance then in effect to cover the Indemnified Parties with respect to those matters covered by, and on terms no less favorable, taken as a whole, than those set forth in, the Company's directors' and officers' liability insurance policy.

    (c) To the extent permitted by applicable law, the Certificate of Incorporation and the By-laws of the Surviving Corporation for so long as the Surviving Corporation shall continue to exist shall contain the provisions with respect to advancement of expenses, indemnification and exculpation from liability set forth in the Certificate of Incorporation and By-laws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors or officers of the Company, unless such modification is required by law or regulation.

    (d) In the event the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation honor the indemnification obligations set forth in this Section 5.11.

    (e) The obligations of the Surviving Corporation under this Section 5.11 shall not be terminated, modified or assigned in such a manner as to adversely affect any current or former director or officer to whom this Section 5.11 applies without the consent of such affected director or officer (it being

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
expressly agreed that the directors and officers to whom this Section 5.11 applies shall be third-party beneficiaries of this Section 5.11).

    (f) Any Indemnified Party entitled to and wishing to claim indemnification under Section 5.11(a), upon learning of any such claim, action, suit, proceeding or investigation after the Effective Time, shall promptly notify the Surviving Corporation thereof (PROVIDED that the failure to provide prompt notice shall not relieve the Surviving Corporation of its obligations pursuant to this
Section 5.11 except to the extent that it has been prejudiced thereby). In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right, from and after the Effective Time, to assume the defense thereof (with counsel engaged by the Surviving Corporation to be reasonably acceptable to the relevant Indemnified Party), and the Surviving Corporation shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, (ii) such Indemnified Party shall cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; PROVIDED that the Surviving Corporation shall not have any obligation under
Section 5.11(a) to any Indemnified Party when and if it is determined in accordance with Section 5.11(a) that the Indemnified Party is not entitled to indemnity hereunder.

    5.12. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to the Buyer and the Buyer shall give prompt notice to the Company, of
(a) the occurrence or non-occurrence of any event known to such Party, the occurrence or non-occurrence of which has resulted in, or is reasonably likely to result in, any representation or warranty set forth in this Agreement made by such Party that is qualified as to materiality to be untrue or inaccurate, or any such representation and warranty that is not so qualified to be untrue or inaccurate in any material respect; (b) any material failure by such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; or (c) any action, suit, proceeding, inquiry or investigation pending or, to the knowledge of such Party, threatened which questions or challenges this Agreement or the consummation of any of the transactions contemplated hereby; PROVIDED that the delivery of any notice pursuant to this Section 5.12 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice and that no such notification shall modify the representations or warranties of any Party or the conditions to the obligations of any Party hereunder. Each of the Company, the Buyer and the Transitory Subsidiary shall give prompt notice to the other Parties of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

    5.13. RIGHTS AGREEMENT. Subject to the Company's right to terminate this Agreement and abandon the Merger and the other transactions contemplated by this Agreement pursuant to and in accordance with Section 7.1(f), and other than in connection with the transactions contemplated hereby, the Company shall not
(i) redeem the Rights, (ii) amend (other than to delay the "Distribution Date" (as such term is defined in the Rights Agreement) or to render the Rights inapplicable to the Merger) or terminate the Rights Agreement prior to the Effective Time, unless required to do so by a court of competent jurisdiction or
(iii) take any action which would allow any "PERSON" (as such term is defined in the Rights Agreement) other than the Buyer or the Transitory Subsidiary (or their affiliates) to be the "BENEFICIAL OWNER" (as such term is defined in the Rights Agreement) of fifteen percent (15%) or more of the Common Stock without causing a "Distribution Date" (as such term is defined in the Rights Agreement) or a "STOCK ACQUISITION DATE" (as such term is defined in the Rights Agreement) to occur.

    5.14. SUBSEQUENT FILINGS. Until the Effective Time, the Company will timely file with the SEC each Subsequent Filing required to be filed by the Company and will promptly deliver to the Buyer and the Transitory Subsidiary copies of each such Subsequent Filing filed with the SEC. As of their respective dates, none of such Subsequent Filings (a) shall contain any untrue statement of a material

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fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) shall comply, in all material respects with all applicable requirements of the federal securities laws and the SEC rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by the Buyer or the Transitory Subsidiary in writing relating to the Buyer or the Transitory Subsidiary, as the case may be, expressly for inclusion or incorporation by reference in the Proxy Statement. Each of the audited consolidated financial statements and unaudited interim financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Subsequent Filings shall be prepared from, and shall be in accordance with, the books and records of the Company and its consolidated Subsidiaries, shall comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, shall be prepared in accordance with GAAP (except as may be indicated in the notes thereto) and shall fairly present the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries at the dates and for the periods covered thereby.

    5.15. COMMUNICATION TO EMPLOYEES. The Company and the Buyer will cooperate with each other with respect to, and endeavor in good faith to agree in advance upon the method and content of, all written or oral communications or disclosure to employees of the Company or any of the Subsidiaries with respect to the Merger and any other transactions contemplated by this Agreement.

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                                   ARTICLE VI

                        CONDITIONS TO EFFECT THE MERGER

    6.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each Party to this Agreement to effect the Merger shall be subject to the satisfaction or waiver (to the extent permitted by applicable law) on or prior to the Closing Date of each of the following conditions:

        (a) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been duly adopted and approved by the requisite affirmative vote of the Company's stockholders in accordance with applicable law, the Company's Certificate of Incorporation and the Company's By-laws;

        (b) GOVERNMENTAL APPROVALS. Other than the filing of the Certificate of Merger as contemplated by Section 1.2, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur, individually or in the aggregate, would result or would reasonably be likely to result in a Company Material Adverse Effect, shall have been filed, been obtained or occurred and shall not have expired or been withdrawn (including any filings under the HSR Act and the expiration or termination of any waiting periods imposed or required by the HSR Act); PROVIDED that the right to assert this condition shall not be available to a Party whose material failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of this condition to be satisfied.

        (c) INJUNCTIONS. There shall be no preliminary or permanent order or injunction of a court or other Governmental Entity of competent jurisdiction precluding, restraining, enjoining or prohibiting consummation of the Merger.

    6.2. CONDITIONS TO THE BUYER'S AND THE TRANSITORY SUBSIDIARY'S OBLIGATION TO EFFECT THE MERGER. The obligation of the Buyer and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Buyer or the Transitory Subsidiary to the extent permitted by applicable law:

        (a) REPRESENTATIONS AND WARRANTIES. (i) The representations and warranties of the Company set forth in this Agreement that are qualified by references to the qualification "Company Material Adverse Effect" shall be true and correct when made and on the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), as if made on and as of such date and (ii) all other representations and warranties of the Company set forth in this Agreement shall have been true and correct when made and on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date) as if made on and as of such date, except for such inaccuracies as have not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect. The Company shall have delivered to the Buyer and the Transitory Subsidiary a certificate, signed on behalf of the Company by the Chief Executive Officer of the Company, to such effect.

        (b) COVENANTS. The Company shall have performed or complied in all material respects with all obligations, agreements or covenants required to be performed under this Agreement on or prior to the Closing Date. The Company shall have delivered to the Buyer and the Transitory Subsidiary a certificate, signed on behalf of the Company by the Chief Executive Officer of the Company, to such effect.

        (c) ILLEGALITY. There shall have been no action taken, or statute, rule, regulation, judgment or executive order promulgated, entered, enforced, enacted, issued or deemed applicable to the

    Merger by any Governmental Entity that directly or indirectly prohibits or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

        (d) LITIGATION. (i) There shall not be any threatened, instituted or pending action or proceeding by any Governmental Entity before any court of competent jurisdiction or Governmental Entity, domestic or foreign, challenging, threatening or seeking to make illegal, impede, delay or otherwise directly or indirectly restrain, prohibit or make materially more costly the Merger or seeking to obtain material damages (all as determined in the Buyer's good faith judgment); and (ii) there shall not be pending or instituted before any court of competent jurisdiction or Governmental Entity, domestic or foreign, any action, suit or proceeding brought by any third party against the Company or any of the Subsidiaries, except for, in the case of this subclause (ii), actions, suits and proceedings that could not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

        (e) COMPANY MATERIAL ADVERSE EFFECT. There shall not have occurred any event, change, occurrence, effect, fact, violation, development or circumstance that has resulted in or would reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect. The Company shall have delivered to the Buyer and the Transitory Subsidiary a certificate, signed on behalf of the Company by the Chief Executive Officer of the Company, to such effect.

        (f) MINIMUM CONSOLIDATED ADJUSTED EBITDA. The Consolidated Adjusted EBITDA (as defined on ANNEX A attached hereto) for the trailing twelve month period ending on June 30, 2002 (the "LTM PERIOD") shall not be less than $23,000,000, and the Company shall have furnished to the Buyer evidence (in reasonable detail) thereof reasonably satisfactory in form and substance to the Buyer, which evidence shall be subject to review and confirmation by the Buyer's accountants to the reasonable satisfaction of the Buyer.

        (g) FIFTEENTH AMENDMENT TO COMPANY SENIOR CREDIT AGREEMENT. Amendment No. 15 to Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of March 26, 2002 (the "FIFTEENTH AMENDMENT TO COMPANY SENIOR CREDIT AGREEMENT"), by and among the Company and certain of the Subsidiaries (as borrowers thereunder) and certain financial institutions identified therein shall have become effective and binding on the parties thereto in accordance with its terms, subject only to the satisfaction of conditions to effectiveness thereof that, by their nature, are to be satisfied at the Closing.

        (h) MATERIAL CONSENTS. The Company shall have filed and/or obtained (and furnished to the Buyer evidence thereof reasonably satisfactory to the Buyer) the following (each of which shall be required to be in form and substance reasonably satisfactory to the Buyer):

           (i) any and all authorizations, approvals, consents or orders from any Governmental Entity or other third party relating to or constituting Required Consents, and such authorizations, approvals, consents and orders shall have become effective and binding in accordance with their terms and shall not have expired or been withdrawn;

           (ii) any and all authorizations, approvals, consents or orders from any Governmental Entity or other third party (including, to the extent permitted by applicable law, the Company or any of the Subsidiaries) necessary or required in order to obtain and maintain in effect for a reasonable period of time following the Effective Time all Liquor Licenses and other permits necessary to maintain continuity of service of alcoholic beverages at each Company Restaurant (in each case, on terms no less favorable than the terms in effect on the date of this Agreement), and such authorizations, approvals, consents and orders shall have become effective and binding in accordance with their terms and shall not have expired or been withdrawn; and

           (iii) other than with respect to (x) the Required Consents and (y) the Liquor Licenses, any and all authorizations, approvals or consents of other third parties (other than with respect to real estate leases or subleases identified on Section 3.9(c) of the Company Disclosure Letter) in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, the failure of which to obtain or file would result in or would reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect; and such authorizations, approvals and consents (subject to such exception) shall have become effective and binding in accordance with their terms and shall not have expired or been withdrawn.

    6.3. CONDITIONS TO THE COMPANY'S OBLIGATION TO EFFECT THE MERGER. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, to the extent permitted by applicable law:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall have been true and correct when made and on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date) as if made on and as of such date, except for such inaccuracies as have not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a material adverse effect on either the Buyer or the Transitory Subsidiary and would not materially impair the ability of either the Buyer or the Transitory Subsidiary to consummate the transactions contemplated by this Agreement. The Buyer and the Transitory Subsidiary shall have delivered to the Company a certificate, signed on behalf of the Buyer and the Transitory Subsidiary by the Chief Executive Officer of the Buyer and the Transitory Subsidiary, to such effect.

        (b) COVENANTS. The Buyer and the Transitory Subsidiary shall have performed or complied in all material respects with all obligations, agreements or covenants required to be performed under this Agreement on or prior to the Closing Date. The Buyer and the Transitory Subsidiary shall have delivered to the Company a certificate, signed on behalf of the Buyer and the Transitory Subsidiary by the Chief Executive Officer of the Buyer and the Transitory Subsidiary, to such effect.

        (c) ILLEGALITY. There shall have been no action taken, or statute, rule, regulation, judgment or executive order promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Governmental Entity that directly or indirectly prohibits or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

                                  ARTICLE VII

                                  TERMINATION

    7.1. TERMINATION. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, by written notice by the terminating Party to the other Parties, whether before or after Company stockholder approval thereof, as follows:

        (a) by mutual written consent of the Buyer and the Company;

        (b) by either the Buyer or the Company, if the Merger shall not have been consummated on or prior to 180 days after the signing of this Agreement (or such later date as may be agreed to in writing by the Buyer and the Company) (as the same may be extended from time to time as contemplated below, the "TERMINATION DATE"), unless the Merger shall not have been consummated because of a material breach of any representation, warranty, obligation, covenant or agreement set forth in this Agreement on the part of the Party seeking to terminate this Agreement (it being understood and agreed that the Buyer shall have the unilateral right (but not the obligation), in its sole discretion, by notice to the Company to be delivered on or prior to the Termination Date then in effect, to extend the Termination Date from time to time (but in any event not beyond the date that is 270 days after the signing of this Agreement) if (A) all of the conditions set forth in Sections 6.1 and 6.2 shall have then been satisfied (or are capable of being satisfied, subject only to the filing of the Certificate of Merger in the case of the conditions set forth in Sections 6.1(b) and 6.2(g)) or waived (to the extent permitted by applicable law) other than the condition set forth in Section 6.2(h)(ii) and (B) the Buyer is then still attempting in good faith to obtain the authorizations, approvals, consents, orders and certificates contemplated by such Section 6.2(h)(ii));

        (c) by either the Buyer or the Company, if a Governmental Entity or court of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or the other transactions contemplated by this Agreement (PROVIDED that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party whose material failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in such order, decree ruling or action);

        (d) by either the Buyer or the Company, if at the Special Meeting (including any adjournment or postponement thereof permitted by this Agreement), the requisite vote of the stockholders of the Company approving this Agreement and the Merger shall not have been obtained;

        (e) by the Buyer, if (w) the Company shall have (A) withdrawn, modified or amended, or proposed to withdraw, modify or amend, in a manner adverse to the Buyer or the Transitory Subsidiary, the approval, adoption or recommendation, as the case may be, of the Merger, this Agreement or any of the other transactions contemplated hereby or (B) approved or recommended, or proposed to approve or recommend, or entered into any agreement, arrangement or understanding with respect to, any Acquisition Proposal; (x) the Company's Board of Directors or any committee thereof shall have resolved to take any of the actions set forth in preceding subclause (w);
    (y) if after an Acquisition Proposal has been made, the Board of Directors of the Company or the Special Committee fail to affirm their recommendation and approval of the Merger and this Agreement within three (3) Business Days of any request by the Buyer to do so; or (z) if a tender offer or exchange offer constituting an Acquisition Proposal is commenced and the Board of Directors of the Company or the Special Committee do not recommend against acceptance of such offer by the Company's stockholders (including by taking no position or a neutral position with respect thereto);

        (f) by the Company, if a Superior Proposal is received and the Board of Directors of the Company reasonably determines in good faith, after receiving advice from outside nationally recognized legal counsel (which may be its current outside legal counsel) and based on the good faith recommendation of the Special Committee, which has also received advice from its outside nationally recognized legal counsel (which may be its current outside legal counsel), that it is necessary to terminate this Agreement and enter into an agreement to effect the Superior Proposal in order to comply with its fiduciary duties under applicable law; PROVIDED that the Company may not terminate this Agreement pursuant to this Section 7.1(f) unless the Company has complied with its obligations under Section 5.3 and until (x) five (5) Business Days have elapsed following delivery to the Buyer of a written notice of such determination by the Board of Directors of the Company and during such five (5) Business Day period the Company has fully cooperated with the Buyer (including, without limitation, informing the Buyer of the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal) with the intent of enabling the Parties to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected, (y)ffiat the end of such five (5) Business Day period, the Acquisition Proposal continues to constitute a Superior Proposal, and the Board of Directors of the Company continues to reasonably determine in good faith, after receiving advice from outside nationally recognized legal counsel (which may be its current outside legal counsel) and based on the good faith recommendation of the Special Committee, which has also received advice from its outside nationally recognized legal counsel (which may be its current outside legal counsel), that it is necessary to terminate this Agreement and enter into an agreement to effect the Superior Proposal in order to comply with its fiduciary duties under applicable law and (z) (A) prior to such termination, the Buyer has received all fees and expense reimbursements set forth in
    Section 7.3 by wire transfer in same day funds and (B) simultaneously or substantially simultaneously with such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal;

        (g) by the Buyer, if there shall have been a breach by the Company of any provision of Section 5.3;

        (h) by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 6.2(a) or 6.2(b) not to be satisfied, and (ii) cannot or has not been cured prior to the earlier of (x) the fifteenth (15th) calendar day following receipt by the Company of written notice of such breach from the Buyer and (y) the Termination Date; or

        (i) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Transitory Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in
    Section 6.3(a) or 6.3(b) not to be satisfied, and (ii) cannot or has not been cured prior to the earlier of (x) the fifteenth (15th) calendar day following receipt by the Buyer of written notice of such breach from the Company and (y) the Termination Date.

The right of any Party to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Party, any Person controlling any such Party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

    7.2. EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, stockholders or affiliates; PROVIDED that (i) any such termination shall not relieve any Party from liability for any willful breach of this Agreement and (ii) the provisions of Section 3.22, the provisos set forth in Sections 5.3(a)(x)(A) and 5.3(a)(y)(A), the provisions of Sections 5.2, 5.8, this Section 7.2,
Section 7.3, Article VIII and Article IX and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

    7.3. FEES AND EXPENSES. (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses, whether or not the Merger is consummated.

    (b) (i) If this Agreement is terminated:

        (1) at a time when the Buyer is entitled to terminate this Agreement in accordance with either Section 7.1(b) or Section 7.1(d) and an Acquisition Proposal (or an intention to make an Acquisition Proposal) has been made, proposed, communicated or disclosed, after the date of this Agreement, in a manner which is or otherwise becomes public (including being known to unaffiliated stockholders of the Company);

        (2) at a time when the Buyer is entitled to terminate this Agreement in accordance with Section 7.1(b) or Section 7.1(d) and, within twelve (12) months of such termination, the Company enters into an agreement, arrangement or understanding (including a letter of intent) with respect to or consummates any Acquisition Proposal; or

        (3) pursuant to Section 7.1(e), Section 7.1(f) or Section 7.1(g);

    then the Buyer shall be entitled to receive (in accordance with Section 7.3(c)) from the Company (x) reimbursement for the out-of-pocket expenses of the Buyer and the Transitory Subsidiary (including, without limitation, printing fees, filing fees and fees and expenses of its legal and financial advisors and all fees and expenses payable to any financing sources) related to this Agreement and the transactions contemplated hereby and any related financing (such reimbursement amount for all purposes of this Section 7.3(b) not to exceed $1,320,000, the "EXPENSE REIMBURSEMENT") and
    (y) an amount (the "TERMINATION FEE"), in no event less than $0, equal to
    (A) $1,320,000 MINUS (B) the Expense Reimbursement.

    (ii) If this Agreement is terminated at a time when the Buyer is entitled to terminate this Agreement in accordance with Section 7.1(b) whether or not any Acquisition Proposal (or an intention to make an Acquisition Proposal) shall have then been made, proposed, communicated or disclosed in a manner which is or otherwise has become public (including being known to unaffiliated stockholders of the Company) or pursuant to Section 7.1(h), then the Buyer shall be entitled to receive (in accordance with Section 7.3(c)) from the Company the Expense Reimbursement.

    (c) Any amounts owing by the Company to the Buyer pursuant to
Section 7.3(b) shall be paid as follows:

        (i) if the Company shall have terminated this Agreement (but only to the extent it is entitled to do so) pursuant to the circumstances contemplated by Section 7.3(b)(i)(1), Section 7.3(b)(i)(3) or Section 7.3(b)(ii), then such amounts shall be paid by the Company to the Buyer by wire transfer of same day funds on the date of such termination and as a condition precedent for such termination;

        (ii) if the Buyer shall have terminated this Agreement (but only to the extent it is entitled to do so) pursuant to the circumstances contemplated by Section 7.3(b)(i)(1), Section 7.3(b)(i)(3) or Section 7.3(b)(ii), then such amounts shall be paid by the Company to the Buyer by wire transfer of same day funds no later than the first Business Day next succeeding the date of such termination; and

        (iii) if the Buyer or the Company shall have terminated this Agreement (but only to the extent such Party is entitled to do so) pursuant to the circumstances contemplated by Section 7.3(b)(i)(2), then such amounts shall be paid by the Company to the Buyer by wire transfer of same day funds on the date on which the Company shall have entered into an agreement, arrangement or understanding (including a letter of intent) with respect to any Acquisition Proposal or, if earlier, the date of consummation of any Acquisition Proposal.

    (d) The Company acknowledges that the Termination Fee and Expense Reimbursement provided for in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and not a penalty, and that, without the Termination Fee and Expense Reimbursement provided for above, neither the Buyer nor the Transitory Subsidiary would enter into this Agreement. Furthermore, nothing in this Section 7.3 shall be deemed to limit any liability of any Party for any breach in any material respect of any representations, warranties or covenants contained in this Agreement that occurs prior to termination of this Agreement.

    7.4. AMENDMENT. To the extent permitted by applicable law, this Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company; PROVIDED that after any such approval, no amendment shall be made that by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

    7.5. EXTENSION; WAIVER. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein; PROVIDED that after the approval of the Merger by the stockholders of the Company, no extension or waiver shall be made that by law requires further approval by such stockholders without such further approval. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                  ARTICLE VIII

                                  DEFINITIONS

    8.1. DEFINITIONS. For purposes of this Agreement, each of the defined terms is defined in the Section of this Agreement indicated below:

                             INDEX OF DEFINED TERMS

Acquiring Person............................................                    3.25
Acquisition Agreement.......................................                  5.3(b)
Acquisition Proposal........................................                  5.3(b)
Affiliates..................................................                    3.25
Agreement...................................................            Introduction
Appraisal Shares............................................                  2.3(c)
Associates..................................................                    3.25
Beneficial Owner............................................                    5.13
Business Day................................................                     1.4
Buyer.......................................................            Introduction
Cash Merger Consideration...................................                  2.1(c)
Cash Merger Shares..........................................                  2.1(c)
Certificate of Merger.......................................                     1.2
Certificates................................................               2.2(b)(i)
Closing.....................................................                     1.4
Closing Date................................................                     1.4
COBRA.......................................................                 3.14(a)

Code........................................................              2.2(b)(iv)
Common Stock................................................                     2.1
Company.....................................................            Introduction
Company Disclosure Letter...................................            Article III
Company Employee Plans......................................                 3.14(a)
Company Intellectual Property...............................                 3.10(a)
Company Material Adverse Effect.............................                  3.1(a)
Company Material Contracts..................................                    3.11
Company Permits.............................................                 3.16(a)
Company Real Property.......................................                  3.9(c)
Company Restaurant..........................................                 3.16(b)
Company SEC Documents.......................................                     3.5
Company Senior Credit Agreement.............................                  3.2(e)
Company's Knowledge.........................................                  3.2(a)
Confidentiality Agreement...................................                     5.2
Consolidated Adjusted EBITDA................................                 Annex A
Contract....................................................                    3.11
D&O Insurance...............................................                 5.11(b)
DGCL........................................................   Preliminary Statement
Distribution Date...........................................                    3.25
Effective Time..............................................                     1.2
employment loss.............................................                    3.17
Environmental Law...........................................                 3.13(b)
Environmental Permits.......................................                 3.13(a)
Equity Commitment Letter....................................                     4.6
ERISA.......................................................                 3.14(a)
ESPP........................................................                     5.9
Exchange Act................................................                 3.4(ii)
Executive Agreements........................................                 3.14(b)
executive officer...........................................                 3.14(b)
Expense Reimbursement.......................................            7.3(b)(i)(3)
Fifteenth Amendment to Company Senior Credit Agreement......                  6.2(g)
GAAP........................................................                     3.5
Governmental Approval.......................................                 3.4(ii)
Governmental Entity.........................................                 3.4(ii)
Greenhill...................................................   Preliminary Statement
HSR Act.....................................................                 3.4(ii)
Identified Contracts........................................               5.7(a)(i)
Indemnified Party...........................................                 5.11(a)
Insurance Policies..........................................                    3.18
Intellectual Property.......................................                 3.10(a)
Leased Real Property........................................                  3.9(c)
Liens.......................................................                3.4(iii)
Liquor Licenses.............................................                 3.16(b)
LTM Period..................................................                  6.2(f)
mass layoff.................................................                    3.17
Merger......................................................   Preliminary Statement
Merger Agreement............................................                 Annex A
Option Consideration........................................                     2.4
Options.....................................................                     2.4
Owned Real Property.........................................                  3.9(b)

Parties.....................................................            Introduction
Party.......................................................            Introduction
Paying Agent................................................                  2.2(a)
Payment Fund................................................                  2.2(a)
Permitted Investments.......................................                  2.2(a)
Permitted Liens.............................................                  3.9(a)
Person......................................................                    5.13
plant closing...............................................                    3.17
Proxy Statement.............................................                  5.6(a)
Registered Company Intellectual Property....................                 3.10(b)
Replacement Contracts.......................................               5.7(a)(i)
Required Consents...........................................               5.7(a)(i)
Rights Agreement............................................                  3.2(a)
SARs........................................................                  3.2(a)
SEC.........................................................                 3.4(ii)
Securities Act..............................................                  3.2(c)
Share.......................................................                     2.1
Shares......................................................                     2.1
Special Committee...........................................   Preliminary Statement
Special Meeting.............................................                     5.5
Stock Acquisition Date......................................                    5.13
Stock Incentive Plans.......................................                     2.4
Stock Plans.................................................                     2.4
Subsequent Filings..........................................                     3.5
Subsidiary..................................................                  3.1(b)
Superior Proposal...........................................                  5.3(b)
Surviving Corporation.......................................                     1.1
Tax Returns.................................................                  3.8(d)
Taxes.......................................................                  3.8(d)
Termination Date............................................                  7.1(b)
Termination Fee.............................................            7.3(b)(i)(3)
Transitory Subsidiary.......................................            Introduction
Transitory Subsidiary Common Stock..........................                     2.1
Voting Debt.................................................                  3.2(a)
WARN Act....................................................                    3.17

                                   ARTICLE IX
                                 MISCELLANEOUS

    9.1. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of the Company, on the one hand, and each of the Buyer and the Transitory Subsidiary, on the other hand, contained in this Agreement or in any document, certificate or instrument delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any Party. Each and every such representation and warranty shall expire with, and be terminated and extinguished by, the Closing, and thereafter none of the Company, the Buyer or the Transitory Subsidiary shall be under any liability whatsoever with respect to any such representation and warranty. This Section 9.1 shall have no effect upon any other obligations of the Parties, whether to be performed before or after the Effective Time.

    9.2. NOTICES. All notices, requests, claims and demands and other communications hereunder shall be in writing and shall be deemed duly delivered
(i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one (1) Business Day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

    (a) if to the Buyer or the Transitory Subsidiary, to:

                                          Morton's Holdings, Inc.
                                          Morton's Acquisition Company
                                          150 East 58th Street
                                          New York, New York 10155
                                          Attention: Justin B. Wender
                                          Telephone: (212) 317-6442
                                          Facsimile: (212) 207-8042

                                          with a copy to:

                                          White & Case LLP
                                          1155 Avenue of the Americas
                                          New York, New York 10036
                                          Attention: Timothy B. Goodell, Esq.
                                                  Gregory Pryor, Esq.
                                          Telephone: (212) 819-8200
                                          Facsimile: (212) 354-8113; and

    (b) if to the Company, to:

                                          Morton's Restaurant Group, Inc.
                                          3333 New Hyde Park Road
                                          New Hyde Park, New York 11042
                                          Attention: Allen J. Bernstein
                                          Telephone: (516) 627-1515
                                          Facsimile: (516) 627-1898

                                          with a copy to:

                                          Richards, Layton & Finger, P.A.
                                          One Rodney Square, P.O. Box 551
                                          Wilmington, Delaware 19899
                                          Attention: C. Stephen Bigler, Esq.
                                          Telephone: (302) 651-7700
                                          Facsimile: (302) 651-7701

                                          and a copy to:

                                          Schulte Roth & Zabel LLP
                                          919 Third Avenue
                                          New York, New York 10022
                                          Attention: Marc Weingarten, Esq.
                                          Telephone: (212) 756-2000
                                          Facsimile: (212) 593-5955.

Any Party may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, facsimile or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices and other communications hereunder are to be delivered by giving the other Parties to this Agreement notice in the manner herein set forth.

    9.3. ENTIRE AGREEMENT. This Agreement (including the Company Disclosure Letter and the other documents and instruments referred to herein that are to be delivered at the Closing, together with that certain letter agreement dated the date hereof among the Parties regarding reimbursement of certain amendment costs) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, or any of them, written or oral, with respect to the subject matter hereof; PROVIDED that the Confidentiality Agreement shall remain in effect in accordance with its terms.

    9.4. NO THIRD PARTY BENEFICIARIES. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other the Parties and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereto, except as specifically stated in Section 5.11(e).

    9.5. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void, except that the Buyer may substitute any direct or indirect wholly-owned subsidiary of the Buyer for the Transitory Subsidiary without consent of the Company and, at any time prior to the first filing or notice made by the Buyer in connection with obtaining any regulatory consent or approval with respect to Liquor Licenses required in connection with the Merger, the Buyer may assign its rights and obligations under this Agreement to a newly formed affiliate of the Buyer; PROVIDED that the Buyer and/or the Transitory Subsidiary, as the case may be, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

    9.6. INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." As used in this Agreement, (x) the term "AFFILIATE(S)" shall have the meaning set forth in Rule 12b-2 of the Exchange Act and (y) the term "PERSON" means and includes an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization and a government or other department or agency thereof.

    9.7. COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two (2) or more counterparts have been signed by each of the Parties and delivered to the other Parties.

    9.8. SEVERABILITY. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not effected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

    9.9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

    9.10. SUBMISSION TO JURISDICTION. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in any federal or state court located in the State of Delaware, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 9.2 as to giving notice hereunder shall be deemed effective service of process on such Party.

    9.11. REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. The Company agrees that irreparable damage would occur to the Buyer and the Transitory Subsidiary in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Buyer and the Transitory Subsidiary shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in the State of Delaware (as to which the Parties agree to submit jurisdiction of the purposes of such action), this being in addition to any other remedy to which they are entitled at law or in equity including those set forth in Section 7.3. The Company further agrees to waive any requirement for the securing or posting of any bond in connection with obtaining any such injunction or other equitable relief.

    9.12. WAIVER OF JURY TRIAL. EACH OF THE BUYER, THE TRANSITORY SUBSIDIARY AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE TRANSITORY SUBSIDIARY OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

               [Remainder of this page intentionally left blank]

    IN WITNESS WHEREOF, the Company, the Buyer and the Transitory Subsidiary have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                                       MORTON'S RESTAURANT GROUP, INC.

                                                       By:  /s/ Allen J. Bernstein
                                                            -----------------------------------------
                                                            Name: Allen J. Bernstein
                                                            Title:  Chairman of the Board of
                                                            Directors, President and Chief
                                                            Executive Officer

                                                       MORTON'S HOLDINGS, INC.

                                                       By:  /s/ Justin B. Wender
                                                            -----------------------------------------
                                                            Name: Justin B. Wender
                                                            Title:  President and Chief Executive
                                                            Officer

                                                       MORTON'S ACQUISITION COMPANY

                                                       By:  /s/ Justin B. Wender
                                                            -----------------------------------------
                                                            Name: Justin B. Wender
                                                            Title:  President and Chief Executive
                                                            Officer

                                                                         ANNEX A

                                 DEFINITION OF
                         "CONSOLIDATED ADJUSTED EBITDA"

    For purposes of Section 6.2(f) of the Agreement and Plan of Merger (the "MERGER AGREEMENT") to which this ANNEX A is attached, (a) "CONSOLIDATED ADJUSTED EBITDA" shall mean Consolidated EBITDA (as defined in the Company Senior Credit Agreement) plus (or minus) the following items (but only to the extent that the respective items reduce (increase) Consolidated EBITDA), without duplication:

        (i) any losses (or income) of the Company associated with personal property insurance (not including amounts related to business interruption insurance, except to the extent that such amounts exceed $990,000 of income in the aggregate for the period from December 31, 2001 through June 30,
    2002) claims for the Company's 90 West Street, New York, NY restaurant;

        (ii) expenses actually incurred by the Company in connection with the Merger Agreement and the transactions contemplated thereby, including (x) expenses actually incurred by the Company in connection with the preparation, execution and delivery of the Fifteenth Amendment to Company Senior Credit Agreement and related documents and instruments, and (y) expenses actually incurred by the Company from December 31, 2001 through the date of the Merger Agreement related to the Company's exploration of strategic alternatives; PROVIDED that expenses actually incurred by the Company from December 31, 2001 through June 30, 2002 in connection with any defense of a potential proxy contest (including stockholders' lawsuits in connection with this transaction which are actively being defended by the Company but in no event including settlement thereof or judgment with respect thereto) with respect to the Company shall, for purposes of calculating "CONSOLIDATED ADJUSTED EBITDA" pursuant to this ANNEX A, in no event exceed $1,000,000 in the aggregate;

        (iii) any reversal of accruals or reserves taken subsequent to December 30, 2001 that were determined to be established prior to December 31, 2001, as determined in accordance with GAAP and consistent with past practices; and

        (iv) legal and/or settlement expenses actually incurred by the Company from December 31, 2001 through June 30, 2002 related to existing employee litigation matters, in any event not to exceed $250,000 in the aggregate.

    (b) The Parties hereby agree that, for the purposes of calculating Consolidated Adjusted EBITDA as provided above, without duplication:

        (i) all adjustments to Consolidated Net Income (as defined in the Company Senior Credit Agreement) to arrive at Consolidated Adjusted EBITDA shall be prepared in accordance with GAAP and consistent with past practices;

        (ii) only extraordinary income and expenses classified as such by GAAP will be eliminated to arrive at Consolidated Net Income (as defined in the Company Senior Credit Agreement);

        (iii) Interest Charges (as defined in the Company Senior Credit Agreement) will be net of any interest income; and

        (iv) notwithstanding anything to the contrary set forth on this ANNEX A, Consolidated Adjusted EBITDA for the fiscal months specified below shall be determined exclusively in accordance with the following table (with no adjustments thereto):

                                                               CONSOLIDATED
PERIOD                                                        ADJUSTED EBITDA
------                                                        ---------------
Fiscal month ended closest to July 31, 2001.................     $  566,000
Fiscal month ended closest to August 31, 2001...............     $  485,000
Fiscal month ended closest to September 30, 2001............     $  630,000
Fiscal month ended closest to October 31, 2001..............     $2,490,000
Fiscal month ended closest to November 30, 2001.............     $1,585,000
Fiscal month ended closest to December 31, 2001.............     $4,066,000

                      AMENDMENT NO. 1 TO MERGER AGREEMENT

    AMENDMENT NO. 1 TO MERGER AGREEMENT entered into as of June 15, 2002 (this "AMENDMENT") by and among Morton's Holdings, LLC, a Delaware corporation (formerly known as Morton's Holdings, Inc., the "BUYER"), Morton's Acquisition Company, a Delaware corporation and a direct wholly-owned subsidiary of the Buyer (the "TRANSITORY SUBSIDIARY"), and Morton's Restaurant Group, Inc., a Delaware corporation (the "COMPANY"). The Buyer, the Transitory Subsidiary and the Company are individually referred to herein as a "PARTY" and collectively referred to herein as the "PARTIES". All capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided such terms in the Merger Agreement referred to below.

                             PRELIMINARY STATEMENT

    WHEREAS, the Buyer, the Transitory Subsidiary and the Company are parties to a Merger Agreement, dated as of March 26, 2002 (as in effect on the date hereof, the "MERGER AGREEMENT"); and

    WHEREAS, the Parties wish to amend the Merger Agreement as herein provided;

    NOW, THEREFORE, the Parties agree as follows:

I.  AMENDMENTS TO MERGER AGREEMENT.

    1. Section 2.1(c) of the Merger Agreement (entitled "EXCHANGE OF SHARES") is hereby amended by deleting the reference therein to "$12.60" and inserting in lieu thereof a reference to "$13.50".

    2. Section 6.2(f) of the Merger Agreement (entitled "MINIMUM CONSOLIDATED ADJUSTED EBITDA") is hereby amended by deleting said Section 6.2(f) in its entirety and inserting the following new Section 6.2(f) in lieu thereof:

        "(f) [Reserved]".

    3. Section 8.1 of the Merger Agreement (entitled "DEFINITIONS") is hereby amended by deleting from the Index of Defined Terms set forth therein the following entries appearing in alphabetical order:

"Consolidated Adjusted EBITDA.............................  Annex A";
"LTM Period...............................................  6.2(f)"; and
"Merger Agreement.........................................  Annex A".

    4. ANNEX A to the Merger Agreement (entitled "DEFINITION OF 'CONSOLIDATED ADJUSTED EBITDA' ") is hereby deleted in its entirety.

    5. The Table of Contents set forth in the Merger Agreement is hereby amended by deleting the following language appearing at the end thereof:

        "ANNEX A: Definition of 'Consolidated Adjusted EBITDA' ".

II. MISCELLANEOUS.

    1. This Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Merger Agreement or any other related document or agreement.

    2. This Amendment may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective on the date (the "FIRST AMENDMENT EFFECTIVE DATE") when two (2) or more counterparts have been signed by each of the Parties and delivered (including, without limitation, by way of facsimile transmission) to the other Parties.

    3. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

    4. Subject to Section 9.5 of the Merger Agreement, this Amendment will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

    5. From and after the First Amendment Effective Date, all references in the Merger Agreement and in any other related document or agreement to the Merger Agreement shall be deemed to be references to the Merger Agreement as modified hereby.

                 [Remainder of this page intentionally left blank]

    IN WITNESS WHEREOF, the Company, the Buyer and the Transitory Subsidiary have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                                       MORTON'S RESTAURANT GROUP, INC.

                                                       By:   /s/ ALLEN J. BERNSTEIN
                                                             ---------------------------------------
                                                                    Allen J. Bernstein
                                                             Name:
                                                                    Chairman of the Board of
                                                                    Directors, President and Chief
                                                                    Executive Officer
                                                             Title:

                                                       MORTON'S HOLDINGS, INC.

                                                       By:   /s/ JUSTIN B. WENDER
                                                             ---------------------------------------
                                                                    Justin B. Wender
                                                             Name:
                                                                    President and Chief Executive
                                                                    Officer
                                                             Title:

                                                       MORTON'S ACQUISITION COMPANY

                                                       By:   /s/ JUSTIN B. WENDER
                                                             ---------------------------------------
                                                                    Justin B. Wender
                                                             Name:
                                                                    President and Chief Executive
                                                                    Officer
                                                             Title:

                                                                      APPENDIX B

Greenhill & Co., LLC
300 Park Avenue
                                                                          [LOGO]
New York, NY 10022
(212) 389-1500
(212) 389-1700 Fax

CONFIDENTIAL

March 26, 2002

Special Committee of the Board of Directors and the Board of Directors
Morton's Restaurant Group, Inc.
3333 New Hyde Park Road
Suite 210
New Hyde Park, NY 11042

Members of the Special Committee and the Board:

    We understand that Morton's Restaurant Group, Inc. ("Morton's"), Morton's Holdings, Inc. (the "Buyer") and Morton's Acquisition Company ("Transitory Subsidiary") propose to enter into an Agreement and Plan of Merger (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Transitory Subsidiary, a wholly-owned subsidiary of the Buyer, with and into Morton's, as a result of which Morton's would become a wholly-owned subsidiary of the Buyer. Pursuant to the Merger, each issued and outstanding share of common stock, par value $0.01 per share, of Morton's (the "Morton's Common Stock"), other than shares of Morton's Common Stock held by Morton's or the Buyer or any of their respective wholly-owned subsidiaries or in Morton's treasury, shall be converted into the right to receive a cash payment of $12.60 per share (the "Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

    You have asked for our opinion as to whether, as of the date hereof, the Consideration to be received by the holders of Morton's Common Stock (other than the Buyer and its subsidiaries, including Transitory Subsidiary, and Castle Harlan Partners III, L.P. ("CHP III") and its affiliates) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. We have not been requested to opine as to, and our opinion does not in any manner address the underlying business decision to proceed with or effect the Merger.

    For purposes of the opinion set forth herein, we have:

    1. reviewed the draft Merger Agreement dated March 26, 2002 and certain related documents;

                                                                          [LOGO]

    2.  reviewed certain publicly available financial statements of Morton's;

    3. reviewed certain other publicly available business and financial information relating to Morton's that we deemed relevant;

    4. reviewed certain information, including financial forecasts and other financial and operating data concerning Morton's, prepared by the management of Morton's;

    5. discussed the past and present operations and financial condition and the prospects of Morton's with senior executives of Morton's;

    6. reviewed the historical market prices and trading activity for the Morton's Common Stock and analyzed its implied valuation multiples;

    7. compared the value of the Consideration with that received in certain publicly available transactions that we deemed relevant;

    8. compared the value of the Consideration with the trading valuations of certain publicly traded companies that we deemed relevant;

    9. participated in discussions and negotiations among representatives of Morton's and its legal advisors and the Buyer, CHP III and their financial and legal advisors;

    10. participated in discussions among representatives of certain other parties with respect to a potential sale or other extraordinary transaction involving Morton's;

    11. reviewed and took into consideration the disclosure by Morton's that it has been informed by the New York Stock Exchange, Inc. (the "NYSE") that it is below the NYSE continued listing standards and may cease to be eligible for trading on the NYSE; and

    12. performed such other analyses and considered such other factors as we deemed appropriate.

    We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by representatives of Morton's for the purposes of this opinion and have further relied upon the assurances of the representatives of Morton's that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Morton's that have been furnished to us, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of Morton's as to the future

                                                                          [LOGO]

financial performance of Morton's. We express no opinion with respect to such projections or the assumptions upon which they are based. In addition, we have not made any independent valuation or appraisal of the assets or liabilities of Morton's, nor have we been furnished with any such appraisals. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the final, executed Merger Agreement, which we have further assumed will be identical in all material respects to the latest draft thereof we have reviewed. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of the date hereof.

    We have acted as financial advisor to the Special Committee of the Board of Directors (the "Committee") of Morton's in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger or a similar transaction.

    It is understood that this letter is for the information of the Committee and the Board of Directors (the "Board") of Morton's and is rendered to the Committee and the Board in connection with their consideration of the Merger and may not be used for any other purpose without our prior written consent, except that this opinion may, if required by law, be included in its entirety in any filing made by Morton's with the Securities and Exchange Commission in connection with the Merger. We are not expressing an opinion as to any aspect of the Merger other than the fairness to the holders of Morton's Common Stock (other than the Buyer and its subsidiaries, including Transitory Subsidiary, and CHP III and its affiliates) of the Consideration to be received by the holders of Morton's Common Stock (other than the Buyer and its subsidiaries, including Transitory Subsidiary, and CHP III and its affiliates) from a financial point of view. This opinion is not intended to be and does not constitute a recommendation to the Committee or the Board as to whether they should approve the Merger, nor does it constitute an opinion or recommendation as to how the shareholders of Morton's should vote at the shareholders meeting to be held in connection with the Merger.

    Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of Morton's Common Stock (other than the Buyer and its subsidiaries, including Transitory Subsidiary, and CHP III and its affiliates) pursuant to the Merger Agreement is fair from a financial point of view to such holders.

                                                       Very best regards,

                                                       GREENHILL & CO., LLC

                                                       By:  /s/ Timothy M. George
                                                            -----------------------------------------
                                                            Timothy M. George
                                                            Managing Director

                                                                      APPENDIX C

                                 DELAWARE CODE
                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
               SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

SECTION 262 APPRAISAL RIGHTS.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections
(d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
    (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection
(f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX D

                   INFORMATION RELATING TO THE DIRECTORS AND
             EXECUTIVE OFFICERS OF MORTON'S RESTAURANT GROUP, INC.

    The name, current principal occupation or employment, principal business and address of employer, and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Morton's Restaurant Group, Inc. are set forth below. The business address of each director and executive officer is c/o Morton's Restaurant Group, Inc., 3333 New Hyde Park Road, New Hyde Park, New York 11042. The business telephone number of each director and executive officer is (516) 627-1515. Each of the directors and executive officers is a United States citizen. None of the directors or executive officers has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors). None of the directors or executive officers has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

    Thomas J. Baldwin was elected a director of the Company in November 1998 and executive vice president in January 1997. He previously served as senior vice president, finance of the Company since June 1992, and vice president, finance since December 1988. In addition, Mr. Baldwin has been chief financial officer, assistant secretary and treasurer of the Company since December 1988. His previous experience includes seven years at General Foods Corp., now a subsidiary of Kraft General Foods/ Philip Morris Companies, Inc., where he worked in various financial management and accounting positions, and two years at Citicorp where he served as Vice President responsible for strategic planning and financial analysis at a major corporate banking division. Mr. Baldwin is currently a director of Charlie Browns Acquisition Corp. (located at 1450
Route 22, West Mountainside, New Jersey 07092), which is owned by an affiliate of Castle Harlan, Inc. Mr. Baldwin is a licensed certified public accountant in the State of New York.

    Robert L. Barney has been a director of the Company since February 2001. Mr. Barney previously served as a director of the Company from December 1991 through August 1997. Mr. Barney was the chairman of Wendy's
International, Inc., a restaurant company, from February 1982 to May 1990, and its chief executive officer from September 1982 to February 1989. Since September 1994, Mr. Barney has been president and owner of Rolling Meadows Golf Club, Inc., which runs a golf course (located at 11233 Industrial Parkway, Marysville, Ohio 43040).

    Allen J. Bernstein has been chairman of the board of the Company since October 1994 and chief executive officer and a director of the Company since December 1988. He has been president of the Company since September 1997 and was previously president of the Company from December 1988 through October 1994.
Mr. Bernstein has worked in many various aspects of the restaurant industry since 1970. Mr. Bernstein is also a director of Dave and Busters, Inc. (located at 2481 Manana Drive, Dallas, Texas 75220), Charlie Browns Acquisition Corp. (located at 1450 Route 22, West Mountainside, New Jersey 07092), Luther's Acquisition Corp. (located at 2611 F.M. 1960 West, Houston, Texas 77068), Wilshire Restaurant Group, Inc. (located at 27081 Aliso Creek Road, Aliso Viejo, California 92656) and McCormick and Schmick Holdings LLC, the address of which is c/o McCormick & Schmick Management Group, 720 Southwest Washington Street, Suite 550, Portland, Oregon 97205, the last four of which are owned by an affiliate of Castle Harlan, Inc.

    John K. Castle has been a director of the Company since December 1988.
Mr. Castle has been chairman, controlling stockholder and a director of Castle Harlan, Inc. since 1987 and of Castle Harlan Partners III, G.P., Inc. since 1997 (both located at 150 East 58th Street, New York, New York 10155).

Mr. Castle is also chairman and chief executive officer of Branford
Castle, Inc., an investment company formed in 1986, located at 150 East 58th Street, New York, New York 10155. Immediately prior to forming Castle
Harlan, Inc., Mr. Castle was president and chief executive officer and a director of Donaldson Lufkin & Jenrette, Inc., one of the nation's leading investment banking firms. Mr. Castle is a director of Sealed Air Corporation (located at Park 80 East, Saddle Brook, New Jersey 07663-5291), American Achievement Corporation (located at 7211 Circle S Road, Austin, Texas 78714), AdobeAir, Inc. (located at 500 South 15th Street, Phoenix, Arizona 85034), Wilshire Restaurant Group, Inc. (located at 27081 Aliso Creek Road, Aliso Viejo, California 92656), Equipment Support Services, Inc. (located at 926 E. North Belt, Houston, Texas 77032) and a managing director of Statia Terminals Group, N.V. (located at 800 Fairway Drive, Deerfield Beach, Florida 33441) Mr. Castle is a member of the Corporation of the Massachusetts Institute of Technology and is also a trustee of the New York-Presbyterian Hospital, Inc. and the Whitehead Institute of Biomedical Research. Formerly, Mr. Castle was a director of The Equitable Life Assurance Society of the United States (located at 1290 Avenue of the Americas, New York, New York 10104) and the New York Medical College (located in Valhalla, New York 10595) (for 11 years he was chairman of the board).

    Lee M. Cohn has been a director of the Company since August 1997. Mr. Cohn co-founded and has been the chief executive officer of Big 4 Restaurants, Inc., located at 16601 North Pima Road, Scottsdale, Arizona 85260, since 1973.
Mr. Cohn has served on the boards of Valley Big Brothers and the Phoenix Ballet Company and is an active member of The Phoenix Thunderbirds, The Fiesta Bowl Committee and the Young Presidents Organization. Mr. Cohn is a director of Luther's Acquisition Corp. (located at 2611 F.M. 1960 West, Houston, Texas 77068) and Wilshire Restaurant Group, Inc. (located at 27081 Aliso Creek Road, Aliso Viejo, California 92656), which are owned by an affiliate of Castle Harlan, Inc.

    Dr. John J. Connolly has been a Director since October 1994. He is the president and chief executive officer of Castle Connolly Medical Ltd., located at 42 West 24th Street, New York, New York 10010, since 1991. He previously served as president and chief executive officer of New York Medical College for over ten years. He serves on the President's Advisory Council of the United Hospital Fund, as a director of Funding First and as a director of the New York Business Group on Health. He also has served as chairman of the Board of Trustees of St. Francis Hospital in Poughkeepsie and as a member of the Board of Trustees of St. Agnes Hospital in White Plains. He is a fellow of the New York Academy of Medicine and is a founder and past chairman of the American Lyme Disease Foundation. Dr. Connolly serves as a trustee emeritus and past chairman of the board of the Culinary Institute of America and director of the Westchester County Association. Dr. Connolly also presently serves as a director of Dearborn Risk Management (located at 600 Meadowlands Pkwy, Suite 146, Secaucus, New Jersey 07094), Charlie Browns Acquisition Corp. (located at 1450 Route 22 West, Mountainside, New Jersey 07092), which is an affiliate of Castle Harlan, Inc., Gradipore, Inc. (located at 7 East 86th Street, New York, New York 10028) and as chairman and a director of AlphaGene, Inc. (located at 260 West Cummings Park, Woburn, Massachusetts 01801).

    David B. Pittaway has been a director of the Company since December 1988. He was a vice president from December 1988 through May 1993 and assistant secretary from May 1988 through September 1993. Mr. Pittaway is currently the senior managing director, senior vice president and secretary of Castle Harlan, Inc. and secretary of Castle Harlan Partners III, G.P., Inc. He has been with Castle Harlan, Inc. since 1987 and with Castle Harlan Partners III, G.P., Inc. since 1997 (both located at 150 East 58th Street, New York, New York 10155).
Mr. Pittaway has been vice president and secretary of Branford Castle, Inc., an investment company, since October 1986, located at 150 East 58th Street, New York, New York 10155. From 1987 to 1998 he was vice president, chief financial officer and a director of Branford Chain, Inc., a marine wholesale company, located at 150 East 58th Street, New York, New York 10155, where he is now a director and vice chairman. Prior thereto, Mr. Pittaway was vice president of strategic planning and assistant to the president of Donaldson Lufkin &

Jenrette, Inc. Mr. Pittaway is also a director of American Achievement Corporation (located at 7211 Circle S Road, Austin, Texas 78714), Equipment Support Services, Inc. (located at 926 E. North Belt, Houston, Texas 77032), Charlie Browns Acquisition Corp. (located at 1450 Route 22 West, Mountainside, New Jersey 07092), Luther's Acquisition Corp. (located at 2611 F.M. 1960 West, Houston, Texas 77068), Wilshire Restaurant Group, Inc. (located at 27081 Aliso Creek Road, Aliso Viejo, California 92656), McCormick and Schmick Holdings LLC, the address of which is c/o McCormick & Schmick Management Group, 720 Southwest Washington Street, Suite 550, Portland, Oregon 97205, and The Dystrophic Epidermolysis Bullosa Research Association of America, Inc. (located at
40 Rector Street, New York, New York 10006) and a managing director of Statia Terminals Group, N.V. (located at 800 Fairway Drive, Deerfield Beach, Florida 33441).

    Dianne H. Russell has been a director of the Company since May 1993.
Ms. Russell is a senior vice president and regional managing director of the Technology and Life Sciences Division of Comerica Bank (formerly Imperial Bank) in Boston, one of the Company's lenders, located at 100 Federal Street, Boston, Massachusetts 02110, heading the Northeast Region. Formerly, Ms. Russell was president of Hyde Boston Capital, a financial consulting company, since
January 1992, and before that, a senior vice president and department executive at BankBoston, N.A., a national bank, where she was employed from 1975 to 1991. Ms. Russell is the chairman of the Financial Advisory Board of the Commonwealth of Massachusetts.

    Alan A. Teran has been a director of the Company since May 1993. Mr. Teran was the president of Cork 'N' Cleaver Restaurants from 1975 to 1981. Since 1981, Mr. Teran has been a principal in private restaurant businesses. Mr. Teran is currently a director of Good Times Restaurant Inc. (located at 601 Corporate Circle, Golden, Colorado 80401), Inc. and Charlie Browns Acquisition Corp., an affiliate of Castle Harlan, Inc., and previously served on the board of Boulder Valley Bank and Trust (currently known as Community First National Bank, located at 3800 Arapohoe Avenue, Boulder, Colorado 80301).

    John T. Bettin has been president of Morton's of Chicago since July 1998. Prior to joining the Company, Mr. Bettin had been executive vice president of Capital Restaurant Concepts, Ltd., located at 1305 Wisconsin Avenue, Northwest, Washington, District of Columbia, 20007, since April 1994. Previously,
Mr. Bettin worked for Gilbert Robinson, Inc. where he served in various positions including corporate executive chef, vice president operations and senior vice president concept development since 1975.

    Roger J. Drake has been vice president of communications since May 1999 and director of communications since February 1994. Mr. Drake previously owned and operated Drake Productions, a video and marketing communications company, from April 1987 to December 1993. Prior to that, Mr. Drake served as producer, editor, and copywriter at Major League Baseball Productions, from May 1981 to June 1986.

    Klaus W. Fritsch has been the vice chairman of Morton's of Chicago, Inc. since May 1992. Mr. Fritsch has been with Morton's of Chicago, Inc. since its inception in 1978, when he co-founded Morton's. After Mr. Arnold Morton ceased active involvement in 1987, Mr. Fritsch assumed all operating responsibilities as president in which capacity he served until May 1992.

    Agnes Longarzo has been vice president of administration and secretary of the Company since December 1988. Ms. Longarzo had been vice president of administration and corporate secretary for Le Peep Restaurants, Inc. from March 1983 to December 1988. Prior to joining Le Peep Restaurants, Inc.,
Ms. Longarzo served as the director of administration of Wenco Food
Systems, Inc.

    Allan C. Schreiber has been senior vice president, development since
January 1999, vice president of real estate since January 1996 and director of real estate since November 1995. Mr. Schreiber had been a senior managing director at The Galbreath Company since 1991. Prior to joining Galbreath, he served as an executive vice president of National Westminster Bank USA from 1982 to 1991. Previously, Mr. Schreiber had been a vice president and division executive of the Chase Manhattan Bank.

                                                                      APPENDIX E

                            INFORMATION RELATING TO
             MORTON'S HOLDINGS, LLC, MORTON'S ACQUISITION COMPANY,
     CASTLE HARLAN PARTNERS III, L.P., JOHN K. CASTLE AND DAVID B. PITTAWAY
                                      AND
        INFORMATION RELATING TO THE DIRECTORS AND EXECUTIVE OFFICERS OF
                    CASTLE HARLAN PARTNERS III, G.P., INC.,
                           MORTON'S HOLDINGS, LLC AND
                          MORTON'S ACQUISITION COMPANY

    Neither CHP, Morton's Holdings, Morton's Acquisition, John K. Castle nor David B. Pittaway has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors). Neither CHP, Morton's Holdings, Morton's Acquisition, John K. Castle nor David B. Pittaway has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

    Castle Harlan Partners III, L.P. is the sole member in Morton's Holdings. Castle Harlan Associates III, L.P., referred to as CHA, is a Delaware limited partnership and the general partner of Castle Harlan Partners III, L.P. Castle Harlan Partners III, G.P., Inc., referred to as CHPGP, is a Delaware corporation and the general partner of CHA.

    The name, current principal occupation or employment, principal business and address of employer, and material occupations, positions, offices or employment for the past five years, of each director and executive officer of CHPGP is set forth below. The business address of each director and executive officer is c/o Castle Harlan, Inc., 150 East 58th Street, New York, New York 10155. The business telephone number of each director and executive officer is
(212) 644-8600. Each of the directors and executive officers is a United States citizen. None of the directors or executive officers was convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors). None of the directors or executive officers was a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

    John K. Castle has been chairman, controlling stockholder and a director of Castle Harlan, Inc. since 1987 and of CHPGP since 1997 (both located at 150 East 58th Street, New York, New York 10155). Mr. Castle is also chairman and chief executive officer of Branford Castle, Inc., an investment company formed in 1986, located at 150 East 58th Street, New York, New York 10155. Immediately prior to forming Castle Harlan, Inc., Mr. Castle was president and chief executive officer and a director of Donaldson Lufkin & Jenrette, Inc., one of the nation's leading investment banking firms. Mr. Castle is a director of Morton's Restaurant Group, Inc., Sealed Air Corporation (located at Park 80 East, Saddle Brook, New Jersey 07663-5291), American Achievement Corporation (located at 7211 Circle S Road, Austin, Texas 78714), AdobeAir, Inc. (located at 500 South 15th Street, Phoenix, Arizona 85034), Wilshire Restaurant Group, Inc. (located at 27081 Aliso Creek Road, Aliso Viejo, California 92656), Equipment Support Services, Inc. (located at 926 E. North Belt, Houston, Texas 77032) and a managing director of Statia Terminals Group, N.V. (located at 800 Fairway Drive, Deerfield Beach, Florida 33441). Mr. Castle is a member of the Corporation of the Massachusetts Institute of Technology and is also a trustee of the New York-Presbyterian Hospital, Inc. and the Whitehead Institute of Biomedical Research. Formerly, Mr. Castle was a director of The Equitable Life Assurance Society of the United

States (located at 1290 Avenue of the Americas, New York, New York 10104) and the New York Medical College (located in Valhalla, New York 10595) (for
11 years he was chairman of the board).

    Leonard M. Harlan has been president and a director of Castle Harlan, Inc. since 1987 and of CHPGP since 1997. Mr. Harlan is also a member of the Executive Committee of Castle Harlan Australian Mezzanine Partners, an affiliate of Castle Harlan, Inc., located at 150 East 58th Street, New York, New York 10155.
Mr. Harlan is currently a director of StackTeck Systems Incorporated (located at One Paget Drive, Brampton, Ontario, Canada L6T 5S2), Carret and Company, Inc. (located at 40 East 52nd Street, New York, New York 10022), Ion Track Instruments (located at 205D Lowell Street, Wilmington, Massachusetts 01887), Associated Packaging Enterprises, Inc. (located at 900 S. US Highway One, Jupiter, Florida 33477), and Gravograph Industrie International (located at
2200 Northmont Parkway, Duluth, Georgia 30096), and is a director-designee of The Bulgarian American Enterprise Fund (located at 333 West Wacker Drive, Suite 2080, Chicago, Illinois 60606), established by the U.S. Congress. Mr. Harlan is a member of the Board of Overseers of the Joan and Sanford I. Weill Medical College and the Graduate School of Medical Sciences of Cornell University and Vice Chairman of the Medical College Capital Campaign. Mr. Harlan is currently a Trustee of the New York City Citizens Budget Commission and is on the Advisory Board of The Journal of Private Equity. From 1969 to 1995, he was chairman and chief executive officer of The Harlan Company, Inc. a real estate investment banking and advisory firm.

    David B. Pittaway is currently the senior managing director, senior vice president and secretary of Castle Harlan, Inc. and secretary of CHPGP. He has been with Castle Harlan, Inc. since 1987 and with CHPGP since 1997 (both located at 150 East 58th Street, New York, New York 10155). He was a vice president of Morton's Restaurant Group, Inc. from December 1988 through May 1993 and assistant secretary from May 1988 through September 1993. Mr. Pittaway has been vice president and secretary of Branford Castle, Inc., an investment company, since October 1986, located at 150 East 58th Street, New York, New York 10155. From 1987 to 1998 he was vice president, chief financial officer and a director of Branford Chain, Inc., a marine wholesale company, located at 150 East 58th Street, New York, New York 10155, where he is now a director and vice chairman. Prior thereto, Mr. Pittaway was vice president of strategic planning and assistant to the president of Donaldson Lufkin & Jenrette, Inc. Mr. Pittaway is also a director of Morton's Restaurant Group, Inc., American Achievement Corporation (located at 7211 Circle S Road Austin, Texas 78714), Equipment Support Services, Inc. (located at 926 E. North Belt, Houston, Texas 77032), Charlie Browns Acquisition Corp. (located at 1450 Route 22 West, Mountainside, New Jersey 07092), Luther's Acquisition Corp. (located at 2611 F.M. 1960 West, Houston, Texas 77068), Wilshire Restaurant Group, Inc. (located at 27081 Aliso Creek Road, Aliso Viejo, California 92656), McCormick and Schmick Holdings LLC the address of which is c/o McCormick & Schmick Management Group, 720 Southwest Washington Street, Suite 550, Portland, Oregon 97205 and The Dystrophic Epidermolysis Bullosa Research Association of America, Inc. (located at 40 Rector Street, New York, New York 10006) and a managing director of Statia Terminals Group, N.V. (located at 800 Fairway Drive, Deerfield Beach, Florida 33441).

    Howard Weiss has been senior vice president and chief financial officer of Castle Harlan, Inc. and CHPGP. He has been with Castle Harlan, Inc. since 1987 and with CHPGP since 1997. Prior to joining Castle Harlan, Mr. Weiss was chief financial officer and partner of The Harlan Company, a diversified real estate finance and advisory company. Before joining The Harlan Company, he was vice president and controller with Sotheby's, the international fine art and collectibles auctioneer. Mr. Weiss is a Certified Public Accountant.

    Justin B. Wender has been a managing director of Castle Harlan, Inc. since 1999. Prior to joining Castle Harlan in 1993, Mr. Wender worked in the Corporate Finance Group of Merrill Lynch & Co., where he assisted clients with a variety of corporate finance matters. He is a board member of Statia Terminals Group, N.V. (located at 800 Fairway Drive, Deerfield Beach, Florida 33441) and Charlie Brown's Acquisition Corp. (located at 1450 Route 22 West, Mountainside, New Jersey 07092).

Mr. Wender is also the incoming chair of the Alumni Annual Fund of Carleton College (located at 205 East 2nd Street, Northfield, Minnesota 55057). Previously, Mr. Wender was a board member of Land 'N' Sea Distributing, Inc. (located at 3131 North Andrews Avenue, Pompano Beach, Florida 33064), MAG Aerospace Industries, Inc. (located at 800 West Artesia Boulevard, Compton, California 90224) and US Synthetic Corporation (located at 1260 South 1600 West, Orem, Utah 84058).

    The name, current principal occupation or employment, principal business and address of employer, and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Morton's Holdings, LLC and Morton's Acquisition Company are set forth below. The business address of each director and executive officer is c/o Castle Harlan, Inc., 150 East 58th Street, New York, New York 10155. The business telephone number of each director and executive officer is (212) 644-8600. Each of the directors and executive officers is a United States citizen. None of the directors or executive officers was convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors). None of the directors or executive officers was a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

    Justin B. Wender has been chairman of the board of directors, president, chief executive officer and treasurer of Morton's Acquisition Company since the incorporation of Morton's Acquisition Company in March 2002. Mr. Wender is also a managing director of Castle Harlan, Inc. (located at 150 East 58th Street, New York, New York 10155). Prior to joining Castle Harlan in 1993, Mr. Wender worked in the Corporate Finance Group of Merrill Lynch & Co., where he assisted clients with a variety of corporate finance matters. He is a board member of Statia Terminals Group, N.V. (located at 800 Fairway Drive, Deerfield Beach, Florida 33441) and Charlie Brown's Acquisition Corp. (located at 1450 Route 22 West, Mountainside, New Jersey 07092). Mr. Wender is also the incoming chair of the Alumni Annual Fund of Carleton College (located at 205 East 2nd Street, Northfield, Minnesota 55057). Previously, Mr. Wender was a board member of Land 'N' Sea Distributing, Inc. (located at 3131 North Andrews Avenue, Pompano Beach, Florida 33064), MAG Aerospace Industries, Inc. (located at 800 West Artesia Boulevard, Compton, California 90224) and US Synthetic Corporation (located at 1260 South 1600 West, Orem, Utah 84058).

    John E. Morningstar has been a director, vice president and secretary of Morton's Acquisition Company since the incorporation of Morton's Acquisition Company in March 2002. Mr. Morningstar is also an associate of Castle
Harlan, Inc. (located at 150 East 58th Street, New York, New York 10155). Prior to joining Castle Harlan, Mr. Morningstar was an analyst in the Retail Investment Banking department of Merrill Lynch & Co., located at 4 World Financial Center, New York, New York 10080 from 1998 to 2000, where he assisted clients in corporate finance and strategic mergers.

                                                                      APPENDIX F
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------
                                  FORM 10-K/A
                               (Amendment No. 2)

   /X/     ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF
           THE SECURITIES EXCHANGE ACT OF 1934 (FEE REQUIRED)

                  FOR THE FISCAL YEAR ENDED DECEMBER 30, 2001
                                       OR

   / /     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF
           THE SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED)

        FOR THE TRANSITION PERIOD FROM ______________ TO ______________

                         COMMISSION FILE NUMBER 1-12692
                            ------------------------
                        MORTON'S RESTAURANT GROUP, INC.

             (Exact name of registrant as specified in its charter)

               DELAWARE                                     13-3490149
    (State or other jurisdiction of            (I.R.S. employer identification no.)
    incorporation or organization)

       3333 NEW HYDE PARK ROAD,                               11042
           NEW HYDE PARK, NY                                (zip code)
    (Address of principal executive
               offices)

                                  516-627-1515
              (Registrant's telephone number, including area code)

          SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

               TITLE OF EACH CLASS                                   NAME OF EXCHANGE
           Common Stock, $.01 par value                          New York Stock Exchange

          SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                                      None
                                (Title of Class)
                           --------------------------

    Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes /X/ No / /

    Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. /X/

    As of March 15, 2002, the aggregate market value of voting stock held by non-affiliates of the registrant was $41,002,575.

    As of March 15, 2002, the registrant had 4,182,475 shares of its common stock, $.01 par value, outstanding.

                      DOCUMENTS INCORPORATED BY REFERENCE:

    None.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART I

ITEM 1. BUSINESS

    Morton's Restaurant Group, Inc. was incorporated as a Delaware corporation on October 3, 1988. As used in this Report, the terms "MRG" or "Company" refer to Morton's Restaurant Group, Inc. and its consolidated subsidiaries.

RECENT DEVELOPMENTS

    On March 26, 2002, the Company entered into a definitive merger agreement ("Merger Agreement") providing for the acquisition of the Company by an affiliate of Castle Harlan, Inc., a New York based private equity investment firm. Under the terms of the Merger Agreement, the Company's stockholders will receive $12.60 in cash for each share of common stock. Completion of the merger is subject to various closing conditions including, but not limited to, approval of the Company's stockholders and customary industry regulatory approvals, receipt of third party consents and achievement of a minimum level of earnings. There can be no assurance that these or other conditions to the merger will be satisfied or that the merger will be completed. If the merger is not completed for any reason, it is expected that the current management of the Company, under the direction of the Board of Directors, will continue to manage the Company as an ongoing business. The Company has also entered into an amendment to its Credit Agreement which allows for the transactions contemplated under the merger; however, this amendment will only become effective upon the completion of the merger. The merger is currently expected to be completed in early summer of 2002.

GENERAL

    At December 30, 2001, the Company owned and operated 62 Morton's of Chicago Steakhouse restaurants ("Morton's") and 4 Bertolini's Authentic Trattoria restaurants ("Bertolini's"). These concepts appeal to a broad spectrum of consumer tastes and target separate price points and dining experiences. During January 2002, the Morton's of Chicago steakhouse in Sydney, Australia was closed.

    The Company provides strategic support and direction to its subsidiary companies, and evaluates and analyzes potential locations for new restaurants. Management consists of Allen J. Bernstein, Chairman of the Board, President and Chief Executive Officer, and vice presidents responsible for site selection and development, finance, communications and administration.

    The Company's Credit Agreement restricts capital expenditures (see Note 6 to the Company's consolidated financial statements), limiting the Company to five new Morton's restaurants during 2002 and no new restaurant development in 2003. The Company has executed agreements to open Morton's of Chicago Steakhouses in Arlington, VA; Burbank, CA; Paramus, NJ; King of Prussia, PA; and Richmond, VA. Additional sites are under review for potential new Morton's restaurants to open; however, under the Company's Credit Agreement, the Company may not enter into new restaurant leases until a specified cash flow leverage ratio is achieved. There can be no assurance that the Company's expansion plans will be successfully achieved or that new restaurants will meet with consumer acceptance or can be operated profitably. No new Bertolini's are planned for the foreseeable future. The Company has no current intention to acquire other restaurant concepts, although it may do so in the future. The Company does not currently intend to develop a franchise program.

MORTON'S OF CHICAGO STEAKHOUSE RESTAURANTS

    At December 30, 2001, the Company owned and operated 62 Morton's of Chicago steakhouses (54 in the continental United States, one each in Honolulu, HI; San Juan, Puerto Rico; Toronto and Vancouver, Canada; Singapore; Sydney, Australia and two in Hong Kong) located in 57 cities. As a result of the World Trade Center terrorist attacks on September 11, 2001, the Morton's of Chicago steakhouse restaurant located at 90 West Street, two blocks from the World Trade Center, was closed permanently due to structural damage. During January 2002, the Morton's of Chicago steakhouse in Sydney, Australia was closed. Morton's offers its clientele a combination of excellent service and large quantities of the highest quality menu items. Morton's has received awards in many locations for the quality of its food and hospitality. Morton's serves USDA prime aged beef, including, among others, a 24 oz. porterhouse, a 20 oz. NY strip sirloin and a 16 oz. ribeye. Morton's also offers fresh fish, lobster, veal and chicken. All Morton's have identical dinner menu items. While the emphasis is on beef, the menu selection is broad enough to appeal to many taste preferences. The Morton's dinner menu consists of a tableside presentation by the server of many of the dinner items, including a 48 oz. porterhouse steak and a live Maine lobster, and all Morton's restaurants feature an open display kitchen where steaks are prepared. Each restaurant has a fully stocked bar with a complete list of name brands and an extensive premium wine list that offers approximately 175 selections.

    Morton's caters primarily to high-end, business-oriented clientele. During the fiscal year ended December 30, 2001, the average per-person check, including dinner and lunch, was approximately $72.75. Management believes that a vast majority of Morton's weekday revenues and a substantial portion of its weekend revenues are derived from business people using expense accounts. Sales of alcoholic beverages accounted for approximately 32% of Morton's revenues during fiscal 2001. In the ten Morton's serving both dinner and lunch during fiscal 2001, dinner service accounted for approximately 85% of revenues and lunch service accounted for approximately 15%. All Morton's are open seven days a week. Those 52 Morton's serving only dinner are typically open from 5:30 p.m. to 11:30 p.m., while those Morton's serving both dinner and lunch typically open at 11:30 a.m. for the lunch period. All except for one Morton's (including all restaurants opened since the 1989 acquisition) have on-premises, private dining and meeting facilities referred to as "Boardrooms." During fiscal 2001, Boardroom revenues were approximately 19% of sales in those locations offering Boardrooms.

    Morton's believes that its operations and cost systems, developed over 23 years, enable Morton's to maintain tight controls over operating expenses. The cooking staff is highly trained and experienced. Uniform staffing patterns throughout Morton's restaurants enhance operating efficiencies. Morton's management believes that its centralized sourcing from primary suppliers of USDA prime aged beef gives it significant cost and availability advantages over many independent restaurants. Morton's purchases Midwest-bred, grain-fed, USDA prime aged beef (approximately the finest two to three percent of a 1,200 pound steer).

BERTOLINI'S AUTHENTIC TRATTORIA RESTAURANTS

    At December 30, 2001, the Company owned and operated 4 Bertolini's, located in three cities. Bertolini's is a white tablecloth, authentic Italian trattoria, which provides table service in a casual dining atmosphere. For the fiscal year ended December 30, 2001, Bertolini's average per-person check, including dinner and lunch, was approximately $22.50. Bertolini's restaurants are open seven days a week, for dinner and lunch, with typical hours of 11:00 a.m. to 12:00 midnight. During fiscal 2001, dinner service accounted for approximately 68% of revenues and lunch service accounted for approximately 32%. Sales of alcoholic beverages accounted for approximately 22% of Bertolini's revenues during fiscal 2001. During 2001, one restaurant was closed and during fiscal 2000 and 1999 seven restaurants were closed. See Note 3 to the Company's consolidated financial statements.

SITE DEVELOPMENT AND EXPANSION

    GENERAL. To date, the Company has attempted to maximize its capital resources by obtaining substantial development or rent allowances from its landlords. The Company's leases typically provide for substantial landlord development and or rent allowances and an annual percentage rent based on gross revenues, subject to market-based minimum annual rents. This leasing strategy enables the Company to reduce its net investments in newly developed restaurants.

    The costs of opening a Morton's vary by restaurant depending upon, among other things, the location of the site and construction required. The Company generally leases its restaurant sites and operates both free-standing and in-line restaurants. In recent years, the Company has received substantial landlord development and or rent allowances for leasehold improvements, furniture, fixtures and equipment. The Company currently targets its average cash investment, net of such landlord allowances in new restaurants, in leased premises, to be less than $2.0 million per restaurant, although the Company may expend greater amounts for particular restaurants.

    During fiscal 1998 and fiscal 1999, the Company executed contracts to purchase six parcels of land to develop five Morton's and one Bertolini's, all of which were built and opened.

    The Company believes that the locations of its restaurants are critical to its long-term success, and management devotes significant time and resources to analyzing each prospective site. As it has expanded, the Company has developed specific criteria by which each prospective site is evaluated. Potential sites are generally sought in major metropolitan areas. Management considers such factors as demographic information, average household size, income, traffic patterns, proximity to shopping areas and office buildings, area restaurant competition, accessibility and visibility. The Company's ability to open new restaurants depends upon, among other things, locating satisfactory sites, negotiating favorable lease terms, securing appropriate government permits and approvals, obtaining liquor licenses, recruiting or transferring additional qualified management personnel and access to financing. For these and other reasons, there can be no assurance that the Company's expansion plans will be successfully achieved or that new restaurants will meet with consumer acceptance or can be operated profitably.

    The standard decor and interior design of each of the Company's restaurant concepts can be readily adapted to accommodate different types of locations.

    MORTON'S. The first Morton's was opened in 1978 in downtown Chicago, where Morton's operations headquarters are still located. From 1978 to 1989, Morton's expanded to a group of nine restaurants in nine cities. Since the 1989 acquisition by the Company, Morton's has grown from nine to 61 restaurants as of March 1, 2002. During 2001, new Morton's opened in Louisville, KY; Los Angeles (downtown), CA; Hong Kong, the second in that region; Honolulu, HI; Reston, VA and Sydney, Australia. One Morton's was relocated within Orange County, CA. As a result of the World Trade Center terrorist attacks on September 11, 2001, the Morton's of Chicago steakhouse restaurant located at 90 West Street, two blocks from the World Trade Center, was closed permanently due to structural damage. During January 2002, the Morton's of Chicago steakhouse in Sydney, Australia was closed.

    Morton's are very similar in terms of style concept and decor and are located in retail, hotel, commercial and office building complexes in major metropolitan areas and urban centers. Management believes that fixed investment costs and occupancy costs have been relatively low, as appropriate space for new Morton's restaurants has been readily available. The approximate gross costs to the Company for the seven Morton's opened or relocated in leased premises between January 1, 2001 and March 1, 2002 ranged from $1.9 million to
$4.0 million, including costs for leasehold construction, improvements, furniture, fixtures, equipment, and pre-opening expenses. These aggregate per-restaurant costs were substantially offset by landlord development and or rent allowances ranging from $0.1 million to $1.3 million and equipment lease financings ranging from $0 million to $0.4 million. The Company's average net cash investment for those seven restaurants was approximately $2.0 million, in each case, net of landlord development and or rent allowances and restaurant equipment lease financings.

    The Company's Credit Agreement restricts capital expenditures (see Note 6 to the Company's consolidated financial statements), limiting the Company to five new Morton's restaurants during 2002 and no new restaurant development in 2003. The Company has executed agreements to open Morton's of Chicago Steakhouses in Arlington, VA; Burbank, CA; Paramus, NJ; King of Prussia, PA; and Richmond, VA. Additional sites are under review for potential new Morton's restaurants to open;

however, under the Company's Credit Agreement, the Company may not enter into new restaurant leases until a specified cash flow leverage ratio is achieved. There can be no assurance that the Company's expansion plans will be successfully achieved or that new restaurants will meet with consumer acceptance or can be operated profitably.

    BERTOLINI'S AUTHENTIC TRATTORIA RESTAURANTS. The first Bertolini's opened in Las Vegas in May 1992, and is located in the Forum Shops Mall, adjacent to Caesars Palace Casino. At December 30, 2001 the Company owned and operated four Bertolini's. No Bertolini's were opened during fiscal 2001 and none are planned for the foreseeable future.

RESTAURANT LOCATIONS

    The Company owned and operated 61 Morton's and 4 Bertolini's as of March 1, 2002.
The following table provides information with respect to those restaurants:

MORTON'S OF CHICAGO STEAKHOUSE RESTAURANTS                    DATE OPENED
------------------------------------------                   --------------
Chicago, IL(1).............................................  December 1978
Washington (Georgetown), DC................................  November 1982
Westchester/Oakbrook, IL...................................  June 1986
Dallas (Downtown), TX......................................  May 1987
Boston, MA.................................................  December 1987
Rosemont, IL...............................................  June 1989
Cleveland, OH..............................................  September 1990
Tysons Corner, VA..........................................  November 1990
Columbus, OH...............................................  April 1991
Cincinnati, OH.............................................  August 1991
San Antonio, TX............................................  September 1991
Palm Beach, FL.............................................  November 1991
Minneapolis, MN............................................  December 1991
Beverly Hills, CA(2).......................................  October 1992
Detroit (Southfield), MI...................................  November 1992
Sacramento, CA.............................................  May 1993
Pittsburgh, PA.............................................  August 1993
New York (Midtown Manhattan), NY...........................  October 1993
St. Louis (Clayton), MO....................................  December 1993
Palm Desert, CA............................................  January 1994
Atlanta (Buckhead), GA.....................................  March 1994
Charlotte, NC..............................................  July 1994
San Francisco, CA..........................................  November 1994
Dallas (Addison), TX.......................................  November 1994
Denver (Downtown), CO......................................  March 1995
Atlanta (Downtown), GA.....................................  November 1995
Houston, TX................................................  January 1996
Phoenix, AZ................................................  March 1996
Orlando, FL................................................  March 1996
Washington (Connecticut Ave.), DC..........................  January 1997
San Diego, CA..............................................  April 1997
Baltimore, MD..............................................  August 1997
Miami (Downtown), FL.......................................  December 1997
Stamford, CT...............................................  February 1998
Singapore..................................................  May 1998
North Miami Beach, FL......................................  July 1998
Toronto, Canada............................................  September 1998
Portland, OR...............................................  December 1998
Nashville, TN..............................................  January 1999

MORTON'S OF CHICAGO STEAKHOUSE RESTAURANTS (CONTINUED)        DATE OPENED
------------------------------------------------------       --------------
Scottsdale, AZ.............................................  January 1999
Philadelphia, PA...........................................  July 1999
Boca Raton, FL.............................................  August 1999
Kansas City, MO............................................  October 1999
Indianapolis, IN...........................................  November 1999
Schaumburg, IL.............................................  December 1999
Hong Kong (Kowloon)........................................  December 1999
Seattle, WA................................................  December 1999
Denver (Tech Center), CO...................................  March 2000
Las Vegas, NV..............................................  May 2000
Jacksonville, FL...........................................  June 2000
Hartford, CT...............................................  September 2000
San Juan, PR...............................................  October 2000
Great Neck (Long Island), NY...............................  October 2000
Vancouver, Canada..........................................  October 2000
New Orleans, LA............................................  December 2000
Hong Kong (Central District)...............................  May 2001
Louisville, KY.............................................  June 2001
Reston, VA.................................................  July 2001
Santa Ana/Costa Mesa (Orange), CA(3).......................  November 2001
Los Angeles (Downtown), CA(2)..............................  November 2001
Honolulu, HI...............................................  November 2001

BERTOLINI'S AUTHENTIC TRATTORIAS                              DATE OPENED
--------------------------------                             --------------
Las Vegas, NV..............................................  May 1992
King of Prussia, PA........................................  November 1995
Indianapolis, IN...........................................  October 1996
West Las Vegas, NV.........................................  December 1998

(1) Does not have Morton's Boardroom Banquet facilities.

(2) Operates under the name "Arnie Morton's of Chicago."

(3) The Morton's Orange County, CA location was relocated in November 2001 to a new site. The original location had been open since March 1995.

    The Company's Credit Agreement restricts capital expenditures (see Note 6 to the Company's consolidated financial statements), limiting the Company to five new Morton's restaurants during 2002 and no new restaurant development in 2003. The Company has executed agreements to open Morton's of Chicago Steakhouses in Arlington, VA; Burbank, CA; Paramus, NJ; King of Prussia, PA; and Richmond, VA. Additional sites are under review for potential new Morton's restaurants to open; however, under the Company's Credit Agreement, the Company may not enter into new restaurant leases until a specified cash flow leverage ratio is achieved. There can be no assurance that the Company's expansion plans will be successfully achieved or that new restaurants will meet with consumer acceptance or can be operated profitably.

RESTAURANT OPERATIONS AND MANAGEMENT

    Morton's and Bertolini's restaurants have a well-developed management infrastructure and are operated and managed as distinct concepts. Operations for the Company's restaurants are supervised by regional managers, each of whom is responsible for several restaurants and reports to a division vice president. Division vice presidents and regional managers meet frequently with senior management to review operations and to resolve any issues. Working in concert with vice presidents, regional managers and restaurant general managers, senior management defines operations and performance objectives for each restaurant. Incentive plans tied to achievement of specified revenue, profitability and operating targets and related quality objectives have been established for vice presidents, regional managers and certain restaurant managers.

    The Company strives to maintain quality and consistency in its restaurants through the careful training and supervision of personnel and the establishment of standards relating to food and beverage preparation, maintenance of facilities and conduct of personnel. Restaurant managers, many of whom are developed from the Company's restaurant personnel, must complete a training program of typically eight to twelve weeks during which they are instructed in areas of restaurant management, including food quality and preparation, customer service, alcoholic beverage service, liquor liability avoidance and employee relations. Restaurant managers are also provided with operations manuals relating to food and beverage preparation and operation of restaurants. These manuals are designed to ensure uniform operations, consistently high quality products and service, and proper accounting for restaurant operations. The Company holds regular meetings of its restaurant managers to discuss menu items, continuing training and other aspects of business management.

    The staff for a typical Morton's consists of one general manager, up to four assistant managers and approximately 40 to 60 hourly employees. The staff for a typical Bertolini's consists of one general manager, up to six assistant managers and approximately 100 hourly employees. Each new restaurant employee of the Company participates in a training program during which the employee works under the close supervision of restaurant managers. Management strives to instill enthusiasm and dedication in its employees. Restaurant management regularly solicits employee suggestions concerning restaurant operations, strives to be responsive to the employees' concerns and meets regularly with employees at each of the restaurants.

    The Company devotes considerable attention to controlling food costs. The Company makes extensive use of information technology providing management with pertinent information on daily revenues and inventory requirements, thus minimizing the need to carry excessive quantities of food inventories. This cost management system is complemented by the Company's ability to obtain certain volume-based discounts. In addition, each Morton's and Bertolini's have similar menu items and common operating methods, allowing for more simplified management operating controls.

    The Company maintains financial and accounting controls for each of its restaurants through the use of centralized accounting and management information systems and reporting requirements. Revenue, cost and related information is collected daily for each restaurant. Restaurant managers are provided with operating statements for their respective restaurants. Cash and credit card receipts are controlled through daily deposits to local operating accounts, the balances of which are wire transferred or deposited to cash concentration accounts.

PURCHASING

    The Company's ability to maintain consistent quality throughout its restaurants depends in part upon the ability to acquire food products and related items from reliable sources in accordance with Company specifications. The Company has no long-term contracts for any food items used in its restaurants. The Company currently does not engage in any futures contracts and all purchases are made at prevailing market or contracted prices. While management believes adequate alternative sources of supply are readily available, these alternative sources might not provide as favorable terms to the Company as its current suppliers when viewed on a long-term basis. All of Morton's USDA prime aged beef is shipped to Morton's restaurants by refrigerated common carrier from its primary suppliers. Other products used by Morton's are procured locally based on strict Company specifications. Bertolini's restaurants also adhere to strict product specifications and use national, regional, and local suppliers. Food and supplies are shipped directly to the restaurants and invoices for purchases are sent for payment to the headquarters office.

MARKETING

    Management believes that the Company's commitment to quality food, hospitality and value/price is the most effective approach to attracting guests. Accordingly, the Company has historically focused its resources on providing its customers with superior service and value, and has relied primarily on word of mouth to attract new customers. The Company utilizes public relations consultants, local restaurant promotions and limited print, billboard and direct mail advertising. The Company's expenditure for advertising, marketing and promotional expenses, as a percentage of its revenues, was 2.9% during fiscal 2001.

COMPETITION

    The restaurant business is highly competitive and fragmented, and the number, size and strength of competitors varies widely by region. The Company believes that restaurant competition is based on, among other things, quality of food products, customer service, reputation, restaurant location, name recognition and menu price points. The Company's restaurants compete with a number of restaurants within their markets, both locally owned restaurants and other restaurants which are members of regional or national chains. Some of the Company's competitors are significantly larger and have greater financial and other resources and greater name recognition than the Company and its restaurants. Many of such competitors have been in existence longer than the Company and are better established in areas where the Company's restaurants are, or are planned to be, located. The restaurant business is often affected by changes in consumer taste and spending habits, national, regional or local economic conditions, population and traffic patterns and weather. In addition, factors such as inflation, increased costs, food, labor and benefits and the lack of experienced management and hourly staff employees may adversely affect the restaurant industry in general and, in particular, the Company's restaurants.

SERVICE MARKS AND TRADEMARKS

    The Company has registered the names Morton's, Morton's of Chicago, Bertolini's and certain other names used by its restaurants as trademarks or service marks with the United States Patent and Trademark Office and in certain foreign countries. The Company is aware of names similar to that of the Company's restaurants used by third parties in certain limited geographical areas, although the Company does not anticipate that such use will prevent the Company from using its marks in such areas. The Company is not aware of any infringing uses that could materially affect its business. The Company believes that its trademarks and service marks are valuable to the operation of its restaurants and are important to its marketing strategy.

GOVERNMENT REGULATION

    The Company's business is subject to extensive Federal, state and local government regulation, including those relating to, among others, alcoholic beverage control, public health and safety, zoning and fire codes. Failure to obtain or retain food, liquor or other licenses would adversely affect the operations of the Company's restaurants. The Morton's of Chicago steakhouse restaurant in Sydney, Australia was closed in January 2002, based in part on newly imposed restrictions on importing certain cuts of USDA prime beef from the United States, an essential ingredient of the Morton's dining experience. While the Company has not experienced and does not anticipate any additional problems in obtaining required licenses, permits or approvals, any difficulties, delays or failures in obtaining such licenses, permits or approvals could delay or prevent the opening of, or adversely impact the viability of, a restaurant in a particular area. Approximately 32% and 22% of the revenues of Morton's and Bertolini's, respectively, for fiscal 2001 were attributable to the sale of alcoholic beverages. Each restaurant has appropriate licenses to sell liquor, beer, wine and food. The Company's licenses to sell alcoholic beverages must be renewed annually and may be suspended or revoked at any time for cause, including violation by the Company, or its employees, of any law or regulation pertaining to alcoholic beverage control, such as those regulating the minimum age of patrons or employees, advertising, wholesale purchasing, and inventory control, handling and storage. However, each restaurant is operated in accordance with certain standards and procedures designed to comply with applicable codes and regulations.

    The Company is subject in certain states to "dram-shop" statutes, which generally provide a person injured by an intoxicated person the right to recover damages from an establishment which wrongfully served alcoholic beverages to such person. While the Company carries liquor liability coverage as part of its existing comprehensive general liability insurance, a judgment against the Company under a dram-shop statute in excess of the Company's liability coverage, or inability to continue to obtain such insurance coverage at reasonable costs, could have a material adverse effect on the Company.

    The development and construction of additional restaurants will be subject to compliance with applicable zoning, land use and environmental regulations. Management believes that Federal and state environmental regulations have not had a material effect on the Company's operations, but more stringent and varied requirements of local government bodies with respect to zoning, land use and environmental factors could delay construction and increase development costs for new restaurants.

    The Company is also subject to the Fair Labor Standards Act, the Immigration Reform and Control Act of 1986 and various Federal and state laws governing such matters as minimum wages, overtime, tips, tip credits and other working conditions. A significant number of the Company's hourly staff are paid at rates related to the Federal minimum wage and, accordingly, increases in the minimum wage or decreases in allowable tip credits will increase the Company's labor cost.

EMPLOYEES

    As of December 30, 2001, the Company had 3,786 employees, of whom 3,284 were hourly restaurant employees, 399 were salaried restaurant employees engaged in administrative and supervisory capacities and 103 were corporate and office personnel. Many of the hourly employees are employed on a part-time basis to provide services necessary during peak periods of restaurant operations. None of the Company's employees are covered by a collective bargaining agreement. The Company believes that its relations with its employees are good.

FINANCIAL INFORMATION ABOUT GEOGRAPHIC AREAS

    The information regarding revenues, which is reported on the "Consolidated Statements of Income", includes revenues generated from operations in foreign countries of $13.1 million, $11.5 million, and $5.8 million for 2001, 2000, and 1999 respectively. The information regarding net property and equipment, which is reported on the "Consolidated Balance Sheets", includes net property and equipment in foreign countries of $5.3 million, $4.1 million, and $3.4 million for 2001, 2000, and 1999 respectively. For information regarding the risks associated with foreign operations, see "Business--Government Regulation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quantitative and Qualitative Disclosures about Market Risk".

FORWARD-LOOKING STATEMENTS

    This Form 10-K contains various "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, written, oral or otherwise made, represent the Company's expectation or belief concerning future events. Without limiting the foregoing, the words "believes," "thinks," "anticipates," "plans," "expects," and similar expressions are intended to identify forward-looking statements. The Company cautions that these statements are further qualified by important economic and competitive factors that could cause actual results to differ materially, or otherwise, from those in the forward-looking statements, including, without limitation, risks of the restaurant industry, including a highly competitive industry with many well-established competitors with greater financial and other resources than the Company, and the impact of changes in consumer tastes, local, regional and national economic and market conditions, restaurant profitability levels, expansion plans, demographic trends, traffic patterns, employee availability and benefits and cost increases, and other risks detailed from time to time in the Company's periodic earnings releases and reports filed with the Securities and Exchange Commission. In addition, the Company's ability to expand is dependent upon various factors, such as restrictions under the Company's Credit Agreement, the availability of attractive sites for new restaurants, the ability to negotiate suitable lease terms, the ability to generate or borrow funds to develop new restaurants and obtain various government permits and licenses and the recruitment and training of skilled management and restaurant employees. Accordingly, such forward-looking statements do not purport to be predictions of future events or circumstances and therefore there can be no assurance that any forward-looking statement contained herein will prove to be accurate.

ITEM 2. PROPERTIES

    The Company's restaurants are generally located in space leased by subsidiaries of the Company. Restaurant lease expirations, including renewal options, range from 1 to 41 years. The Company's leases typically provide for renewal options for terms ranging from five years to twenty years. Restaurant leases provide for a specified annual rent, and most leases call for additional or contingent rent based on revenues above specified levels. Generally, leases are "net leases" which require the Company's subsidiary to pay its pro rata share of taxes, insurance and maintenance costs. In some cases, the Company or another subsidiary guarantees the performance of new leases of the tenant subsidiary for a portion of the lease term, typically not exceeding the first five years. See Note 10 to the Company's consolidated financial statements. The Company currently operates six restaurants on properties which it owns.

    The Company maintains its executive offices in leased space of approximately 9,800 square feet in New Hyde Park, New York and approximately 16,500 square feet in Chicago. The Company believes its current office and operating space is suitable and adequate for its intended purposes.

ITEM 3. LEGAL PROCEEDINGS

    During fiscal 1998, the Company identified several underperforming Bertolini's restaurants and authorized a plan for the closure or abandonment of specified restaurants which have all been closed. The Company is involved in legal action relating to such closures, however, the Company does not believe that the ultimate resolution of these actions will have a material effect beyond that recorded during fiscal 1998. See Note 3(c) to the Company's consolidated financial statements.

    On or about March 27, 2002, several substantially similar civil actions were commenced in the Court of Chancery in the State of Delaware in New Castle County by purported stockholders of the Company. The plaintiff in each action seeks to represent a putative class consisting of the public stockholders of the Company. Named as defendants in each of the complaints are the Company, the members of the Company's Board of Directors and Castle Harlan, Inc. The complaints allege, among other things, that the proposed merger is unfair and that the Company's directors breached their fiduciary duties in connection with the previously-announced entry into the Merger Agreement. The complaints seek an injunction, damages and other relief. The Company believes that the allegations in the complaints are without merit and intends to contest the matters vigorously.

    The Company is also involved in other various legal actions incidental to the normal conduct of its business. Management does not believe that the ultimate resolution of these actions will have a material adverse effect on the Company's consolidated financial position, equity, results of operations, liquidity or capital resources.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

    None.

ITEM 4A. EXECUTIVE OFFICERS OF THE REGISTRANT

    The following sets forth certain information regarding the Company's executive officers:

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
Allen J. Bernstein(1).....................     56      Chairman of the Board, President and Chief
                                                       Executive Officer
Thomas J. Baldwin.........................     46      Executive Vice President, Chief Financial
                                                       Officer, Assistant Secretary, Treasurer
                                                       and Director
Roger J. Drake............................     41      Vice President-Communications
Agnes Longarzo............................     63      Vice President-Administration and
                                                       Secretary
Allan C. Schreiber........................     61      Senior Vice President-Development
Klaus W. Fritsch..........................     58      Vice Chairman and Co-Founder-Morton's of
                                                       Chicago
John T. Bettin............................     46      President-Morton's of Chicago

------------------------

(1) Member of Executive Committee of the Board of Directors.

    Allen J. Bernstein has been Chairman of the Board of the Company since October 1994 and Chief Executive Officer and a Director of the Company since December 1988. He has been President of the Company since September 1997 and was previously President of the Company from December 1988 through October 1994.
Mr. Bernstein has worked in many various aspects of the restaurant industry since 1970. Mr. Bernstein is also a director of Dave and Busters, Inc., Charlie Browns Acquisition Corp., Luther's Acquisition Corp., Wilshire Restaurant
Group, Inc. and McCormick and Schmick Holdings LLC.

    Thomas J. Baldwin was elected a Director of the Company in November 1998 and Executive Vice President in January 1997. He previously served as Senior Vice President, Finance of the Company since June 1992, and Vice President, Finance since December 1988. In addition, Mr. Baldwin has been Chief Financial Officer, Assistant Secretary and Treasurer of the Company since December 1988. His previous experience includes seven years at General Foods Corp., now a subsidiary of Kraft General Foods/Philip Morris Companies, Inc., where he worked in various financial management and accounting positions and two years at Citicorp where he served as Vice President responsible for strategic planning and financial analysis at a major corporate banking division. Mr. Baldwin is also a director of Charlie Browns Acquisition Corp. Mr. Baldwin is a licensed certified public accountant in the State of New York.

    Roger J. Drake has been Vice President of Communications since May 1999 and Director of Communications since February 1994. Mr. Drake previously owned and operated Drake Productions, a video and marketing communications company, from April 1987 to December 1993. Prior to that, Mr. Drake served as producer, editor, and copywriter at Major League Baseball Productions, from May 1981 to June 1986.

    Agnes Longarzo has been Vice President of Administration and Secretary of the Company since December 1988. Ms. Longarzo had been Vice President of Administration and Corporate Secretary for Le Peep Restaurants, Inc. from March 1983 to December 1988. Prior to joining Le Peep Restaurants, Inc.,
Ms. Longarzo served as the Director of Administration of Wenco Food
Systems, Inc.

    Allan C. Schreiber has been Senior Vice President, Development since
January 1999, Vice President of Real Estate since January 1996 and Director of Real Estate since November 1995. Mr. Schreiber had been a Senior Managing Director at The Galbreath Company since 1991. Prior to joining Galbreath, he served as an Executive Vice President of National Westminster Bank USA from 1982 to 1991. Previously, Mr. Schreiber had been a Vice President and Division Executive of the Chase Manhattan Bank.

    Klaus W. Fritsch has been the Vice Chairman of Morton's of Chicago, Inc. since May 1992. Mr. Fritsch has been with Morton's of Chicago, Inc. since its inception in 1978, when he co-founded Morton's. After Mr. Arnold Morton ceased active involvement in 1987, Mr. Fritsch assumed all operating responsibilities as President in which capacity he served until May 1992.

    John T. Bettin has been President of Morton's of Chicago since July 1998. Prior to joining the Company, Mr. Bettin had been Executive Vice President of Capital Restaurant Concepts, Ltd. since April 1994. Previously, Mr. Bettin worked for Gilbert Robinson, Inc. where he served in various positions including Corporate Executive Chef, Vice President Operations and Senior Vice President Concept Development since 1975.

    Officers are elected by and serve at the discretion of the Board of Directors.

                                    PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

    The Company's Common Stock is traded on the New York Stock Exchange ("NYSE") under the symbol "MRG". The Company has received notice from the NYSE that it is below the NYSE continued listing standards regarding total market capitalization and stockholders' equity. The Company is in discussion with the NYSE regarding planned compliance with such continued listing standards. The NYSE will determine whether the Company's common stock will continue to be eligible for trading on the NYSE. It cannot be assured that the Company's common stock will remain listed on the NYSE. If the common stock is delisted from the NYSE, the Company may seek another established trading market for the common stock, although it cannot be assured that another established trading market would be available. The following table sets forth, for the periods indicated, the highest and lowest sale prices for the Common Stock, as reported by the NYSE.

FISCAL YEAR 2001 ENDED DECEMBER 30, 2001                        HIGH       LOW
----------------------------------------                      --------   --------
First Quarter...............................................   $24.15     $19.15
Second Quarter..............................................    28.00      18.70
Third Quarter...............................................    20.30       7.60
Fourth Quarter..............................................    14.15       8.50

FISCAL YEAR 2000 ENDED DECEMBER 31, 2000                        HIGH       LOW
----------------------------------------                      --------   --------
First Quarter...............................................   $19.81     $15.00
Second Quarter..............................................    21.75      17.75
Third Quarter...............................................    21.50      19.88
Fourth Quarter..............................................    23.50      18.69

    On December 30, 2001, the last reported sale price of the Common Stock on the NYSE was $11.30. On March 1, 2002, the last reported sale price of the Common Stock on the NYSE was $8.90.

    As of March 1, 2002, there were approximately 105 holders of record of the Company's Common Stock. The Company believes that as of such date there were approximately 1,000 beneficial owners of its Common Stock.

    The Company has not paid any dividends on its Common Stock since its inception. The Company currently intends to retain all of its earnings to support the continued development of its business. The Company's Credit Agreement prohibits the payment of dividends. See Note 6 to the Company's consolidated financial statements.

ITEM 6. SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

    The following table sets forth selected historical financial data of the Company as of and for each of the past five fiscal years. The Company derived this statement of operations and balance sheet information from the Company's audited historical consolidated financial statements.

                                                                           FISCAL YEARS
                                                 ----------------------------------------------------------------
STATEMENT OF OPERATIONS INFORMATION                2001          2000          1999          1998          1997
-----------------------------------              --------      --------      --------      --------      --------
                                                           (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues.......................................   $237.1        $248.4        $206.9        $189.8        $172.7(5)
Income (Loss) Before Income Taxes and
  Cumulative
  Effect of a Change in an Accounting
  Principle....................................      0.3(1)       14.4          14.3(2)       (6.1)(4)       9.2(6)
Income (Loss) Before Cumulative Effect of a
  Change in an Accounting Principle............      1.0(1)       10.1          10.7(2)       (1.9)(4)       6.9(6)

Net Income (Loss)..............................      1.0(1)       10.1           8.5(2)(3)    (1.9)(4)       6.9(6)

Net Income (Loss) Per Share Before Cumulative
  Effect of a Change in an Accounting
  Principle:
  Basic........................................     0.24(1)       2.20          1.81(2)      (0.28)(4)      1.06(6)
  Diluted......................................     0.23(1)       2.12          1.77(2)      (0.28)(4)      1.00(6)
Net Income (Loss) Per Share:
  Basic........................................     0.24(1)       2.20          1.42(2)(3)   (0.28)(4)      1.06(6)
  Diluted......................................   $ 0.23(1)     $ 2.12        $ 1.39(2)(3)  $(0.28)(4)    $ 1.00(6)

                                                                          FISCAL YEARS
                                                      ----------------------------------------------------
BALANCE SHEET INFORMATION                               2001       2000       1999       1998       1997
-------------------------                             --------   --------   --------   --------   --------
Current Assets......................................   $ 24.7     $ 23.8     $ 22.5     $ 19.3     $ 18.6
Property and Equipment, Net.........................     82.9       78.0       66.7       45.8       34.6
Total Assets........................................    134.7      124.4      114.4       95.0       81.9
Current Liabilities.................................     30.6       35.8       34.5       28.2       21.4
Obligations to financial institutions and capital
  leases, less current maturities...................    100.2       85.0       61.0       40.3       28.7
Stockholders' Equity (Deficit)......................   $ (0.2)    $ (0.9)    $ 12.1     $ 23.0     $ 28.6

------------------------

(1) Includes pre-tax charge of $1.6 million representing restaurant closing costs, pre-tax charge of $0.7 million for costs associated with strategic alternatives and proxy contest and an income tax benefit of $0.7 million.

(2)  Includes nonrecurring, pre-tax litigation benefit of $0.2 million.

(3) Includes a $2.3 million charge, net of income taxes, representing the cumulative effect of the requisite change in accounting for pre-opening costs.

(4) Includes nonrecurring, pre-tax charge of $19.9 million representing the write-down of impaired Bertolini's restaurant assets and the write-down and accrual of lease exit costs associated with the closure of specified Bertolini's restaurants, as well as the remaining interests in Mick's and Peasant restaurants.

(5)  Includes Mick's and Peasant revenues of $8.4 million.

(6)  Includes nonrecurring, pre-tax litigation charge of $2.3 million.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

    Management's Discussion and Analysis of Financial Condition and Results of Operations discusses the Company's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to recoverability of fixed assets, intangible assets, and reserves related to income taxes, and contingent liabilities. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

    Management believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Future adverse changes in market conditions or poor operating results of underlying restaurant locations could result in losses or an inability to recover the carrying value of the long-lived assets that may not be reflected in the long-lived assets current carrying value, thereby possibly requiring an impairment charge in the future. The Company records a valuation allowance to reduce its deferred tax assets to the amount that it believes is more likely than not to be realized. While the Company has considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event the Company were to determine that it would not be able to realize all or part of its net deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to income in the period such determination was made. Likewise, should the Company determine that it would be able to realize its deferred tax assets in the future in excess of its net recorded amount, an adjustment to the deferred tax assets would increase income in the period such determination was made.

RESULTS OF OPERATIONS

2001 COMPARED TO 2000

    Revenues decreased $11.3 million, or 4.5%, to $237.1 million for fiscal 2001, from $248.4 million for fiscal 2000. Incremental restaurant revenues of $19.6 million were attributable to thirteen new restaurants opened after January 2, 2000 which were offset by $23.0 million, or 10.1%, attributable to a reduction in comparable revenues from restaurants open all of both periods. Revenues decreased $2.7 million for the Morton's of Chicago Steakhouse restaurant located in the Wall Street area of downtown Manhattan (closed since September 11, 2001). Revenues for the four Bertolini's restaurants closed during 2001 and 2000 decreased by $5.4 million compared to fiscal 2000. Included in 2001 revenues is approximately $0.2 million representing the sale of the Company's remaining interests in the Atlanta-based Mick's and Peasant restaurants. Average revenue per restaurant open for a full period decreased 12.7%. Revenues for fiscal 2001 reflect the impact of menu price increases of approximately 1% in each of February 2000 and May 2000. As of December 30, 2001, the Company operated 66 restaurants (62 Morton's and 4 Bertolini's) and as of December 31, 2000, 62 restaurants (57 Morton's and 5 Bertolini's).

    Percentage changes in comparable restaurant revenues for fiscal 2001 versus fiscal 2000 for restaurants open all of both periods are as follows:

                                                              PERCENTAGE CHANGE
                                                              -----------------
Morton's....................................................           -10.7%
Bertolini's.................................................            -2.9%
Total.......................................................           -10.1%

    The Company believes that due to the severe nationwide impact of the World Trade Center terrorist attacks, the continuing impact of the troubled economy, unfavorable business conditions, corporate spending cutbacks and reduced business travel, it has and will continue to experience weak revenue trends and negative comparable restaurant revenues. These adverse operating conditions, unfavorable revenue trends, increased operating costs and investment banking, legal and other costs associated with the Company's evaluation of strategic alternatives are expected to negatively impact results. The Company believes that if such unfavorable conditions continue or worsen, future results will also be adversely affected, the full extent of which cannot be determined or forecasted at this time.

    The building in which the Morton's of Chicago Steakhouse restaurant was located in the Wall Street area of downtown Manhattan (located at 90 West Street, two blocks from the World Trade Center) was damaged and has been closed permanently. Accordingly the restaurant has been excluded from comparable restaurant revenues.

    On March 26, 2002, the Company entered into a definitive merger agreement ("Merger Agreement") providing for the acquisition of the Company by an affiliate of Castle Harlan, Inc., a New York based private equity investment firm. Under the terms of the Merger Agreement, the Company's stockholders will receive $12.60 in cash for each share of common stock. Completion of the merger is subject to various closing conditions including, but not limited to, approval of the Company's stockholders and customary industry regulatory approvals, receipt of third party consents and achievement of a minimum level of earnings. There can be no assurance that these or other conditions to the merger will be satisfied or that the merger will be completed. If the merger is not completed for any reason, it is expected that the current management of the Company, under the direction of the Board of Directors, will continue to manage the Company as an ongoing business. The Company has also entered into an amendment to its Credit Agreement which allows for the transactions contemplated under the merger; however, this amendment will only become effective upon the completion of the merger. The merger is currently expected to be completed in early summer of 2002.

    Food and beverage costs decreased from $84.2 million for fiscal 2000 to $82.2 million for fiscal 2001. Primarily as a result of higher meat costs, these costs as a percentage of revenues increased from 33.9% for fiscal 2000 to 34.6% for the comparable 2001 period.

    Restaurant operating expenses, which include labor, occupancy and other operating expenses, increased from $105.6 million for fiscal 2000 to $107.9 million for fiscal 2001. Those costs as a percentage of revenues increased 3.0% from 42.5% for fiscal 2000 to 45.5% for fiscal 2001. Included in fiscal 2000, is a gain of approximately $1.1 million resulting from the disposition of certain restaurant assets. Included in fiscal 2001 is a recovery of approximately $0.9 million for business interruption insurance recovery related to costs incurred from the closing of the Morton's of Chicago Steakhouse restaurant located in the Wall Street area of downtown Manhattan as a result of the World Trade Center attacks. As of December 30, 2001, the Company has received $500,000 related to this recovery in fiscal 2001 for such insurance. In fiscal 2002, the Company received an additional $3,250,000 related to this recovery and property insurance claims, $250,000 of which was accrued for in fiscal 2001. The Company believes that additional benefits will be recorded in fiscal 2002 relating to future insurance recoveries.

    Pre-opening costs, depreciation, amortization and non-cash charges increased from $11.1 million for fiscal 2000 to $12.7 million for fiscal 2001 and increased from 4.5% of revenues to 5.3%, respectively. Of the increase, $1.1 million was attributable to incremental depreciation expense associated with thirteen new restaurants opened after January 2, 2000. In accordance with the adoption of SOP 98-5 (see Note 2 to the Company's consolidated financial statements), the Company expenses all costs incurred during start-up activities, including pre-opening costs, as incurred. Pre-opening costs incurred and recorded as expense for fiscal 2001 and 2000 were $3.7 million and $4.0 million, respectively. The timing and number of restaurant openings, as well as costs per restaurant, affected the amounts of such costs. Included in fiscal 2000 are charges of approximately $0.5 million related to the disposition of one Bertolini's restaurant and charges of approximately
$0.6 million related to the write-down, to net realizable values, of another Bertolini's restaurant. Effective April 3, 2000, the Company changed the estimated useful lives for computer equipment and software. As a result of such change, the first quarter of fiscal 2001 included approximately $48,000 of additional depreciation expense.

    General and administrative expenses for fiscal 2001 were $17.2 million, a decrease of $2.6 million, from $19.8 million for fiscal 2000. Decreases in such costs were due in part to the Company's reduction in certain staff, travel and other overhead expenditures. Such costs as a percentage of revenues were 7.3% for fiscal 2001, a decrease of 0.7% from fiscal 2000.

    Marketing and promotional expenses were $6.9 million, or 2.9% of revenues, for fiscal 2001 versus $6.9 million, or 2.8% of revenues, for fiscal 2000.

    Costs associated with the Company's 2001 proxy contest and its evaluation of strategic alternatives were $0.7 million for fiscal 2001.

    Interest expense, net of interest income, increased $1.2 million, from $6.4 million for fiscal 2000 to $7.6 million for fiscal 2001. This increase in interest expense was due to increased borrowings, partially offset by a decrease in interest rates.

    Restaurant closing costs recorded during fiscal 2001 represent a pre-tax charge of $1.6 million for the write-down and exit costs associated with the closing of one restaurant. Based on a strategic assessment of recent and current revenue trends, the Company closed the Morton's of Chicago steakhouse restaurant in Sydney, Australia in January 2002. Newly-imposed restrictions on importing certain cuts of USDA prime beef from the United States, an essential ingredient of the Morton's dining experience, contributed to the decision to close the restaurant.

    The Company's income tax (benefit) provision for income taxes consisted of a tax benefit of $0.7 million for fiscal 2001, or an effective tax recovery of 254.5%, compared to a tax provision of $4.3 million for fiscal 2000, or an effective tax rate of 30%. The effective tax rate variance represents the establishment of additional deferred tax assets relating to FICA and other tax credits that were generated during fiscal 2001. See Note 7 to the Company's consolidated financial statements.

2000 COMPARED TO 1999

    Revenues increased $41.5 million, or 20.1%, to $248.4 million for fiscal 2000, from $206.9 million for fiscal 1999. Of the increase in revenues, $30.3 million was attributable to incremental restaurant revenues from fourteen new restaurants opened after January 4, 1999 and $15.3 million, or 8.1%, was attributable to additional comparable revenues from restaurants open all of both periods. Revenues for the seven Bertolini's restaurants closed during 1999 and 2000 decreased by $3.7 million compared to fiscal 1999. Included in 1999 revenues is approximately $0.4 million of consulting fee income. Average revenue per restaurant open for a full period increased 10.6%. Higher revenues for fiscal 2000 reflect the impact of menu price increases of approximately 1% in each of September 1999, February 2000 and May 2000. Additionally, as reflected in the table below, certain Bertolini's restaurants have generated lower than anticipated revenues, which have adversely impacted average restaurant revenues, earnings and earnings trends. As of December 31, 2000, the Company operated 62 restaurants (57 Morton's and 5 Bertolini's) and as of January 2, 2000, 58 restaurants (50 Morton's and 8 Bertolini's).

    Percentage changes in comparable restaurant revenues for fiscal 2000 versus fiscal 1999 for restaurants open all of both periods are as follows:

                                                              PERCENTAGE CHANGE
                                                              -----------------
Morton's....................................................             9.5%
Bertolini's.................................................            -1.9%
Total.......................................................             8.1%

    Food and beverage costs increased from $69.9 million for fiscal 1999 to $84.2 million for fiscal 2000. These costs as a percentage of related revenues remained consistent with fiscal 1999.

    Restaurant operating expenses, which include labor, occupancy and other operating expenses, increased from $90.0 million for fiscal 1999 to $105.6 million for fiscal 2000. Those costs as a percentage of revenues decreased 1.0% from 43.5% for fiscal 1999 to 42.5% for fiscal 2000. Included in fiscal 2000, is a gain of approximately $1.1 million resulting from the disposition of certain restaurant assets.

    Pre-opening costs, depreciation, amortization and non-cash charges increased from $7.6 million for fiscal 1999 to $11.1 million for fiscal 2000 and increased from 3.7% of revenues to 4.5%, respectively. Of the increase, $1.4 million was attributable to incremental depreciation expense associated with fourteen new restaurants opened after January 4, 1999. Included in fiscal 2000 are charges of approximately $0.5 million related to the disposition of one Bertolini's restaurant and charges of approximately $0.6 million related to the write-down, to net realizable values, of another Bertolini's restaurant. Such charges were not previously provided for in the fiscal 1998 charge (see Note 3 to the Company's consolidated financial statements). Effective April 3, 2000, the Company changed the estimated useful lives for computer equipment and software. As a result of such change, fiscal 2000 included approximately $144,000 of additional depreciation expense. Beginning in fiscal 1999, in accordance with its adoption of SOP 98-5 (see Note 2 to the Company's consolidated financial statements), the Company expenses all costs incurred during start-up activities, including pre-opening costs, as incurred. Pre-opening costs incurred and recorded as expense for fiscal 2000 and 1999 were $4.0 million and $3.1 million, respectively. The timing and number of restaurant openings, as well as costs per restaurant, affected the amounts of such costs.

    General and administrative expenses for fiscal 2000 were $19.8 million, an increase of $4.3 million, from $15.5 million for fiscal 1999. Such costs as a percentage of revenues were 8.0% for fiscal 2000, an increase of 0.5% from fiscal 1999. The increase in such costs is driven by incremental costs associated with increased restaurant development, training and salary costs.

    Marketing and promotional expenses were $6.9 million, or 2.8% of revenues, for fiscal 2000 versus $5.7 million, or 2.7% of revenues, for fiscal 1999.

    Interest expense, net of interest income, increased $2.3 million, from $4.1 million for fiscal 1999 to $6.4 million for fiscal 2000. This increase in interest expense was due to increased borrowings and higher interest rates.

    During fiscal 1999, the Company settled all claims relating to a lawsuit. The amount of the final settlement, including all related legal and other costs, resulted in the Company recording a nonrecurring, pre-tax benefit of approximately $159,000. See Note 3 to the Company's consolidated financial statements.

    Income tax expense of $4.3 million for fiscal 2000 represents Federal income taxes, which were partially offset by the establishment of additional deferred tax assets relating to FICA and other tax credits that were generated during fiscal 2000, as well as state income taxes. See Note 7 to the Company's consolidated financial statements.

LIQUIDITY AND CAPITAL RESOURCES

    At present and in the past, the Company has had, and may have in the future, negative working capital balances. The working capital deficit is principally the result of the Company's investment in long-term restaurant operating assets and real estate. The Company does not have significant receivables or inventories and receives trade credit based upon negotiated terms in purchasing food and supplies. Funds available from cash sales not needed immediately to pay for food and supplies or to finance receivables or inventories are used for noncurrent capital expenditures and or payments of long-term debt balances under revolving credit agreements. The Company believes that negative working capital balances are customary in the restaurant industry. The Company believes that its negative working capital balances do not impact the Company's ability to operate its businesses or meet its obligations as they come due.

    Cash flows from operating activities for fiscal 2001, 2000 and 1999 were $4,160,000, $14,915,000 and $24,467,000, respectively. The Company believes that fiscal 2001 revenue trends, net income and cash flows decreased due to the severe nationwide impact of the World Trade Center terrorist attacks, the continuing impact of the troubled economy, unfavorable business conditions, corporate spending cutbacks and reduced business travel. Additionally, investment banking, legal and other costs associated with the Company's evaluation of strategic alternatives negatively impacted results. Changes in working capital further impacted cash flow in each year.

    Cash flows from investing activities for fiscal 2001, 2000 and 1999 were $14,939,000, $15,714,000 and $15,432,000, respectively. For fiscal 2001, 2000 and 1999 the Company opened or relocated, respectively, seven, eight and nine Morton's of Chicago steakhouse restaurants.

    Cash flows provided (used) by financing activities for fiscal 2001, 2000 and 1999 were $13,345,000, $(2,701,000) and $(5,289,000), respectively. During fiscal 2000 and 1999, the Company repurchased treasury stock of $23,210,000 and $19,428,000, respectively. For fiscal 2001, 2000 and 1999, proceeds, net of principal reductions, from obligations to financial institutions and capital leases aggregated $12,864,000, $20,281,000 and $14,006,000, respectively.

    Obligations to financial institutions and capital leases consists of the following:

                                                              DEC. 30,       DEC. 31,
                                                                2001           2000
                                                              --------       --------
                                                              (AMOUNTS IN THOUSANDS)
Credit Facility (a).........................................  $ 75,960       $64,925
Loan Agreement with CNL Financial I, Inc., due in monthly
  principal and interest payments at 10.002% per annum,
  matures on April 1, 2007..................................     1,614         1,837
Mortgage loans with GE Capital Franchise Finance (formerly
  FFCA Acquisition Corp.), due in monthly principal and
  interest payments scheduled over twenty-year periods at
  interest rates ranging from 7.68% to 9.26% per annum.
  (b).......................................................    18,093        11,574
Capital leases (see Note 11 to the Company's consolidated
  financial statements).....................................     9,042        11,435
                                                              --------       -------
    Total obligations to financial institutions and capital
      leases................................................   104,709        89,771
    Less current portion of obligations to financial
      institutions and capital leases.......................     4,477         4,759
                                                              --------       -------
    Obligations to financial institutions and capital
      leases, less current maturities.......................  $100,232       $85,012
                                                              ========       =======

    The following table represents contractual commitments associated with obligations to financial institutions, capital leases and restaurant operating leases (amounts in thousands):

                               2002       2003       2004       2005       2006     THEREAFTER    TOTAL
                             --------   --------   --------   --------   --------   ----------   --------
Credit Facility(a).........  $ 1,500    $ 7,000    $14,210    $53,250    $     0     $      0    $ 75,960
Loan Agreement with CNL
  Financial I, Inc.........      246        293        274        329        364          108       1,614
Mortgage loans with GE
  Capital Franchise
  Finance(b)...............      448        486        528        574        625       15,432      18,093
Capital leases (see Note 11
  to the Company's
  consolidated financial
  statements)..............    3,783      2,200      1,745      1,016        298            0       9,042
                             -------    -------    -------    -------    -------     --------    --------
    Subtotal...............    5,977      9,979     16,757     55,169      1,287       15,540     104,709
Restaurant Operating
  Leases(c)................   15,748     15,990     16,131     16,081     15,375      104,377     183,702
                             -------    -------    -------    -------    -------     --------    --------
    Total..................  $21,725    $25,969    $32,888    $71,250    $16,662     $119,917    $288,411
                             =======    =======    =======    =======    =======     ========    ========

    (a) Credit Facility obligations relate to borrowings under the Company's Second Amended and Restated Revolving Credit and Term Loan Agreement, dated
June 19, 1995, between the Company and Fleet National Bank ("Fleet"), as amended from time to time (the "Credit Agreement"), pursuant to which the Company's credit facility (the "Credit Facility"), at December 30, 2001, was $89,750,000. At December 30, 2001, the Credit Facility consisted of a $24,250,000 term loan (the "Term Loan") and a $65,500,000 revolving credit facility (the "Revolving Credit"). Loans made pursuant to the Credit Agreement bear interest at a rate equal to the lender's base rate plus applicable margin or, at the Company's option, the Eurodollar Rate plus applicable margin. At December 30, 2001, calculated pursuant to the Credit Agreement, the Company's applicable margin on the Revolving Credit was 1.25% on base rate loans and 3.25% on Eurodollar Rate loans and the Company's applicable margin on the Term Loan was 1.50% on base rate loans and 3.50% on Eurodollar Rate loans. In addition, the Company was obligated to pay fees of 0.25% on unused loan commitments less than $10,000,000, 0.375% on unused loan commitments greater than $10,000,000 and a per annum letter of credit fee (based on the face amount thereof) equal to the applicable margin on the Eurodollar Rate loans. Pursuant to an amendment of the Credit Agreement dated March 13, 2002 (see Note 6 to the Company's consolidated financial statements), calculated pursuant to the Credit Agreement, the Company's applicable margin on the Revolving Credit and on the Term Loan is 3.00% on base rate loans and 4.50% on Eurodollar Rate loans. Additionally, if the borrowings under the Revolving Credit exceed $55,000,000, an additional 0.50% will be added to the applicable margin on base rate loans and Eurodollar Rate loans under the Revolving Credit facility. In addition, the Company is obligated to pay fees of 0.75% on unused loan commitments and a per annum letter of credit fee (based on the face amount thereof) equal to the applicable margin on the Eurodollar Rate loans. The Credit Agreement also provides for annual additional mandatory prepayments as calculated based on the Company's net cash flows, as defined. The amendment reduces the Revolving Credit facility to $60,000,000 through June 30, 2003 unless a specified leverage ratio is achieved, in which case the facility will return to $65,500,000, and also reduces the Revolving Credit facility by $5 million every 6 months from June 30, 2003 through June 30, 2005.

    At December 30, 2001, $267,000 was restricted for letters of credit issued by the lender on behalf of the Company. Unrestricted and undrawn funds available to the Company under the Credit Agreement were $13,523,000 and the weighted average interest rate on all borrowings under the Credit Facility was 6.33% on December 30, 2001. Fleet has syndicated portions of the Credit Facility to First

Union National Bank (formerly First Union Corporation), Comerica Bank (formerly Imperial Bank), JPMorgan Chase Bank and LaSalle Bank National Association.

    Borrowings under the Credit Agreement have been classified as noncurrent on the Company's consolidated balance sheet since the Company may borrow amounts due under the Term Loan from the Revolving Credit, including the Term Loan principal payments which commenced in September 2001.

    Borrowings under the Credit Agreement are secured by all tangible and intangible assets of the Company. The Credit Agreement contains, among other things, certain restrictive covenants with respect to the Company that create limitations (subject to certain exceptions) on: (i) the incurrence or existence of additional indebtedness or the granting of liens on assets or contingent obligations; (ii) the making of certain investments; (iii) mergers, dispositions of assets or consolidations; (iv) prepayment of certain other indebtedness;
(v) making capital expenditures above specified amounts; and (vi) the ability to make certain fundamental changes or to change materially the present method of conducting the Company's business. The Credit Agreement prohibits the Company from entering into any new capital expenditure commitments or lease commitments for new restaurants until a specified cash flow leverage ratio test is achieved and prohibits the payment of dividends and the repurchase of the Company's outstanding common stock. The Company's Credit Agreement also requires the Company to satisfy certain financial ratios and tests. On March 13, 2002, the Company amended the Credit Agreement to, among other things, reset these financial ratios and tests (see Note 6 to the Company's consolidated financial statements).

    On April 7, 1998 and May 29, 1998, the Company entered into interest rate swap agreements with Fleet on notional amounts of $10,000,000 each. Interest rate swap agreements are used to reduce the potential impact of interest rate fluctuations relating to $20,000,000 of variable rate debt. Such agreements terminate on April 7, 2003 and May 29, 2003, respectively. The adoption of
SFAS 133 on January 1, 2001, increased assets by approximately $141,000 and liabilities by approximately $385,000, and the Company recognized a loss of approximately $244,000 in accumulated other comprehensive income (loss). As of December 30, 2001, in accordance with SFAS 133, assets were increased by approximately $320,000 and liabilities by approximately $875,000 and the Company recognized a loss of approximately $555,000 in accumulated other comprehensive income (loss).

    (b) Mortgage loans relate to loan commitments entered into during 1999 and 1998 by various subsidiaries of the Company and GE Capital Franchise Finance (formerly known as FFCA Acquisition Corporation), to fund the purchases of land and construction of restaurants. During 2001, 2000 and 1999, $6,900,000, $1,927,000 and $4,757,000, respectively, was funded.

    (c) Included in obligations for restaurant operating leases are certain restaurant operating leases for which the Company or another subsidiary of the Company guarantees the performance of the restaurant operating lease for such subsidiary for a portion of the lease term, typically not exceeding the first five years. See Note 10 to the Company's consolidated financial statements.

    During the third quarter of fiscal 1999, the Company entered into sale-leaseback transactions whereby the Company sold, and leased back, existing restaurant equipment at 15 of its restaurant locations. Aggregate proceeds of $6,000,000 were used to reduce the Company's revolving credit facility. These transactions are being accounted for as financing arrangements. Recorded in the accompanying consolidated balance sheet as of December 30, 2001 and December 31, 2000 are such capital lease obligations, related equipment of $1,218,000 and $3,300,000, respectively, and a deferred gain of approximately $1,279,000 and $3,173,000, respectively, each of which are being recognized over the three year lives of such transactions.

    During fiscal 2001, the Company's net investment in fixed assets and related investment costs, including pre-opening costs and net of capitalized leases, approximated $18.6 million. Mortgage financing of approximately $6.9 million offset this amount. The Company estimates that it will expend up to an aggregate of $13.0 million in 2002 to finance ordinary refurbishment of existing restaurants and capital expenditures, net of landlord development and or rent allowances and net of equipment lease financing, for new restaurants. As a result of the March 13, 2002 amendment to the Company's Credit Agreement (see Note 6 to the Company's consolidated financial statements), capital expenditures have been limited to $13.0 million in 2002, and further restricted in future years. As a result, the Company is limited to five new Morton's of Chicago steakhouse restaurants in 2002 and no new development in 2003 (see Note 6 to the Company's consolidated financial statements). The Company may not enter into new restaurant leases until a specified cash flow leverage ratio is achieved. Subject to the Company's performance, which if adversely affected, could adversely affect the availability of funds, the Company anticipates that funds generated through operations and funds available under the Credit Agreement will be sufficient to fund planned expansion during 2002.

    From fiscal October 1998 through fiscal July 2000, the Company's board of directors authorized repurchases of the Company's outstanding common stock of up to 2,930,600 shares. The Company had repurchased 2,635,090 shares at an average stock price of $17.80. The Company suspended the stock repurchase program on May 8, 2001.

    At December 30, 2001, the Company had Federal and various state income tax net operating loss carryforwards which expire in various periods through 2019. As of December 30, 2001, the Company had approximately $11.6 million in FICA and other tax credits expiring in various periods through 2019 available to reduce income taxes payable in future years. The FICA credits equal the amount of employer social security and Medicare taxes paid or incurred by the employer on tips received by its employees. The amount of FICA and other tax credits available to reduce income taxes payable in the future years increased from $9.4 million at December 31, 2000 to $11.6 million at December 30, 2001, because the Company experienced a lower level of taxable income relative to prior years resulting in lower current deductibility. Approximately $3.0 million of the Company's deferred tax assets represents capital loss carryforwards. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon generating future taxable income during the periods in which temporary differences become deductible and net operating losses can be carried forward. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. See
Note 7 to the Company's consolidated financial statements.

NEW ACCOUNTING PRONOUNCEMENT TO BE ADOPTED

    In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") 141, "Business Combinations" which supersedes Accounting Principles Board ("APB") Opinion No. 16, "Business Combinations". SFAS 141 eliminates the pooling-of-interests method of accounting for business combinations and modifies the application of the purchase accounting method. The elimination of the pooling-of-interests method is effective for transactions initiated after June 30, 2001. The remaining provisions of SFAS 141 were effective for transactions accounted for using the purchase method completed after June 30, 2001.

    In July 2001, the Financial Accounting Standards Board also issued
SFAS 142, "Goodwill and Intangible Assets" which supersedes APB Opinion No. 17, "Intangible Assets". SFAS 142 eliminates the current requirement to amortize goodwill and indefinite-lived intangible assets, addresses the amortization of intangible assets with a defined life and addresses the impairment testing and recognition for goodwill and intangible assets. SFAS 142 will apply to goodwill and intangible assets arising from transactions completed before and after the Statement's effective date. SFAS 142 is effective for the Company beginning December 31, 2001.

    In connection with the transitional goodwill impairment evaluation, SFAS 142 will require the Company to perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption. To accomplish this the Company must identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of adoption. The Company will then have up to six months from the date of adoption to determine the fair value of each reporting unit and compare it to the reporting unit's carrying amount. To the extent a reporting unit's carrying amount exceeds its fair value, an indication exists that the reporting unit's goodwill may be impaired and the Company must perform the second step of the transitional impairment test. In the second step, the Company must compare the implied fair value of the reporting unit's goodwill, determined by allocating the reporting unit's fair value to all of its assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation in accordance with SFAS 141, to its carrying amount, both of which would be measured as of the date of adoption. This second step is required to be completed as soon as possible, but no later than the end of the year of adoption. A transitional impairment loss, if any, would be recognized as the cumulative effect of a change in accounting principle in the Company's consolidated statement of income.

    As of December 31, 2001, the Company will cease recording goodwill amortization amounting to approximately $0.4 million annually. Because of the extensive effort needed to comply with adopting SFAS 142 it is not practicable to reasonably estimate the impact of adopting this Statement on the Company's consolidated financial statements at the date of this report for any transitional impairment losses.

    In October 2001, the Financial Accounting Standards Board issued SFAS 144, "Accounting for the Impairment of Long-Lived Assets", which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supercedes SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", while retaining the fundamental recognition and measurement provisions of that statement. SFAS 144 requires that a long-lived asset to be abandoned, exchanged for a similar productive asset or distributed to owners in a spinoff to be considered held and used until it is disposed of. However, SFAS 144 requires that management consider revising the depreciable life of such long-lived asset. With respect to long-lived assets to be disposed of by sale, SFAS 144 retains the provisions of SFAS 121 and, therefore, requires that discontinued operations no longer be measured on a net realizable value basis and that future operating losses associated with such discontinued operations no longer be recognized before they occur. SFAS 144 is effective for all fiscal quarters of fiscal years beginning after December 15, 2001 and thus is effective for the Company beginning
December 31, 2001. The Company has not determined the effect, if any, that the adoption of SFAS 144 will have on the Company's consolidated financial statements.

INFLATION

    The impact of inflation on labor, food and occupancy costs can significantly affect the Company's operations. Many of the Company's employees are paid hourly rates related to the Federal minimum wage. Food costs as a percentage of net sales have been somewhat stable due to procurement efficiencies and menu price adjustments. The Company currently does not engage in any futures contracts and all purchases are made at prevailing market or contracted prices. Costs for construction, taxes, repairs, maintenance and insurance all impact the Company's occupancy costs, which increased during the period. Management believes the current practice of maintaining operating margins through a combination of menu price increases, cost controls, careful evaluation of property and equipment needs, and efficient purchasing practices is its most effective tool for dealing with inflation.

SEASONALITY

    The Company's business is somewhat seasonal in nature, with revenues being less in the third quarter primarily due to Morton's reduced summer volume. The 2001 third quarter includes the impact of the September 11, 2001 World Trade Center terrorist attacks. The following table sets forth historical, unaudited quarterly revenues for the Company's Morton's and Bertolini's restaurants which were open for the entire period from January 1, 2001 to December 30, 2001 (53 restaurants), and for the entire period from January 3, 2000 to December 31, 2000 (47 restaurants):

                         COMPARABLE RESTAURANT REVENUES

                                     2001                  2000                  2000                  1999
                              -------------------   -------------------   -------------------   -------------------
                                           53 RESTAURANTS                              47 RESTAURANTS
                              -----------------------------------------   -----------------------------------------
                                 $          %          $          %          $          %          $          %
                              --------   --------   --------   --------   --------   --------   --------   --------
                                                             (DOLLARS IN THOUSANDS)
First Quarter...............   59,489      29.0      61,546      27.0      55,021      26.9      49,807      26.4
Second Quarter..............   50,560      24.7      55,441      24.3      49,007      24.0      45,260      23.9
Third Quarter...............   43,296      21.1      50,855      22.3      46,305      22.7      41,823      22.1
Fourth Quarter..............   51,687      25.2      60,187      26.4      53,974      26.4      52,105      27.6
                              -------     -----     -------     -----     -------     -----     -------     -----
                              205,032     100.0     228,029     100.0     204,307     100.0     188,995     100.0
                              =======     =====     =======     =====     =======     =====     =======     =====

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    The inherent risk in market risk sensitive instruments and positions primarily relates to potential losses arising from adverse changes in foreign currency exchange rates and interest rates.

    As of December 30, 2001, the Company operated six international locations; two in Hong Kong (opened December 1999 and May 2001), one in Singapore (opened May 1998), one in Sydney, Australia (opened May 2001), one in Toronto (opened September 1998) and one in Vancouver, Canada (opened October 2000). As a result, the Company is subject to risk from changes in foreign exchange rates. These changes result in cumulative translation adjustments which are included in other comprehensive income (loss). The potential loss resulting from a hypothetical 10% adverse change in quoted foreign currency exchange rates, as of December 30, 2001 is not considered material. The Morton's of Chicago steakhouse in Sydney, Australia was closed in January 2002.

    The Company is subject to market risk from exposure to changes in interest rates based on its financing activities. This exposure relates to borrowings under the Company's Credit Facility which are payable at floating rates of interest. The Company has entered into interest rate swap agreements to manage some of its exposure to interest rate fluctuations. See Note 6 to the Company's consolidated financial statements. The change in fair value of long-term debt resulting from a hypothetical 10% fluctuation in interest rates as of December 30, 2001 is not considered material.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

    The audited consolidated financial statements follow on pages 24 to 45.

INDEPENDENT AUDITORS' REPORT

    The Board of Directors and Stockholders

    Morton's Restaurant Group, Inc.:

    We have audited the accompanying consolidated balance sheets of Morton's Restaurant Group, Inc. and subsidiaries as of December 30, 2001 and
December 31, 2000 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 30, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Morton's Restaurant Group, Inc. and subsidiaries as of December 30, 2001 and
December 31, 2000 and the results of their operations and their cash flows for each of the years in the three-year period ended December 30, 2001, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Melville, New York
January 30, 2002, except as to
Note 6, which is as of March 13, 2002

                MORTON'S RESTAURANT GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                    DECEMBER 30, 2001 AND DECEMBER 31, 2000

            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                              DECEMBER 30,   DECEMBER 31,
                                                                  2001           2000
                                                              ------------   ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................    $  4,827       $  2,296
  Accounts receivable.......................................       3,988          4,639
  Income taxes receivable...................................         560             --
  Inventories...............................................       8,061          8,303
  Landlord construction receivables, prepaid expenses and
  other
    current assets..........................................       2,632          2,867
  Deferred income taxes.....................................       4,616          5,653
                                                                --------       --------
    Total current assets....................................      24,684         23,758
                                                                --------       --------
Property and equipment, net.................................      82,936         78,047

Intangible assets, net of accumulated amortization of $5,072
  at December 30, 2001 and $4,668 at December 31, 2000......      10,923         11,327
Other assets and deferred expenses, net of accumulated
  amortization of $649 at December 30, 2001 and $518 at
  December 31, 2000.........................................       7,582          6,412
Insurance receivable........................................       1,682             --
Deferred income taxes.......................................       6,907          4,866
                                                                --------       --------
                                                                $134,714       $124,410
                                                                ========       ========

          See accompanying notes to consolidated financial statements.

                MORTON'S RESTAURANT GROUP, INC. AND SUBSIDIARIES

                    DECEMBER 30, 2001 AND DECEMBER 31, 2000

            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                              DECEMBER 30,   DECEMBER 31,
                                                                  2001           2000
                                                              ------------   ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $  6,566       $  8,677
  Accrued expenses..........................................      19,531         21,375
  Current portion of obligations to financial institutions
  and capital leases........................................       4,477          4,759
  Accrued income taxes......................................          --          1,004
                                                                --------       --------
    Total current liabilities...............................      30,574         35,815
                                                                --------       --------
Obligations to financial institutions and capital leases,
  less current maturities...................................     100,232         85,012
Other liabilities...........................................       4,118          4,506
                                                                --------       --------
    Total liabilities.......................................     134,924        125,333
                                                                --------       --------
Commitments and contingencies

Stockholders' equity (deficit):
  Preferred stock, $0.01 par value per share. Authorized
  3,000,000 shares,
    no shares issued or outstanding.........................          --             --
  Common stock, $0.01 par value per share. Authorized
  25,000,000 shares,
    issued 6,803,801 at December 30, 2001 and 6,778,363 at
    December 31, 2000.......................................          68             68
  Nonvoting common stock, $0.01 par value per share.
  Authorized 3,000,000
    shares, no shares issued or outstanding.................          --             --
  Additional paid-in capital................................      63,478         63,077
  Accumulated other comprehensive loss......................        (907)          (150)
  Accumulated deficit.......................................     (16,095)       (17,084)
  Less treasury stock, at cost, 2,624,154 shares at December
  30, 2001 and
    2,630,361 shares at December 31, 2000...................     (46,754)       (46,834)
                                                                --------       --------
    Total stockholders' equity (deficit)....................        (210)          (923)
                                                                --------       --------
                                                                $134,714       $124,410
                                                                ========       ========

          See accompanying notes to consolidated financial statements.

                MORTON'S RESTAURANT GROUP, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
      YEARS ENDED DECEMBER 30, 2001, DECEMBER 31, 2000 AND JANUARY 2, 2000
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              DEC. 30,   DEC. 31,   JAN. 2,
                                                                2001       2000       2000
                                                              --------   --------   --------
Revenues....................................................  $237,112   $248,382   $206,869
Food and beverage costs.....................................    82,150     84,224     69,873
Restaurant operating expenses...............................   107,905    105,580     89,988
Pre-opening costs, depreciation, amortization and non-cash
  charges...................................................    12,678     11,087      7,592
General and administrative expenses.........................    17,201     19,811     15,497
Marketing and promotional expenses..........................     6,927      6,879      5,669
Costs associated with strategic alternatives and proxy
  contest...................................................       730         --         --
Interest expense, net.......................................     7,617      6,427      4,100
Restaurant closing costs....................................     1,625         --         --
Nonrecurring benefit........................................        --         --       (159)
                                                              --------   --------   --------
    Income before income taxes and cumulative effect of a
    change in
      an accounting principle...............................       279     14,374     14,309

Income tax (benefit) expense................................      (710)     4,312      3,577
                                                              --------   --------   --------
    Income before cumulative effect of a change in an
    accounting
      principle.............................................       989     10,062     10,732

Cumulative effect of a change in an accounting principle,
  net of income tax benefit of $1,357.......................        --         --      2,281
                                                              --------   --------   --------
    Net income..............................................  $    989   $ 10,062   $  8,451
                                                              ========   ========   ========
Net income (loss) per share--basic:
  Before cumulative effect of a change in an accounting
  principle.................................................  $   0.24   $   2.20   $   1.81
  Cumulative effect of a change in an accounting
  principle.................................................        --         --      (0.39)
                                                              --------   --------   --------
    Net income..............................................  $   0.24   $   2.20   $   1.42
                                                              ========   ========   ========
Net income (loss) per share--diluted:
  Before cumulative effect of a change in an accounting
  principle.................................................  $   0.23   $   2.12   $   1.77
  Cumulative effect of a change in an accounting
  principle.................................................        --         --      (0.38)
                                                              --------   --------   --------
    Net income..............................................  $   0.23   $   2.12   $   1.39
                                                              ========   ========   ========
Weighted average common and potential common shares
  outstanding:
  Basic.....................................................     4,172      4,565      5,938
                                                              ========   ========   ========
  Diluted...................................................     4,241      4,756      6,078
                                                              ========   ========   ========

          See accompanying notes to consolidated financial statements.

                MORTON'S RESTAURANT GROUP, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
      YEARS ENDED DECEMBER 30, 2001, DECEMBER 31, 2000 AND JANUARY 2, 2000
            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                                      TOTAL
                                                                         ACCUMULATED                 STOCK-
                                             ADDITIONAL                     OTHER       TREASURY    HOLDERS'
                                  COMMON      PAID-IN     ACCUMULATED   COMPREHENSIVE     STOCK      EQUITY
                                   STOCK      CAPITAL       DEFICIT     INCOME (LOSS)    AT COST    (DEFICIT)
                                 ---------   ----------   -----------   -------------   ---------   ---------
Balance at January 3, 1999.....  $      67   $  62,717     $ (35,597)     $     (34)    $  (4,196)  $  22,957
Comprehensive income (loss):
  Net income...................         --          --         8,451             --            --
  Foreign currency translation
    adjustments................         --          --            --            (45)           --
                                                                                                    ---------
Total comprehensive income
  (loss).......................                                                                         8,406
                                                                                                    ---------
Exercise of stock options......          1         132            --             --            --         133
Purchase of 1,146,790 shares of
  common stock (average cost of
  $16.94 per share)............         --          --            --             --       (19,428)    (19,428)
                                 ---------   ---------     ---------      ---------     ---------   ---------
Balance at January 2, 2000.....         68      62,849       (27,146)           (79)      (23,624)     12,068
Comprehensive income (loss):
  Net income...................         --          --        10,062             --            --
  Foreign currency translation
    adjustments................         --          --            --            (71)           --
                                                                                                    ---------
Total comprehensive income
  (loss).......................                                                                         9,991
                                                                                                    ---------
Exercise of stock options......         --         228            --             --            --         228
Purchase of 1,249,171 shares of
  common stock (average cost of
  $18.57 per share)............         --          --            --             --       (23,210)    (23,210)
                                 ---------   ---------     ---------      ---------     ---------   ---------
Balance at December 31, 2000...         68      63,077       (17,084)          (150)      (46,834)       (923)
Comprehensive income (loss):
  Net income...................         --          --           989             --            --
  Foreign currency translation
    adjustments................         --          --            --           (202)           --
  Fair value of interest rate
  swaps........................         --          --            --           (555)           --
                                                                                                    ---------
Total comprehensive income
  (loss).......................                                                                           232
                                                                                                    ---------
Return of "short swing" profit
  realized by insider pursuant
  to Section 16(b).............         --          68            --             --            --          68
Exercise of stock options......         --         333            --             --            --         333
Issuance of 6,207 shares of
  treasury stock (average cost
  of $13.00 per share).........         --          --            --             --            80          80
                                 ---------   ---------     ---------      ---------     ---------   ---------
Balance at December 30, 2001...  $      68   $  63,478     $ (16,095)     $    (907)    $ (46,754)  $    (210)
                                 =========   =========     =========      =========     =========   =========

          See accompanying notes to consolidated financial statements.

                MORTON'S RESTAURANT GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

      YEARS ENDED DECEMBER 30, 2001, DECEMBER 31, 2000 AND JANUARY 2, 2000

                             (AMOUNTS IN THOUSANDS)

                                                              DEC. 30,   DEC, 31,   JAN. 2,
                                                                2001       2000       2000
                                                              --------   --------   --------
Cash flows from operating activities:
  Net income................................................  $   989    $10,062    $ 8,451
  Adjustments to reconcile net income to net cash provided
    by operating activities:
      Cumulative effect of a change in an accounting
        principle, net of income tax benefit................       --         --      2,281
      Depreciation of property and equipment................    7,501      6,624      3,391
      Amortization of intangible assets, deferred occupancy
        costs and other deferred expenses...................    1,478        455      1,120
      Deferred income taxes.................................   (1,004)     2,691      2,618
      Restaurant closing costs..............................    1,625         --         --
      Nonrecurring benefit..................................       --         --       (159)
      Change in assets and liabilities:
        Accounts receivable.................................      643     (3,549)      (197)
        Income taxes receivable.............................     (560)        --         --
        Inventories.........................................      (39)    (1,181)      (730)
        Landlord construction receivables, prepaid expenses
          and other assets..................................     (938)      (692)       258
        Accounts payable, accrued expenses and other
          liabilities.......................................   (4,531)      (359)     7,666
        Accrued income taxes................................   (1,004)       864       (232)
                                                              -------    -------    -------
          Net cash provided by operating activities.........    4,160     14,915     24,467
                                                              -------    -------    -------
Cash flows from investing activities:
  Purchases of property and equipment.......................  (14,939)   (15,714)   (15,432)
                                                              -------    -------    -------
          Net cash used by investing activities.............  (14,939)   (15,714)   (15,432)
                                                              -------    -------    -------
Cash flows from financing activities:
  Principal reduction on obligations to financial
    institutions and capital leases.........................  (11,421)   (11,196)   (13,952)
  Proceeds from obligations to financial institutions and
    capital leases..........................................   24,285     31,477     27,958
  Issuance (purchases) of treasury stock....................       80    (23,210)   (19,428)
  Net proceeds from issuance of stock and other.............      401        228        133
                                                              -------    -------    -------
          Net cash provided (used) by financing
            activities......................................   13,345     (2,701)    (5,289)
                                                              -------    -------    -------
Effect of exchange rate changes on cash.....................      (35)       (10)       (57)
                                                              -------    -------    -------
Net increase (decrease) in cash and cash equivalents........    2,531     (3,510)     3,689
Cash and cash equivalents at beginning of year..............    2,296      5,806      2,117
                                                              -------    -------    -------
Cash and cash equivalents at end of year....................  $ 4,827    $ 2,296    $ 5,806
                                                              =======    =======    =======

          See accompanying notes to consolidated financial statements.

                MORTON'S RESTAURANT GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            DECEMBER 30, 2001, DECEMBER 31, 2000 AND JANUARY 2, 2000

(1) ORGANIZATION AND OTHER MATTERS

    Morton's Restaurant Group, Inc. (the "Company") was incorporated as a Delaware corporation in October 1988 and is engaged in the business of owning and operating restaurants under the names Morton's of Chicago ("Morton's") and Bertolini's Authentic Trattorias ("Bertolini's"). As of December 30, 2001, the Company owned and operated 66 restaurants (62 Morton's and 4 Bertolini's).

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a) PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts and results of operations of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

    (b) REPORTING PERIOD

    The Company uses a fiscal year which consists of 52 weeks. Approximately every six or seven years, a 53rd week will be added.

    (c) INVENTORIES

    Inventories consist of food, beverages and supplies and are recorded at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

    (d) PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the related assets. Improvements to leased premises and property under capital leases are amortized on the straight-line method over the shorter of the lease term, including planned extensions, or estimated useful lives of the improvements. Effective April 3, 2000, the Company changed the estimated useful lives for depreciation of computer equipment and software, from periods ranging from three to ten years to periods ranging from three to five years, so as to more accurately reflect the relative replacement periods. As a result of such change, fiscal 2001 and 2000 included approximately $48,000 and $144,000, respectively, of additional depreciation expense. In fiscal 2001, 2000 and 1999, interest costs capitalized during the construction period for leasehold improvements were approximately $150,000, $577,000 and $350,000, respectively.

    (e) OTHER ASSETS AND DEFERRED EXPENSES

    Beginning in fiscal 1999, in accordance with its adoption of SOP 98-5, the Company expenses all costs incurred during start-up activities, including pre-opening costs, as incurred. In connection with the adoption, the Company recorded a charge for the cumulative effect of an accounting change of approximately $2,281,000, net of income tax benefits of approximately $1,357,000. Pre-opening costs incurred and recorded as expense for fiscal 2001 and 2000 were approximately $3,700,000 and $4,008,000, respectively. Included in "Other assets and deferred expenses" are smallwares of approximately $2,754,000 and $2,580,000 at the end of fiscal 2001 and 2000, respectively.

    (f) INCOME TAXES

    The Financial Accounting Standards Board Statement of Financial Accounting Standards ("SFAS") 109, "Accounting for Income Taxes", requires a change from the deferred method of accounting for income taxes of Accounting Principles Board ("APB") Opinion 11 to the asset and liability method of

                MORTON'S RESTAURANT GROUP, INC. AND SUBSIDIARIES

            DECEMBER 30, 2001, DECEMBER 31, 2000 AND JANUARY 2, 2000

accounting for income taxes. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    (g) INTANGIBLE ASSETS

    Intangible assets represent goodwill which arose from the acquisition of Morton's. Amortization is recognized on a straight-line basis over forty years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

    In July 2001, the Financial Accounting Standards Board issued SFAS 141, "Business Combinations" which supersedes APB Opinion No. 16, "Business Combinations". SFAS 141 eliminates the pooling-of-interests method of accounting for business combinations and modifies the application of the purchase accounting method. The elimination of the pooling-of-interests method is effective for transactions initiated after June 30, 2001. The remaining provisions of SFAS 141 were effective for transactions accounted for using the purchase method completed after June 30, 2001.

    In July 2001, the Financial Accounting Standards Board also issued
SFAS 142, "Goodwill and Intangible Assets" which supersedes APB Opinion No. 17, "Intangible Assets". SFAS 142 eliminates the current requirement to amortize goodwill and indefinite-lived intangible assets, addresses the amortization of intangible assets with a defined life and addresses the impairment testing and recognition for goodwill and intangible assets. SFAS 142 will apply to goodwill and intangible assets arising from transactions completed before and after the Statement's effective date. SFAS 142 is effective for the Company beginning December 31, 2001.

    In connection with the transitional goodwill impairment evaluation, SFAS 142 will require the Company to perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption. To accomplish this the Company must identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of adoption. The Company will then have up to six months from the date of adoption to determine the fair value of each reporting unit and compare it to the reporting unit's carrying amount. To the extent a reporting unit's carrying amount exceeds its fair value, an indication exists that the reporting unit's goodwill may be impaired and the Company must perform the second step of the transitional impairment test. In the second step, the Company must compare the implied fair value of the reporting unit's goodwill, determined by allocating the reporting unit's fair value to all of its assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation in accordance with SFAS 141, to its carrying amount, both of which would be measured as of the date of adoption. This second step is required to be completed as soon as possible, but no later than the end of the year of adoption. A transitional impairment loss, if any, would be recognized as the cumulative effect of a change in accounting principle in the Company's consolidated statement of income.

                MORTON'S RESTAURANT GROUP, INC. AND SUBSIDIARIES

            DECEMBER 30, 2001, DECEMBER 31, 2000 AND JANUARY 2, 2000

    As of December 31, 2001, the Company will cease recording goodwill amortization amounting to approximately $0.4 million annually. Because of the extensive effort needed to comply with adopting SFAS 142 it is not practicable to reasonably estimate the impact of adopting this Statement on the Company's consolidated financial statements at the date of this report for any transitional impairment losses.

    (h) DERIVATIVE FINANCIAL INSTRUMENTS

    Amounts receivable or payable under interest rate swap agreements are accounted for as adjustments to interest expense.

    The Company adopted SFAS 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS 137 and SFAS 138, as of January 1, 2001. SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measures those instruments at fair value. The Company's derivative financial instruments consist of two interest rate swap agreements with notional amounts of $10,000,000 each. The interest rate swap agreements are designated as cash flow hedges for purposes of SFAS 133. Based on regression analysis, the Company has determined that its interest rate swap agreements are highly effective. The adoption of SFAS 133 on January 1, 2001, increased assets by approximately $141,000 and liabilities by approximately $385,000, and recognized a loss of approximately $244,000 in accumulated other comprehensive income
(loss). As of December 30, 2001, in accordance with SFAS 133, assets were increased by approximately $320,000 and liabilities by approximately $875,000, and recognized a loss of approximately $555,000 in accumulated other comprehensive income (loss).

    (i) MARKETING AND PROMOTIONAL EXPENSES

    Marketing and promotional expenses in the accompanying consolidated statements of income include advertising expenses of approximately $3,190,000, $3,767,000 and $3,296,000 for fiscal 2001, 2000 and 1999, respectively.
Advertising costs are expensed as incurred.

    (j) STATEMENTS OF CASH FLOWS

    For the purposes of the consolidated statements of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents. The Company paid cash interest and fees, net of amounts capitalized, of approximately $7,199,000, $6,027,000 and $3,774,000 and income taxes, net of refunds, of approximately $1,541,000, $757,000 and $1,179,000 for fiscal 2001, 2000 and 1999, respectively. During fiscal 2001, 2000 and 1999, the Company entered into capital lease finance agreements of approximately $2,106,000, $4,132,000 and $3,290,000, respectively, for restaurant equipment. In addition, during fiscal 1999 the Company entered into sale-leaseback transactions aggregating $6,000,000 for existing restaurant equipment (see Note 11). In addition, as of December 30, 2001, the Company has written off the net book value of the assets of the Morton's of Chicago Steakhouse restaurant located in the Wall Street area of downtown Manhattan and recorded a receivable in "Insurance receivable" in the accompanying consolidated balance sheet of approximately $1,682,000, representing minimum expected insurance proceeds relating to such assets.

                MORTON'S RESTAURANT GROUP, INC. AND SUBSIDIARIES

            DECEMBER 30, 2001, DECEMBER 31, 2000 AND JANUARY 2, 2000

    (k) EARNINGS PER SHARE

    Basic income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during each period. Diluted income (loss) per share is computed assuming the conversion of stock options with a market value greater than the exercise price.

    (l) USE OF ESTIMATES

    Management of the Company has made certain estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

    (m) LONG-LIVED ASSETS

    The Company's accounting policies relating to the recording of long-lived assets, including property and equipment and intangibles, are discussed above. Pursuant to SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", the Company reviews long-lived assets to be held and used or disposed of for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is determined on a restaurant-by-restaurant basis by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of or sold are reported at the lower of the carrying amount or fair value less costs to sell.

    In October 2001, the Financial Accounting Standards Board issued SFAS 144, "Accounting for the Impairment of Long-Lived Assets", which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supercedes SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", while retaining the fundamental recognition and measurement provisions of that statement. SFAS 144 requires that a long-lived asset to be abandoned, exchanged for a similar productive asset or distributed to owners in a spinoff to be considered held and used until it is disposed of. However, SFAS 144 requires that management consider revising the depreciable life of such long-lived asset. With respect to long-lived assets to be disposed of by sale, SFAS 144 retains the provisions of SFAS 121 and, therefore, requires that discontinued operations no longer be measured on a net realizable value basis and that future operating losses associated with such discontinued operations no longer be recognized before they occur. SFAS 144 is effective for all fiscal quarters of fiscal years beginning after December 15, 2001 and thus is effective for the Company beginning
December 31, 2001. The Company has not determined the effect, if any, that the adoption of SFAS 144 will have on the Company's consolidated financial statements.

    (n) STOCK-BASED COMPENSATION

    The Company applies the provisions of SFAS 123 which encourages, but does not require companies to record compensation expense for stock-based employee compensation plans at fair value. The Company applies the intrinsic value-based method of accounting prescribed by APB Opinion 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for its fixed plan stock options. As such, compensation expense would be recorded on the date of grant only if the

                MORTON'S RESTAURANT GROUP, INC. AND SUBSIDIARIES

            DECEMBER 30, 2001, DECEMBER 31, 2000 AND JANUARY 2, 2000

current market price of the underlying stock exceeded the exercise price. The Company discloses the pro forma net earnings and pro forma earnings per share for stock option grants made beginning in fiscal 1995 as if such method had been used to account for stock-based compensation costs as described in SFAS 123.

    (o) TRANSLATION OF FOREIGN CURRENCIES

    As of December 30, 2001, the Company operated six international locations, two in Hong Kong (opened December 1999 and May 2001), one in Singapore (opened May 1998), one in Toronto (opened September 1998), one in Vancouver, Canada (opened October 2000) and one in Sydney, Australia (opened May 2001). The restaurant in Sydney, Australia was closed on January 6, 2002 (see Note 3). The financial position and results of operations of the Company's foreign businesses are measured using local currency as the functional currency. Assets and liabilities are translated into U.S. dollars at year-end rates of exchange, and revenues and expenses are translated at the average rates of exchange for the year. Gains or losses resulting from the translation of foreign currency financial statements are accumulated as a separate component of stockholders' equity.

    (p) COMPREHENSIVE INCOME

    On January 1, 1998, the Company adopted SFAS 130, "Reporting Comprehensive Income". SFAS 130 establishes standards for the reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income and equity adjustments from foreign currency translation and interest rate swaps and is presented in the consolidated statements of stockholders' equity.

    (q) REVENUE RECOGNITION

    Sales from restaurants are recognized as revenue at the point of the delivery of meals and services.

    (r) RECLASSIFICATION

    Certain items previously reported in specific financial statement captions have been reclassed to conform to the fiscal 2001 presentation.

(3) RESTAURANT CLOSING COSTS AND NONRECURRING (BENEFIT) CHARGES

    (a) MORTON'S OF CHICAGO--SYDNEY

    Based on a strategic assessment of revenue trends, the Company closed the Morton's of Chicago steakhouse restaurant in Sydney, Australia in January 2002. Newly imposed restrictions on importing certain cuts of USDA prime beef from the United States, an essential ingredient of the Morton's dining experience, contributed to the decision to close the restaurant. The Company recorded a 2001 fourth quarter, pre-tax charge of approximately $1,625,000, representing the write-down and exit costs associated with the closing of the restaurant.

    (b) MORTON'S OF CHICAGO--90 WEST STREET, NY

    As a result of the impact of the World Trade Center terrorist attacks on September 11, 2001, the building in which the Morton's of Chicago Steakhouse restaurant was located in the Wall Street area of downtown Manhattan (located at 90 West Street, two blocks from the World Trade Center) was damaged and has been closed permanently. The Company recorded a benefit in "Restaurant operating expenses" in the accompanying consolidated statements of income of approximately $860,000 through December 30, 2001 representing business interruption insurance recovery related to costs incurred from

                MORTON'S RESTAURANT GROUP, INC. AND SUBSIDIARIES

            DECEMBER 30, 2001, DECEMBER 31, 2000 AND JANUARY 2, 2000

the closing of that restaurant since September 11, 2001. As of December 30, 2001, the Company has received $500,000 for such insurance. The Company believes that additional benefits will be recorded in fiscal 2002 and possibly future periods relating to future insurance recoveries. In addition, as of December 30, 2001, the Company has written off the net book value of the assets of the restaurant and recorded a receivable in "Insurance receivable" in the accompanying consolidated balance sheet of approximately $1,682,000, representing expected minimum insurance proceeds relating to such assets. Such proceeds may be in excess of the net book value of the assets and may give rise to a gain, the amount of which cannot be determined at this time, and has not been recorded in the accompanying consolidated financial statements.

    (c) BERTOLINI'S

    Based on a strategic assessment of trends and a downturn in comparable revenues of Bertolini's Authentic Trattorias, during the fourth quarter of fiscal 1998, pursuant to the approval of the Board of Directors, the Company recorded a nonrecurring, pre-tax charge of $19,925,000 representing the write-down of impaired Bertolini's restaurant assets, the write-down and accrual of lease exit costs associated with the closure of specified Bertolini's restaurants as well as the write-off of the residual interests in Mick's and Peasant restaurants. The Company performed an in-depth analysis of historical and projected operating results and, as a result of significant operating losses, identified several nonperforming restaurants which were all closed in fiscal 1999. At December 30, 2001 and December 31, 2000, included in "Accrued expenses" in the accompanying consolidated balance sheets is approximately $1,714,000 and $2,153,000, respectively, representing the costs to exit contractual lease obligations and costs for current litigation that was initiated by a landlord as a result of closing one restaurant. This landlord has alleged multiple claims, including breach of contract and breach of guarantee and is seeking to recover substantial financial damages. Such litigation is currently in the discovery stage and the trial date has been set for November 2002. Additionally, the analysis identified several underperforming restaurants, which reflected a pattern of historical operating losses and negative cash flow, as well as continued projected negative cash flow and operating results. Accordingly, the Company recorded an impairment charge in the fourth quarter of fiscal 1998 to write-down these impaired assets. During 2001, one such underperforming restaurant was closed and during 2000 and 1999 three such underperforming restaurants were closed. (See "Part II--Other Information, Item 1. Legal Proceedings".)

    (d) LITIGATION AND RELATED EXPENSES

    During 1999, the Company settled all claims relating to a lawsuit. The amount of the final settlement, which was paid in fiscal 2000, including all related legal and other costs, resulted in the Company recording a nonrecurring, pre-tax benefit of approximately $159,000 in the third quarter of fiscal 1999.

    (e) MICK'S AND PEASANT RESTAURANTS

    In the fourth quarter of fiscal 1998, the Company evaluated the recoverability of its ownership interests in Mick's and Peasant and the related promissory notes received in connection with its February 1997 sale of such restaurants. The analysis was based upon a review of the purchaser's 1998 operating performance, including anticipated future cash flows, and concluded that pursuant to the provisions of SFAS 114 and SFAS 115, the notes receivable and investment carrying values were impaired and therefore recorded an impairment charge of $2,200,000. Additionally, the Company recorded additional lease termination liabilities of $1,688,000, based upon additional defaults of

                MORTON'S RESTAURANT GROUP, INC. AND SUBSIDIARIES

            DECEMBER 30, 2001, DECEMBER 31, 2000 AND JANUARY 2, 2000

sublease agreements and litigation charges for certain Mick's and Peasant Restaurants, previously guaranteed by the Company. During fiscal 2001 the Company sold its remaining interests in Mick's and Peasant for $200,000. At December 30, 2001 and December 31, 2000, included in "Accrued expenses" in the accompanying consolidated balance sheets, is $0 and approximately $162,000, respectively, representing the remaining lease disposition liabilities for such restaurants.

(4) PROPERTY AND EQUIPMENT

    The costs and related accumulated depreciation and amortization of major classes of assets as of December 30, 2001 and December 31, 2000 are set forth below:

                                                              DECEMBER 30, 2001   DECEMBER 31, 2000
                                                              -----------------   -----------------
                                                                     (AMOUNTS IN THOUSANDS)
Furniture, fixtures and equipment...........................       $41,100             $35,842
Leasehold improvements......................................        60,692              51,052
Land........................................................         6,241               6,337
Construction in progress....................................           669               2,160
                                                                   -------             -------
                                                                   108,702              95,391
  Less accumulated depreciation and amortization............        25,766              17,344
                                                                   -------             -------
Net property and equipment..................................       $82,936             $78,047
                                                                   =======             =======

(5) ACCRUED EXPENSES

    Accrued expenses consist of the following:

                                                              DECEMBER 30, 2001   DECEMBER 31, 2000
                                                              -----------------   -----------------
                                                                     (AMOUNTS IN THOUSANDS)
Accrued gift certificates...................................       $ 3,773             $ 2,997
Restaurant operating expenses...............................         2,551               2,873
Payroll and related taxes...................................         1,768               2,427
Sales and use tax...........................................         1,718               1,969
Bertolini's accrued lease exit costs........................         1,714               2,153
Rent and property taxes.....................................         1,607               2,033
Accrued construction costs..................................         1,534               2,129
Deferred gain on sale of assets.............................         1,279               1,813
Other.......................................................         3,587               2,981
                                                                   -------             -------
  Total accrued expenses....................................       $19,531             $21,375
                                                                   =======             =======

(6) OBLIGATIONS TO FINANCIAL INSTITUTIONS

    Obligations to financial institutions and capital leases consists of the following:

                                                              DEC. 30,   DEC. 31,
                                                                2001       2000
                                                              --------   --------
                                                                  (AMOUNTS IN
                                                                  THOUSANDS)
Credit Facility (a).........................................  $ 75,960   $64,925
Loan Agreement with CNL Financial I, Inc., due in monthly
  principal and interest payments at 10.002% per annum,
  matures on April 1, 2007..................................     1,614     1,837
Mortgage loans with GE Capital Franchise Finance (formerly
  FFCA Acquisition Corp.), due in monthly principal and
  interest payments scheduled over twenty-year periods at
  interest rates ranging from 7.68% to 9.26% per annum.
  (b).......................................................    18,093    11,574
Capital leases (see Note 11)................................     9,042    11,435
                                                              --------   -------
  Total obligations to financial institutions and capital
  leases....................................................   104,709    89,771
  Less current portion of obligations to financial
  institutions and capital leases...........................     4,477     4,759
                                                              --------   -------
  Obligations to financial institutions and capital leases,
  less current maturities...................................  $100,232   $85,012
                                                              ========   =======

    Future maturities of obligations to financial institutions and capital leases are as follows as of December 30, 2001:

                                2002       2003       2004       2005       2006     THEREAFTER    TOTAL
                              --------   --------   --------   --------   --------   ----------   --------
                                                         (AMOUNTS IN THOUSANDS)
Credit Facility (a).........  $ 1,500    $ 7,000    $14,210    $53,250    $     0      $     0    $ 75,960
Loan Agreement with CNL
  Financial I, Inc..........      246        293        274        329        364          108       1,614
Mortgage loans with GE
  Capital Franchise
  Finance(b)................      448        486        528        574        625       15,432      18,093
Capital leases (see Note
  11).......................    3,783      2,200      1,745      1,016        298            0       9,042
                              -------    -------    -------    -------    -------      -------    --------
    Total...................  $ 5,977    $ 9,979    $16,757    $55,169    $ 1,287      $15,540    $104,709
                              =======    =======    =======    =======    =======      =======    ========

    (a) Credit Facility obligations relate to borrowings under the Company's Second Amended and Restated Revolving Credit and Term Loan Agreement, dated
June 19, 1995, between the Company and Fleet National Bank ("Fleet"), as amended from time to time (the "Credit Agreement"), pursuant to which the Company's credit facility (the "Credit Facility"), at December 30, 2001, was $89,750,000. At December 30, 2001, the Credit Facility consisted of a $24,250,000 term loan (the "Term Loan") and a $65,500,000 revolving credit facility (the "Revolving Credit"). Loans made pursuant to the Credit Agreement bear interest at a rate equal to the lender's base rate plus applicable margin or, at the Company's option, the Eurodollar Rate plus applicable margin. At December 30, 2001, calculated pursuant to the Credit Agreement, the Company's applicable margin on the Revolving Credit was 1.25% on base rate loans and 3.25% on Eurodollar Rate loans and the Company's applicable margin on the Term Loan was 1.50% on base rate loans and 3.50% on Eurodollar Rate loans. In addition, the Company was obligated to pay fees of 0.25% on unused loan commitments less than $10,000,000, 0.375% on unused loan commitments greater than $10,000,000 and a per annum letter of credit fee (based on the face amount thereof) equal to the applicable margin on the Eurodollar Rate loans. Pursuant to an amendment of the Credit Agreement dated March 13, 2002, calculated pursuant to the Credit Agreement, the Company's applicable margin on the Revolving Credit and on the Term Loan is 3.00% on base rate loans and 4.50% on Eurodollar Rate loans. Additionally, if the borrowings under the Revolving Credit exceed $55,000,000, an additional 0.50% will be added to the applicable margin on base rate loans and Eurodollar Rate loans under the Revolving Credit facility. In addition, the

Company is obligated to pay fees of 0.75% on unused loan commitments and a per annum letter of credit fee (based on the face amount thereof) equal to the applicable margin on the Eurodollar Rate loans. The Credit Agreement also provides for annual additional mandatory prepayments as calculated based on the Company's net cash flows, as defined. The amendment reduces the Revolving Credit facility to $60,000,000 through June 30, 2003 unless a specified leverage ratio is achieved, in which case the facility will return to $65,500,000, and also reduces the Revolving Credit facility by $5 million every 6 months from June 30, 2003 through June 30, 2005.

    At December 30, 2001, $267,000 was restricted for letters of credit issued by the lender on behalf of the Company. Unrestricted and undrawn funds available to the Company under the Credit Agreement were $13,523,000 and the weighted average interest rate on all borrowings under the Credit Facility was 6.33% on December 30, 2001. Fleet has syndicated portions of the Credit Facility to First Union National Bank (formerly First Union Corporation), Comerica Bank (formerly Imperial Bank), JPMorgan Chase Bank and LaSalle Bank National Association.

    Borrowings under the Credit Agreement have been classified as noncurrent on the Company's consolidated balance sheet since the Company may borrow amounts due under the Term Loan from the Revolving Credit, including the Term Loan principal payments which commenced in September 2001.

    Borrowings under the Credit Agreement are secured by all tangible and intangible assets of the Company. The Credit Agreement contains, among other things, certain restrictive covenants with respect to the Company that create limitations (subject to certain exceptions) on: (i) the incurrence or existence of additional indebtedness or the granting of liens on assets or contingent obligations; (ii) the making of certain investments; (iii) mergers, dispositions of assets or consolidations; (iv) prepayment of certain other indebtedness;
(v) making capital expenditures above specified amounts; (vi) the ability to make certain fundamental changes or to change materially the present method of conducting the Company's business. The Credit Agreement prohibits the Company from entering into any new capital expenditure commitments or lease commitments for new restaurants until a specified cash flow leverage ratio test is achieved and prohibits the payment of dividends and the repurchase of the Company's outstanding common stock. The Company's Credit Agreement also requires the Company to satisfy certain financial ratios and tests. On March 13, 2002, the Company amended the Credit Agreement to, among other things, reset these financial ratios and tests.

    On April 7, 1998 and May 29, 1998, the Company entered into interest rate swap agreements with Fleet on notional amounts of $10,000,000 each. Interest rate swap agreements are used to reduce the potential impact of interest rate fluctuations relating to $20,000,000 of variable rate debt. Such agreements terminate on April 7, 2003 and May 29, 2003, respectively. The adoption of
SFAS 133 on January 1, 2001, increased assets by approximately $141,000 and liabilities by approximately $385,000, and the Company recognized a loss of approximately $244,000 in accumulated other comprehensive income (loss). As of December 30, 2001, in accordance with SFAS 133, assets were increased by approximately $320,000 and liabilities by approximately $875,000 and the Company recognized a loss of approximately $555,000 in accumulated other comprehensive income (loss).

    (b) Mortgage loans relate to loan commitments entered into during 1999 and 1998 by various subsidiaries of the Company and GE Capital Franchise Finance (formerly known as FFCA Acquisition Corporation), to fund the purchases of land and construction of restaurants. During 2001, 2000 and 1999, $6,900,000, $1,927,000 and $4,757,000, respectively, was funded.

    Management believes that the carrying amount of long-term debt approximates fair value since the interest rate is variable and the margins are consistent with those available to the Company under similar terms.

(7) INCOME TAXES

    Income tax (benefit) expense is comprised of the following:

                                                                2001       2000       1999
                                                              --------   --------   --------
                                                                  (AMOUNTS IN THOUSANDS)
Federal: Current............................................  $  (341)   $ 1,215    $    --
       Deferred.............................................     (557)     2,402      2,798
                                                              -------    -------    -------
                                                                 (898)     3,617      2,798

State and Local: Current....................................      635        406        509
              Deferred......................................     (447)       289        270
                                                              -------    -------    -------
                                                                  188        695        779
                                                              -------    -------    -------

Income tax (benefit) expense................................  $  (710)   $ 4,312    $ 3,577
                                                              =======    =======    =======

    Income tax (benefit) expense differed from the amounts computed by applying the U.S. Federal income tax rates to income before income taxes as a result of the following:

                                                                2001       2000       1999
                                                              --------   --------   --------
                                                                  (AMOUNTS IN THOUSANDS)
Computed "expected" tax expense (benefit)...................  $    95    $ 4,887    $ 4,865
Increase (reduction) in income taxes resulting from:
  State and local income taxes, net of federal income tax
  benefit...................................................      124        459        514
  FICA tax credits..........................................   (1,488)    (1,386)    (1,555)
  Change in valuation allowance.............................     (268)      (242)        --
  Other, net................................................      827        594       (247)
                                                              -------    -------    -------
                                                              $  (710)   $ 4,312    $ 3,577
                                                              =======    =======    =======

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at the end of fiscal 2001 and 2000 are presented below:

                                                              DECEMBER 30,   DECEMBER 31,
                                                                  2001           2000
                                                              ------------   ------------
                                                                (AMOUNTS IN THOUSANDS)
Deferred tax assets:
  Federal and state net operating loss carryforwards........     $ 3,509        $ 3,106
  Capital loss carryforwards................................       2,970          3,285
  Nonrecurring charge for write-down and related charges for assets held
    for sale................................................          --             59
  Nonrecurring charge for write-down and related charges for impaired
    assets..................................................       1,310          1,001
  Interest rate swap agreements.............................         320             --
  Deferred rent and start-up amortization...................       2,639          2,740
  FICA and other tax credits................................      11,640          9,386
                                                                 -------        -------
    Total gross deferred tax assets.........................      22,388         19,577
    Less valuation allowance................................      (5,264)        (5,533)
                                                                 -------        -------
    Net deferred tax assets.................................      17,124         14,044
Deferred tax liabilities:
  Property and equipment depreciation.......................       5,601          3,525
                                                                 -------        -------
Net deferred tax assets and liabilities.....................     $11,523        $10,519
                                                                 =======        =======

    At December 30, 2001, the Company had Federal and various state income tax net operating loss carryforwards, capital loss carryforwards, and FICA and other tax credits expiring in various periods through 2019, 2006 and 2019, respectively.

    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible and net operating losses can be carried forward. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. In order to fully realize the deferred tax asset, the Company will need to generate future taxable income of approximately $30,200,000. Taxable income (loss), before the application of net operating loss carryforwards and FICA and other tax credits, for the years ended December 31, 2000 and January 2, 2000 was approximately $8,300,000 and $(3,391,000), respectively, and for the year ended December 30, 2001 is estimated to be approximately $(1,300,000). The Company assesses the recoverability of its net deferred tax asset based upon the level of historical income and projections of future taxable income. Deferred tax assets arising from capital losses have been fully reserved. The amount of the deferred tax asset considered realizable could be reduced in the near term if estimates of future taxable income during the carryforward periods are reduced.

(8) CAPITAL STOCK

    (a) On December 15, 1994, the Company adopted a Stockholder Protection Rights Plan ("Rights Plan"). Pursuant to the Rights Plan, a dividend of one Right for each outstanding share of the Company's common stock was issued to shareholders of record on January 3, 1995. Under certain conditions, each Right may be exercised to purchase 1/100 of a share of Series A Junior Participating Preferred Stock (the "Preferred Stock") of the Company at a price of $42. The Rights will become exercisable following the tenth day after a person or group acquires 15% or more of the Company's common stock or announces a tender or exchange offer, the consummation of which would result in ownership by such person or group of 15% or more of the Company's common stock. If a person or group acquires 15% or more of the Company's outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current purchase price, in lieu of 1/100 of a share of Preferred Stock, a number of shares of the Company's common stock having a market value of twice the Right's purchase price. In addition, if the Company is acquired in a merger or other business combination, 50% or more of its assets or earning power is sold or transferred, or a reclassification or recapitalization of the Company occurs that has the effect of increasing by more than 1% the proportionate ownership of the Company's common stock by the acquiring person, then, each Right will entitle its holder to purchase, at the Right's then-current purchase price, a number of the acquiring company's shares of common stock having a market value at that time of twice the Right's purchase price.

    The Rights may be redeemed prior to becoming exercisable by the Company, subject to approval of the Board of Directors for $.01 per Right, in accordance with the provisions of the Rights Plan. The Rights expire on January 3, 2005. The Company has reserved 200,000 shares of Preferred Stock for issuance upon exercise of the Rights.

    (b) The Company's Stock Option Plan (the "Stock Option Plan"), as amended, provides for the issuance, to employees, of incentive stock options ("ISOs") and non-qualified stock options ("NQSOs"), having a maximum term of ten years, to purchase up to 900,000 shares of Common Stock. During fiscal 2000, pursuant to shareholder approval, the Company adopted the Morton's Restaurant Group 2000 Stock Option Plan which provides an additional 550,000 shares to be granted under the same terms as the Stock Option Plan.

    The exercise price of ISOs will be equal to the fair market value of the shares subject to option on the date of grant, while the exercise price of NQSOs will be determined by a committee of the Board of Directors. Options vest and become exercisable commencing at the second anniversary date of the grant at the rate of 25% per year. Options vest and become exercisable immediately upon a defined change of control. During fiscal 2001 and 2000, the Company issued 96,800 and 176,100 NQSOs, respectively.

    Activity in stock options is summarized as follows:

                                             2001                                2000                        1999
                               ---------------------------------   ---------------------------------   ----------------
                               WEIGHTED AVERAGE   SHARES SUBJECT   WEIGHTED AVERAGE   SHARES SUBJECT   WEIGHTED AVERAGE
                                EXERCISE PRICE      TO OPTION       EXERCISE PRICE      TO OPTION       EXERCISE PRICE
                               ----------------   --------------   ----------------   --------------   ----------------
Beginning of year............       $16.10          1,159,337           $15.16            911,400           $13.73
Options granted..............        20.49             96,800            18.93            298,450            15.31
Options exercised............        13.10             25,438            11.33             20,163             1.26
Options canceled.............        19.61             32,650            18.81             30,350            20.01
                                    ------          ---------           ------          ---------           ------
End of year..................       $16.43          1,198,049           $16.10          1,159,337           $15.16
                                    ======          =========           ======          =========           ======

                                    1999
                               --------------
                               SHARES SUBJECT
                                 TO OPTION
                               --------------
Beginning of year............      835,955
Options granted..............      208,700
Options exercised............       96,830
Options canceled.............       36,425
                                 ---------
End of year..................      911,400
                                 =========

    As of December 30, 2001, there were 505,862 options exercisable with a weighted average exercise price of $14.32.

    The following table summarizes information about stock options outstanding at December 30, 2001:

                                                                                                WEIGHTED
   RANGE OF EXERCISE        SHARES      WEIGHTED AVERAGE   WEIGHTED AVERAGE     SHARES           AVERAGE
         PRICES           OUTSTANDING    REMAINING LIFE     EXERCISE PRICE    EXERCISABLE   EXERCISABLE PRICE
------------------------  -----------   ----------------   ----------------   -----------   -----------------
$9.875-$15.00...........     491,312       5.40 yrs.            $12.32          316,061           $11.75
$15.00-$20.00...........     408,312       6.87 yrs.            $17.71          143,063           $17.29
$20.00-$26.10...........     298,425       8.06 yrs.            $21.42           46,738           $22.59
                           ---------                                            -------
  Total.................   1,198,049       6.56 yrs.            $16.43          505,862           $14.32
                           =========                                            =======

    (c) SFAS 123, "Accounting for Stock-Based Compensation", was adopted by the Company in 1996. The Company has elected to disclose the pro forma net income and earnings per share as if such method had been used to account for stock-based compensation cost as described in SFAS 123.

    The per share weighted average fair value of stock options granted during fiscal 2001, 2000 and 1999 was $8.44, $8.33 and $6.93 on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: 2001-- expected dividend yield 0.0%, risk-free interest rate of 4.46%, volatility of 36% and an expected life of 5.5 years; 2000--expected dividend yield 0.0%, risk-free interest rate of 6.3%, volatility of 33% and an expected life of 5.9 years; 1999--expected dividend yield 0.0%, risk-free interest rate of 5.8%, volatility of 35% and an expected life of 6.3 years.

    The Company applies APB Opinion 25 in accounting for its Stock Option Plan and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS 123, the Company's net income (loss) and net income (loss) per diluted share would have been reduced to the pro forma amounts indicated below:

                                                                2001       2000       1999
                                                              --------   --------   --------
                                                              (AMOUNTS IN THOUSANDS, EXCEPT
                                                                     PER SHARE DATA)
        Net income (loss) as reported.......................   $  989    $10,062     $8,451
          Pro forma.........................................   $ (127)   $ 9,082     $7,647
        Net income (loss) per diluted share as reported.....   $ 0.23    $  2.12     $ 1.39
          Pro forma.........................................   $(0.03)   $  1.94     $ 1.27

    Pro forma net income (loss) only reflects options granted from 1995 on. Therefore, the full impact of calculating compensation cost for stock options under SFAS 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period of five years and compensation cost for options granted prior to January 1, 1995 is not considered.

    (d) From October 1998 through July 2000, the Company announced that its Board of Directors authorized repurchases of up to 2,930,600 shares of the Company's outstanding common stock. The timing and amount of the purchases were at the full discretion of the Company's senior management and subject to market conditions and applicable securities and tax regulations. Repurchases were accomplished through periodic purchases at prevailing prices on the open market, by block purchases or in privately negotiated transactions. The repurchased shares have been retained as treasury stock to use for corporate purposes. On May 8, 2001, the Company suspended the stock repurchase program. At
December 30, 2001 and December 31, 2000 the Company had repurchased 2,635,090 shares of its common stock at an average purchase price of $17.80.

    (e) In October 1999, the Company commenced an Employee Stock Purchase Plan under which 600,000 shares of the Company's common stock have been reserved for future employee purchases. Pursuant to this plan, and as approved by stockholders, all employees with a minimum of one year of service may purchase, at a 15% discount, shares of common stock of the Company on a quarterly basis. In fiscal 2001, there were 6,207 shares issued from treasury shares at an average price of $13.00 per share.

(9) EARNINGS PER SHARE

    The following table sets forth the computation of basic and diluted earnings per share:

                                                                2001        2000        1999
                                                              ---------   ---------   ---------
                                                              (AMOUNTS IN THOUSANDS, EXCEPT PER
                                                                         SHARE DATA)
Net income..................................................  $    989    $ 10,062    $  8,451
                                                              ========    ========    ========
Weighted average common shares (denominator for basic
  earnings per share).......................................     4,172       4,565       5,938
Effect of dilutive securities: Employee stock options.......        69         191         140
                                                              --------    --------    --------
Weighted average common and potential common shares
  outstanding (denominator for diluted earnings per
  share)....................................................     4,241       4,756       6,078
                                                              ========    ========    ========
Basic earnings per share....................................  $   0.24    $   2.20    $   1.42
                                                              ========    ========    ========
Diluted earnings per share..................................  $   0.23    $   2.12    $   1.39
                                                              ========    ========    ========

    Options to purchase 877,837, 167,188 and 277,050 shares of common stock were outstanding for the years ended 2001, 2000, and 1999, respectively, but were not included in the computation of diluted earnings per share because their effect would be anti-dilutive. For additional disclosures regarding employee stock options see Note 8.

(10) OPERATING LEASES

    The Company's operations are generally conducted in leased premises. Including renewal options, remaining lease terms range from 1 to 41 years.

    In connection with entering into leases, the Company is frequently provided with development allowances from the lessors. These allowances for leasehold improvements, furniture, fixtures and equipment are offset against the related fixed asset accounts and the net amount is amortized on a straight-line basis over the shorter of the lease term, including planned extensions, or estimated useful lives of the assets. At the end of fiscal 2001 and 2000, approximately $655,000 and $762,000, respectively, of development allowances were due from lessors and are included in "Landlord construction receivables, prepaid expenses and other current assets" in the accompanying consolidated balance sheets.

    The Company leases certain office and restaurant facilities and related equipment under noncancelable operating lease agreements with third parties. Certain leases contain contingent rental provisions based upon a percent of gross revenues and or provide for rent deferral during the initial term of such leases. Included in obligations for restaurant operating leases are certain restaurant operating leases for which the Company or another subsidiary of the Company guarantees the performance of the restaurant operating lease for such subsidiary for a portion of the lease term, typically not exceeding the first five years. Included in "Other liabilities" in the accompanying consolidated balance sheets at the end of fiscal 2001 and fiscal 2000 are accruals related to such rent deferrals of approximately $4,118,000 and $3,322,000, respectively. For financial reporting purposes, such leases are accounted for on a straight-line rental basis. Future minimum annual rental commitments under these leases are approximately as follows:

                                                          (AMOUNTS IN THOUSANDS)
                                                          ----------------------
Fiscal 2002.............................................         $ 15,748
Fiscal 2003.............................................           15,990
Fiscal 2004.............................................           16,131
Fiscal 2005.............................................           16,081
Fiscal 2006.............................................           15,375
Fiscal 2007 and thereafter..............................          104,377
                                                                 --------
Total minimum lease payments............................         $183,702
                                                                 ========

    Contingent rental payments on building leases are typically made based upon the percentage of gross revenues on the individual restaurants that exceed predetermined levels. The percentages of gross revenues to be paid, and the related gross revenues, vary by restaurant. Contingent rental expense was approximately $1,987,000, $3,267,000 and $2,727,000 for fiscal 2001, 2000 and
1999, respectively.

    Rental expense, inclusive of contingent rent, for all such leases was approximately $16,370,000, $15,801,000 and $13,419,000, for fiscal 2001, 2000 and 1999, respectively.

(11) CAPITAL LEASES

    The Company has typically financed the purchase of certain restaurant equipment through capital leases. At December 30, 2001, the Company had approximately $284,000 commitments available for future fundings. At
December 30, 2001 and December 31, 2000, furniture, fixtures and equipment include approximately $11,764,000 and $15,057,000, respectively, of net assets recorded under capital leases. These assets are amortized over the life of the respective leases. At December 30, 2001 and December 31, 2000, capital lease obligations of approximately $5,259,000 and $7,180,000, respectively, are included in "Obligations to financial institutions and capital leases, less current maturities" in the accompanying consolidated balance sheets.

    During the third quarter of fiscal 1999, the Company entered into sale-leaseback transactions whereby the Company sold, and leased back, existing restaurant equipment at 15 of its restaurant locations. Aggregate proceeds of $6,000,000 were used to reduce the Company's Revolving Credit facility. These transactions are being accounted for as financing arrangements. Recorded in the accompanying consolidated balance sheets as of December 30, 2001 and December 31, 2000 are such capital lease obligations, related equipment of $1,218,000 and $3,300,000, respectively, and a deferred gain of approximately $1,279,000 and $3,173,000, respectively, each of which are being recognized over the three year lives of such transactions.

    The Company's minimum future obligations under capital leases as of December 30, 2001 are as follows:

                                                          (AMOUNTS IN THOUSANDS)
                                                          ----------------------
Fiscal 2002.............................................          $4,297
Fiscal 2003.............................................           2,527
Fiscal 2004.............................................           1,917
Fiscal 2005.............................................           1,074
Fiscal 2006.............................................             306
                                                                  ------
Total minimum lease payments............................          10,121
Less amount representing interest.......................           1,079
                                                                  ------
Present value of net minimum lease payments
  (including current portion of $3,783).................           9,042
                                                                  ======

(12) EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with its Chief Executive Officer and two senior officers. The agreements, as amended, are terminable by the Company upon 60 months and 36 months prior notice, respectively. The Company is a party to change of control agreements with its Chief Executive Officer and seven other senior officers which grant these employees the right to receive up to approximately three times their total compensation (as computed under the Internal Revenue Code) if there is a change in control of the Company and termination of their employment during a specified period by the Company without cause or by such officer with good reason.

(13) EMPLOYEE BENEFIT PLANS

    Employees of the Company and its subsidiaries who are over the age of 21 and who have completed one year of service are eligible for voluntary participation in a profit sharing plan. Employer contributions to the plan are made at the discretion of the Board of Directors. Employer contributions for fiscal 2001, 2000 and 1999 were approximately $406,000, $734,000, and $523,000, respectively.

(14) LEGAL MATTERS AND CONTINGENCIES

    During fiscal 1998, the Company identified several underperforming Bertolini's restaurants and authorized a plan for the closure or abandonment of specified restaurants which have all been closed. The Company is involved in legal action relating to certain closures, however, the Company does not believe that the ultimate resolution of these actions will have a material effect beyond that recorded during fiscal 1998.

    The Company is also involved in other various legal actions incidental to the normal conduct of its business. Management does not believe that the ultimate resolution of these actions will have a material adverse effect on the Company's consolidated financial position, equity, results of operations, liquidity and capital resources.

(15) UNAUDITED QUARTERLY FINANCIAL DATA

    The following is a summary of unaudited quarterly operating results:

    (amounts in thousands, except per share data)

                                                 FIRST      SECOND     THIRD      FOURTH
FISCAL YEAR 2001                                QUARTER    QUARTER    QUARTER    QUARTER     TOTAL
----------------                                --------   --------   --------   --------   --------
Revenues......................................  $66,342    $57,006    $52,274    $61,490    $237,112
Gross Profits*................................   15,839     10,919      6,653     13,646      47,057
Net income (loss).............................    2,744     (1,535)    (1,952)     1,732         989
Net income (loss) per share:
  Basic.......................................     0.66      (0.37)     (0.47)      0.41        0.24
  Diluted.....................................  $  0.62    $ (0.37)   $ (0.47)   $  0.41    $   0.23

                                                 FIRST      SECOND     THIRD      FOURTH
FISCAL YEAR 2000                                QUARTER    QUARTER    QUARTER    QUARTER     TOTAL
----------------                                --------   --------   --------   --------   --------
Revenues......................................  $63,595    $58,600    $56,314    $69,873    $248,382
Gross Profits*................................   15,821     13,847     11,250     17,660      58,578
Net income....................................    3,051      2,109        925      3,977      10,062
Net income per share:
  Basic.......................................     0.60       0.45       0.21       0.96        2.20
  Diluted.....................................  $  0.58    $  0.43    $  0.20    $  0.91    $   2.12

*   Revenues less Food and beverage costs and Restaurant operating expenses.

    Net income per share for each of the quarters are based on weighted-average number of shares outstanding in each period. Therefore, the sum of the quarters in a year does not necessarily equal the year's income per share.

(16) SUBSEQUENT EVENTS (UNAUDITED)

    On March 26, 2002, the Company entered into a definitive merger agreement ("Merger Agreement") providing for the acquisition of the Company by an affiliate of Castle Harlan, Inc., a New York based private equity investment firm. Under the terms of the Merger Agreement, the Company's stockholders will receive $12.60 in cash for each share of common stock. Completion of the merger is subject to various closing conditions including, but not limited to, approval of the Company's stockholders and customary industry regulatory approvals, receipt of third party consents and achievement of a minimum level of earnings. There can be no assurance that these or other conditions to the merger will be satisfied or that the merger will be completed. If the merger is not completed for any reason, it is expected that the current management of the Company, under the direction of the Board of Directors, will continue to manage the Company as an ongoing business. The Company has also entered into an amendment to its Credit Agreement which allows for the transactions contemplated under the merger; however, this amendment will only become effective upon the completion of the merger. The merger is currently expected to be completed in early summer of 2002.

    In addition, on March 26, 2002, the Company amended the Rights Plan to, among other things, provide that the rights under the Rights Plan will not become exercisable as a result of the Merger Agreement and the transactions contemplated thereby, and that the Rights Plan will be terminated simultaneously with the consummation of the merger (see Note 8).

    On or about March 27, 2002, several substantially similar civil actions were commenced in the Court of Chancery in the State of Delaware in New Castle County by purported stockholders of the Company. The plaintiff in each action seeks to represent a putative class consisting of the public stockholders of the Company. Named as defendants in each of the complaints are the Company, the members of the Company's Board of Directors and Castle Harlan, Inc. The complaints allege, among other things, that the proposed merger is unfair and that the Company's directors breached their fiduciary duties in connection with the previously-announced entry into the Merger Agreement. The complaints seek an injunction, damages and other relief. The Company believes that the allegations in the complaints are without merit and intends to contest the matters vigorously.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

    None.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

    The following table sets forth information with respect to each member of the Company's Board of Directors.

                                                                                            YEAR TERM EXPIRES
NAME                                     AGE                   DIRECTOR SINCE                   AND CLASS
----                                   --------   ----------------------------------------  -----------------
Allen J. Bernstein...................     56      December 1988                                2004 Class 3
Thomas J. Baldwin....................     46      November 1998                                2004 Class 3
John K. Castle.......................     61      December 1988                                2004 Class 3
Lee M. Cohn..........................     54      August 1997                                  2002 Class 1
Dianne H. Russell....................     58      May 1993                                     2002 Class 1
Alan A. Teran........................     56      May 1993                                     2002 Class 1
                                                  February 2001;
Robert L. Barney.....................     65      December 1991-August 1997                    2003 Class 2
Dr. John J. Connolly.................     62      October 1994                                 2003 Class 2
David B. Pittaway....................     50      December 1988                                2003 Class 2

    Allen J. Bernstein has been chairman of the board of the Company since October 1994 and chief executive officer and a director of the Company since December 1988. He has been president of the Company since September 1997 and was previously president of the Company from December 1988 through October 1994.
Mr. Bernstein has worked in various aspects of the restaurant industry since 1970. Mr. Bernstein is also a director of Dave and Busters, Inc., Charlie Browns Acquisition Corp., Luther's Acquisition Corp., Wilshire Restaurant Group, Inc. and McCormick and Schmick Holdings LLC, the last four of which are owned by an affiliate of Castle Harlan, Inc.

    Thomas J. Baldwin was elected a director of the Company in November 1998 and executive vice president in January 1997. He previously served as senior vice president, finance of the Company since June 1992, and vice president, finance since December 1988. In addition, Mr. Baldwin has been chief financial officer, assistant secretary and treasurer of the Company since December 1988. His previous experience includes seven years at General Foods Corp., now a subsidiary of Kraft General Foods / Philip Morris Companies, Inc., where he worked in various financial management and accounting positions, and two years at Citicorp where he served as Vice President responsible for strategic planning and financial analysis at a major corporate banking division. Mr. Baldwin is currently a director of Charlie Browns Acquisition Corp., which is owned by an affiliate of Castle Harlan, Inc. Mr. Baldwin is a licensed certified public accountant in the State of New York.

    John K. Castle has been a director of the Company since December 1988.
Mr. Castle has been chairman, controlling stockholder and a director of Castle Harlan, Inc. since 1987 and of Castle Harlan Partners III, G.P., Inc. since 1997. Mr. Castle is also chairman and chief executive officer of Branford Castle, Inc., an investment company formed in 1986, located at 150 East 58th Street, New York, New York 10155. Immediately prior to forming Castle
Harlan, Inc., Mr. Castle was president and chief executive officer and a director of Donaldson Lufkin & Jenrette, Inc., one of the nation's leading investment banking firms. Mr. Castle is a director of Sealed Air Corporation, American Achievement Corporation, AdobeAir, Inc., Wilshire Restaurant
Group, Inc., Equipment Support Services, Inc. and a managing director of Statia Terminals Group, N.V. Mr. Castle is a member of the Corporation of the Massachusetts Institute of Technology and is also a trustee of the New York-Presbyterian Hospital, Inc. and the Whitehead Institute of Biomedical Research. Formerly, Mr. Castle was a director of The Equitable Life Assurance Society of the United States and the New York Medical College (for 11 years he was chairman of the board).

    Lee M. Cohn has been a director of the Company since August 1997. Mr. Cohn co-founded and has been the chief executive officer of Big 4 Restaurants, Inc., located at 16601 North Pima Road,

Scottsdale, Arizona 85260, since 1973. Mr. Cohn has served on the boards of Valley Big Brothers and the Phoenix Ballet Company and is an active member of The Phoenix Thunderbirds, The Fiesta Bowl Committee and the Young Presidents Organization. Mr. Cohn is a director of Luther's Acquisition Corp. and Wilshire Restaurant Group, Inc., which are owned by an affiliate of Castle Harlan, Inc.

    Dianne H. Russell has been a director of the Company since May 1993.
Ms. Russell is a senior vice president and regional managing director of the Technology and Life Sciences Division of Comerica Bank (formerly Imperial Bank) in Boston, one of the Company's lenders, located at 100 Federal Street, Boston, Massachusetts 02110, heading the Northeast Region. Formerly, Ms. Russell was president of Hyde Boston Capital, a financial consulting company, since January 1992, and before that, a senior vice president and department executive at BankBoston, N.A., a national bank, where she was employed from 1975 to 1991. Ms. Russell is the chairman of the Financial Advisory Board of the Commonwealth of Massachusetts.

    Alan A. Teran has been a director of the Company since May 1993. Mr. Teran was the president of Cork 'N Cleaver Restaurants from 1975 to 1981. Since 1981, Mr. Teran has been a principal in private restaurant businesses. Mr. Teran is currently a director of Good Times, Inc. and Charlie Browns Acquisition Corp., an affiliate of Castle Harlan, Inc., and previously served on the board of Boulder Valley Bank and Trust.

    Robert L. Barney has been a director of the Company since February 2001.
Mr. Barney previously served as a director of the Company from December 1991 through August 1997. Mr. Barney was the chairman of Wendy's International, Inc., a restaurant company, from February 1982 to May 1990, and its chief executive officer from September 1982 to February 1989. Since September 1994, Mr. Barney has been the president and owner of Rolling Meadows Golf Club, Inc. which runs a golf course.

    Dr. John J. Connolly has been a director since October 1994. He is the president and chief executive officer of Castle Connolly Medical Ltd., located at 42 West 24th Street, New York, New York 10010, since 1992. He previously served as president and chief executive officer of New York Medical College for over ten years. He serves on the President's Advisory Council of the United Hospital Fund, as a director of Funding First and as a director of the New York Business Group on Health. He also has served as chairman of the Board of Trustees of St. Francis Hospital in Poughkeepsie and as a member of the Board of Trustees of St. Agnes Hospital in White Plains. He is a fellow of the New York Academy of Medicine and is a founder and past chairman of the American Lyme Disease Foundation. Dr. Connolly serves as a trustee emeritus and past chairman of the board of the Culinary Institute of America and director of the Westchester County Association. Dr. Connolly also presently serves as a director of Dearborn Risk Management, Charlie Browns Acquisition Corp., which is an affiliate of Castle Harlan, Inc., Gradipore, Inc. and as chairman and a director of AlphaGene, Inc. (located at 260 West Cummings Park, Woburn, Massachusetts 01801).

    David B. Pittaway has been a director of the Company since December 1988. He was a vice president from December 1988 through May 1993 and assistant secretary from May 1988 through September 1993. Mr. Pittaway is currently the senior managing director, senior vice president and secretary of Castle Harlan, Inc. and secretary of Castle Harlan Partners III, G.P. Inc. He has been with Castle Harlan, Inc. since 1987 and with Castle Harlan Partners III, G.P. Inc. since 1997. Mr. Pittaway has been vice president and secretary of Branford
Castle, Inc., an investment company, since October 1986, located at 150 East 58th Street, New York, New York 10155. From 1987 to 1998 he was vice president, chief financial officer and a director of Branford Chain, Inc., a marine wholesale company, located at 150 East 58th Street, New York, New York 10155, where he is now a director and vice chairman. Prior thereto, Mr. Pittaway was vice president of strategic planning and assistant to the president of Donaldson Lufkin & Jenrette, Inc. Mr. Pittaway is also a director of American Achievement Corporation, Equipment Support Services, Inc., Charlie Browns Acquisition Corp., Luther's Acquisition Corp., Wilshire Restaurant Group, Inc., McCormick and Schmick Holdings LLC, and The Dystrophic Epidermolysis Bullosa Research Association of America, Inc. and a managing director of Statia Terminals Group, N.V.

REPORTING UNDER SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and greater than 10% stockholders are required to furnish the Company with copies of all Forms 3, 4 and 5 that they file. Based solely on the Company's review of the copies of such Forms it has received and written representations from certain reporting persons that they were not required to file Forms 5 for specified fiscal years, the Company believes that all of its executive officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them during the Company's fiscal year ended December 30, 2001.

See also Item 4A, "Executive Officers of the Registrant" in Part I of the Annual Report on Form 10-K filed with the SEC March 29, 2002.

ITEM 11. EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth, for the Company's last three fiscal years (ended December 30, 2001, December 31, 2000 and January 2, 2000, respectively), the compensation of those persons who were, at December 30, 2001, (i) the chief executive officer, and (ii) the other four most highly compensated executive officers of the Company (together the "Named Officers"):

                                                                              LONG TERM
                                                                             COMPENSATION
                                                                                AWARDS
                                                                             ------------
                                               ANNUAL COMPENSATION (1)        SECURITIES
                                            ------------------------------    UNDERLYING      ALL OTHER
                                                        SALARY     BONUS       OPTIONS      COMPENSATION
NAME AND PRINCIPAL POSITION                   YEAR       ($)        ($)          (#)             ($)
---------------------------                 --------   --------   --------   ------------   -------------
Allen J. Bernstein.......................     2001     $675,500   $478,000          --      $44,811(2)(3)
  Chairman of the Board, President            2000     $649,519   $375,000      65,000      $43,761(4)(5)
  and Chief Executive Officer                 1999     $625,000   $350,000      65,000      $43,121(6)(7)

Thomas J. Baldwin........................     2001     $265,788   $200,000          --      $ 4,550(2)(3)
  Executive Vice President, Chief
    Financial                                 2000     $254,807   $175,000      30,000      $ 3,500(4)(5)
  Officer, Assistant Secretary and
    Treasurer                                 1999     $244,923   $160,000      30,000      $ 2,860(6)(7)

Allan C. Schreiber.......................     2001     $187,846   $150,000          --      $ 4,550(2)(3)
  Senior Vice President, Development          2000     $179,865   $105,000       6,500      $ 3,500(4)(5)
                                              1999     $172,615   $ 90,000       6,500      $ 2,860(6)(7)

Klaus W. Fritsch.........................     2001     $174,269   $120,000          --      $ 1,979(2)(3)
  Vice Chairman and Co-Founder, Morton's      2000     $155,769   $100,000       7,000      $ 3,745(4)(5)
  of Chicago, Inc.                            1999     $149,307   $150,000       7,000      $ 2,560(7)

John T. Bettin...........................     2001     $249,616   $150,000          --      $ 4,610(2)(3)
  President, Morton's of Chicago, Inc.        2000     $239,647   $140,000      10,000      $ 3,542(4)(5)
                                              1999     $229,826   $ 55,000      10,000           --

------------------------

 (1) Includes cash bonuses paid in the referenced fiscal year with respect to services rendered in the prior fiscal year. Excludes cash bonuses paid in the following fiscal year with respect to services rendered in the referenced fiscal year. No cash bonuses were paid in 2002 with respect to services rendered in 2001.

 (2) Represents or includes the dollar value of insurance premiums paid by the Company with respect to term life insurance for the benefit of: Allen J. Bernstein ($40,561), Thomas J. Baldwin ($300), Allan C. Schreiber ($300), Klaus W. Fritsch ($642) and John T. Bettin ($360).

 (3) Includes employer contributions made by the Company pursuant to the Morton's Group Profit Sharing and Cash Accumulation Plan and Trust (the "Morton's Plan"), which is a retirement plan intended to be qualified under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended, for the benefit of: Allen J. Bernstein ($4,250), Thomas J. Baldwin ($4,250), Allan C. Schreiber ($4,250), Klaus W. Fritsch ($1,337) and John
     T. Bettin ($4,250).

 (4) Represents or includes the dollar value of insurance premiums paid by the Company with respect to term life insurance for the benefit of: Allen J. Bernstein ($40,561), Thomas J. Baldwin ($300), Allan C. Schreiber ($300), Klaus W. Fritsch ($545) and John T. Bettin ($342).

 (5) Includes employer contributions made by the Company pursuant to the Morton's Plan, which is a retirement plan intended to be qualified under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended, for the benefit of: Allen J. Bernstein ($3,200), Thomas J. Baldwin ($3,200), Allan C. Schreiber ($3,200), Klaus W. Fritsch ($3,200) and John
     T. Bettin ($3,200).

 (6) Represents or includes the dollar value of insurance premiums paid by the Company with respect to term life insurance for the benefit of: Allen J. Bernstein ($40,561), Thomas J. Baldwin ($300), and Allan C. Schreiber ($300).

 (7) Includes employer contributions made by the Company pursuant to the Morton's Plan, for the benefit of: Allen J. Bernstein ($2,560), Thomas J. Baldwin ($2,560), Allan C. Schreiber ($2,560), and Klaus W. Fritsch ($2,560).

OPTIONS GRANTED IN LAST FISCAL YEAR

    No stock options were granted to the Named Officers during fiscal 2001.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    The following table sets forth, for fiscal 2001, information concerning the exercise of options by the Named Officers and the value of unexercised options of the Named Officers:

                                                            NUMBER OF SECURITIES       VALUE OF UNEXERCISED IN-THE-
                                                           UNDERLYING UNEXERCISED         MONEY OPTIONS AT FY-END
                              SHARES                        OPTIONS AT FY-END (#)                 ($)(1)
                           ACQUIRED ON       VALUE       ---------------------------   -----------------------------
NAME                       EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                       ------------   ------------   -----------   -------------   ------------   --------------
Allen J. Bernstein.......          --             --       258,750        191,250         $93,250           $0
Thomas J. Baldwin........          --             --        65,500         85,500         $ 5,344           $0
Allan C. Schreiber.......          --             --        36,875         19,125         $     0           $0
Klaus W. Fritsch.........      10,000       $138,000        26,850         19,850         $ 7,125           $0
John T. Bettin...........          --             --        27,500         42,500         $     0           $0

------------------------

 (1) Based upon the closing sale price of $11.30 per share of the Company's Common Stock on December 30, 2001 on the New York Stock Exchange and calculated net of the respective option exercise price.

    The Company has not awarded stock appreciation rights to any employee and has no long term incentive plans, as that term is defined in the regulations of the SEC. The Company has a stock option plan and bonus plans. During fiscal 2001, the Company did not adjust or amend the exercise price of stock options awarded to the Named Officers, whether through amendment, cancellation or replacement grants, or other means. Also, the Company presently has no defined benefit or actuarial plans covering any employees of the Company.

COMPENSATION OF DIRECTORS

    Each non-officer director of the Company is entitled to receive directors' fees at the rate of $15,000 per year. All directors are reimbursed for actual expenses incurred in connection with attendance at meetings of the Board of Directors or committees of the Board.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL CONTRACTS

    EMPLOYMENT AGREEMENTS

    Pursuant to the Second Amended and Restated Employment Agreement dated as of February 28, 1995, as amended on October 1, 1998, between the Company and Allen
J. Bernstein, Mr. Bernstein serves as Chairman of the Board, President and Chief Executive Officer of the Company. His current annual base salary of $676,000 is subject to minimum adjustments based upon increases in the Consumer Price Index for Urban Wage Earners and Clerical Workers. In addition, Mr. Bernstein is eligible to receive an annual bonus of up to 120% of his base salary based upon the Company attaining a profitability target, which in the discretion of the Board of Directors may be based on net income, operating income, net cash flow (adjusted for nonrecurring items) or any other basis it considers appropriate. Mr. Bernstein's employment agreement is terminable by the Company upon 60 months written notice or at any time for Cause (as defined in his employment agreement) and by Mr. Bernstein in the event of non-payment of amounts due under the agreement or if he is assigned duties inconsistent with his capacity as Chief Executive Officer of the Company. In the event of such a termination by Mr. Bernstein or in the event of a termination by the Company for any reason other than Cause, death or disability, Mr. Bernstein is entitled to receive either (i) severance pay for a 60 month period following such termination or the delivery of the Company's notice of termination (the "Measuring Date"), in an amount equal to his base salary, a pro-rated bonus for the year of termination plus continuance of certain fringe benefits or (ii) at Mr. Bernstein's election (the "Election"), a lump-sum payment equal to 60 multiplied by $67,800. Upon
Mr. Bernstein's acquisition of alternative employment, the Company's monthly obligation to Mr. Bernstein will be reduced to $50,600 (if Mr. Bernstein has not made the Election). If, however, Mr. Bernstein had made the Election and acquires alternative employment, he shall repay to the Company an amount equal to the product of $17,366 and a number equaling the difference between 60 and the number of months between the Measuring Date and the date Mr. Bernstein commences such new employment.

    Pursuant to the Employment Agreement dated as of March 1, 2001, between the Company and Thomas J. Baldwin, Mr. Baldwin serves as Executive Vice President and Chief Financial Officer of the Company. His current annual base salary of $266,000 is subject to minimum adjustments based upon increases in the Consumer Price Index for Urban Wage Earners and Clerical Workers. In addition,
Mr. Baldwin is eligible to receive an annual bonus in the sole discretion of the Company. Mr. Baldwin's employment agreement is terminable by the Company upon 36 months written notice or at any time for Cause (as defined in his employment agreement) and by Mr. Baldwin in the event of non-payment of amounts due under the agreement or if he is assigned duties inconsistent with his capacity as Chief Financial Officer of the Company. In the event of such a termination by Mr. Baldwin or in the event of a termination by the Company for any reason other than Cause, death or disability, Mr. Baldwin is entitled to receive a lump sum payment equal to three multiplied by $346,332. Upon Mr. Baldwin's acquisition of alternative employment he shall repay to the Company an amount equal to the product of $7,392 and a number equaling the difference between 36 and the number of months between the date of such a termination by Mr. Baldwin or delivery of the Company's notice of termination and the date Mr. Baldwin commences such new employment. In the event of a change of control, the amounts payable to Mr. Baldwin under his Employment Agreement are subject to reduction to the extent the total amount received under the Employment Agreement and any other agreement by reason of a change of control would constitute a "parachute payment" under Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

    Pursuant to the Employment Agreement dated as of March 1, 2001, between the Company and Agnes Longarzo, Ms. Longarzo serves as Vice President, Administration and Secretary of the Company. Her current annual base salary of $125,000 is subject to minimum adjustments based upon increases in the Consumer Price Index for Urban Wage Earners and Clerical Workers. In addition,
Ms. Longarzo is eligible to receive an annual bonus in the sole discretion of the Company. Ms. Longarzo's employment agreement is terminable by the Company upon 36 months written notice or at any time for Cause (as defined in her employment agreement) and by Ms. Longarzo in the event of non-payment of amounts due under the agreement or if she is assigned duties inconsistent with her capacity as Vice President, Administration of the Company. In the event of such a termination by Ms. Longarzo or in the event of a termination by the Company for any reason other than Cause, death or disability, Ms. Longarzo is entitled to receive a lump sum payment equal to three multiplied by $162,750. Upon
Ms. Longarzo's acquisition of alternative employment she shall repay to the Company an amount equal to the product of $3,472 and a number equaling the difference between 36 and the number of months between the date of such a termination by Ms. Longarzo or delivery of the Company's notice of termination and the date Ms. Longarzo commences such new employment. In the event of a change of control, the amounts payable to Ms. Longarzo under her Employment Agreement are subject to reduction to the extent the total amount received under the Employment Agreement and any other agreement by reason of a change of control would constitute a "parachute payment" under Section 280G(b)(2) of the Internal Revenue Code.

    CHANGE OF CONTROL AGREEMENTS

    The Company has entered into change of control agreements with Allen J. Bernstein, Thomas J. Baldwin, Allan C. Schreiber, Agnes Longarzo and one other senior officer, and Morton's of Chicago, Inc. has entered into change of control agreements with Klaus W. Fritsch, John T. Bettin and one other officer (collectively, the "Change of Control Agreements"). Each Change of Control Agreement has a three-year term, subject to automatic renewal for additional three-year periods on each anniversary of the Change of Control Agreement unless the Company or Morton's of Chicago, Inc., as applicable, gives the officer at least 60 days' prior notice that the Change of Control Agreement will not be so extended. Pursuant to each Change of Control Agreement, the Company or Morton's of Chicago, Inc., as applicable, agrees to continue the officer in its employ for a three-year period (the "Continuation Period") following a "Change of Control" (as is defined in the applicable Change of Control Agreement). If, during the Continuation Period, the officer's employment is terminated by the Company or Morton's of Chicago, Inc., as applicable, other than for "Cause" (as defined in the applicable Change of Control Agreement) or if the officer terminates employment with the Company or Morton's of Chicago, Inc., as applicable, for "Good Reason" (as defined in the applicable Change of Control Agreement), the Company or Morton's of Chicago, Inc., as applicable, is required to make a cash lump sum payment to the officer equal to 2.99 times the officer's base amount, as computed under the Internal Revenue Code, less any severance payments payable to such officer pursuant to employment agreements, where applicable; subject to reduction to the extent the total amount received by the officer under the Change of Control Agreement and any other agreement by reason of a Change of Control would constitute a "parachute payment" under Section 280G(b)(2) of the Internal Revenue Code. In addition, for a period of at least three years after such termination, the Company or Morton's of Chicago, Inc., as applicable, is required to continue to provide the officer with welfare benefits similar to those received by the officer when employed by the Company or Morton's of Chicago, Inc., as applicable. In general, an officer's base amount as used above is the average annual compensation included in the gross income of such officer for the most recent five taxable years ending before a Change of Control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation and Stock Option Committee of the Board of Directors consists of John K. Castle, Lee M. Cohn and Dr. John J. Connolly. No member of the Compensation and Stock Option Committee is a former or current officer or employee of the Company or any of its subsidiaries.

    On March 26, 2002, the Company entered into an Agreement and Plan of Merger with Morton's Holdings, LLC (formerly Morton's Holdings, Inc., "Morton's Holdings") and Morton's Acquisition Company ("Morton's Acquisition"). If the Company's stockholders approve and adopt the merger agreement and approve the merger, and the merger is completed: (a) Morton's Acquisition, a wholly owned subsidiary of Morton's Holdings, will be merged with and into the Company, with the Company as the surviving corporation; (b) each issued and outstanding share of the Company's common stock will be converted into the right to receive $12.60 in cash without interest (other than shares held by the Company or any of the Company's subsidiaries, held in the Company's treasury, or held by Morton's Holdings or Morton's Acquisition, or shares held by Morton's stockholders who perfect their appraisal rights under Delaware law); and (c) the Company will continue its operations, but as a privately held company. Castle Harlan Partners III, L.P. ("CHP") beneficially owns 100% of the outstanding membership interests of Morton's Holdings. Directors John K. Castle and David B. Pittaway are executive officers of certain affiliates of CHP and each has an indirect financial interest in Morton's Holdings.

    Except as set forth above and as set forth below under the caption "Certain Relationships and Related Transactions," there are no other relationships among the Company, the Company's executive officers, members of the Compensation and Stock Option Committee or entities whose executives serve on the Board of Directors or the Compensation and Stock Option Committee that require disclosure under applicable SEC regulations.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information as of April 17, 2002, with respect to the beneficial ownership of the Company's Common Stock of each director, each named executive officer in the summary compensation table under "Executive Compensation," all executive officers and directors as a group, and each person known by the Company to be the beneficial owner of 5% or more of the Company's Common Stock. This information is based upon information received from or on behalf of the named individuals or entities. The address of each of the directors and executive officers is c/o Morton's Restaurant Group, Inc., 3333 New Hyde Park Road, New Hyde Park, New York 11042. The addresses for the other 5% beneficial owners of the Company's common stock are as follows: FMR Corp., 82 Devonshire Street, Boston, Massachusetts 02109; Capital Research & Management Co., 333 South Hope Street, Los Angeles, California 90071; Goldman, Sachs & Co., 32

Old Slip, New York, New York 10005 and BFMA Holding Corporation, 50 East Sample Road, Suite 400, Pompano Beach, Florida 33064.

                                                              BENEFICIAL
                                                                NUMBER     OWNERSHIP
                                                                  OF       PERCENT OF
BENEFICIAL OWNER                                              SHARES(1)     TOTAL(2)
----------------                                              ----------   ----------
Allen J. Bernstein(3).......................................    528,705       11.82%
Thomas J. Baldwin(3)........................................    110,500        2.59%
Allan C. Schreiber(3).......................................     39,750           *
Klaus W. Fritsch(3).........................................     39,525           *
John T. Bettin(3)...........................................     27,500           *
John K. Castle..............................................      5,178           *
Dr. John J. Connolly........................................        400           *
Dianne H. Russell...........................................        500           *
David B. Pittaway...........................................      3,132           *
Lee M. Cohn.................................................      1,500           *
Robert L. Barney............................................          0           *
Alan A. Teran...............................................        560           *
FMR Corp.(4)(6).............................................    784,800       18.75%
BFMA Holding Corp.(4).......................................    573,900       13.71%
Capital Research and Management Company(4)..................    396,000        9.46%
Goldman, Sachs & Co.(4).....................................    241,862        5.78%
Morton's Directors and Executive Officers as a Group
  (14 Persons)(5)...........................................    792,275       16.93%

------------------------

  * Represents less than 1%.

 (1) Unless otherwise noted, the beneficial owners listed have sole voting and investment power over the shares listed.

 (2) Percent of Class based upon 4,184,711 outstanding shares of common stock plus, for those persons who hold options to acquire shares of common stock, the number of shares of common stock beneficially owned by such person as of June 16, 2002.

 (3) Includes beneficial ownership of shares of common stock issuable upon exercise of outstanding incentive stock options issued under the Morton's Restaurant Group, Inc. 2000 Stock Option Plan ("Stock Option Plan") as follows: Thomas J. Baldwin (77,000), John T. Bettin (27,500), Allen J. Bernstein (287,500), Klaus W. Fritsch (29,525) and Allan C. Schreiber (39,750). Excludes shares of common stock issuable upon exercise of incentive stock options issued under the Stock Option Plan which are not exercisable by June 16, 2002.

 (4) Shares of common stock beneficially owned by Capital Research and Management Co. ("CRM"), and Goldman, Sachs & Co. ("Goldman") are listed according to reports on Schedule 13G as of December 31, 2001, each of which was filed during February 2002. Shares of common stock beneficially owned by FMR Corp. are listed according to a report on Schedule 13G as of December 31, 2000, which was filed during February 2001. Shares of common stock beneficially owned by BFMA Holding Corporation ("BFMA") are listed according to a report filed on Schedule 13D as of March 21, 2002, filed on March 22, 2002.

    Based upon information set forth in such report on Schedule 13G filed by FMR Corp., FMR Corp. and Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., each of which is the beneficial owner of 784,800 shares or 18.75% of the common stock as a result of acting as an investment advisor to several investment companies. Members of the Edward C. Johnson 3rd family, FMR Corp., through its control of Fidelity, and the aforementioned investment companies each has sole dispositive power over these 784,800 shares. The ownership of two investment companies, Fidelity Advisor Value Strategies Fund and Fidelity Low-Priced Stock Fund, amounted to 424,800 shares or 10.15% and 360,000 shares or 8.60%, respectively, of the common stock. The power to vote such shares resides with the aforementioned investment companies' Boards of Trustees.

    Based upon information set forth in such report on Schedule 13G filed by CRM, CRM has sole dispositive power over 396,000 shares or 9.46% of the common stock as a result of acting as investment advisor to SmallCap World Fund, Inc. which has sole voting power over these 396,000 shares.

    Based upon information set forth in such report on Schedule 13G filed by Goldman, Goldman has sole voting power over 208,144 shares or 4.97% and sole dispositive power over 241,862 shares or 5.78% of the common stock.

    Based upon information set forth in such reports on Schedule 13D filed by BFMA, BFMA has sole voting and dispositive power over 488,500 shares or 11.67% of the common stock and shared voting and dispositive power over 56,300 shares, or 1.35%. Barry W. Florescue, president, chief executive officer, director and controlling shareholder of BFMA reports sole voting and dispositive power over 517,600 shares or 12.27% of the common stock, shared voting and dispositive power over 56,300 shares or 1.35% of the common stock and aggregate beneficial ownership of 573,900 shares or 13.71% of the common stock.

 (5) Includes beneficial ownership of 496,300 shares of common stock issuable in the aggregate upon exercise of outstanding incentive and non-qualified stock options issued under Company's the stock option plan to officers of the Company. Excludes shares of common stock issuable upon exercise of incentive and non-qualified stock options issued under the stock option plan that are not exercisable by June 16, 2002.

 (6) Pursuant to the terms of the Company's amended and restated stockholders rights plan, the rights issued thereunder have not become exercisable as a result of the beneficial ownership held by FMR Corp. exceeding 15%. In accordance with the terms of the rights plan, the rights issued thereunder will not become exercisable upon a stockholder's beneficial ownership exceeding 15% of the outstanding stock of the Company if the increase above 15% is caused by the Company's repurchase of stock. The beneficial ownership of FMR Corp. has increased above 15% as a result of repurchases of stock by the Company. Any further purchases of stock by FMR Corp. would activate the rights plan. The Company has notified FMR Corp. of this fact. Management of FMR Corp. has indicated that it does not intend to purchase any additional shares of stock in the Company. The Company will continue to monitor the beneficial ownership percentages of FMR Corp. and other significant stockholders and notify those stockholders of the possibility of triggering the rights plan.

    On March 26, 2002, the Company entered into an Agreement and Plan of Merger with Morton's Holdings and Morton's Acquisition. If the Company's stockholders approve and adopt the merger agreement and approve the merger, and the merger is completed: (a) Morton's Acquisition, a wholly owned subsidiary of Morton's Holdings, will be merged with and into the Company, with the Company as the surviving corporation; (b) each issued and outstanding share of the Company's common stock will be converted into the right to receive $12.60 in cash without interest (other than shares held by the Company or any of the Company's subsidiaries, held in the Company's treasury, or held by Morton's Holdings or Morton's Acquisition, or shares held by Morton's stockholders who perfect their appraisal rights under Delaware law); and (c) the Company will continue its operations, but as a privately held company.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On October 21, 1996, Fleet National Bank ("Fleet") (formerly known as BankBoston, NA), which was previously the sole provider of the Company's credit facility, as amended, syndicated a portion of the credit facility to Comerica Bank (formerly Imperial Bank). Ms. Dianne Russell is a senior officer of Comerica Bank as well as a director of the Company. Fleet has also syndicated portions of the credit facility to First Union National Bank (formerly First Union Corporation), JPMorgan Chase Bank and LaSalle Bank National Association.

    On March 26, 2002, the Company entered into an Agreement and Plan of Merger with Morton's Holdings and Morton's Acquisition. If the Company's stockholders approve and adopt the merger agreement and approve the merger, and the merger is completed: (a) Morton's Acquisition, a wholly owned subsidiary of Morton's Holdings, will be merged with and into the Company, with the Company as the surviving corporation; (b) each issued and outstanding share of the Company's common stock will be converted into the right to receive $12.60 in cash without interest (other than shares held by the Company or any of the Company's subsidiaries, held in the Company's treasury, or held by Morton's Holdings or Morton's Acquisition, or shares held by Morton's stockholders who perfect their appraisal rights under Delaware law); and (c) the Company will continue its operations, but as a privately held company. CHP beneficially owns 100% of the outstanding membership interests of Morton's Holdings. Directors John K. Castle and David B. Pittaway are executive officers of certain affiliates of CHP and each has an indirect financial interest in Morton's Holdings.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a) The following documents are filed as part of this Annual Report on Form 10-K:

    (1) ALL FINANCIAL STATEMENTS

    The response to this portion of Item 14 is set forth in Item 8 of Part II hereof.

    (2) FINANCIAL STATEMENT SCHEDULES

    Schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

    (3) EXHIBITS

    See accompanying Index to Exhibits. The Company will furnish to any stockholder, upon written request, any exhibit listed in the accompanying Index to Exhibits upon payment by such stockholder of the Company's reasonable expenses in furnishing any such exhibit.

(b)  Reports on Form 8-K:

    None.

(c)  Reference is made to Item 14(a)(3) above.

(d)  Reference is made to Item 14 (a)(2) above.

                                   SIGNATURES

    Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                       MORTON'S RESTAURANT GROUP, INC.
                                                       (REGISTRANT)

Date: June 17, 2002                                    By:            /s/ ALLEN J. BERNSTEIN
                                                            -----------------------------------------
                                                                        Allen J. Bernstein
                                                               CHAIRMAN OF THE BOARD OF DIRECTORS,
                                                              PRESIDENT, AND CHIEF EXECUTIVE OFFICER
                                                                  (PRINCIPAL EXECUTIVE OFFICER)

Date: June 17, 2002                                    By:            /s/ THOMAS J. BALDWIN
                                                            -----------------------------------------
                                                                        Thomas J. Baldwin
                                                            EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL
                                                             OFFICER, ASSISTANT SECRETARY, TREASURER
                                                              AND DIRECTOR (PRINCIPAL FINANCIAL AND
                                                                       ACCOUNTING OFFICER)

    Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Date: June 17, 2002                                    By:            /s/ ALLEN J. BERNSTEIN
                                                            -----------------------------------------
                                                                        Allen J. Bernstein
                                                               CHAIRMAN OF THE BOARD OF DIRECTORS,
                                                              PRESIDENT, AND CHIEF EXECUTIVE OFFICER
                                                                  (PRINCIPAL EXECUTIVE OFFICER)

Date: June 17, 2002                                    By:            /s/ THOMAS J. BALDWIN
                                                            -----------------------------------------
                                                                        Thomas J. Baldwin
                                                            EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL
                                                             OFFICER, ASSISTANT SECRETARY, TREASURER
                                                              AND DIRECTOR (PRINCIPAL FINANCIAL AND
                                                                       ACCOUNTING OFFICER)

    Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated. (Continued)

Date: June 17, 2002                                    By:             /s/ ROBERT L. BARNEY
                                                            -----------------------------------------
                                                                         Robert L. Barney
                                                                             DIRECTOR

Date: June 17, 2002                                    By:               /s/ LEE M. COHN
                                                            -----------------------------------------
                                                                           Lee M. Cohn
                                                                             DIRECTOR

    Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated. (Continued)

Date: June 17, 2002                                    By:            /s/ DIANNE H. RUSSELL
                                                            -----------------------------------------
                                                                        Dianne H. Russell
                                                                             DIRECTOR

Date: June 17, 2002                                    By:              /s/ ALAN A. TERAN
                                                            -----------------------------------------
                                                                          Alan A. Teran
                                                                             DIRECTOR

    Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated. (Continued)

Date: June 17, 2002                                    By:              /s/ JOHN K. CASTLE
                                                            -----------------------------------------
                                                                          John K. Castle
                                                                             DIRECTOR

Date: June 17, 2002                                    By:           /s/ DR. JOHN J. CONNOLLY
                                                            -----------------------------------------
                                                                       Dr. John J. Connolly
                                                                             DIRECTOR

Date: June 17, 2002                                    By:            /s/ DAVID B. PITTAWAY
                                                            -----------------------------------------
                                                                        David B. Pittaway
                                                                             DIRECTOR

                               INDEX TO EXHIBITS

    The following is a list of all exhibits filed as part of this report:

       EXHIBIT
       NUMBER                                     DOCUMENT
---------------------   ------------------------------------------------------------
           2.01         Agreement and Plan of Merger, dated as of March 26, 2002, by and among Morton's Holding's, Inc., Morton's Acquisition
                        Company and Morton's Restaurant Group, Inc. (28)

         3.01(a)        Amended and Restated Certificate of Incorporation of the
                        Registrant.(5)

             (b)        Certificate of Designation for the Preferred Stock issuable pursuant to the Rights Plan.(4)

             (c)        Amendment to the Amended and Restated Certificate of
                        Incorporation of the Registrant.(5)

             (d)        Second Amendment to the Amended and Restated Certificate of
                        Incorporation of the Registrant.(8)

           3.02         Amended and Restated By-Laws of the Registrant, dated
                        January 17, 1995.(4)

         4.01(a)        Specimen Certificate representing the Common Stock, par
                        value $.01 per share including Rights Legend and name change to Morton's Restaurant Group, Inc.(8)

         4.02(a)        Registration Rights Agreement for Common Stock, dated as of
                        July 27, 1989, among the Registrant, BancBoston Capital
                        Inc., Legend Capital Group, L.P., Legend Capital
                        International, Ltd. and Allen J. Bernstein.(1)

             (b)        Amendment to Registration Rights Agreement for Common Stock,
                        dated as of April 1, 1992, among the Registrant, BancBoston
                        Capital Inc., Legend Capital Group, L.P., Legend Capital
                        International, Ltd., Allen J. Bernstein, Castle Harlan, Inc.
                        and certain executive officers of the Registrant.(2)

         4.04(a)        Second Amended and Restated Revolving Credit and Term Loan
                        Agreement, dated June 19, 1995 among the Registrant, The
                        Peasant Restaurants, Inc., Morton's of Chicago, Inc. and The
                        First National Bank of Boston, individually and as agent.(5)

             (b)        First Amendment to the Second Amended and Restated Revolving
                        Credit and Term Loan Agreement, dated February 14, 1996
                        among the Registrant, The Peasant Restaurants, Inc.,
                        Morton's of Chicago, Inc. and The First National Bank of
                        Boston, individually and as agent.(6)

             (c)        Second Amendment to the Second Amended and Restated
                        Revolving Credit and Term Loan Agreement, dated March 5,
                        1996 among the Registrant, The Peasant Restaurants, Inc.,
                        Morton's of Chicago, Inc. and The First National Bank of
                        Boston, individually and as agent.(6)

             (d)        Letter Agreement, dated May 2, 1996, among the Registrant,
                        The Peasant Restaurants, Inc., Morton's of Chicago, Inc. and
                        The First National Bank of Boston, individually and as
                        agent.(7)

             (e)        Third Amendment to the Second Amended and Restated Revolving
                        Credit and Term Loan Agreement, dated June 28, 1996 among
                        the Registrant, The Peasant Restaurants, Inc., Morton's of
                        Chicago, Inc. and The First National Bank of Boston,
                        individually and as agent.(8)

       EXHIBIT
       NUMBER                                     DOCUMENT
---------------------   ------------------------------------------------------------
             (f)        Fourth Amendment to the Second Amended and Restated
                        Revolving Credit and Term Loan Agreement, dated December 26,
                        1996 among the Registrant, The Peasant Restaurants, Inc.,
                        Morton's of Chicago, Inc. and The First National Bank of
                        Boston, individually and as agent.(10)

             (g)        Fifth Amendment to the Second Amended and Restated Revolving
                        Credit and Term Loan Agreement, dated December 31, 1996
                        among the Registrant, The Peasant Restaurants, Inc.,
                        Morton's of Chicago, Inc. and The First National Bank of
                        Boston, individually and as agent.(10)

             (h)        Sixth Amendment to the Second Amended and Restated Revolving
                        Credit and Term Loan Agreement, dated February 6, 1997 among the Registrant, The Peasant Restaurants, Inc., Morton's of
                        Chicago, Inc. and The First National Bank of Boston,
                        individually and as agent.(10)

             (i)        Seventh Amendment to the Second Amended and Restated
                        Revolving Credit and Term Loan Agreement, dated June 27,
                        1997 among the Registrant, Peasant Holding Corp., Morton's of Chicago, Inc. and BankBoston, N.A., individually and as agent.(11)

             (j)        Eighth Amendment to the Second Amended and Restated
                        Revolving Credit and Term Loan Agreement, dated February 12,
                        1998 among the Registrant, Peasant Holding Corp., Morton's of Chicago, Inc. and BankBoston, N.A., individually and as agent.(12)

             (k)        Letter Agreement, dated April 6, 1998, among BankBoston,
                        N.A. and the Registrant regarding an Extendible Swap
                        Transaction.(13)

             (l)        Letter Agreement, dated May 29, 1998, among BankBoston, N.A.
                        and the Registrant regarding an Extendible Swap
                        Transaction.(14)

             (m)        Ninth Amendment to the Second Amended and Restated Revolving
                        Credit and Term Loan Agreement, dated September 25, 1998
                        among the Registrant, Peasant Holding Corp., Morton's of
                        Chicago, Inc. and BankBoston, N.A., individually and as
                        agent.(15)

             (n)        Tenth Amendment to the Second Amended and Restated Revolving
                        Credit and Term Loan Agreement, dated November 18, 1998
                        among the Registrant, Peasant Holding Corp., Morton's of
                        Chicago, Inc. and BankBoston, N.A., individually and as
                        agent.(16)

             (o)        Eleventh Amendment to the Second Amended and Restated
                        Revolving Credit and Term Loan Agreement, dated May 20, 1999 among the Registrant, Peasant Holding Corp., Morton's of
                        Chicago, Inc. and BankBoston, N.A., individually and as
                        agent.(18)

             (p)        Twelfth Amendment to the Second Amended and Restated
                        Revolving Credit and Term Loan Agreement, dated June 21,
                        2000 among the Registrant, Peasant Holding Corp., Morton's of Chicago, Inc. and BankBoston, N.A., individually and as agent.(21)

             (q)        Thirteenth Amendment to the Second Amended and Restated
                        Revolving Credit and Term Loan Agreement, dated September
                        29, 2000 among the Registrant, Peasant Holding Corp.,
                        Morton's of Chicago, Inc. and Fleet National Bank, individually and as agent.(22)

             (r)        Instrument of Adherence to the Second Amended and Restated
                        Revolving Credit and Term Loan Agreement, dated February 28,
                        2001 among the Registrant, Peasant Holding Corp., Morton's of Chicago, Inc. and Fleet National Bank, individually and as agent.(26)

             (s)        Assignment and Acceptance to the Second Amended and Restated
                        Revolving Credit and Term Loan Agreement, dated March 9,
                        2001 among the Registrant, Peasant Holding Corp., Morton's of Chicago, Inc. and Fleet National Bank, individually and as agent.(26)

       EXHIBIT
       NUMBER                                     DOCUMENT
---------------------   ------------------------------------------------------------
             (t)        Fourteenth Amendment to the Second Amended and Restated
                        Revolving Credit and Term Loan Agreement, dated March 13,
                        2002 among the Registrant, Peasant Holding Corp., Morton's of Chicago, Inc. and Fleet National Bank, individually and as agent.(28)

             (u)        Fifteenth Amendment to the Second Amended and Restated
                        Revolving Credit and Term Loan Agreement, dated March 26,
                        2002 among the Registrant, Peasant Holding Corp., Morton's of Chicago, Inc. and Fleet National Bank, individually and as agent.(28)

        4.05 (a)        Amended and Restated Rights Agreement, dated as of March 22,
                        2001, between the Registrant and EquiServe Trust Company,
                        which includes as Exhibit A thereto the form of Certificate of Designation of Series A Junior Participating Preferred
                        Stock of the Registrant, as Exhibit B thereto the form of
                        Rights Certificate and as Exhibit C thereto the Summary of
                        Rights to Purchase Preferred Stock.(24)

             (b)        First Amendment to the Amended and Restated Rights
                        Agreement, dated as of March 26, 2002, between the Registrant and EquiServe Trust Company, NA.(28)

         10.01+         Morton's of Chicago, Inc. Profit Sharing and Cash
                        Accumulation Plan as Amended Effective January 1, 1989.(4)

          10.02         Commercial Lease, between American National Investor
                        Services, Inc. and Morton's of Chicago, Inc., dated October
                        15, 1992, relating to the executive offices of Morton's
                        located at 350 West Hubbard Street, Chicago, Illinois.(2)

          10.03         Commercial Lease, between X-Cell Realty Associates and the
                        Registrant, dated January 18, 1994 relating to the executive offices of the Registrant located at 3333 New Hyde Park
                        Road, Suite 210, New Hyde Park, New York 11042.(3)

       10.04 (a)+       Change of Control Agreement, dated December 15, 1994,
                        between the Registrant and Allen J. Bernstein.(4)

             (b)+       Amended and Restated Change of Control Agreement, dated
                        March 1, 2001, between the Registrant and Thomas J.
                        Baldwin.(26)

             (c)+ Change of Control Agreement, dated March 1, 2001, between the Registrant and Agnes Longarzo.(26)

             (d)+ Change of Control Agreement, dated March 1, 2001, between the Registrant and Allan C. Schreiber.(26)

             (e)+ Change of Control Agreement, dated March 1, 2001, between the Registrant and Roger J. Drake.(26)

             (f)+       Change of Control Agreement, dated March 1, 2001, between
                        Morton's of Chicago, Inc. and Klaus W. Fritsch.(26)

             (g)+       Change of Control Agreement, dated March 1, 2001, between
                        Morton's of Chicago, Inc. and John T. Bettin.(26)

             (h)+       Change of Control Agreement, dated March 1, 2001, between
                        Morton's of Chicago, Inc. and Ronald M. DiNella.(26)

       10.05 (a)+       Second Amended and Restated Employment Agreement, dated as of February 28, 1995, between the Registrant and Allen J.
                        Bernstein.(4)

             (b)+       Employment Agreement, dated March 1, 2001, between the
                        Registrant and Thomas J. Baldwin.(26)

       EXHIBIT
       NUMBER                                     DOCUMENT
---------------------   ------------------------------------------------------------
             (c)+       Employment Agreement, dated March 1, 2001, between the
                        Registrant and Agnes Longarzo.(26)

         10.06+         Quantum Restaurant Group, Inc. Stock Option Plan.(6)

          10.07         Stock Purchase Agreement, dated as of December 31, 1996, by and among Peasant Holding Corp., Morton's Restaurant Group,
                        Inc., and MRI Acquisition Corporation.(9)

          10.08         Stock Purchase Agreement, dated as of December 31, 1996, by and among Peasant Holding Corp., Morton's Restaurant Group,
                        Inc., and PRI Acquisition Corporation.(9)

          10.09         Promissory Note, dated March 4, 1997, between CNL Financial
                        I, Inc., as Lender, and Morton's of Chicago, Inc.(10)

          10.10         Amended and Restated Promissory Note, dated September 18,
                        1998, among FFCA Acquisition Corporation and Morton's of
                        Chicago/North Miami Beach, Inc., a subsidiary of the Registrant.(15)

         10.11+         First Amendment to the Second Amended and Restated
                        Employment Agreement, dated October 1, 1998, between the
                        Registrant and Allen J. Bernstein.(15)

          10.12         Amended and Restated Promissory Note, dated March 19, 1999, among FFCA Acquisition Corporation and Morton's of
                        Chicago/Scottsdale, Inc., a subsidiary of the
                        Registrant.(17)

          10.13         Amended and Restated Promissory Note, dated March 17, 1999, among FFCA Acquisition Corporation and Bertolini's at
                        Village Square, Inc., a subsidiary of the Registrant.(17)

         10.14+         Form of Indemnification Agreement for Directors and
                        Executive Officers.(20)

         10.15+         Morton's Restaurant Group, Inc. Employee Stock Purchase
                        Plan.(19)

          10.16         Amended and Restated Promissory Note, dated January 31,
                        2000, among FFCA Acquisition Corporation and Morton's of
                        Chicago/Schaumburg, Inc., a subsidiary of the Registrant.(20)

         10.17+         Morton's Restaurant Group, Inc. 2000 Stock Option Plan.(23)

         10.18+ Form of individual non-qualified stock option agreements.(25)

          10.19         Promissory Note, dated March 5, 2001, among FFCA Funding
                        Corporation and Morton's of Chicago/Jacksonville LLC, a subsidiary of the Registrant.(26)

          10.20         Promissory Note, dated March 27, 2001, among FFCA Funding
                        Corporation and Morton's of Chicago/Great Neck LLC, a subsidiary of the Registrant.(26)

          21.01         Subsidiaries of the Registrant.

          23.01 Independent Auditors' consent to the incorporation by reference in the Company's Registration Statement on Form
                        S-8 of the independent auditors' report included in the Company's Annual Report to Stockholders.

------------------------

(1) Included as an exhibit to the Registrant's Registration Statement on Form S-1 (No. 33-45738) and incorporated by reference.

(2) Included as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1992 and incorporated by reference.

(3) Included as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993 and incorporated by reference.

(4) Included as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended January 1, 1995 and incorporated by reference.

(5) Included as an exhibit to the Registrant's Quarterly Report on Form 10-Q, dated July 2, 1995 and incorporated by reference.

(6) Included as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated by reference.

(7) Included as an exhibit to the Registrant's Quarterly Report on Form 10-Q, dated March 31, 1996 and incorporated by reference.

(8) Included as an exhibit to the Registrant's Quarterly Report on Form 10-Q, dated June 30, 1996 and incorporated by reference.

(9) Included as an exhibit to the Registrant's Form 8-K, dated January 6, 1996 and incorporated by reference.

(10) Included as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 29, 1996 and incorporated by reference.

(11) Included as an exhibit to the Registrant's Quarterly Report on Form 10-Q, dated June 29, 1997 and incorporated by reference.

(12) Included as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 28, 1997 and incorporated by reference.

(13) Included as an exhibit to the Registrant's Quarterly Report on Form 10-Q, dated March 29, 1998 and incorporated by reference.

(14) Included as an exhibit to the Registrant's Quarterly Report on Form 10-Q, dated June 28, 1998 and incorporated by reference.

(15) Included as an exhibit to the Registrant's Quarterly Report on Form 10-Q, dated September 27, 1998 and incorporated by reference.

(16) Included as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended January 3, 1999 and incorporated by reference.

(17) Included as an exhibit to the Registrant's Quarterly Report on Form 10-Q, dated April 4, 1999 and incorporated by reference.

(18) Included as an exhibit to the Registrant's Quarterly Report on Form 10-Q, dated July 4, 1999 and incorporated by reference.

(19) Included as an exhibit to the Registrant's Form S-8 dated August 27, 1999 and incorporated by reference.

(20) Included as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended January 2, 2000 and incorporated by reference.

(21) Included as an exhibit to the Registrant's Quarterly Report on Form 10-Q, dated July 2, 2000 and incorporated by reference.

(22) Included as an exhibit to the Registrant's Quarterly Report on Form 10-Q, dated October 1, 2000 and incorporated by reference.

(23) Included as an exhibit to the Registrant's Form S-8 dated November 9, 2000 and incorporated by reference.

(24) Included as an exhibit to the Registrant's Form 8-K dated March 22, 2001 and incorporated by reference.

(25) Included as an exhibit to the Registrant's Form S-8 dated November 9, 2000 and incorporated by reference.

(26) Included as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and incorporated by reference.

(27) Included as an exhibit to the Registrant's Quarterly Report on Form 10-Q, dated April 1, 2001 and incorporated by reference.

(28) Included as an exhibit to the Registrant's Form 8-K, dated March 26, 2002, and incorporated by reference.

+ Management contracts or compensatory plans or arrangements.

                                                                   EXHIBIT 21.01

                         SUBSIDIARIES OF THE REGISTRANT

      NAME                                                          STATE OF INCORPORATION
      ----                                                          ----------------------
  1.  Porterhouse, Inc.                                             Delaware
  2.  Morton's of Chicago, Inc.                                     Illinois
  3.  Morton's of Chicago/Addison, Inc.                             Delaware
  4.  Morton's of Chicago/Atlanta, Inc.                             Illinois
  5.  Morton's of Chicago/Baltimore, Inc.                           Delaware
  6.  Morton's of Chicago/Boca Raton, Inc.                          Delaware
  7.  Morton's of Chicago/Buckhead, Inc.                            Delaware
  8.  Morton's of Chicago/Chicago, Inc.                             Delaware
  9.  Morton's of Chicago/Cincinnati, Inc.                          Delaware
 10.  Morton's of Chicago/Clayton, Inc.                             Delaware
 11.  Morton's of Chicago/Cleveland, Inc.                           Illinois
 12.  Morton's of Chicago/Columbus, Inc.                            Delaware
 13.  Morton's of Chicago/Dallas, Inc.                              Illinois
 14.  Morton's of Chicago/Denver, Inc.                              Illinois
 15.  Morton's of Chicago/Detroit, Inc.                             Delaware
 16.  Morton's of Chicago/Fifth Avenue, Inc.                        Delaware
 17.  Morton's of Chicago/Flamingo Road Corp.                       Delaware
 18.  Morton's of Chicago/Houston, Inc.                             Delaware
 19.  Morton's of Chicago/Miami, Inc.                               Delaware
 20.  Morton's of Chicago/Minneapolis, Inc.                         Delaware
 21.  Morton's of Chicago/Nashville, Inc.                           Delaware
 22.  Morton's of Chicago/North Miami Beach, Inc.                   Delaware
 23.  Morton's of Chicago/Orlando, Inc.                             Delaware
 24.  Morton's of Chicago/Palm Beach, Inc.                          Delaware
 25.  Morton's of Chicago/Palm Desert, Inc.                         Delaware
 26.  Morton's of Chicago/Philadelphia, Inc.                        Illinois
 27.  Morton's of Chicago/Phoenix, Inc.                             Delaware
 28.  Morton's of Chicago/Pittsburgh, Inc.                          Delaware
 29.  Morton's of Chicago/Portland, Inc.                            Delaware
 30.  Morton's of Chicago/Puerto Rico, Inc.                         Delaware
 31.  Morton's of Chicago/Raleigh, Inc.                             Delaware
 32.  Morton's of Chicago/Rosemont, Inc.                            Illinois
 33.  Morton's of Chicago/Sacramento, Inc.                          Delaware
 34.  Morton's of Chicago/San Antonio, Inc.                         Delaware
 35.  Morton's of Chicago/San Diego, Inc.                           Delaware
 36.  Morton's of Chicago/San Francisco, Inc.                       Delaware
 37.  Morton's of Chicago/Santa Ana, Inc.                           Delaware
 38.  Morton's of Chicago/Schaumburg, Inc.                          Delaware
 39.  Morton's of Chicago/Scottsdale, Inc.                          Delaware
 40.  Morton's of Chicago/Seattle, Inc.                             Delaware
 41.  Morton's of Chicago/Virginia, Inc.                            Illinois

      NAME                                                          STATE OF INCORPORATION
      ----                                                          ----------------------
 42.  Morton's of Chicago/Washington, DC, Inc.                      Delaware
 43.  Morton's of Chicago/Washington Square, In                     Delaware
 44.  Morton's of Chicago/West Street, Inc.                         Delaware
 45.  Morton's of Chicago/Westbrook, Inc.                           Illinois
 46.  Morton's, Inc.                                                Illinois
 47.  Porterhouse of Los Angeles, Inc.                              Delaware
 48.  MOCGC Corp.                                                   Virginia
 49.  Addison Steakhouse, Inc.                                      Texas
 50.  Chicago Steakhouse, Inc.                                      Texas
 51.  Houston Steakhouse, Inc.                                      Texas
 52.  San Antonio Steakhouse, Inc.                                  Texas
 53.  Salt Lake City Steakhouse, Inc.                               Utah
 54.  Morton's of Chicago Holding, Inc.                             Delaware
 55.  Morton's of Chicago/Boston LLC                                Delaware
 56.  Arnie Morton's of Chicago/Burbank LLC                         Delaware
 57.  Morton's of Chicago/Charlotte LLC                             Delaware
 58.  Morton's of Chicago/Crystal City LLC                          Delaware
 59.  Morton's of Chicago/Denver Crescent Town                      Delaware
 60.  Arnie Morton's of Chicago/Figueroa LLC                        Delaware
 61.  Morton's of Chicago/Great Neck LLC                            Delaware
 62.  Morton's of Chicago/Hackensack LLC                            Delaware
 63.  Morton's of Chicago/Hartford LLC                              Delaware
 64.  Morton's of Chicago/Honolulu LLC                              Delaware
 65.  Morton's of Chicago/Indianapolis LLC                          Delaware
 66.  Morton's of Chicago/Jacksonville LLC                          Delaware
 67.  Morton's of Chicago/Kansas City LLC                           Delaware
 68.  Morton's of Chicago/King of Prussia                           Delaware
 69.  Morton's of Chicago/LaJolla LLC                               Delaware
 70.  Morton's of Chicago/Louisville LLC                            Delaware
 71.  Morton's of Chicago/New Orleans LLC                           Delaware
 72.  Morton's of Chicago/Pittsburgh LLC                            Delaware
 73.  Morton's of Chicago/Raleigh LLC                               Delaware
 74.  Morton's of Chicago/Reston LLC                                Delaware
 75.  Morton's of Chicago/Richmond LLC                              Delaware
 76.  Morton's of Chicago/Salt Lake City LLC                        Delaware
 77.  Morton's of Chicago/Schaumburg LLC                            Delaware
 78.  Morton's of Chicago/Stamford LLC                              Delaware
 79.  Morton's of Chicago/Wisconsin LLC                             Delaware
 80.  Bertolini's of Costa Mesa LLC                                 Delaware
 81.  Bertolini's of Irvine Center LLC                              Delaware
 82.  Bertolini's of Phillips Place LLC                             Delaware
 83.  Morton's of Chicago Asia (Singapore) Pte L                    Singapore
 84.  Morton's of Chicago (Singapore) Pte Ltd.                      Singapore
 85.  Morton's of Chicago/Hong Kong Limited                         Hong Kong
 86.  Morton's of Chicago/Australia Pty Limited                     Australia

      NAME                                                          STATE OF INCORPORATION
      ----                                                          ----------------------
 87.  Morton's of Chicago/Sydney Pty Limited                        Australia
 88.  Morton's of Chicago/Toronto, Inc.                             Canada
 89.  Morton's of Chicago/Vancouver, Inc.                           Canada
 90.  Morton's of Chicago Mauritius Holding Corp.                   Mauritius
 91.  Morton's of Chicago Kowloon Limited                           Hong Kong
 92.  Peasant Holding Corp.                                         Delaware
 93.  Mick's at Fair Oaks, Inc.                                     Delaware
 94.  Mick's at Annapolis Mall, Inc.                                Delaware
 95.  Mick's at Pennsylvania Ave., Inc.                             Delaware
 96.  Italian Restaurant Holding Corp.                              Delaware
 97.  Bertolini's Restaurants, Inc.                                 Delaware
 98.  Bertolini's of Circle Centre, Inc.                            Delaware
 99.  Bertolini's of Fashion Outlet, Inc.                           Delaware
100.  Bertolini's of King of Prussia, Inc.                          Delaware
101.  Bertolini's of Las Vegas, Inc.                                Delaware
102.  Bertolini's at Market Square, Inc.                            Delaware
103.  Bertolini's of Village Square, Inc.                           Delaware
104.  Bertolini's of WhiteFlint Mall, Inc.                          Delaware
105.  Quantum Restaurant Development Corporati                      Georgia
106.  Santa Fe Steakhouse & Cantina Corp.                           Delaware

                                                                   EXHIBIT 23.01

The Board of Directors
Morton's Restaurant Group, Inc.:

    We consent to incorporation by reference in the registration statement on Form S-8 of Morton's Restaurant Group, Inc. of our report dated January 30, 2002, except as to note 6, which is as of March 13, 2002 relating to the consolidated balance sheets of Morton's Restaurant Group, Inc. and subsidiaries as of December 30, 2001 and December 31, 2000, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 30, 2001, which report is incorporated by reference in the December 30, 2001 annual report on Form 10-K/A of Morton's Restaurant Group, Inc.

KPMG LLP

Melville, New York
June 17, 2002

                                                                      APPENDIX G

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  FORM 10-Q/A
                               (AMENDMENT NO. 1)

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            ------------------------

   /X/     QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934

                 FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2002
                                       OR

   / /     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934

        FOR THE TRANSITION PERIOD FROM ______________ TO ______________

                         COMMISSION FILE NUMBER 1-12692

                            ------------------------

                        MORTON'S RESTAURANT GROUP, INC.
             (Exact name of registrant as specified in its charter)

                          DELAWARE                                      13-3490149
              (State or other jurisdiction of                        (I.R.S. employer
               incorporation or organization)                       identification no.)

3333 NEW HYDE PARK ROAD, SUITE 210, NEW HYDE PARK, NEW YORK                11042
          (Address of principal executive offices)                      (Zip code)

                                  516-627-1515
              (Registrant's telephone number, including area code)

                            ------------------------

    Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes /X/ No / /

    As of May 10, 2002, the registrant had 4,189,711 Shares of its Common Stock, $.01 par value, outstanding.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                MORTON'S RESTAURANT GROUP, INC. AND SUBSIDIARIES

                                     INDEX

                                                                PAGE
                                                              --------
PART I -- FINANCIAL INFORMATION

Item 1. Financial Statements

  Consolidated Balance Sheets as of March 31, 2002 and
    December 30, 2001.......................................     3-4

  Consolidated Statements of Income for the three month
    periods ended March 31, 2002 and April 1, 2001..........       5

  Consolidated Statements of Cash Flows for the three month
    periods ended March 31, 2002 and April 1, 2001..........       6

  Notes to Consolidated Financial Statements................    7-10

Item 2. Management's Discussion and Analysis of Financial
  Condition and Results of Operations.......................   11-16

Item 3. Quantitative and Qualitative Disclosure about Market
  Risk......................................................      16

PART II -- OTHER INFORMATION

Item 1. Legal Proceedings...................................   17-18

Item 4. Submission of Matters to a Vote of Stockholders.....      18

Item 5. Other Information...................................      18

Item 6. Exhibits and Reports on Form 8-K....................      18

Signatures..................................................      19

Item 1. Financial Statements

                MORTON'S RESTAURANT GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                             (AMOUNTS IN THOUSANDS)

                                                               MARCH 31,    DECEMBER 30,
ASSETS                                                           2002           2001
------                                                        -----------   -------------
                                                              (UNAUDITED)
Current assets:
    Cash and cash equivalents...............................   $  5,798       $  4,827
    Accounts receivable.....................................      2,699          3,988
    Income taxes receivable.................................        560            560
    Inventories.............................................      7,616          8,061
    Landlord construction receivables, prepaid expenses and
      other current assets..................................      2,365          2,632
    Deferred income taxes...................................      4,854          4,616
                                                               --------       --------
        Total current assets................................     23,892         24,684
                                                               --------       --------
Property and equipment, at cost:
    Furniture, fixtures and equipment.......................     41,394         41,100
    Leasehold improvements..................................     61,090         60,692
    Land....................................................      6,241          6,241
    Construction in progress................................      1,502            669
                                                               --------       --------
                                                                110,227        108,702
    Less accumulated depreciation and amortization..........     28,075         25,766
                                                               --------       --------
        Net property and equipment..........................     82,152         82,936
                                                               --------       --------
Intangible assets, net of accumulated amortization of $5,072
  at March 31, 2002 and December 30, 2001...................     10,923         10,923
Other assets and deferred expenses, net of accumulated
  amortization of $678 at March 31, 2002 and $649 at
  December 30, 2001.........................................      7,675          7,582
Insurance receivable........................................         --          1,682
Deferred income taxes.......................................      5,985          6,907
                                                               --------       --------
                                                               $130,627       $134,714
                                                               ========       ========

          See accompanying notes to consolidated financial statements.

                MORTON'S RESTAURANT GROUP, INC. AND SUBSIDIARIES

            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                               MARCH 31,    DECEMBER 30,
                                                                 2002           2001
                                                              -----------   -------------
                                                              (UNAUDITED)
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................   $  5,059       $  6,566
  Accrued expenses..........................................     17,905         19,531
  Current portion of obligations to financial institutions
    and capital leases......................................      3,907          4,477
  Accrued income taxes......................................        305             --
                                                               --------       --------
    Total current liabilities...............................     27,176         30,574
                                                               --------       --------

Obligations to financial institutions and capital leases,
  less current maturities...................................     96,993        100,232
Other liabilities...........................................      4,289          4,118
                                                               --------       --------
    Total liabilities.......................................    128,458        134,924
                                                               --------       --------

Commitments and contingencies

Stockholders' equity (deficit):
  Preferred stock, $0.01 par value per share. Authorized
    3,000,000 shares, no shares issued or outstanding.......         --             --
  Common stock, $0.01 par value per share. Authorized
    25,000,000 shares, issued 6,803,801 at March 31, 2002
    and December 30, 2001...................................         68             68
  Nonvoting common stock, $0.01 par value per share.
    Authorized 3,000,000 shares, no shares issued or
    outstanding.............................................         --             --
  Additional paid-in capital................................     63,478         63,478
  Accumulated other comprehensive loss......................       (814)          (907)
  Accumulated deficit.......................................    (13,830)       (16,095)
  Less treasury stock, at cost, 2,621,326 shares at
    March 31, 2002 and 2,624,154 shares at December 30,
    2001....................................................    (46,733)       (46,754)
                                                               --------       --------
    Total stockholders' equity (deficit)....................      2,169           (210)
                                                               --------       --------
                                                               $130,627       $134,714
                                                               ========       ========

          See accompanying notes to consolidated financial statements.

                MORTON'S RESTAURANT GROUP, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                THREE MONTHS ENDED
                                                              ----------------------
                                                              MARCH 31,    APRIL 1,
                                                                 2002        2001
                                                              ----------   ---------
                                                                   (UNAUDITED)
Revenues....................................................    $61,106     $66,342
Food and beverage costs.....................................     21,204      22,670
Restaurant operating expenses...............................     27,365      27,833
Pre-opening costs, depreciation, amortization and non-cash
  charges...................................................      2,437       2,756
General and administrative expenses.........................      3,758       4,932
Marketing and promotional expenses..........................      1,188       2,199
Gain on insurance proceeds..................................      1,318          --
Costs associated with strategic alternatives and proxy
  contest...................................................      1,239          --
Interest expense, net.......................................      1,997       2,032
                                                                -------     -------
    Income before income taxes..............................      3,236       3,920
Income tax expense..........................................        971       1,176
                                                                -------     -------
    Net income..............................................    $ 2,265     $ 2,744
                                                                =======     =======
Net income per share:
  Basic.....................................................    $  0.54     $  0.66
                                                                =======     =======
  Diluted...................................................    $  0.54     $  0.62
                                                                =======     =======
Weighted average shares outstanding:
  Basic.....................................................      4,182       4,158
                                                                =======     =======
  Diluted...................................................      4,182       4,425
                                                                =======     =======

          See accompanying notes to consolidated financial statements.

                MORTON'S RESTAURANT GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (AMOUNTS IN THOUSANDS)

                                                                THREE MONTHS ENDED
                                                              ----------------------
                                                              MARCH 31,    APRIL 1,
                                                                 2002        2001
                                                              ----------   ---------
                                                                   (UNAUDITED)
Cash flows from operating activities:
    Net income..............................................    $ 2,265     $ 2,744
    Adjustments to reconcile net income to net cash provided
      by operating activities:
    Depreciation, amortization and other non-cash charges...      2,150       2,142
    Deferred income taxes...................................        684         997
    Change in assets and liabilities:
      Accounts receivable...................................      1,288       3,537
      Inventories...........................................        448         141
      Prepaid expenses and other assets.....................         44        (380)
      Insurance receivable..................................      1,682          --
      Accounts payable, accrued expenses and other
        liabilities.........................................     (2,598)     (7,079)
      Accrued income taxes..................................        305        (878)
                                                                -------     -------
        Net cash provided by operating activities...........      6,268       1,224
                                                                -------     -------
Cash flows from investing activities:
    Purchases of property and equipment.....................     (1,516)     (3,137)
                                                                -------     -------
        Net cash used by investing activities...............     (1,516)     (3,137)
                                                                -------     -------
Cash flows from financing activities:
    Principal reduction on obligations to financial
      institutions and capital leases.......................     (4,807)     (6,901)
    Proceeds from obligations to financial institutions and
      capital leases........................................      1,000       8,000
    Issuance of treasury stock..............................         21          --
    Net proceeds from issuance of stock.....................         --         254
                                                                -------     -------
        Net cash provided (used) by financing activities....     (3,786)      1,353
                                                                -------     -------
Effect of exchange rate changes on cash.....................          5         (15)
                                                                -------     -------
Net increase (decrease) in cash and cash equivalents........        971        (575)
Cash and cash equivalents at beginning of period............      4,827       2,296
                                                                -------     -------
Cash and cash equivalents at end of period..................    $ 5,798     $ 1,721
                                                                =======     =======

          See accompanying notes to consolidated financial statements.

                MORTON'S RESTAURANT GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        MARCH 31, 2002 AND APRIL 1, 2001

    (1) The accompanying unaudited, consolidated financial statements have been prepared in accordance with instructions to Form 10-Q and, therefore, do not include all information and footnotes normally included in financial statements prepared in conformity with generally accepted accounting principles. They should be read in conjunction with the consolidated financial statements of Morton's Restaurant Group, Inc. (the "Company") for the fiscal year ended December 30, 2001 filed by the Company on Form 10-K with the Securities and Exchange Commission on March 29, 2002.

    The accompanying financial statements are unaudited and include all adjustments (consisting of normal recurring adjustments and accruals) that management considers necessary for a fair presentation of its financial position and results of operations for the interim periods presented. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for the entire year.

    The Company uses a fiscal year which consists of 52 weeks. Approximately every six or seven years, a 53rd week will be added.

RECENT DEVELOPMENTS

    On March 26, 2002, the Company entered into a definitive merger agreement providing for the acquisition of the Company by an affiliate of Castle Harlan Partners III, L.P., a New York based private equity investor. Under the terms of the merger agreement, the Company's stockholders will receive $12.60 in cash for each share of common stock. The merger agreement and the merger are subject to approval by the holders of a majority of the outstanding shares of the Company's common stock, as well as other conditions, including that the parties obtain required governmental consents and approvals (including liquor licenses necessary to maintain continuity of service of alcoholic beverages post-merger), that no court or governmental entity has imposed an order or injunction prohibiting the merger, that the Company has achieved a minimum level of earnings, that the Company has received identified third party consents and approvals (including with respect to certain mortgage financing and equipment leasing contracts) and that no event has occurred that has resulted in or would reasonably be likely to result in a material adverse effect on the Company. There can be no assurance that these or other conditions to the merger will be satisfied or waived or that the merger will be completed. If the merger is not completed for any reason, it is expected that the current management of the Company, under the direction of the Board of Directors, will continue to manage the Company as an ongoing business. The Company has also entered into an amendment to its Credit Agreement which allows for the merger to take place; however, this amendment will only become effective upon the completion of the merger. The merger is currently expected to be completed in the summer of 2002.

    (2) For the purposes of the consolidated statements of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents. The Company paid cash interest and fees, net of amounts capitalized, of approximately $1,792,000 and $2,007,000, and income taxes of approximately $47,000 and $1,020,000, for the three months ended March 31, 2002 and April 1, 2001, respectively.

    (3) Based on a strategic assessment of trends and a downturn in comparable revenues of Bertolini's Authentic Trattorias, during the fourth quarter of fiscal 1998, pursuant to the approval of the Board of Directors, the Company recorded a nonrecurring, pre-tax charge of $19,925,000 representing the write-down of impaired Bertolini's restaurant assets, the write-down and accrual of lease exit costs associated with the closure of specified Bertolini's restaurants as well as the write-off of

                MORTON'S RESTAURANT GROUP, INC. AND SUBSIDIARIES

                        MARCH 31, 2002 AND APRIL 1, 2001

the residual interests in Mick's and Peasant restaurants. The Company performed an in-depth analysis of historical and projected operating results and, as a result of significant operating losses, identified several nonperforming restaurants which were all closed in fiscal 1999. At March 31, 2002 and December 30, 2001, included in "Accrued expenses" in the accompanying consolidated balance sheets is approximately $1,678,000 and $1,714,000, respectively, representing the costs to exit contractual lease obligations and costs for current litigation that was initiated by a landlord as a result of closing one restaurant. This landlord has alleged multiple claims, including breach of contract and breach of guarantee and is seeking to recover substantial financial damages. Such litigation is currently in the discovery stage and the trial date has been set for November 2002. Additionally, the analysis identified several underperforming restaurants, which reflected a pattern of historical operating losses and negative cash flow, as well as continued projected negative cash flow and operating results. Accordingly, the Company recorded an impairment charge in the fourth quarter of fiscal 1998 to write-down these impaired assets. During 2001, one such underperforming restaurant was closed and during 2000 and 1999 three such underperforming restaurants were closed. (See "Part II--Other Information, Item 1. Legal Proceedings".)

    (4) The components of comprehensive income for the three months ended March 31, 2002 and April 1, 2001 are as follows:

                                                            THREE MONTHS ENDED
                                                     --------------------------------
                                                     MARCH 31, 2002    APRIL 1, 2001
                                                     ---------------   --------------
                                                              (IN THOUSANDS)
Net income.........................................       $2,265           $2,744
Other comprehensive income (loss):
    Foreign currency translation...................          (49)            (163)
    Fair value of interest rate swap agreements....          142               --
                                                          ------           ------
Total comprehensive income.........................       $2,358           $2,581
                                                          ======           ======

    (5) The Company adopted Statement of Financial Accounting Standards ("SFAS") 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS 137 and SFAS 138, as of January 1, 2001. SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measures those instruments at fair value. The Company's derivative financial instruments consist of two interest rate swap agreements with notional amounts of $10,000,000 each. The interest rate swap agreements are designated as cash flow hedges for purposes of SFAS 133. Based on regression analysis, the Company has determined that its interest rate swap agreements are highly effective. As of December 30, 2001, in accordance with SFAS 133, assets were increased by approximately $320,000 and liabilities by approximately $875,000, and the Company recognized a loss of approximately $555,000 in accumulated other comprehensive income (loss). As of March 31, 2002, in accordance with SFAS 133, assets were increased by approximately $255,000 and liabilities by approximately $668,000, and the Company recognized a loss of approximately $413,000 in accumulated other comprehensive income (loss).

    (6) The Company adopted SFAS 142, "Goodwill and Intangible Assets" as of December 31, 2001. SFAS 142 eliminated the requirement to amortize goodwill and indefinite-lived intangible assets, addressed the amortization of intangible assets with a defined life and addressed the impairment testing

                MORTON'S RESTAURANT GROUP, INC. AND SUBSIDIARIES

                        MARCH 31, 2002 AND APRIL 1, 2001

and recognition for goodwill and intangible assets. SFAS 142 applies to goodwill and intangible assets arising from transactions completed before and after the Statement's effective date.

    In connection with the transitional goodwill impairment evaluation, SFAS 142 requires the Company to perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption. To accomplish this the Company must identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of adoption. The Company has up to six months from the date of adoption to determine the fair value of each reporting unit and compare it to the reporting unit's carrying amount. To the extent a reporting unit's carrying amount exceeds its fair value, an indication exists that the reporting unit's goodwill may be impaired and the Company must perform the second step of the transitional impairment test. In the second step, the Company must compare the implied fair value of the reporting unit's goodwill, determined by allocating the reporting unit's fair value to all of its assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation in accordance with SFAS 141, to its carrying amount, both of which would be measured as of the date of adoption. This second step is required to be completed as soon as possible, but no later than the end of the year of adoption. A transitional impairment loss, if any, would be recognized as the cumulative effect of a change in accounting principle in the Company's consolidated statement of income.

    The Company is in the process of completing this assessment, however due to the extensive effort needed to comply with adopting SFAS No. 142, it is not practicable to reasonably estimate whether the Company will be required to recognize any transitional impairment losses as a cumulative effect of a change in accounting principle.

    Goodwill amortization for the three months ended April 1, 2001 was approximately $101,000. The following table shows the results of operations as if the pronouncement was applied to prior periods:

                                                            THREE MONTHS ENDED
                                                     --------------------------------
                                                     MARCH 31, 2002    APRIL 1, 2001
                                                     ---------------   --------------
              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net income, as reported............................       $2,265           $2,744
  Add back: Goodwill amortization..................           --              101
                                                          ------           ------
    Adjusted net income............................       $2,265           $2,845
                                                          ======           ======
Net income per share:--Basic:
  Net income, as reported..........................       $ 0.54           $ 0.66
  Goodwill amortization............................           --             0.02
                                                          ------           ------
    Adjusted net income............................       $ 0.54           $ 0.68
                                                          ======           ======
Net income per share:--Diluted:
    Net income, as reported........................       $ 0.54           $ 0.62
    Goodwill amortization..........................           --             0.02
                                                          ------           ------
    Adjusted net income............................       $ 0.54           $ 0.64
                                                          ======           ======

    In October 2001, the Financial Accounting Standards Board issued SFAS 144, "Accounting for the Impairment of Long-Lived Assets", which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supercedes SFAS 121, "Accounting for the

                MORTON'S RESTAURANT GROUP, INC. AND SUBSIDIARIES

                        MARCH 31, 2002 AND APRIL 1, 2001

Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", while retaining the fundamental recognition and measurement provisions of that statement. SFAS 144 requires that a long-lived asset to be abandoned, exchanged for a similar productive asset or distributed to owners in a spinoff, be considered held and used until it is disposed of. However, SFAS 144 requires that management consider revising the depreciable life of such long-lived asset. With respect to long-lived assets to be disposed of by sale, SFAS 144 retains the provisions of SFAS 121 and, therefore, requires that discontinued operations no longer be measured on a net realizable value basis and that future operating losses associated with such discontinued operations no longer be recognized before they occur. SFAS 144 was adopted by the Company on December 31, 2001 and did not have a material effect on the Company's consolidated financial statements.

    (7) As a result of the World Trade Center terrorist attacks on September 11, 2001, the Morton's of Chicago steakhouse restaurant located at 90 West Street, New York, NY, two blocks from the World Trade Center, was closed permanently due to structural damage. During the first quarter of fiscal 2002 and the third and fourth quarters of fiscal 2001, the Company recorded benefits in "Restaurant operating expenses" in the consolidated statements of income of approximately $511,000 and $860,000, respectively, representing expected business interruption insurance recoveries. During fiscal 2002 and fiscal 2001, the Company has received $250,000 and $500,000, respectively, for such insurance. The Company believes that additional benefits will be recorded in fiscal 2002 and possibly future periods relating to future insurance recoveries. In addition, as of December 30, 2001, the Company had written off the net book value of the assets of the restaurant and recorded a receivable in "Insurance receivable" in the accompanying consolidated balance sheet of approximately $1,682,000, representing expected minimum insurance proceeds relating to such assets. During the first quarter of fiscal 2002, the Company received $3,000,000 relating to such insurance and therefore recorded a gain of approximately $1,318,000 in the accompanying consolidated statements of income.

    (8) In December 2001, based on a strategic assessment of revenue trends, the Company decided to close the Morton's of Chicago steakhouse restaurant in Sydney, Australia in January 2002. Newly imposed restrictions on importing certain cuts of USDA prime beef from the United States, an essential ingredient of the Morton's dining experience, contributed to the decision to close the restaurant. The Company recorded a 2001 fourth quarter, pre-tax charge of approximately $1,625,000, representing the write-down and exit costs associated with the closing of the restaurant. At March 31, 2002, included in "Accrued expenses" in the accompanying consolidated balance sheets is approximately $340,000, respectively, representing the costs to exit contractual lease obligations.

    (9) The Company is involved in various legal actions. See "Part II--Other Information, Item 1. Legal Proceedings" on page 17 of this Form 10-Q for a discussion of these legal actions.

                MORTON'S RESTAURANT GROUP, INC. AND SUBSIDIARIES

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

    Revenues decreased $5.2 million, or 7.9%, to $61.1 million for the three month period ended March 31, 2002, from $66.3 million during the comparable 2001 period. Incremental revenues of $4.1 million were attributable to five new restaurants opened after January 1, 2001, which were offset by $6.8 million, or 10.8%, attributable to a reduction in comparable revenues from restaurants open all of both periods. Revenues decreased $1.9 million for the Morton's of Chicago Steakhouse restaurant formerly located in the Wall Street area of downtown Manhattan (closed since September 11, 2001). Revenues for the one Bertolini's restaurant closed during 2001 decreased by $0.6 million compared to fiscal 2001. Average revenue per restaurant open for a full period decreased 11.9%.

    Percentage changes in comparable restaurant revenues for the three month period ended March 31, 2002 versus April 1, 2001 for restaurants open all of both periods are as follows:

                                                               THREE MONTHS
                                                           ENDED MARCH 31, 2002
                                                            PERCENTAGE CHANGES
                                                           ---------------------
Morton's.................................................          -11.1%
Bertolini's..............................................           -6.8%
Total....................................................          -10.8%

    The Company believes that due to the severe nationwide impact of the World Trade Center terrorist attacks, the continuing impact of the troubled economy, unfavorable business conditions, corporate spending cutbacks and reduced business travel, it has experienced, and may continue to experience, weak revenue trends and negative comparable restaurant revenues. These adverse operating conditions, unfavorable revenue trends, increased operating costs and investment banking, legal and other costs associated with the Company's evaluation of strategic alternatives, including costs associated with entering into the merger agreement discussed below, are expected to negatively impact results. The Company believes that if such unfavorable conditions continue or worsen, future results will also be adversely affected, the full extent of which cannot be determined or forecasted at this time.

    The building in which the Morton's of Chicago Steakhouse restaurant was formerly located in the Wall Street area of downtown Manhattan (located at 90 West Street, two blocks from the World Trade Center) was damaged and has been closed permanently. Accordingly, the restaurant has been excluded from comparable restaurant revenues.

    On March 26, 2002, the Company entered into a definitive merger agreement, which is further discussed in Note 1 to the Company's Notes to Consolidated Financial Statements. There can be no assurance that the conditions to the merger will be satisfied or waived or that the merger will be completed. The Company has also entered into an amendment to its Credit Agreement which allows for the merger to take place; however, this amendment will only become effective upon the completion of the merger.

    Food and beverage costs decreased from $22.7 million for the three month period ended April 1, 2001 to $21.2 million for the three month period ended March 31, 2002. Due in part to higher meat costs, these costs as a percentage of revenues increased from 34.2% for the 2001 period to 34.7% for the 2002 period.

    Restaurant operating expenses, which include labor, occupancy and other operating expenses, decreased from $27.8 million for the three month period ended April 1, 2001 to $27.4 million for the three month period ended March 31, 2002, a decrease of $0.5 million. Those costs as a percentage of revenues increased 2.8% from 42.0% for the 2001 period to 44.8% for 2002 period. Included in fiscal 2002 is a recovery of approximately $0.5 million for business interruption insurance related to costs incurred from the closing of the Morton's of Chicago Steakhouse restaurant located in the Wall Street area of downtown Manhattan as a result of the September 11, 2001 terrorist attacks. The Company believes that additional benefits will be recorded in fiscal 2002 relating to future insurance recoveries.

    Pre-opening costs, depreciation, amortization and non-cash charges decreased from $2.8 million for the three month period ended April 1, 2001 to $2.4 million for the three month period ended March 31, 2002 and decreased as a percentage of revenues by 0.2%. Included in the 2001 period is approximately $0.1 million representing amortization of goodwill. In fiscal 2002, in accordance with the adoption of SFAS 142, "Goodwill and Intangible Assets", the Company ceased amortizing goodwill. The Company expenses all costs incurred during start-up activities, including pre-opening costs, as incurred. Pre-opening costs incurred and recorded as expense for the three month period ended March 31, 2002 and April 1, 2001 were $0.3 million and $0.6 million, respectively. The timing of restaurant openings, as well as costs per restaurant, affected the amount of such costs.

    General and administrative expenses for the three month period ended March 31, 2002 were $3.8 million, which decreased from $4.9 million for the three month period ended April 1, 2001. Decreases in such costs were due in part to the Company's reduction in certain staff, travel and other overhead expenditures. Such costs as a percentage of revenues decreased from 7.4% for the 2001 period to 6.1% for the 2002 period.

    Marketing and promotional expenses were $1.2 million for the three month period ended March 31, 2002 and $2.2 million for the three month period ended April 1, 2001. Due in part to reduced spending for marketing and promotional programs, such costs decreased as a percentage of revenues by 1.4% from the 2001 period to 1.9% for the 2002 period.

    Gain on insurance proceeds of $1.3 million represents the amount of insurance proceeds received in excess of the insurance receivable of approximately $1.7 million which was recorded as of December 30, 2001 in the accompanying consolidated balance sheet. The insurance receivable was recorded to write off the net book value of the assets of the Morton's of Chicago Steakhouse restaurant formerly located at 90 West Street, two blocks from the World Trade Center, which was closed permanently due to structural damage sustained in the September 11, 2001 terrorist attacks. During the first quarter of fiscal 2002, the Company received $3.0 million relating to such insurance and therefore recorded a gain of approximately $1.3 million in the accompanying consolidated statement of income.

    Costs associated with strategic alternatives and proxy contest were $1.2 million for the three month period ended March 31, 2002. Such costs are associated with the Company's evaluation of strategic alternatives, including costs associated with entering into the merger agreement described earlier.

    Interest expense, net of interest income, remained consistent at $2.0 million for the three month period ended March 31, 2002 with the three month period ended April 1, 2001. This was due to increased borrowings offset by a decrease in interest rates.

    The Company's provision for income taxes consisted of income tax expense of $1.0 million and $1.2 million for the three month periods ended March 31, 2002 and April 1, 2001, respectively, or an effective tax rate of 30%. The effective tax rate represents the establishment of additional deferred tax assets relating to FICA and other tax credits that were generated during fiscal 2002 and fiscal 2001.

LIQUIDITY AND CAPITAL RESOURCES

    At present and in the past, the Company has had, and may have in the future, negative working capital balances. The working capital deficit is principally the result of the Company's investment in long-term restaurant operating assets and real estate. The Company does not have significant receivables or inventories and receives trade credit based upon negotiated terms in purchasing food and supplies. Funds available from cash sales not needed immediately to pay for food and supplies or to finance receivables or inventories are used for noncurrent capital expenditures and or payments of long-term debt balances under revolving credit agreements.

    Cash flows from operating activities for the comparable first quarters of fiscal 2002 and 2001 were $6,268,000 and $1,224,000, respectively. The Company believes that fiscal 2002 and 2001 revenue trends and net income decreased due to the severe nationwide impact of the World Trade Center terrorist attacks, the continuing impact of the troubled economy, unfavorable business conditions, corporate spending cutbacks and reduced business travel. Additionally, investment banking, legal and other costs associated with the Company's merger and evaluation of strategic alternatives negatively impacted results. Changes in working capital further impacted cash flow in each period. Specifically, during the first quarter of fiscal 2002, the Company received approximately
$3.3 million of insurance proceeds for its 90 West Street restaurant which was destroyed in the World Trade Center terrorist attacks on September 11, 2001. During the first quarter of fiscal 2001, current liabilities were reduced by approximately $1.8 million for payments for accrued construction work in progress. Additionally, components of accounts payables, accrued expenses, payroll taxes and benefits, accrued rent and accrued sales taxes decreased approximately $3.4 million, in part as a function of lower volume levels. Accounts receivable also decreased as a function of lower volume levels.

    Cash flows from investing activities for the comparable first quarters of fiscal 2002 and 2001 were $1,516,000 and $3,137,000, respectively. Purchases of property and equipment were lower in the first quarter of fiscal 2002 due to the Company's plans to open fewer Morton's of Chicago steakhouse restaurants during fiscal 2002.

    Cash flows provided (used) by financing activities for the comparable first quarters of fiscal 2002 and 2001 were $(3,786,000) and $1,353,000, respectively. For the comparable first quarters of fiscal 2002 and 2001, net principal proceeds (reductions), from obligations to financial institutions and capital leases aggregated $(3,807,000) and $1,099,000, respectively. During the first quarter of fiscal 2002, using insurance proceeds, the Company repaid approximately $3.0 million under the Revolving Credit facility. During the first quarter of fiscal 2001, net principal proceeds were used, in part to fund purchases of property and equipment.

    Obligations to financial institutions and capital leases consists of the following:

                                                              MARCH 31,    DEC. 30,
                                                                 2002        2001
                                                              ----------   ---------
                                                                  (IN THOUSANDS)
Credit Facility (a) ........................................   $ 73,475    $ 75,960
Loan Agreement with CNL Financial I, Inc., due in monthly
  principal and interest payments at 10.002% per annum,
  matures on April 1, 2007..................................      1,555       1,614
Mortgage loans with GE Capital Franchise Finance, due in
  monthly principal and interest payments scheduled over
  twenty-year periods at interest rates ranging from 7.68%
  to 9.26% per annum. (b)...................................     17,984      18,093
Capital leases..............................................      7,886       9,042
                                                               --------    --------
    Total obligations to financial institutions and capital
      leases................................................    100,900     104,709
    Less current portion of obligations to financial
      institutions and capital leases.......................      3,907       4,477
                                                               --------    --------
    Obligations to financial institutions and capital
      leases, less current maturities.......................   $ 96,993    $100,232
                                                               ========    ========

    (a) Credit Facility obligations relate to borrowings under the Company's Second Amended and Restated Revolving Credit and Term Loan Agreement, dated June 19, 1995, between the Company and Fleet National Bank ("Fleet"), as amended from time to time (the "Credit Agreement"), pursuant to which the Company's credit facility (the "Credit Facility"), at March 31, 2002, was $89,250,000. At

March 31, 2002, the Credit Facility consisted of a $23,750,000 term loan (the "Term Loan") and a $65,500,000 revolving credit facility (the "Revolving Credit"). Loans made pursuant to the Credit Agreement bear interest at a rate equal to the lender's base rate plus applicable margin or, at the Company's option, the Eurodollar Rate plus applicable margin. Pursuant to an amendment of the Credit Agreement dated March 13, 2002, the Company's applicable margin on the Revolving Credit and on the Term Loan, calculated pursuant to the Credit Agreement, is 3.00% on base rate loans and 4.50% on Eurodollar Rate loans. Additionally, if the borrowings under the Revolving Credit exceed $55,000,000, an additional 0.50% will be added to the applicable margin on base rate loans and Eurodollar Rate loans under the Revolving Credit facility. In addition, the Company is obligated to pay fees of 0.75% on unused loan commitments and a per annum letter of credit fee (based on the face amount thereof) equal to the applicable margin on the Eurodollar Rate loans. The Credit Agreement also provides for annual additional mandatory prepayments as calculated based on the Company's net cash flows, as defined. The amendment reduces the Revolving Credit facility to $60,000,000 through June 30, 2003 unless a specified leverage ratio is achieved, in which case the facility will return to $65,500,000, and also reduces the Revolving Credit facility by $5 million every 6 months from June 30, 2003 through June 30, 2005.

    At March 31, 2002, $267,000 was restricted for letters of credit issued by the lender on behalf of the Company. Unrestricted and undrawn funds available to the Company under the Credit Agreement were $15,508,000 and the weighted average interest rate on all borrowings under the Credit Facility was 7.49% on March 31, 2002. Fleet has syndicated portions of the Credit Facility to First Union National Bank, Comerica Bank, JPMorgan Chase Bank and LaSalle Bank National Association.

    Borrowings under the Credit Agreement have been classified as noncurrent on the Company's consolidated balance sheet since the Company may borrow amounts due under the Term Loan from the Revolving Credit, including the Term Loan principal payments which commenced in September 2001.

    Borrowings under the Credit Agreement are secured by all tangible and intangible assets of the Company. The Credit Agreement contains, among other things, certain restrictive covenants with respect to the Company that create limitations (subject to certain exceptions) on: (i) the incurrence or existence of additional indebtedness or the granting of liens on assets or contingent obligations; (ii) the making of certain investments; (iii) mergers, dispositions of assets or consolidations; (iv) prepayment of certain other indebtedness; (v) making capital expenditures above specified amounts; and (vi) the ability to make certain fundamental changes or to change materially the present method of conducting the Company's business. The Credit Agreement prohibits the Company from entering into any new capital expenditure commitments or lease commitments for new restaurants until a specified cash flow leverage ratio test is achieved and prohibits the payment of dividends and the repurchase of the Company's outstanding common stock. The Company's Credit Agreement also requires the Company to satisfy certain financial ratios and tests. On March 31, 2002, the Company believes it was in compliance with such covenants.

    On April 7, 1998 and May 29, 1998, the Company entered into interest rate swap agreements with Fleet on notional amounts of $10,000,000 each. Interest rate swap agreements are used to reduce the potential impact of interest rate fluctuations relating to $20,000,000 of variable rate debt. Such agreements terminate on April 7, 2003 and May 29, 2003, respectively. As of December 30, 2001, in accordance with SFAS 133, assets were increased by approximately $320,000 and liabilities by approximately $875,000 and the Company recognized a loss of approximately $555,000 in accumulated other comprehensive income (loss). As of March 31, 2002, in accordance with SFAS 133, assets were increased by approximately $255,000 and liabilities by approximately $668,000 and the Company recognized a loss of approximately $413,000 in accumulated other comprehensive income (loss).

    (b) Mortgage loans relate to loan commitments entered into during 1999 and 1998 by various subsidiaries of the Company and GE Capital Franchise Finance to fund the purchases of land and construction of restaurants. During 2001, 2000 and 1999, $6,900,000, $1,927,000 and $4,757,000, respectively, were funded.

    During the third quarter of fiscal 1999, the Company entered into sale-leaseback transactions whereby the Company sold, and leased back, existing restaurant equipment at 15 of its restaurant locations. Aggregate proceeds of $6,000,000 were used to reduce the Company's revolving credit facility. These transactions are being accounted for as financing arrangements. Recorded in the accompanying consolidated balance sheet as of March 31, 2002 and December 30, 2001 are such capital lease obligations, related equipment of $800,000 and $1,218,000, respectively, and a deferred gain of approximately $863,000 and $1,279,000, respectively, each of which are being recognized over the three year lives of such transactions.

    During the first quarter of fiscal 2002, the Company's net investment in fixed assets and related investment costs, including pre-opening costs, approximated $1.8 million. The Company estimates that it will expend up to an aggregate of $13.0 million in 2002 to finance ordinary refurbishment of existing restaurants and capital expenditures, net of landlord development and or rent allowances and net of equipment lease financing, for new restaurants. As a result of the March 13, 2002 amendment to the Company's Credit Agreement, capital expenditures have been limited to $13.0 million in 2002, and further restricted in future years. As a result, the Company is limited to five new Morton's of Chicago Steakhouse restaurants in 2002 and no new development in 2003. The Company may not enter into new restaurant leases until a specified cash flow leverage ratio is achieved. Subject to the Company's performance, which if adversely affected, could adversely affect the availability of funds, the Company anticipates that funds generated through operations and funds available under the Credit Agreement will be sufficient to fund planned expansion during 2002.

    From fiscal October 1998 through fiscal July 2000, the Company's Board of Directors authorized repurchases of the Company's outstanding common stock of up to 2,930,600 shares. The Company had repurchased 2,635,090 shares at an average stock price of $17.80. The Company suspended the stock repurchase program on May 8, 2001 and, as a result of the March 13, 2002 amendment to the Company's Credit Agreement, may not repurchase shares of its common stock.

FORWARD-LOOKING STATEMENTS

    This Form 10-Q contains various "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, written, oral or otherwise made, represent the Company's expectation or belief concerning future events. Without limiting the foregoing, the words "believes," "thinks," "anticipates," "plans," "expects," and similar expressions are intended to identify forward-looking statements. The Company cautions that these statements are further qualified by important economic and competitive factors that could cause actual results to differ materially, or otherwise, from those in the forward-looking statements, including, without limitation, risks of the restaurant industry, including a highly competitive industry with many well-established competitors with greater financial and other resources than the Company, and the impact of changes in consumer tastes, local, regional and national economic and market conditions, restaurant profitability levels, expansion plans, demographic trends, traffic patterns, employee availability and benefits, regulatory developments, cost increases, and other risks detailed from time to time in the Company's periodic earnings releases and reports filed with the Securities and Exchange Commission. In addition, the Company's ability to expand is dependent upon various factors, such as restrictions under the Company's Credit Agreement, the availability of attractive sites for new restaurants, the ability to negotiate suitable lease terms, the ability to generate or borrow funds to develop new restaurants and obtain various government permits and licenses and the recruitment and training of skilled management and restaurant employees.

Accordingly, such forward-looking statements do not purport to be predictions of future events or circumstances and therefore there can be no assurance that any forward-looking statement contained herein will prove to be accurate.

    Additionally, this Form 10-Q contains forward-looking statements that involve risks and uncertainties relating to the proposed merger and other future events, including whether and when the proposed merger will be consummated. A variety of factors could cause actual events or results to differ materially from those expressed or implied by the forward-looking statements. These factors include, but are not limited to, risks that stockholder approval and regulatory and third party clearances may not be obtained in a timely manner or at all, that the required minimum earnings level may not be achieved by the Company, that an order or injunction may be imposed prohibiting or delaying the merger and that any other conditions to the merger may not be satisfied or waived. The Company assumes no obligation to update the forward-looking information.

ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

    The inherent risk in market risk sensitive instruments and positions primarily relates to potential losses arising from adverse changes in foreign currency exchange rates and interest rates.

    As of March 31, 2002, the Company operated five international locations, two in Hong Kong, one in Singapore, one in Toronto, Canada and one in Vancouver, Canada. As a result, the Company is subject to risk from changes in foreign exchange rates. These changes result in cumulative translation adjustments which are included in other comprehensive income (loss). The potential loss resulting from a hypothetical 10% adverse change in quoted foreign currency exchange rates, as of March 31, 2002, is not considered material.

    The Company is subject to market risk from exposure to changes in interest rates based on its financing activities. This exposure relates to borrowings under the Company's Credit Facility which are payable at floating rates of interest. The Company has entered into interest rate swap agreements to manage some of its exposure to interest rate fluctuations. The change in fair value of our long-term debt resulting from a hypothetical 10% fluctuation in interest rates as of March 31, 2002 is not considered material.

                MORTON'S RESTAURANT GROUP, INC. AND SUBSIDIARIES

PART II--OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

    During fiscal 1998, the Company identified several underperforming Bertolini's restaurants and authorized a plan for the closure or abandonment of specified restaurants which have all been closed. The Company is involved in legal action relating to such closures, however, the Company does not believe that the ultimate resolution of these actions will have a material effect beyond that recorded during fiscal 1998.

    Between March 27, 2002 and April 3, 2002, five substantially similar civil actions were commenced, four in the Court of Chancery in the State of Delaware in New Castle County and one of which was commenced in the Supreme Court of the State of New York in Nassau County. The plaintiff in each action seeks to represent a putative class consisting of the public stockholders of the Company (excluding officers and directors of the Company). Named as defendants in each of the complaints are the Company, the members of the Company's Board of Directors and Castle Harlan, Inc. The plaintiffs allege, among other things, that the proposed merger is unfair; the Company's directors breached their fiduciary duties by failing to disclose material non-public information related to the value of the Company and by engaging in self-dealing; Castle
Harlan, Inc. aided and abetted the Company's directors' breach of fiduciary duty; the price contemplated in the merger agreement is inadequate; the merger agreement is a product of a conflict of interest between the directors of the Company and the Company's public stockholders; and information regarding the value and prospects of the Company has not been publicly disclosed although that information is known to the defendants. The complaints seek an injunction, damages and other relief. The Company believes that these lawsuits are without merit and intends to defend against them vigorously.

    On April 18, 2002, a civil action was commenced in the Court of Chancery in the State of Delaware in New Castle County. The plaintiff in this action seeks to represent a putative class consisting of the public stockholders of the Company (excluding those named as defendants in the suit). Named as defendants are the Company and the members of the Company's Board of Directors. The plaintiff alleges, among other things, that the proposed merger is unfair; the Company's directors breached their fiduciary duties by engaging in self-dealing and unfairly excluding BFMA Holding Corporation from participating in the bidding process for the Company; the price contemplated in the merger agreement is inadequate; and the merger agreement is a product of a conflict of interest between the directors of the Company and the Company's public stockholders. The complaint seeks an injunction, damages and other relief. The Company believes that this lawsuit is without merit and intends to defend against it vigorously.

    The Company expects future results to be adversely affected by legal and other costs associated with the merger-related litigation. The extent of the impact of such litigation on the Company's earnings and cash flows, however, depends on a wide range of factors that are extremely difficult to predict. These factors would include, for example, the duration and range of discovery, whether any expedited treatment or interim relief is sought, whether summary judgment is granted, the length of a trial (if any should occur), the extent to which the Company's directors' and officers' insurance and other policies cover such costs, and many other factors. The Company estimates that such litigation may cost the Company between $250,000 and $500,000 to defend or otherwise resolve, although actual costs may differ significantly and a substantial amount of such costs may be covered by the Company's insurance policies. It is not possible to predict at this time the cost to the Company if it is unsuccessful in defending such litigation.

    The Company is also involved in other various legal actions incidental to the normal conduct of its business. Management does not believe that the ultimate resolution of these actions will have a material adverse effect on the Company's consolidated financial position, equity, results of operations, liquidity or capital resources.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF STOCKHOLDERS

    No matters were submitted to a vote of stockholders during the quarter for which this report was filed.

ITEM 5.  OTHER INFORMATION

    On March 26, 2002, the Company entered into a definitive merger agreement, which is further discussed in Note 1 to the Company's Notes to Consolidated Financial Statements. There can be no assurance that the conditions to the merger will be satisfied or waived or that the merger will be completed. The Company has also entered into an amendment to its Credit Agreement which allows for the merger to take place; however, this amendment will only become effective upon the completion of the merger.

    The Company has received notice from a stockholder that it intends to solicit proxies in support of three nominees for election to the Company's Board of Directors at the Company's 2002 annual meeting of stockholders. If such a proxy contest occurs, the Company expects future results to be adversely affected by the solicitation, legal and other costs associated with the proxy contest.

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

    (a) Exhibits.

    None

    (b) Reports on Form 8-K.

    A report on Form 8-K was filed on March 27, 2002 relating to the Company entering into a definitive merger agreement providing for the acquisition of the Company by an affiliate of Castle Harlan Partners III, L.P., a New York based private equity investor.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                       MORTON'S RESTAURANT GROUP, INC.
                                                       ---------------------------------------------
                                                       (Registrant)

Date June 17, 2002                                     By:  /s/ ALLEN J. BERNSTEIN
                                                            -----------------------------------------
                                                            Allen J. Bernstein
                                                            CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF
                                                            EXECUTIVE OFFICER

Date June 17, 2002                                     By:  /s/ THOMAS J. BALDWIN
                                                            -----------------------------------------
                                                            Thomas J. Baldwin
                                                            EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL
                                                            OFFICER AND DIRECTOR

                               INDEX TO EXHIBITS

    The following is a list of all exhibits filed as part of this report.

      EXHIBITS
       NUMBER             PAGE                               DOCUMENT
---------------------   --------   ------------------------------------------------------------

                                  INSTRUCTIONS

    1. If your shares are registered in your own name, please sign, date and mail the attached WHITE proxy card today to Georgeson Shareholder
Communications Inc. in the postage-paid envelope provided.

    2. If you have previously signed and returned a BLUE proxy card, you have every right to change your vote. Only your latest dated proxy card will count. You may revoke any BLUE proxy card already sent by signing, dating and mailing the attached WHITE proxy card in the postage-paid envelope provided. Any proxy may be revoked at any time prior to the Special Meeting by delivering a written notice of revocation or later dated proxy for the Special Meeting to Georgeson Shareholder Communications Inc. or the Secretary of Morton's, or by voting in person at the Special Meeting.

    3. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a WHITE proxy card with respect to your shares and only after receiving your specific instructions. To instruct your brokerage firm, bank nominee or other institution, please sign, date and mail the attached WHITE Proxy Card in the postage-paid envelope provided. You may also wish to contact the person responsible for your account and give instructions for a WHITE proxy card to be issued representing your shares.

    4. After signing the attached WHITE proxy card, do not sign or return any BLUE proxy card unless you intend to change your vote, because only your latest dated proxy card will be counted.

    If you have any questions about giving your proxy or if you require assistance, please call:

                                   GEORGESON
                                  SHAREHOLDER
                              COMMUNICATIONS INC.

                                17 STATE STREET
                               NEW YORK, NY 10004

                         CALL TOLL-FREE: 1-866-300-8590
              BANKS AND BROKERAGE FIRMS CALL COLLECT: 212-440-9800

                               THIS IS YOUR PROXY
                             YOUR VOTE IS IMPORTANT

        Regardless of whether you plan to attend the Special Meeting of Stockholders, you can be sure your shares are represented at the Special Meeting by promptly returning your Proxy (attached below) in the enclosed envelope. Thank you for your attention to this important matter.

--------------------------------------------------------------------------------
                            N FOLD AND DETACH HERE N

/X/ Please mark votes as in this example.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BELOW. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH PROPOSAL.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH PROPOSAL.

1. To approve and adopt the Agreement and Plan of Merger, dated as of March 26, 2002, as amended on June 15, 2002, by and among Morton's Holdings, LLC (formerly known as Morton's Holdings, Inc.), Morton's Acquisition Company and Morton's Restaurant Group, Inc., and to approve the merger contemplated thereby, pursuant to which Morton's Acquisition Company will be merged with and into Morton's, with Morton's as the surviving corporation.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

2. To vote in their discretion, upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof, including, without limitation, a proposal to adjourn to provide additional time to solicit votes to approve and adopt the merger agreement and approve the merger.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE VOTE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Signature: ________________________________                Date: _______________
Signature: ________________________________                Date: _______________

                          YOUR VOTE IS VERY IMPORTANT
             PLEASE SIGN, DATE AND MAIL YOUR WHITE PROXY CARD TODAY
                      (SEE REVERSE SIDE FOR INSTRUCTIONS)

                            N FOLD AND DETACH HERE N
--------------------------------------------------------------------------------

                        MORTON'S RESTAURANT GROUP, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                    FOR THE SPECIAL MEETING OF STOCKHOLDERS
                       OF MORTON'S RESTAURANT GROUP, INC.
                      TO BE HELD ON TUESDAY, JULY 23, 2002
    The undersigned, revoking all previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated June 18, 2002 in connection with the Special Meeting of Stockholders of Morton's Restaurant Group, Inc. to be held on Tuesday, July 23, 2002, at 9:00 a.m., local time, at The Garden City Hotel, 45 Seventh Street, Garden City, New York 11530, and hereby appoints Agnes Longarzo and Roger J. Drake and each of them (with full power to act alone), as attorneys and proxies of the undersigned, with full power of substitution to each, to vote all shares of common stock of Morton's Restaurant Group, Inc. registered in the name provided herein that the undersigned may be entitled to vote at the July 23, 2002 Special Meeting of Stockholders of Morton's Restaurant Group, Inc., and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would have if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

    IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, JUST SIGN ON THE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES. IF YOU INDICATE SPECIFIC INSTRUCTIONS, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THOSE INSTRUCTIONS.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)